Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

BROADSTONE ACQUISITION CORP.
(Purchaser)

BROADSTONE SPONSOR LLP
(the Sponsor and the Purchaser Representative)

Vertical aerospace ltd.
(Pubco)

VErtical aerospace group ltd.
(Company)

VINCENT CASEY
(solely in his capacity as the Company Shareholders Representative)

vertical merger sub ltd.
(Merger Sub)

and

THE COMPANY shareholderS SET FORTH HEREIN

Dated as of 10 June 2021

Article I MERGER	9
1.1 Merger	9
1.2 Merger Effective Time	9
1.3 Effect of the Merger	9
1.4 Organisational Documents of Surviving Company	10
1.5 Directors and Officers of Surviving Company	10
1.6 Effect of Merger on Purchaser Securities	10
1.7 Transfer of Purchaser Class B Shares	11
1.8 Reclassification of Purchaser Class B Shares	11
1.9 Effect of Merger on Pubco	11
1.10 Effect of Merger on Merger Sub	12
1.11 Satisfaction of Rights	12
1.12 Lost, Stolen or Destroyed Purchaser Certificates	12
1.13 Taking of Necessary Action; Further Action	12
1.14 Purchaser Private Warrants	12
1.15 Tax Consequences	12
1.16 Anti-Dilution Adjustments	12
Article II SHARE ACQUISITION	13
2.1 Exchange of Company Shares	13
2.2 Consideration	13
2.3 Transfer of Company Shares and Other Undertakings.	13
2.4 Company Options	14
2.5 Company Shareholder Consent	14
2.6 Termination of Certain Agreements	15
2.7 Release of Funds from Trust Account	15
2.8 Appointment of Transfer Agent	15
Article III CLOSING	15
3.1 Closing	15
Article IV WARRANTIES OF PURCHASER	15
4.1 Organisation and Standing	16
4.2 Authorisation; Binding Agreement	16
4.3 Governmental Approvals	16
4.4 Non-Contravention	16
4.5 Capitalisation	17
4.6 SEC Filings; Purchaser Financials; Internal Controls	18
4.7 Absence of Certain Changes	19
4.8 Compliance with Laws	19
4.9 Actions; Orders; Permits	19

4.10 Taxes and Returns	20
4.11 Employees and Employee Benefit Plans	20
4.12 Properties	20
4.13 Material Contracts	21
4.14 Transactions with Affiliates	21
4.15 Investment Company Act; JOBS Act	21
4.16 Finders and Brokers	21
4.17 Certain Business Practices	21
4.18 Insurance	22
4.19 PIPE Investment Amount; Subscription Agreements	22
4.20 Information Supplied	23
4.21 Trust Account	23
4.22 Warranties	24
4.23 Litigation	24
Article V WARRANTIES OF PUBCO and merger sub	24
5.1 Organisation and Standing	24
5.2 Authorisation; Binding Agreement	24
5.3 Governmental Approvals	24
5.4 Non-Contravention	25
5.5 Pubco Capitalisation	25
5.6 Merger Sub Capitalisation	25
5.7 Activities	26
5.8 Finders and Brokers	26
5.9 Investment Company Act	26
5.10 Information Supplied	26
5.11 Taxes and Returns.	26
Article VI WARRANTIES OF THE COMPANY	27
6.1 Organisation and Standing	27
6.2 Authorisation; Binding Agreement	27
6.3 Capitalisation	28
6.4 Subsidiaries	28
6.5 Governmental Approvals	29
6.6 Non-Contravention	29
6.7 Financial Statements	29
6.8 Absence of Certain Changes	30
6.9 Compliance with Laws	30
6.10 Company Permits	31
6.11 Litigation	31
6.12 Material Contracts	31
6.13 Intellectual Property	33

6.14 IT Systems.	35
6.15 Taxes and Returns	36
6.16 Real Property	37
6.17 Personal Property	37
6.18 Title to and Sufficiency of Assets	37
6.19 Employee Matters	37
6.20 Benefit Plans	39
6.21 Environmental Matters	40
6.22 Transactions with Related Persons	40
6.23 Insurance	41
6.24 Data Protection and Cybersecurity	41
6.25 Certain Business Practices	42
6.26 Investment Company Act	43
6.27 Aviation Regulation Compliance	43
6.28 Health and Safety	43
6.29 Finders and Brokers	43
6.30 Information Supplied	43
Article VII WARRANTIES OF THE COMPANY SHAREHOLDERS	44
7.1 Organisation and Standing	44
7.2 Authorisation; Binding Agreement	44
7.3 Ownership	44
7.4 Governmental Approvals	44
7.5 Non-Contravention	44
7.6 No Litigation	45
7.7 Investment Warranties	45
7.8 Finders and Brokers	45
7.9 Information Supplied	45
Article VIII COVENANTS	46
8.1 Access and Information	46
8.2 Conduct of Business of the Company during the Interim Period	47
8.3 Conduct of Business of Purchaser during the Interim Period	51
8.4 Conduct of Business of Pubco and Merger Sub during the Interim Period	53
8.5 Permitted Actions	54
8.6 Conduct of Business of the Company after the Relevant Date	54
8.7 Consolidated Company Financials	54
8.8 Quarterly Management Accounts and Annual Financial Statements	54

8.9 Purchaser Public Filings	54
8.10 No Trading	54
8.11 Notification of Certain Matters	55
8.12 Endeavours	55
8.13 Further Assurances	57
8.14 The Registration Statement	57
8.15 Public Announcements	59
8.16 Confidential Information	60
8.17 Post-Closing Board of Directors and Officers of Pubco	61
8.18 Indemnification of Directors and Officers; Tail Insurance	61
8.19 Purchaser Expenses; Trust Account Proceeds	62
8.20 New Registration Rights Agreement	62
8.21 Lock-Up Agreements	62
8.22 Pubco Equity Incentive Plan	62
8.23 Avolon Warrant Instrument	62
8.24 American Warrant Instrument	63
8.25 MWC Pubco Options.	63
8.26 Further Actions	63
Article IX SURVIVAL	63
9.1 Survival	63
Article X CONDITIONS TO OBLIGATIONS OF THE PARTIES	63
10.1 Conditions to Each Party’s Obligations	63
10.2 Conditions to Obligations of the Company and the Company Shareholders	64
10.3 Conditions to Obligations of Purchaser	65
10.4 Frustration of Conditions	66
Article XI TERMINATION AND EXPENSES	66
11.1 Termination	66
11.2 Effect of Termination	67
11.3 Fees and Expenses	67
Article XII WAIVERS AND RELEASES	68
12.1 Waiver of Claims Against Trust	68
12.2 Release and Covenant Not to Sue	68
Article XIII MISCELLANEOUS	69
13.1 Notices	69
13.2 Binding Effect; Assignment	70
13.3 Third Parties	70
13.4 Governing Law; Jurisdiction	70
13.5 Specific Performance	71

13.6 Exclusive Remedy	71
13.7 Severability	71
13.8 Amendment	71
13.9 Waiver	71
13.10 Entire Agreement	72
13.11 Interpretation	72
13.12 Counterparts	74
13.13 No Recourse	74
13.14 Company Shareholders Representative	74
13.15 Purchaser Representative	75
Article XIV DEFINITIONS	76
14.1 Certain Definitions	76
14.2 Section References	90

EXHIBITS

Exhibit A – Form of New Registration Rights Agreement

Exhibit B.1 – Form of Lock-Up Agreement (Company Shareholders)

Exhibit B.2 – Form of Lock-Up Agreement (Sponsor)

Exhibit B.3 – Form of Lock-Up Agreement (American)

Exhibit B.4 – Form of Lock-Up Agreement (Loan Note Holder)

Exhibit B.5 – Form of Lock-Up Agreement (Avolon Warrantholders)

Exhibit C – Form of Subscription Agreement

Exhibit D.1 – Form of Shareholder Support Letter

Exhibit D.2 – Form of Sponsor Support Letter

Exhibit E – Form of Pubco Equity Incentive Plan

Exhibit F – Form of Plan of Merger

Exhibit G.1 – Form of Avolon Warrant Instrument

Exhibit G.2 – Form of American Warrant Instrument

Exhibit H.1 – Form of LNH SPA

Exhibit I.1 – Form of AA SPA

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of 10 June 2021 by and among:

(1)	Broadstone Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability, with registered number 362713and whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Purchaser”);

(2)	Broadstone Sponsor LLP, a United Kingdom limited liability partnership, with registered number OC431761 and whose registered office is at 2nd Floor 7 Portman Mews South, London, United Kingdom, W1H 6AY, (“Sponsor”) and Purchaser Representative (“Purchaser Representative”);

(3)	Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability and having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”);

(4)	Vertical Merger Sub Ltd., a Cayman Islands exempted company incorporated with limited liability and having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and wholly-owned subsidiary of Pubco (“Merger Sub”);

(5)	Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN (the “Company”);

(6)	Vincent Casey, a British citizen, solely in his capacity as the Company Shareholders Representative; and

(7)	the shareholders of the Company whose details are set forth in Schedule 1 to this Agreement (the “Company Shareholders”),

Purchaser, Pubco, Merger Sub the Company, Sponsor and the Company Shareholders are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

WHEREAS

(A)	The Company, directly and indirectly through its Subsidiaries, designs, develops and manufactures vertical take-off and landing electrically powered aircraft.

(B)	As of the date of this Agreement, (i) Stephen Fitzpatrick, a British citizen (“SF”), owns 123,220 Company A Ordinary Shares, (ii) Mark Yemm, a British citizen, owns 4,714 Company B Ordinary Shares and (iii) Samuel Sugden, a British citizen, owns 118 Company B Ordinary Shares, which, together with the AA Shares (as defined below), cumulatively represent 100% of the issued and outstanding share capital of the Company.

(C)	As of the date of this Agreement, the Company has outstanding (i) £25,000,000 of convertible loan notes under the Convertible Loan Note Instrument (collectively, the “Loan Notes”).

(D)	On or around the date hereof, each Loan Note Holder entered into a deed of noteholder, providing that, among other things, the Loan Note Holders will convert their respective Loan Notes into Company Loan Note Shares immediately prior to the Share Acquisition Closing.

(E)	Concurrently with the execution of this Agreement, the Loan Note Holders shall enter into a loan note holder share purchase deed in the Agreed Form, dated as of the date of this Agreement (the “LNH SPA”) substantially in the form attached hereto as Exhibit H.1, providing that, among other things, the Loan Note Holders will convert their respective Loan Notes into Company Loan Note Shares immediately prior to the Share Acquisition Closing and shall sell their respective Company Loan Note Shares to Pubco in accordance with the terms and conditions of the LNH SPA.

(F)	Immediately prior to the execution of this Agreement, American Airlines Inc. (“AA”) subscribed for 5,804 Company Z Ordinary Shares (the “AA Shares”).

(G)	Concurrently with the execution of this Agreement, AA shall enter into a share purchase deed in the Agreed Form, dated as of the date of this Agreement (the “AA SPA”) substantially in the form attached hereto as Exhibit I.1, providing that, among other things, AA shall sell the AA Shares to Pubco in accordance with the terms and conditions of the AA SPA.

(H)	Concurrently with the execution and delivery of this Agreement (i) the Company Shareholders shall enter into transaction support agreements in substantially the form attached as Exhibit D.1 (the “Shareholder Support Letters”) and (ii) the Sponsor shall enter into transaction support agreements in substantially the form attached as Exhibit D.2 (the “Sponsor Support Letters”).

(I)	Concurrently with the Share Acquisition Closing, Pubco shall enter into a warrant instrument in substantially the form attached as Exhibit G.1 pursuant to which, among other things, the Avolon Warrantholders will receive warrants for Pubco Ordinary Shares, some of which will partly vest at Share Acquisition Closing, subject to the terms of such warrant instrument (the “Avolon Warrant Instrument”).

(J)	Concurrently with the Share Acquisition Closing, Pubco shall enter into a warrant instrument in substantially the form attached as Exhibit G.2 pursuant to which, among other things, AA will receive warrants for Pubco Ordinary Shares, some of which will partly vest at Share Acquisition Closing, subject to the terms of such warrant instrument (the “American Warrant Instrument”).

(K)	Pubco is a newly incorporated Cayman Islands exempted company incorporated with limited liability that is a Cayman Islands tax resident and owned entirely by SF, who is not a U.S. citizen or resident.

(L)	Concurrently with the execution and delivery of this Agreement, in connection with the Transactions, Pubco, Purchaser and each of the investors listed on Schedule 4.18 (the “Subscribers”) will enter into certain Subscription Agreements, dated as of the date hereof (as amended or modified from time to time, the “Subscription Agreements”), each in substantially the same form as set forth on Exhibit C, for a private placement of Pubco Ordinary Shares (such private placements of Pubco Ordinary Shares, the “PIPE Subscriptions”), such PIPE Subscriptions to be consummated concurrently the consummation of the Share Acquisition;

(M)	The Parties desire and intend to effect a business combination transaction whereby (i) Purchaser will merge with and into Merger Sub (the “Merger”), as a result of which (a) the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company, (b) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time (other than the Purchaser Class B Shares and the Purchaser Private Warrants) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco concurrently with the Merger and (c) each issued and outstanding Purchaser Class B Share immediately prior to the Merger Effective Time shall be transferred to Pubco, in exchange for the right of the holder thereof to receive Pubco Ordinary Shares and (d) the Purchaser Private Warrants shall no longer be outstanding and shall automatically be cancelled, and (ii) Pubco will acquire all of the Company Shares in exchange for the payment, issue and delivery to the Company Shareholders of Pubco Ordinary Shares (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law.

(N)	On 10 September 2020, Purchaser entered into a Registration Rights Agreement with the Sponsor and the other “Holders” named therein (the “Sponsor Registration Rights Agreement”), which will be terminated and replaced with the New Registration Rights Agreement (as defined below).

(O)	The boards of directors of Purchaser, the Company, Pubco and Merger Sub have each (i) determined that the Transactions are fair, advisable, in the best interests of their respective companies and likely to promote the success of the respective companies for the benefit of their respective shareholders as a whole, and (ii) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein.

(P)	Certain capitalised terms used herein are defined in Article XIV hereof.

IT IS AGREED THAT:

Article I
MERGER

1.1               Merger. At the Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the plan of merger substantially in the form set out in Exhibit F (the “Plan of Merger”), and in accordance with the applicable provisions of the Cayman Companies Act, Purchaser, as a constituent party for the purpose of the Cayman Companies Act, and Merger Sub, as a constituent party for the purpose of the Cayman Companies Act, shall consummate the Merger, pursuant to which Purchaser shall be merged with and into Merger Sub with Purchaser being the surviving entity for the purpose of the Cayman Companies Act, following which the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company. Purchaser, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to Purchaser for periods after the Merger Effective Time shall include the Surviving Company).

1.2               Merger Effective Time. Purchaser and Merger Sub shall cause the Merger to be consummated by filing the Plan of Merger and other Cayman Merger Filing Documents to be filed with the Cayman Registrar. The Merger shall become effective on the Merger Closing Date when the Plan of Merger is registered by the Cayman Registrar or at such other, later date and time as is agreed between the Parties and specified in the Plan of Merger (such date and time is hereinafter referred as the “Merger Effective Time”).

1.3               Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger, and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Purchaser and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Purchaser and Merger Sub set forth in this Agreement to be performed after the Merger Effective Time.

1.4               Organisational Documents of Surviving Company. At the Merger Effective Time, the Surviving Company shall adopt a new amended and restated memorandum and articles of association in a form to be agreed between Pubco, the Company and the Purchaser as soon as practicable after the date of this Agreement and in any event prior to the Share Acquisition Closing (the “Amended Purchaser Charter”).

1.5               Directors and Officers of Surviving Company. At the Merger Effective Time, the board of directors and officers of the Surviving Company shall be the directors and officers of Purchaser, each to hold office in accordance with the Organisational Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified.

1.6               Effect of Merger on Purchaser Securities. Each Purchaser Public Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached pursuant to the terms of this Agreement and the holder thereof shall be deemed to hold one (1) Purchaser Ordinary Share and one-half (1/2) of a Purchaser Public Warrant in accordance with the terms of the applicable Purchaser Public Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6(a) below. At the Merger Effective Time, by virtue of the Merger and without any further action required on the part of any Party or the holders of securities of Purchaser or Merger Sub:

(a)                Purchaser Class A Shares. Each Purchaser Class A Share issued and outstanding immediately prior to the Merger Effective Time (other than those described in Section 1.6(c) below) shall be converted automatically into the right of the holder thereof to receive a number of shares of Pubco Ordinary Shares such that each holder of record of Purchaser Class A Shares immediately prior to the Effective Time shall have the right to receive, in the aggregate, a number of Pubco Ordinary Shares equal to the product of (i) the total number of Purchaser Class A Shares held of record by such holder immediately prior to the Merger Effective Time, multiplied by (ii) the Exchange Ratio, subject to adjustment in accordance with Section 1.16, following which, all Purchaser Class A Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. The holders of the Purchaser Class A Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Purchaser Class A Shares (if any) shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with this Section 1.6 and Section 1.8. Each certificate formerly representing Purchaser Class A Shares (other those described in Section 1.6(c) below) shall thereafter represent only the right to receive the same number of Pubco Ordinary Shares in accordance with this Section 1.6(a).

(b)                Purchaser Public Warrants. Every issued and outstanding Purchaser Public Warrant shall be converted automatically into the right of the holder thereof to receive one (1) Pubco Public Warrant. At the Merger Effective Time, the Purchaser Public Warrants shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants. At or prior to the Merger Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Public Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Public Warrants.

(c)                Cancellation of Capital Shares Owned by Purchaser. At the Merger Effective Time, if there are any shares of Purchaser that are owned by Purchaser as treasury shares, such shares shall be automatically cancelled and extinguished without any conversion thereof or payment therefor.

(d)                Transfers of Ownership. If any certificate for securities of Pubco is to be issued in a name other than that in which the certificate surrendered, or transferred to Pubco, in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered, or transferred to Pubco, will be accompanied by an appropriate instrument of transfer and that the person requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Pubco in any name other than that of the registered holder of the certificate surrendered or transferred, or established to the satisfaction of Pubco or any agent designated by it that such Tax has been paid or is not payable.

(e)                No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, the Company or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.7               Transfer of Purchaser Class B Shares. Concurrently with, and as part of the same transaction as, the Merger, and effective as at the Merger Effective Time, and subject to and upon the terms and conditions of this Agreement and the Organisational Documents of the Purchaser, the Sponsor as sole holder of Purchaser Class B Shares, shall sell and transfer to Pubco, and Pubco shall purchase from the Sponsor, all of the legal and beneficial title to the Purchaser Class B Shares, with full title guarantee, free from all Liens and together with all rights attaching to the Purchaser Class B Shares at the Merger Effective Time (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Purchaser Class B Shares after the Merger Effective Time). In consideration for the purchase of each one (1) Purchaser Class B Share, Pubco shall issue to the Sponsor, one (1) duly authorized, validly allotted, issued, fully paid and nonassessable Pubco Ordinary Share (deemed to have a value of ten dollars ($10.00) per share). At the Merger Effective Time, the Sponsor as sole holder of Purchaser Class B Shares shall deliver or procure the delivery to Pubco of: (i) a duly executed share transfer form in respect of the Purchaser Class B Shares to effect the transfer of the Purchaser Class B Shares; (ii) share certificates representing the Purchaser Class B Shares and in the event that any such certificate shall have been lost, stolen or destroyed, in lieu of delivery of such certificate to Pubco, the Sponsor shall instead deliver to Pubco an indemnity for such lost certificate in form and substance reasonably acceptable to Pubco; (iii) an irrevocable power of attorney in Agreed Form in favour of Pubco in respect of rights attaching to the Purchaser Class B Shares; (iv) a copy of any power of attorney in Agreed Form under which any document to be executed by the Sponsor under this Section 1.7 has been executed; and (v) a copy of the executed and undated resolution of the board of directors of the Purchaser (1) approving the form of the share transfer form and the transfer of the Purchaser Class B Shares from the Sponsor to Pubco, and (2) instructing the board of directors of the Purchaser to update the Purchaser’s register of members such that Pubco is entered in the register of members as the sole holder of all of the Purchaser Class B Shares and (vi) elections under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 in respect of the Pubco Ordinary Shares issued under this Section 1.7 that have been executed by its relevant members for countersignature by Pubco, to the extent applicable to such Pubco Ordinary Shares.

1.8               Reclassification of Purchaser Class B Shares. Immediately after the Merger Effective Time, each Purchaser Class B Share transferred to Pubco under Section 1.7 shall be converted and redesignated into an ordinary share of a par value of $0.0001 in the share capital of Purchaser.

1.9               Effect of Merger on Pubco. At the Merger Effective Time, without any further action required on the part of any Party or any equityholder of Purchaser or Pubco (save as referred to in this Section 1.9), all of the shares of Pubco issued and outstanding immediately prior to the Merger Effective Time (excluding, for the avoidance of doubt, any Pubco Ordinary Shares issued at the Merger Effective Time) shall be irrevocably surrendered to Pubco for cancellation and for nil consideration standing in the name of SF in the register of members of Pubco, and SF (as sole holder of such Pubco shares being surrendered) hereby irrevocably consents to such surrender. For the avoidance of doubt, upon such surrender and cancellation of such Pubco Ordinary Shares, Pubco shall continue to have shares in issue.

1.10           Effect of Merger on Merger Sub. At the Merger Effective Time, the one (1) share issued and outstanding in Merger Sub shall be cancelled.

1.11           Satisfaction of Rights. All securities issued upon the surrender, conversion or transfer of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale, exchange and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

1.12           Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates representing Purchaser Securities shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an indemnity of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6.

1.13           Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Merger Sub, the officers and directors of Purchaser and Merger Sub are fully authorised in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.14           Purchaser Private Warrants. One day prior to the Merger Effective Time, the Sponsor shall irrevocably forfeit and surrender to the Purchaser for cancellation and for nil consideration its Purchaser Private Warrants, which shall be deemed automatically cancelled and retired and shall cease to exist.

1.15           Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, (i) Purchaser shall make an election pursuant to Treasury Regulations Section 301.7701-3 to be treated as an entity disregarded as separate from Pubco, effective as of one day after the Merger Closing Date and (ii) the Merger is intended to qualify as a reorganisation within the meaning of Section 368(a) of the Code and this Agreement is intended to constitute and the Parties hereby adopt this Agreement as a “plan or reorganisation” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Tax Treatment”). To the extent required to do so under applicable law, the Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterisation. Each of the Parties acknowledge and agree that each (a) has had the opportunity to obtain legal and Tax advice with respect to the transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger does not qualify as a reorganisation within the meaning of Section 368(a) of the Code.

1.16           Anti-Dilution Adjustments. The Exchange Ratio and any other similarly dependent items shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of Purchaser Class A Shares, Purchaser Class B Shares or Pubco Ordinary Shares, as applicable, or securities convertible into any such securities, reorganisation, recapitalisation, reclassification or other like change with respect to Purchaser Class A Shares, Purchaser Class B Shares or Pubco Ordinary Shares as applicable, having a record date occurring on or after the date of this Agreement and prior to the Merger Effective Time; provided that nothing in this Section 1.16 shall be construed to permit Pubco or the Purchaser to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Article II
SHARE ACQUISITION

2.1               Exchange of Company Shares. At the Share Acquisition Closing and subject to and upon the terms and conditions of this Agreement and the articles of association of the Company, the Company Shareholders shall sell and transfer to Pubco, and Pubco shall purchase from the Company Shareholders, all of the legal and beneficial title to the Company Shares, with full title guarantee, free from all Liens and together with all rights attaching to the Company Shares at the Share Acquisition Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Share Acquisition Closing).

2.2               Consideration.

(a)                Subject to and upon the terms and conditions of this Agreement, in full payment for the Company Shares, Pubco shall, without duplication, issue to the Company Shareholders their Pro Rata Portion of the Exchange Shares.

(b)                Prior to the Share Acquisition Closing, the Company Shareholders shall provide written instructions to Pubco and its Transfer Agent to issue the Exchange Shares in accordance with their Pro Rata Portion.

(c)                At the Share Acquisition Closing, Pubco shall cause the Exchange Shares to be issued to the Company Shareholders in accordance with Section 2.2(b).

2.3               Transfer of Company Shares and Other Undertakings.

(a)                At the Share Acquisition Closing, each Company Shareholder shall deliver or procure the delivery to Pubco of:

(i)                 a duly executed stock transfer form in respect of its Company Shares to effect the transfer of its Company Shares (the “STFs”);

(ii)               share certificates representing its Company Shares (“Company Certificate”). In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the relevant Company Shareholder may instead deliver to the Company an indemnity for lost certificate in form and substance reasonably acceptable to the Company and Pubco;

(iii)             an irrevocable power of attorney in Agreed Form given by each Company Shareholder in favour of Pubco in respect of rights attaching to its Company Shares;

(iv)              a copy of any power of attorney in Agreed Form under which any document to be executed by any Company Shareholder under this Agreement has been executed;

(v)                a copy of the executed and undated resolution of the board of directors of the Company (1) approving the form of the STFs and the transfer of the Company Shares, the Company Loan Note Shares and the AA Shares from the Company Shareholders, the Loan Note Holders and AA, respectively, to Pubco, (2) instructing the board of directors of the Company to update the Company’s register of members such that Pubco is entered in the register of members as the sole holder of all of the Company Shares, the Company Loan Note Shares and the AA Shares (subject only to due stamping), and (3) resolving that the necessary filings in connection with the aforementioned matters be submitted to the Registrar thereby notifying the Registrar of such matters;

(vi)              a duly executed irrevocable notice from the Company to Imagination Industries Incubator Limited terminating the inter-company services agreement dated 1 July 2020 between them by no later than 31 December 2021; and

(vii)            an election under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 in respect of the Exchange Shares, duly executed by Pubco.

(b)                Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

2.4               Company Options. (i) Pubco shall grant, on or as soon as reasonably practicable following the Share Acquisition Closing, subject to and upon the terms and conditions of this Agreement, in exchange for the cancellation and release of each Company Option by its holder, options over Pubco Ordinary Shares of equivalent value and on equivalent terms as regards vesting, exercise, indemnities and other provisions relating to tax as the Company Options (unless otherwise determined by the Company with the Purchaser’s consent (not to be unreasonably withheld)) (such option, the “Pubco Options”) and the Company shall procure that each such holder of a Company Option will provide written consent in the Agreed Form to such exchange, cancellation and release. The Company shall take reasonable steps to agree with Her Majesty’s Revenue and Customs (“HMRC”), the unrestricted market value of (a) the shares that were the subject of the Company Options and (b) the shares that are the subject of the Pubco Options, at the time of their respective grants. The Company agrees to provide copies of any documents in its possession relating to the exchange of Company Options for the Pubco Options, to keep the Sponsor reasonably informed of any discussions with HMRC relating to the same, and to provide copies of any correspondence the Company intends to submit to HMRC in respect of the same in sufficient time to allow the Sponsor to review and provide comments for the Company’s reasonable consideration.

2.5               Company Shareholder Consent. Each Company Shareholder hereby approves, authorises and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Company Shareholder acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of such Company Shareholder as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s Organisational Documents, any other agreement in respect of the Company to which such Company Shareholder is a party or bound and all applicable Laws. Each of the Company Shareholders hereby waives and disapplies any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights (each, howsoever described) which may have been conferred on it under the Company’s Organisational Documents (or any other document) or otherwise as may affect the transactions contemplated by this Agreement and the Ancillary Documents (other than its rights pursuant to this Agreement). Further, subject to applicable Law, the Company and the Company Shareholders hereby waive any obligations of the parties under the Company’s Organisational Documents (or any other document) to the extent they relate to the transactions contemplated by this Agreement and the Ancillary Documents.

2.6               Termination of Certain Agreements. Without limiting the provisions of Section 2.5 or Section 12.2, the Company and the Company Shareholders hereby agree that, effective at the Share Acquisition Closing, any shareholders, voting or similar agreement among the Company and any of the Company Shareholders or among the Company Shareholders with respect to the Company or its shares shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect with no Liability whatsoever for the Company. Further, the Company and the Company Shareholders hereby waive any obligations of the parties under any agreement described in the preceding sentence with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the parties to comply with the terms thereof in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

2.7               Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use reasonable endeavours, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Share Acquisition Closing.

2.8               Appointment of Transfer Agent. Prior to the Merger Closing, Pubco shall appoint a transfer agent reasonably acceptable to Purchaser (the “Transfer Agent”), as its agent, for the purpose of (a) exchanging Purchaser Securities for Pubco Securities, and (b) delivering Exchange Shares. The Transfer Agent shall (a) exchange Purchaser Securities for Pubco Securities, and (b) deliver Exchange Shares, in each case in accordance with the terms of this Agreement, the LNH SPA, the AA SPA and, to the extent applicable, the Plan of Merger, the Cayman Companies Act and customary transfer agent procedures and the rules and regulations of the Depository Trust Company.

Article III
CLOSING

3.1               Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the closing of the Merger (the “Merger Closing”) shall occur on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be fulfilled at the Share Acquisition Closing, but subject to the satisfaction or waiver of such conditions), or at such other date as Purchaser, Pubco, Merger Sub and the Company may agree in writing. Subject to the Merger Closing, the closing of the Share Acquisition (the“Share Acquisition Closing”) shall occur at 00:01 hrs (London (UK) time) on the first (1st) Business Day following the Merger Closing. The date of the Merger Closing shall be referred to herein as the “Merger Closing Date”. The date of the Share Acquisition Closing shall be referred to herein as the “Share Acquisition Closing Date”. Each of the Merger Closing and the Share Acquisition Closing shall take place virtually by telephone or video conference and/or through the electronic exchange of transaction document or at such other place or form as Purchaser, Pubco, Merger Sub and the Company may agree in writing, and at such times on the Merger Closing Date and the Share Acquisition Closing Date as Purchaser, Pubco, Merger Sub and the Company agree in writing.

Article IV
WARRANTIES OF PURCHASER

Except as fairly disclosed, other than in respect of the Purchaser Fundamental Warranties, in (i) the disclosure schedules delivered by Purchaser to the Company and the Company Shareholders on the date hereof (the “Purchaser Disclosure Schedules”) or (ii) the SEC Reports that are available on the SEC’s website through EDGAR prior to the date of this Agreement, Purchaser warrants to the Company, Pubco, Merger Sub and the Company Shareholders, as of the date hereof and as of the Merger Closing, as follows:

4.1               Organisation and Standing. Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organisational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organisational Documents.

4.2               Authorisation; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorised by the board of directors of Purchaser and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorise the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. Purchaser’s board of directors, at a duly called and held meeting or in writing as permitted by Purchaser’s memorandum and articles of association, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Purchaser and Purchaser’s shareholders in accordance with the Cayman Companies Act, (ii) approved and adopted this Agreement, (iii) recommended that Purchaser’s shareholders vote in favour of the approval of this Agreement, the Merger, and the other Shareholder Approval Matters in accordance with the Cayman Companies Act (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the Shareholder Approval Matters be submitted to Purchaser’s shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorisation, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganisation and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3               Governmental Approvals. No Consent of any Governmental Authority on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) any filings required with NYSE or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act and the Exchange Act, and (c) registration of the Merger by the Cayman Registrar.

4.4               Non-Contravention. The execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organisational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5               Capitalisation.

(a)                As of the date of this Agreement, the issued and outstanding Purchaser Securities are set forth hereto in Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding Purchaser preferred shares. All outstanding shares of Purchaser Securities are duly authorised, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under the Laws of the Cayman Islands, Purchaser’s Organisational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities have been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b)                Except as set forth in Schedule 4.5(a) or Schedule 4.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting or transfer of any shares of Purchaser.

(c)                All Indebtedness of Purchaser as of the date of this Agreement is disclosed in Schedule 4.5(c). No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser, or (iii) the ability of Purchaser to grant any Lien on its properties or assets. As of the date hereof, Purchaser does not have any present intention, agreement, arrangement or understanding to enter into or incur, any additional obligations with respect to or under any Indebtedness.

(d)                Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorised any of the foregoing.

4.6               SEC Filings; Purchaser Financials; Internal Controls.

(a)                Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Share Acquisition Closing. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports in each of the fiscal years of Purchaser, (ii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the IPO (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) and (ii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)                As of the date of this Agreement, (i) the Purchaser Public Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants are listed on NYSE under the ticker symbols BSN.U, BSN and BSN WS, respectively, (ii) Purchaser has not received any written deficiency notice from NYSE relating to the continued listing requirements of such Purchaser Securities, (iii) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority, Inc. with respect to any intention by such entity to suspend, prohibit or terminate the listing of such Purchaser Securities on NYSE, and (iv) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of NYSE.

(c)                The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) in the case of audited financial statements, PCAOB standards.

(d)                Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(e)                Since the IPO, neither Purchaser nor Purchaser’s independent auditors has identified or been made aware of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser, (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a role in the internal controls over financial reporting of Purchaser or (iv) any written claim or allegation regarding any of the foregoing.

(f)                 Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP, and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and principal financial officer by others within Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g)                There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not taken any action prohibited by Section 402 of SOX.

(h)                To the Knowledge of Purchaser, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of Purchaser, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7               Absence of Certain Changes. As of the date of this Agreement, Purchaser has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) since the IPO, not been subject to a Material Adverse Effect.

4.8               Compliance with Laws. Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

4.9               Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser or on the ability of Purchaser to enter into and perform its obligations under this Agreement. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.10           Taxes and Returns.

(a)                Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are to its Knowledge true, accurate, correct and complete in all material respects. Purchaser has timely paid, or caused to be paid, all material Taxes required to its Knowledge to be paid, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP.

(b)                To the Knowledge of Purchaser, there are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against Purchaser, in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP).

(c)                There are no material Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where a Target Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

(d)                Purchaser has never been a party to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(e)                Purchaser has never been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(f)                 Purchaser has not been since its formation a tax resident outside of the Cayman Islands and Purchaser does not have a permanent establishment, branch or is otherwise subject to Tax in any jurisdiction other than the Cayman Islands.

4.11           Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Except as set forth on Schedule 4.11, neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Purchaser, or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit.

4.12           Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

4.13           Material Contracts.

(a)                Except as set forth on Schedule 4.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser or any of its current or future Affiliates, any acquisition of material property by Purchaser or any of its current or future Affiliates, or restricts in any material respect the ability of Purchaser or any of its current or future Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)                With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14         Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding capital stock as of the date hereof, on the other hand.

4.15          Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16          Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies, the Company Shareholders or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser. Schedule 4.16 shall set forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Share Acquisition Closing, be due.

4.17           Certain Business Practices.

(a)                Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction. No Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(b)                The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c)                None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority, (ii) organised, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine), or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or other applicable Governmental Authority (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC or the U.S. Department of State or other applicable Governmental Authority in the last five (5) fiscal years. Neither Purchaser nor any of its directors or officers, nor, to the knowledge of Purchaser, any other Representative acting on behalf of Purchaser has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority. No Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

4.18           Insurance. Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Purchaser.

4.19           PIPE Investment Amount; Subscription Agreements. Purchaser has delivered to the Company true, correct and complete copies of each of the fully executed Subscription Agreements pursuant to which the Subscribers have committed, subject to the terms and conditions therein, to purchase 8,900,000 Pubco Ordinary Shares in the aggregate for consideration, comprising payments of cash, of an aggregate of eighty-nine million dollars ($89,000,000) (the “PIPE Investment Amount”). Each of the Subscription Agreements is in full force and effect and is legal, valid and binding upon Pubco and Purchaser and, to the Knowledge of Purchaser, the Subscribers, enforceable in accordance with its terms. None of the Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the Knowledge of Purchaser, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by the Subscriber in any respect. As of the date hereof, there are no side letters or Contracts to which Pubco, Purchaser or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the transactions contemplated hereby other than as expressly set forth in this Agreement, the Subscription Agreements or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Each of Pubco and Purchaser has fully paid any and all commitment fees or other fees required in connection with the Subscription Agreements that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements. Each of Pubco and Purchaser has, and to the Knowledge of Purchaser, the Subscriber has, complied with all of its obligations under the Subscription Agreements. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements, other than as expressly set forth in the Subscription Agreements. To the Knowledge of Purchaser, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Pubco, Purchaser or the Subscribers, (ii) assuming the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 will be satisfied, constitute a failure to satisfy a condition on the part of Pubco, Purchaser or the Subscriber or (iii) assuming the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 will be satisfied result in any portion of the amounts to be paid by the Subscribers in accordance with the Subscription Agreements being unavailable on the Share Acquisition Closing Date. As of the date hereof, assuming the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 will be satisfied, Purchaser has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Purchaser is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

4.20           Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies, the Company Shareholders, the Loan Note Holders or any of their respective Affiliates.

4.21           Trust Account. As of the date hereof, Purchaser had an amount of assets in the Trust Account of not less than three hundred five million three hundred thousand and ten dollars ($305,300,010). The funds held in the Trust Account are invested in U.S. government securities with a maturity of one hundred and eighty-five (185) days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions set forth in Schedule 4.21 or Taxes, (ii) Purchaser’s shareholders prior to the Merger Effective Time who shall have elected to redeem their Purchaser Ordinary Shares pursuant to Purchaser’s Organisational Documents or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination, or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser’s shareholders) to any portion of the funds in the Trust Account. Prior to the Share Acquisition Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Ordinary Shares pursuant to Purchaser’s Organisational Documents, or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Relevant Date, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Organisational Documents shall terminate, and as of the Relevant Date, Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Organisational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the transactions contemplated hereby. As of the date hereof, assuming the accuracy of the warranties of the Company contained herein and the compliance by the Company, Pubco and Merger Sub with their respective obligations hereunder, Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser on the Share Acquisition Closing Date.

4.22           Warranties. Purchaser acknowledges and agrees that, except as set forth in Article V, Article VI (including the related portions of the Company Disclosure Schedules) and Article VII, no warranties have been made by Pubco, Merger Sub, the Company, the Company Shareholders or any of their respective Representatives.

4.23           Litigation. Since Purchaser’s formation, there are: (a) no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its properties or assets, or any of the directors or officers of Purchaser in their capacity as such; (b) to the Knowledge of Purchaser, no facts or circumstances that would reasonably be expected to give rise to any material Action; (c) no pending or, to the Knowledge of Purchaser, threatened in writing to Purchaser, audits, examinations or investigations by any Governmental Authority of Purchaser; (d) no pending or threatened in writing Actions by Purchaser against any third party; (e) no settlement or similar agreement that imposes any material ongoing obligations or restrictions on the Purchaser; and (f) no Orders imposed or, to the Knowledge of Purchaser, threatened to be imposed upon Purchaser or any of its properties or assets, or any of the directors or officers of Purchaser in their capacity as such.

Article V
WARRANTIES OF PUBCO and merger sub

Each of Pubco and Merger Sub warrants to Purchaser, the Company and the Company Shareholders, as of the date hereof and as of the Merger Closing, as follows:

5.1               Organisation and Standing. Each of Pubco and Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Each of Pubco and Merger Sub has heretofore made available to Purchaser and the Company accurate and complete copies of its Organisational Documents, as currently in effect. Each of Pubco and Merger Sub is not in violation of any provision of its Organisational Documents in any material respect.

5.2               Authorisation; Binding Agreement. Subject to obtaining the Required Shareholder Approval and the adoption of the Amended Purchaser Charter, each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the board of directors and shareholder of each of Pubco and Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the adoption of the Amended Pubco Charter), on the part of Pubco and Merger Sub are necessary to authorise the execution and delivery of this Agreement and each Ancillary Document to which Pubco or Merger Sub is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by Pubco and Merger Sub (as applicable) and, assuming the due authorisation, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of each of Pubco and Merger Sub, enforceable against each of Pubco and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

5.3               Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Pubco and Merger Sub of this Agreement and each Ancillary Document to which Pubco or Merger Sub is a party or the consummation by each of Pubco and Merger Sub of the transactions contemplated hereby and thereby, other than (a) such filings as are expressly contemplated by this Agreement, including the Amended Purchaser Charter, (b) any filings required with NYSE or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and (d) registration of the Merger by the Cayman Registrar.

5.4               Non-Contravention. The execution and delivery by each of Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by each of Pubco and Merger Sub of the transactions contemplated hereby and thereby, and compliance by each of Pubco and Merger Sub with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Purchaser Charter, conflict with or violate any provision of the Organisational Documents of each of Pubco and Merger Sub, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to each of Pubco and Merger Sub or any of Pubco’s or Merger Sub’s properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by each of Pubco and Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of each of Pubco and Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of each of Pubco and Merger Sub, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on each of Pubco and Merger Sub (as applicable).

5.5               Pubco Capitalisation.

(a)                As of the date hereof, Pubco is authorised to issue a maximum of 50,000 of Pubco Ordinary Shares, of which one (1) Pubco Ordinary Share is issued and outstanding, which is owned by SF. Prior to giving effect to the transactions contemplated by this Agreement, Pubco does not have any Subsidiaries or own any equity interests in any other Person, other than Merger Sub. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

(b)                On the Share Acquisition Closing Date all of the issued and outstanding Pubco Ordinary Shares (A) will be duly authorised, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any pre-emptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person in an agreement to which Pubco is a party or by which it is bound.

(c)                Except as set forth in the Pubco Disclosure Schedule, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Pubco or (B) obligating Pubco to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Pubco to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than as expressly set forth in this Agreement, there are no outstanding obligations of Pubco to repurchase, redeem or otherwise acquire any shares of Pubco or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which Pubco is a party with respect to the voting or transfer of any shares of Pubco.

5.6               Merger Sub Capitalisation. As of the date hereof, Merger Sub is authorised to issue a maximum of 50,000 of Merger Sub Ordinary Shares, of which one (1) Merger Sub Ordinary Share is issued and outstanding, which is owned by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, Merger Sub does not have any Subsidiaries or own any equity interests in any other Person.

5.7               Activities. Since its formation, each of Pubco and Merger Sub (i) has not engaged in any business activities other than as contemplated by this Agreement, (ii) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, other than Pubco’s ownership of Merger Sub, (iii) other than fees in respect of its incorporation, has not had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and (iv) other than its Organisational Documents, this Agreement and the Ancillary Documents to which it is a party, has not been party to or bound by any Contract.

5.8              Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, Merger Sub, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of each of Pubco or Merger Sub (excluding, for the avoidance of doubt, any fees or commissions as set forth on Schedule 4.16).

5.9               Investment Company Act. Each of Pubco and Merger Sub is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.10           Information Supplied. None of the information supplied or to be supplied by each of Pubco and Merger Sub expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s, Pubco’s or Merger Sub’s, shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by each of Pubco and Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, each of Pubco and Merger Sub does not make any warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Company Shareholders or any of their respective Affiliates.

5.11           Taxes and Returns.

(a)                Pubco has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are to its Knowledge true, accurate, correct and complete in all material respects. Pubco has timely paid, or caused to be paid, all material Taxes required to its Knowledge to be paid, other than such Taxes for which adequate reserves have been established in accordance with GAAP.

(b)                To the Knowledge of Pubco, there are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against Pubco, in respect of any material Tax, and Pubco has not been notified in writing of any material proposed Tax claims or assessments against Pubco (other than, in each case, claims or assessments for which adequate reserves have been established in accordance with GAAP).

(c)                There are no material Liens with respect to any Taxes upon any of Pubco’s assets, other than Permitted Liens. Pubco has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Pubco for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where a Target Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

(d)                Pubco has never been a party to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(e)                Pubco has never been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(f)                 Pubco has not been since its formation a tax resident outside of the Cayman Islands and Pubco does not have a permanent establishment, branch or is otherwise subject to Tax in any jurisdiction other than the Cayman Islands and Pubco is not subject to Tax in the Cayman Islands.

Article VI
WARRANTIES OF THE COMPANY

Except as fairly disclosed, other than in respect of the Company Fundamental Warranties, in (i) the disclosure schedules delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Schedules”) or (ii) the contents of the Data Room, the Company hereby warrants to Pubco as of the date hereof and as of the Share Acquisition Closing, as follows:

6.1               Organisation and Standing. The Company is a company duly organised, validly existing and in good standing under the Laws of England and Wales and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organisation and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates would individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. The Company has provided to Purchaser accurate and complete copies of the Organisational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organisational Documents in any material respect.

6.2               Authorisation; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorised by the board of directors and shareholders of the Company (as applicable) in accordance with the Company’s Organisational Documents and any applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorise the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorisation, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3               Capitalisation.

(a)                The allotted and issued share capital of the Company consists of, excluding any Company Loan Note Shares and AA Shares, 123,220 Company A Ordinary Shares and 4,832 Company B Ordinary Shares, and there are no other issued or outstanding equity interests of the Company. Except for the Company Loan Note Shares to be held by the Loan Note Holders and the AA Shares held by AA, (i) the Company Shareholders are the legal and beneficial owners of all of the issued Company Shares, (ii) subject to the conversion of the Loan Notes, the Loan Note Holders are the legal and beneficial owner of all of the Company Loan Note Shares and (iii) AA is the legal and beneficial owner of all of the AA Shares, with each Company Shareholder owning the Company Shares set forth opposite the name of such Company Shareholder on Schedule 6.3(a), all of which Company Shares are owned by the Company Shareholders free from any Liens other than those imposed under the Company’s Organisational Documents, applicable securities Laws or as set forth on Schedule 6.3(a). After giving effect to the Share Acquisition, the transactions contemplated under the LNH SPA and the transactions contemplated under the AA SPA, Pubco shall own all of the issued share capital of the Company free from any Liens other than those imposed under the Company’s Organisational Documents and applicable securities Laws. All of the issued shares of the Company have been duly authorised and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the UK Companies Act, any other applicable Law, the Company’s Organisational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.

(b)                No Target Company currently has, and no Target Company has had, since its formation, any stock option or other equity incentive plans. Except as set forth on Schedule 6.3(b), there are no Company Convertible Securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organisational Documents which have been disapplied and waived by the Company Shareholders pursuant to Section 2.5 hereof, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of the Company Shareholders or any of their respective Affiliates are a party or bound relating to any Equity Securities of the Company, whether or not outstanding. There are no outstanding or authorised equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 6.3(b), there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any Company Shares or any AA Shares. Except as set forth in the Company’s Organisational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its Equity Securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. Except as set forth on Schedule 6.3(b), as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)                Since 1 January 2019, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorised any of the foregoing.

6.4               Subsidiaries. Schedule 6.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organisation, (b) its authorised shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding Equity Securities of each Subsidiary of the Company are duly authorised and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organisational Documents or applicable Laws). There are no Contracts to which the Company or any of its Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Subsidiary of the Company other than the Organisational Documents of any such Subsidiary. There are no outstanding or authorised options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, neither the Company nor any Subsidiary or Affiliate owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

6.5               Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which it is or required to be a party or otherwise bound, or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) any filings required with NYSE or the SEC with respect to the Transactions, and (b) applicable requirements, if any, of the Securities Act, the Exchange Act.

6.6               Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organisational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.7               Financial Statements.

(a)                True and correct copies of the Management Accounts have been provided to Purchaser. As used herein, the term “Management Accounts” means, collectively, the unaudited monthly management accounts of the Company, consisting for each of a profit and loss account for the period beginning on 1 January 2020 and ended on 31 March 2021.

(b)                The Management Accounts were prepared from the books and records of the Company as of the times and for the periods referred to therein. The profit and loss accounts included in the Management Accounts fairly present in all material respects the results of operations of the Company for the periods presented; provided, however, that the Management Accounts are subject to normal recurring year-end audit adjustments.

(c)                When made available pursuant to Section 8.7, the Consolidated Company Financials shall (i) be prepared from the books and records of the Company or the Target Companies as of the times and for the periods referred to therein, (ii) be prepared in accordance with IFRS, consistently applied throughout and among the periods involved, and (iii) fairly present in all material respects the consolidated assets, liabilities and financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated.

(d)                Each Target Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are in accordance with applicable Law and provide reasonable assurance that (i) transactions are executed with management’s authorisation, (ii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iii) access to such Target Company’s assets is permitted only in accordance with management’s authorisation, and (iv) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since its formation, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(e)                As of the date hereof, the Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 6.7(e), and in such amounts (including principal and any accrued but unpaid interest with respect to such Indebtedness), as set forth therein. Except as set forth on Schedule 6.7(e), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(f)                 Except as set forth on Schedule 6.7(f), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS), except for those that will be reflected or reserved on or provided for in the consolidated balance sheet of the Target Companies contained in the Consolidated Company Financials, or are not material and were incurred after 31 December 2020 in the ordinary course of business (other than Liabilities for breach of any Contract or violation of any Law).

(g)                All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

6.8               Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, each Target Company, since 1 January 2021, (i) has conducted its business only in the ordinary course of business, (ii) has not been subject to a Material Adverse Effect, and (iii) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Section 8.2) if such action were taken on or after the date hereof without the consent of Purchaser.

6.9               Compliance with Laws. Except as set forth on Schedule 6.9 and where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, each Target Company is and, since the date of its formation has been, in compliance with, and not in conflict, default or violation of, any applicable Laws, including for the avoidance of doubt non-compliance with any anti-tax evasion Laws that give rise to a need for a Target Company to maintain appropriate Tax evasion prevention procedures, and no Target Company has received, since the date of its formation, any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound in any material respect.

6.10           Company Permits. Each Target Company (and each of its directors, officers or employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to any Target Company), holds all Permits necessary to lawfully conduct its business as presently conducted, and to develop, own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and since its formation, no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the cancellation, restriction, termination, revocation or modification of any Company Permit. No application or notice relating to a Company Permit has been refused.

6.11           Litigation. Except as described on Schedule 6.11, as of the date of this Agreement, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened since the date of its formation), or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since the date of its formation, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders in their capacity as such, its business, Equity Securities or assets. The items listed on Schedule 6.11, if finally determined adverse to the Target Companies, will not be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Since the date of its formation, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any offence or any crime involving fraud.

6.12           Material Contracts.

(a)                Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company is bound (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i)            contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, in each case in any material respect, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favoured pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)           relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii)          is with a Material Supplier;

(iv)          involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(v)           evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000;

(vi)          involves any grants, subsidies or financial assistance from any Governmental Authority or other body;

(vii)            involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 or shares or other equity interests of any Target Company or another Person;

(viii)          relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(ix)            by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $2,000,000 in the aggregate;

(x)             contains licenses, sublicenses and other agreements or permissions, under which a Target Company is a licensee or otherwise is authorised to use or practice any Intellectual Property of a third party, excluding (A) Immaterial Licenses, (B) licenses for Open Source Materials and (C) “shrink wrap,” “click wrap,” and “off the shelf” Software licenses and other agreements for Software (or the provision of Software-enabled services) that is not included in or linked to any Company Products or any Company Software and is commercially available to the public generally with license, maintenance, support and other fees of less than $500,000 per year (“Material Inbound Licenses”);

(xi)            pursuant to which any Target Company has granted to any third party any license, right, immunity or authorisation to use or otherwise exploit any Company Owned IP, excluding Immaterial Licenses (“Material Outbound Licenses”);

(xii)           pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contracts with Contributors substantially in the form of the templates of written Contracts provided by the Company to Purchaser entered into in the ordinary course of business, or (B) transferred to any third party any ownership right to any material Intellectual Property;

(xiii)          for, or relating to, the employment or hiring or engagement for services of any director, officer, employee, or consultant of the Company that is not terminable by any Target Company with notice without any cost or other Liability (except as required by Law), including any Contract requiring the relevant Target Company to make a payment to any employee on account of any transaction contemplated by this Agreement or any Ancillary Document;

(xiv)         obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(xv)           is between any (A) Target Company and (B) any Company Shareholder or any directors, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all non-competition, severance and indemnification agreements;

(xvi)         is a labour agreement, collective bargaining agreement, or other labour-related agreement or arrangement with any labour union, labour organisation, works council or other employee-representative body;

(xvii)        obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xviii)       relates to a settlement of any Action entered into within two (2) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xix)          provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xx)           that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b)                Except as disclosed in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received or served written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

6.13           Intellectual Property.

(a)                Schedule 6.13(a)(i) sets forth, as of the date hereof, a complete and accurate list of all registered and applied-for Intellectual Property owned (or purported to be owned) by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, if applicable, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (D) the issuance, registration or application numbers and dates. Schedule 6.13(a)(ii) sets forth, as of the date hereof, a complete and accurate list of all material unregistrable Intellectual Property owned (or purported to be owned) by a Target Company. Schedule 6.13(a)(iii) sets forth a complete and accurate list of each Contract pursuant to which any Target Company is obligated to pay any royalties, fees, commissions or other amounts to any other Person upon or solely for the use of any Intellectual Property in or with a Company Product, which royalties, fees, commissions or other amounts are payable in connection with the provision or distribution of such Company Product to a third party. Except as set forth on Schedule 6.13(a)(iv), the Target Companies exclusively own all Company Owned IP, free and clear of all Liens (other than Permitted Liens), without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Owned IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP. All Company Registered IP is subsisting and, to the Knowledge of the Company, all Company Registered IP (excluding applications for registration) are valid and enforceable (and there have been no acts or omissions that the Company is aware of that would prejudice the enforcement by the Target Companies, including acquiescence by any Target Company in any unauthorised use by third parties).

(b)                The Target Companies either own, or have valid licenses to use, all Intellectual Property required to carry on the business of the Target Companies in the same manner as carried on it the twelve months prior to this Agreement (the “Business Intellectual Property”) and the Business Intellectual Property will not be lost or liable to termination as a result of the Transaction.

(c)                Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Material Inbound Licenses applicable to such Target Company. The Material Inbound Licenses constitute all of the licenses, sublicenses and other agreements or permissions for material third-party Intellectual Property necessary to operate the business of the Target Companies as conducted in the twelve months prior to the date of this Agreement. Each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, has made all material payments required under the applicable Company IP Licenses to date, and such Target Company is not in material breach or material default thereunder. No notice of termination of any Material Inbound Licenses has been received or served by any Target Company and there are no grounds on which they might be terminated. The continued use by the Target Companies of the Intellectual Property that is the subject of the Material Inbound Licenses in the same or similar manner that it has used in the last twelve months is not prohibited by such Contracts. None of the Target Companies is a party to any Contract pursuant to which any Intellectual Property is exclusively licensed by or to a Target Company. No disputes have arisen and the Company does not have Knowledge of any no circumstances exist which are likely to give rise to a dispute under the Material Inbound Licenses.

(d)                No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, registration, or right to use, sell, exploit, license or sublicense any Intellectual Property. During the past three (3) years, no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim, asserting that any Infringement of the Intellectual Property of any other Person in material respects is or may be occurring or has or may have occurred, in each case, as a consequence of the business activities of any Target Company. No Infringement or similar claim or Action is, to the Knowledge of the Company, threatened against any Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Target Company with respect to any such claim or Action, and during the past three (3), none of the Target Companies has received written notice, or to the Knowledge of the Company, any other communication requesting, claiming, or demanding any of the foregoing with respect to any such claim or Action. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Company Owned IP, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third party’s Intellectual Property, or (iii) grant any third party any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently Infringing, or has, in the past three (3) years, Infringed any Intellectual Property of any other Person in any material respect. To the Company’s Knowledge, no third party is Infringing any Company Owned IP in any material respect. During the past three (3) years, no Target Company has notified any third party or otherwise alleged that the third party is, Infringing any Company Owned IP.

(e)                All current and former founders, employees, consultants and independent contractors who created any Intellectual Property included in any Company Product or otherwise material to the business of any Target Company (each, a “Contributor”) have executed a valid written agreement (substantially in the form of the templates of written Contracts provided by the Company to Purchaser) that assigned to a Target Company all of such Contributor’s right, title and interest in and to the Intellectual Property arising from the services performed for a Target Company by such Persons. To the Knowledge of the Company, no Contributors have claimed any ownership interest in any Company Owned IP.

(f)                 Each Target Company has taken reasonable endeavours to protect and maintain the secrecy and confidentiality of all Trade Secrets and confidential information owned or held by the Target Companies, and to the knowledge of the Company, has not been subject to unauthorised access by a third party.

(g)                Except as specified in Schedule 6.13(g), (i) no funding, facilities or personnel of any Governmental Authority, university or research centre were used, directly or indirectly, to develop, create, or reduce to practice, in whole or in part, any Company Owned IP, and (ii) no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organisation or research centre owns or otherwise holds, or has the right to obtain, any rights to any Company Owned IP. The Target Companies are not now, and have never been, a member or promoter of, or a contributor to, any industry standards body or any similar organisation that requires or obligates a Target Company to grant or offer to any other Person any license or other right to any Company Owned IP.

(h)                The consummation of the Transactions will not result in: (i) the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments by a Target Company under any Contract, (ii) incremental loss of Intellectual Property rights, or (iii) release of source code for Company Software. Following the Share Acquisition Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ material rights under the Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration in respect of the Company IP Licenses other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

(i)                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect no Target Company is in breach of any material terms or conditions of any relevant licenses of Open Source Materials incorporated into any material Company Products. No Company Product or Company Software incorporates, is integrated with, or, links to any Open Source Materials in such a manner that requires the Target Company to distribute any proprietary source code for such Company Product or Company Software under the terms of a license to such Open Source Materials and, to the Knowledge of the Company, there would be no reasonable basis for such a claim to be made by a third party. Since 1 January 2019, no Target Company has received any such claim from a third party, or knows of any such claim by a third party.

(j)                 No source code for any Company Software has been (or is required to be) delivered, licensed or made available to any escrow agent or other Person who is not an employee performing services solely for the benefit of a Target Company. No event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person.

(k)                Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company Products or Company Software (i) contains any material bug, defect, or error that affects the use, functionality, or performance of such Company Products or Company Software, or (ii) fails or has failed within the past three (3) years to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Products.

6.14           IT Systems.

(a)                Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, the IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Target Companies as currently conducted. None of the Target Companies has experienced within the past three (3) years any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems. Each Target Company has implemented and maintains measures to provide for the back-up and recovery of all data and information necessary to the conduct of the business of such Target Company (including such data and information that is stored on magnetic or optical media in the ordinary course).

(b)                To the Company’s Knowledge, none of the Company Software or IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious Software or device designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorised access to, a computer system or network or other device on which such Software or device is stored or installed or (ii) damaging or destroying any data or file without the user’s consent.

(c)                The Target Companies maintain business continuity and disaster recovery plans that are adequate to ensure that the IT Systems can be replaced or substituted without material disruption to the operations of the Target Companies’ business as currently conducted.

6.15           Taxes and Returns. Except as set forth on Schedule 6.15:

(a)                Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects. Each Target Company has timely paid, or caused to be paid, all material Taxes required to be paid, other than such Taxes for which adequate reserves have been established in accordance with applicable accounting standards.

(b)                Each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c)               To the Knowledge of the Company, there are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against any Target Company, in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against any Target Company. To the Knowledge of the Company, no Target Company has paid, within the past six years ending on the date of this Agreement any material penalty, fine, surcharge or interest charged by virtue of any applicable Tax Laws.

(d)                There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where a Target Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

(e)                No written rulings, clearances or similar agreements have been entered into with or issued by any Tax Authority with respect to a Target Company which agreement, clearance or ruling would be effective after the Share Acquisition Closing Date and could reasonably be expected to have a material effect on the Tax treatment of any Target Company after the Share Acquisition Closing Date.

(f)                 Each Target Company is resident for tax purposes only in its jurisdiction of incorporation. No Target Company has, or has ever had, a permanent establishment in any country other than the country of its organisation.

(g)                No Target Company has any liability for the Taxes of another Person as a transferee or successor or by contract, indemnity or otherwise. No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, with respect to Taxes (including closing agreement or other agreement relating to Taxes with any Governmental Authority).

(h)                No Target Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the common parent was another Target Company.

(i)                 Each Target Company is registered for value added tax and makes only taxable supplies for the purposes of value added tax.

(j)                 All documents which are in the possession of a Target Company, to which a Target Company is a party and which are required to: (i) establish the title of any Target Company to any material asset; or (ii) enforce any material rights of any Target Company, and in respect of which any stamp duty, registration, transfer or other similar tax is payable (whether as a condition to the validity, registrability or otherwise), have been duly stamped or such stamp, registration, transfer or similar tax has been paid in respect of such documents.

(k)                No Target Company is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(l)                 No Target Company has been a party within the past two (2) years to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(m)              The Company is not a (i) “controlled foreign corporation” within the meaning of Section 957 of the Code; nor (ii) has it been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)                No Target Company has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. No Target Company has been a party to any “reportable cross border arrangement” as defined in 3(19) of Directive 2011/16/EU as amended by Directive (EU) 2018/822 that has not yet been reported.

6.16           Real Property. Schedule 6.16 contains a complete and accurate list of all premises currently leased or subleased by a Target Company or occupied or used by a Target Company, and of all current leases, licences, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or, to the Knowledge of the Company, any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such default. No Target Company owns or has ever owned, leases, licence, used or occupied any real property or had any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.17           Personal Property. Except as set forth in Schedule 6.17, all items of Personal Property with a book value or fair market value of greater than fifty thousand Dollars ($50,000) are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

6.18           Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to assets owned by Target Companies, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Target Companies and (d) Liens set forth on Schedule 6.18. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

6.19           Employee Matters.

(a)                Except as set forth in Schedule 6.19(a), no Target Company is a party to, or bound by, any labour agreement, collective bargaining agreement or other labour-related Contract, agreement or arrangement with any labour union, labour organisation, works council, group of employees or other representative of any of the employees of any Target Company; there are no labour agreements, collective bargaining agreements or any other labour-related Contracts, agreements or arrangements that pertain to any of the employees of any Target Company; and no employees of any Target Company are represented by any labour union, labour organisation or works council with respect to their employment with any Target Company.

(b)                The Company has no Knowledge of any activities or proceedings of any labour union or other party to organise or represent any employees of the Target Company; no labour union, labour organisation, works council, or group of employees of any Target Company has made a pending demand for recognition or certification; and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with any labour relations tribunal or authority. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labour activity with respect to any such employees.

(c)                The Target Company has satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labour union, labour organisation or works council, which is representing any employee of any Target Company, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(d)                Schedule 6.19(d) sets forth all unresolved labour controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company.

(e)                No current officer of a Target Company has, to the Knowledge of the Company, provided any Target Company written or oral notice of his or her plan to terminate his or her employment with any Target Company.

(f)                 Except as set forth in Schedule 6.19(f), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labour relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labour practices against a Target Company, (ii) is not delinquent in payments to any employees, former employees or individual independent contractors for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business, (iii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iv) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(g)                No Target Company is party to a settlement agreement with a current or former officer, employee or independent contractor of any Target Company that involves allegations relating to sexual harassment. To the Knowledge of the Company, in the last five (5) years, no allegations of sexual harassment or other discrimination have been made against any employee or officer of a Target Company.

(h)                To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Target Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of trade secrets or proprietary information.

(i)                 Each individual who is currently providing services to any Target Company, or who previously provided services to any Target Company, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by such Target Company. Each individual who is currently providing services to any Target Company through a third party service provider, or who previously provided services to any Target Company through a third party service provider, is not or was not an employee of any Target Company. No Target Company has a single employer, joint employer, alter ego or similar relationship with any other company.

(j)                 Since 1 January 2020, the Target Companies have not engaged in layoffs, furloughs or employment terminations (excluding terminations for cause), whether temporary or permanent, and the Target Companies do not have plans to engage in any such layoffs, furloughs or employment terminations (excluding terminations for cause) within the next six (6) months. The Target Companies have sufficient employees to operate the business of the Target Companies as currently conducted.

(k)                (i) Copies of standard form employment agreements applicable to the employees of each Target Company have been made available to Purchaser by the Company and no such employee is engaged on terms which deviate in any material way from these standard forms, and (ii) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice.

(l)                 Schedule 6.19(l) sets forth a true and complete list (redacted as necessary to comply with applicable privacy laws) of all employees of each Target Company (including their position, salary, commencement date, notice period and benefits) as at April 30, 2021. True and complete copies of the material documents pursuant to which the Key Employees are employed or engaged have been provided to the Purchaser.

(m)              Schedule 6.19(m) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such independent contractor, date of retention and rate of remuneration. Each such independent contractor is a party to a written contract with a Target Company and has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s Contract. For the purposes of applicable Law, all independent contractors who are currently, or within the last three (3) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor’s engagement is terminable by any Target Company with notice, without any obligation of any Target Company to pay severance or a termination fee.

(n)                No employee has transferred into employment with a Target Company by means of a relevant transfer pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006.

6.20           Benefit Plans.

(a)                Set forth on Schedule 6.20(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). Except as set forth on Schedule 6.20(a), no Target Company maintains or contributes to (or has an obligation to contribute to) or has or could have any liability to. No Company Benefit Plan is a defined benefit pension plan.

(b)                With respect to each Company Benefit Plan, the Company has made available to Purchaser accurate and complete copies of the current plan documents and all material communications in the past three (3) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c)                With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action that would result in a material Liability to the Target Companies is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d)                Except as set forth in Schedule 6.20(d), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation whether under any Company Benefit Plan or under any applicable Law or otherwise; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits, or in respect of, any director, employee or independent contractor of a Target Company.

6.21           Environmental Matters. Except as set forth in Schedule 6.21:

(a)                Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify in any material respect, or terminate any such Environmental Permit.

(b)                Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, no Target Company is the subject of any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material in each case that would reasonably be expected to give rise to any material Liability. No Target Company has assumed, contractually or by operation of Law, any outstanding material Liabilities or obligations under any Environmental Laws.

(c)                No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)                No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation of any Target Company under applicable Environmental Laws. To the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e)                To the Company’s Knowledge, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened in writing that could reasonably be expected to result in a Target Company incurring material Environmental Liabilities.

(f)                 To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls, in each case that could reasonably be expected to result in a Target Company incurring any material Liability or obligation under applicable Environmental Laws.

6.22           Transactions with Related Persons. Except as set forth on Schedule 6.22, no Company Shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document. Except as set forth on Schedule 6.22, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as set forth on Schedule 6.22, or as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

6.23           Insurance.

(a)                Schedule 6.23(a) lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, true and complete copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Share Acquisition Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since 1 January 2019, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)                Since the formation of the Company and the Target Companies, no Target Company has made any insurance claim in excess of $50,000 and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since its formation, no Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

6.24           Data Protection and Cybersecurity.

(a)                For the purposes of this Section 6.24, the terms “controller,” “data subject,” “personal data,” “personal data breach,” “processor,” “processing” (and its cognates), and “special categories of personal data” shall have the meaning given to them in the GDPR.

(b)                Each Target Company complies in all material respects with all Data Protection Laws and contractual obligations relating to the privacy, security, processing, transfer and confidentiality of personal data. Each Target Company has (i) implemented and maintains appropriate policies, notices, logs, and procedures in relation to the processing and transfer of personal data and carried out regular staff training, testing, audits or other mechanisms designed to ensure and monitor compliance with such policies and procedures to demonstrate compliance with Data Protection Laws, (ii) maintained and keeps up-to-date records of all its personal data processing activities as required under Data Protection Laws, (iii) issued fair processing notices to the relevant data subjects in accordance with Data Protection Laws, (iv) obtained all appropriate consents, approvals and/or authorisation to process and transfer such personal data lawfully and in accordance with Data Protection Laws, including in relation to the placement of cookies or similar technologies on the devices of users of each Target Company’s website.

(c)                Each Target Company has implemented and maintains appropriate technical and organisational measures to protect personal data and other data relating to the business of the Target Company against personal data breaches and cybersecurity incidents, as monitored through regular external penetration tests and vulnerability assessments (including by remediating any and all material identified vulnerabilities).

(d)                In the past three (3) years, no Target Company has (i) suffered, or has discovered, any personal data breach or security breach or, to the Knowledge of the Company, intrusion into a Target Company’s computer networks or systems or any other computer networks or systems containing personal data or a Target Company’s data, (ii) been subject to any actual, pending, or threatened investigations, notices or requests from any Governmental Authority in relation to their data processing or cybersecurity activities, and (iii) received any actual, pending, or threatened claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws, except where such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole.

(e)                The systems used by the Target Companies to store or use personal data are all located inside the European Economic Area or the United Kingdom.

(f)                 To the extent any personal data originating in the United Kingdom or European Economic Area is transferred by a Target Company outside of the United Kingdom or European Economic Area (as applicable), this is carried out in accordance with Data Protection Laws and with appropriate safeguards in place for such transfer.

(g)                Each Target Company that processes personal data is registered with the United Kingdom Information Commissioner, and has paid any relevant fees, to the extent it is required to do so under Data Protection Laws.

(h)                No Target Company is, or has been, an operator of essential services or a relevant digital service provider as defined in the NIS Directive and has no reason to believe it would be so classified in the future.

6.25           Certain Business Practices.

(a)                Since its formation, no Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) promised, made or offered to make any unlawful payment or provided or offered to provide anything of value to any official or employee of a Governmental Authority, to foreign or domestic political parties or campaigns or violated any provision of any Anti-Corruption Laws, or (iii) made any other unlawful payment. Since its formation, no Target Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, official or employee of a Governmental Authority or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction. No Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(b)                Since its formation, the operations of each Target Company are and have been conducted at all times in compliance with all Anti-Corruption Laws in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)                No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) a Sanctioned Person, (ii) organised, resident, or located in, or a national of a comprehensively Sanctioned Country, or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any Sanctions Laws or Export Control Laws in the last five (5) fiscal years. No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions Laws or Export Control Laws. No Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

6.26           Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

6.27           Aviation Regulation Compliance. Each Target Company’s business as presently conducted does not require such Target Company to hold any Aviation Authorisations issued by any Aviation Authority. The Company has made available to the Purchaser all material communications, documentation and data it has provided to the CAA with respect to its aircraft.

6.28           Health and Safety. There are no events, states of affairs, conditions, circumstances, activities, practices, incidents or actions which have occurred and have not been remedied or are occurring or have been or are in existence in connection with the conduct of the business of the Target Companies which are liable to give rise to liability under the Health and Safety Laws. At no time has any Target Company had knowledge of and/or received any notice, claim or other communication alleging any material contravention of or actual or potential liability under the Health and Safety Laws.

6.29           Finders and Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, Merger Sub, the Company Shareholders, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

6.30           Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Pubco or any of their respective Affiliates.

Article VII
WARRANTIES OF THE COMPANY SHAREHOLDERS

Each Company Shareholder, solely on behalf of himself, herself or itself, as applicable, hereby warrants severally (not jointly, and not jointly and severally) to Purchaser and the Company, as of the date hereof and as of the Share Acquisition Closing, as follows:

7.1               Organisation and Standing. Each Company Shareholder, if not an individual person, is an entity duly organised, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

7.2               Authorisation; Binding Agreement. Each Company Shareholder has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which he, she or it is a party, to perform the Company Shareholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which each Company Shareholder is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by each Company Shareholder and assuming the due authorisation, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company Shareholders, enforceable against each Company Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

7.3               Ownership. Each Company Shareholder owns good, valid and marketable title to all of the Company Shares set forth opposite the name of such Company Shareholder on Schedule 6.3(a), free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organisational Documents). There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which any Company Shareholder is a party or by which any Company Shareholder is bound, with respect to the voting or transfer of any of the Company Shares other than this Agreement. Upon transfer of the Company Shareholder’s Company Shares to Pubco on the Share Acquisition Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Company Shares and good, valid and marketable title to such Company Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

7.4               Governmental Approvals. No Consent of or with any Governmental Authority on the part of the Company Shareholders is required to be obtained or made in connection with the execution, delivery or performance by the Company Shareholders of this Agreement or any Ancillary Documents to which they are a party or the consummation by the Company Shareholders of the transactions contemplated hereby or thereby other than (a) any filings required with NYSE or the SEC with respect to the transactions contemplated by this Agreement, (b) applicable requirements, if any, of the Securities Act, the Exchange Act and (c) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of any Company Shareholder to consummate the Transactions.

7.5               Non-Contravention. The execution and delivery by each Company Shareholder of this Agreement and each Ancillary Document to which they are a party or otherwise bound and the consummation by each Company Shareholder of the transactions contemplated hereby and thereby, and compliance by each Company Shareholder with any of the provisions hereof and thereof, will not, (a) if the relevant Company Shareholder is an entity, conflict with or violate any provision of the Company Shareholder’s Organisational Documents, (b) conflict with or violate any Law, Order or Consent applicable to the relevant Company Shareholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the relevant Company Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the relevant Company Shareholder under, (viii) give rise to any obligation to obtain any third party consent, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the relevant Company Shareholder is a party or the relevant Company Shareholder or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of the relevant Company Shareholder to consummate the Transactions.

7.6               No Litigation. There is no Action pending or, to the Knowledge of the Company Shareholder, threatened, nor any Order is outstanding, against or involving the Company Shareholder, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of any Company Shareholder to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the relevant Company Shareholder is or is required to be a party. No Company Shareholder has been charged with, indicted for, arrested for, or convicted of fraud or been the subject of a Fraud Claim.

7.7               Investment Warranties. The Company Shareholders do not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third party, with respect to the Exchange Shares. Each Company Shareholder has carefully read and understands all materials provided by or on behalf of Pubco, Purchaser or their respective Representatives to each Company Shareholder or the Company Shareholder’s Representatives pertaining to an investment in Pubco and has consulted, as each Company Shareholder has deemed advisable, with his, her or its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for the Company Shareholder. Each Company Shareholder acknowledges that the Exchange Shares may be subject to dilution for events not under the control of the Company Shareholders. Each Company Shareholder has completed its independent inquiry and has relied fully upon the advice of legal counsel, tax, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for the Company Shareholders and their particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Purchaser or their respective Representatives. Each Company Shareholder acknowledges and agrees that, except as set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules) and Article V, no warranties have been made by Pubco, Merger Sub, Purchaser or any of their respective Representatives, and that each Company Shareholder has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Pubco, or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Each Company Shareholder (A) has carefully read and fully understands this Agreement in its entirety; (B) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (C) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

7.8               Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, Merger Sub, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company Shareholder.

7.9               Information Supplied. None of the information supplied or to be supplied by the Company Shareholders expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company Shareholders expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Company Shareholder makes any warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Pubco, Merger Sub or their respective Affiliates.

Article VIII
COVENANTS

8.1               Access and Information.

(a)                During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Merger Closing (the “Interim Period”), subject to Section 8.16, the Company shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist), and cause each of the Representatives of the Company to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Each of Purchaser, Pubco and Merger Sub hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the transactions contemplated by this Agreement and the Ancillary Documents without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

(b)                During the Interim Period, subject to Section 8.16, each of Purchaser, Pubco and Merger Sub shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser, as the Company or its Representatives may reasonably request regarding Purchaser and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist), and cause each of Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser. Notwithstanding the foregoing, Purchaser shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

8.2               Conduct of Business of the Company during the Interim Period.

(a)                Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject always to Section 8.6 and Section 8.7, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Schedule 8.2, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Target Companies and their operations, the Company shall, and shall cause the other Target Companies: (i) to conduct their respective businesses, in all material respects, in the ordinary course of business and (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees.

(b)                Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement (including, but not limited to, Section 8.26) or any Ancillary Document, or as set forth on Schedule 8.2, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Target Companies and their operations, during the Interim Period and subject always to Section 8.6 and Section 8.7, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not (and the Company Shareholders shall, if provided the opportunity, vote their Company Shares such that the Company shall not), and shall cause the other Target Companies not to:

(i)                 amend, waive or otherwise change, in any respect, its Organisational Documents;

(ii)               authorise for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other Equity Securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities, in each case other than (i) in the ordinary course of business of the Company where recruitment involves these being offered, (ii) the Company Loan Note Shares and (iii) the AA Shares;

(iii)             split, combine, recapitalise or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)              incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $2,000,000 in the aggregate;

(v)                (A) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than as set forth on Schedule 8.2 or in the ordinary course of business, (C) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements in the ordinary course of business or as required by law, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than as set forth on Schedule 8.2 in connection with the transactions contemplated under this Agreement or in the ordinary course of business, (F) hire any employee with an annual base salary greater than or equal to $150,000 or engage any person as an independent contractor other than in the ordinary course of business, or (G) terminate the employment of any employee other than for cause or in the ordinary course of business;

(vi)              waive any restrictive covenant obligations of any employee or individual independent contractor of any Target Company;

(vii)            unless required by applicable Law, (i) modify, extend or enter into any labour agreement, collective bargaining agreement, or other labour-related agreement or arrangement with any labour union, labour organisation, works council or other employee-representative body; or (ii) recognise or certify any labour union, labour organisation, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;

(viii)          make, amend, or change any material claim, election, or disclaimer relating to Taxes, settle or otherwise compromise any material Action relating to Taxes, make any material change in its accounting or Tax policies or procedures or waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return);

(ix)              file any material Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(x)                other than in the ordinary course of business, (A) sell, transfer or license any Intellectual Property to any Person, other than Immaterial Licenses, (B) abandon, withdraw, dispose of, permit to lapse or fail to preserve any Company Registered IP, or (C) disclose any Trade Secrets owned or held by any Target Company to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;

(xi)              terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract

(xii)            make any distribution of cash or property or otherwise declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property;

(xiii)          fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(xiv)          establish any Subsidiary or enter into any material new line of business;

(xv)            fail to use reasonable endeavours to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect in a manner materially detrimental to any Target Company;

(xvi)          except in accordance with PCAOB preparedness and Section 402 of SOX, revalue any of its material assets or make any change in accounting methods, principles or practices;

(xvii)        waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Consolidated Company Financials, as applicable;

(xviii)      close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xix)      acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organisation or any division thereof, or any material amount of assets outside the ordinary course of business;

(xx)         make any capital expenditures in excess of $1,000,000 (individually for any project (or set of related projects) or $5,000,000 in the aggregate);

(xxi)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalisation or other reorganisation;

(xxii)        enter into, amend, breach or terminate any Company Real Property Lease other than in the ordinary course of business;

(xxiii)      voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or other Contract not required to be disclosed as a Company Material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.2 during the Interim Period, or pursuant to a Company Benefit Plan, in each case other than in the ordinary course of business of the Company;

(xxiv)      sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitisations), or otherwise dispose of or create a Lien over any material portion of its properties, assets or rights, other than licensing of Intellectual Property in the ordinary course of business;

(xxv)        enter into any agreement, understanding or arrangement with respect to the voting or transfer of Equity Securities of any Target Company, in each case other than in the ordinary course of business of the Company where recruitment involves such agreements being entered into;

(xxvi)      take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions or the development of the Company’s aircraft;

(xxvii)    accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business;

(xxviii)  change any methods of accounting in any material respect, other than changes that are made in accordance PCAOB standards, or otherwise required by IFRS or U.S. Securities Laws;

(xxix)      enter into any contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xxx)        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

(xxxi)      authorise or agree (whether in writing or orally) to do any of the foregoing actions or authorise or agree (whether in writing or orally) any action or omission that would result in any of the foregoing.

(c)                Without limiting Sections 8.2(a) and 8.2(b), during the Interim Period, except as expressly contemplated by Schedule 6.3(a), without the prior written consent of Purchaser, the Company Shareholders shall not sell, transfer or dispose of, or create any Lien over, any Company Securities owned by the Company Shareholders, and, to the extent possible within their capacity as Company Shareholders (including through the exercise of voting rights and by requiring directors of the Target Companies nominated for appointment by them) (i) cause the Target Companies to comply with Section 8.2(a), and (ii) cause the Target Companies not to take any action, or commit or agree to take any action, that would be prohibited by Section 8.2(b).

8.3               Conduct of Business of Purchaser during the Interim Period.

(a)                Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Schedule 8.3, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Purchaser and its operations, Purchaser shall: (i) conduct its business, in all material respects, in the ordinary course of business and (ii) comply with all Laws applicable to Purchaser and its business, assets and employees.

(b)                Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Schedule 8.3, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Purchaser and its operations, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not:

(i)                 approve a shareholder circular setting out resolutions to amend, waive or otherwise change, in any respect, its Organisational Documents;

(ii)               authorise for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its Equity Securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii)             approve a shareholder circular setting out resolutions to split, combine, recapitalise or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)              incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions from the Sponsor or up to aggregate additional Indebtedness during the Interim Period of $2,000,000);

(v)                amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser or Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(vi)              terminate, waive or assign any material right under any material agreement to which it is a party;

(vii)            fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(viii)          establish any Subsidiary or enter into any new line of business;

(ix)              fail to use reasonable endeavours to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(x)                revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS, and after consulting Purchaser’s outside auditors;

(xi)              waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xii)            acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organisation or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiii)          make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $2,000,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xiv)          approve a shareholder circular setting out resolutions to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalisation or other reorganisation (other than with respect to the Merger);

(xv)            voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvi)          sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitisations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii)        enter into any agreement, understanding or arrangement with respect to the voting of its Equity Securities;

(xviii)      take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions;

(xix)          make, change or rescind any material election relating to Taxes, settle or otherwise compromise any material Action relating to Taxes, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return), or enter into any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law) with any Governmental Authority; or

(xx)            authorise or agree to do any of the foregoing actions.

8.4            Conduct of Business of Pubco and Merger Sub during the Interim Period.

(a)                Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on each of Pubco and Merger Sub, each of Pubco and Merger Sub shall conduct its business, in all material respects, in the ordinary course of business.

(b)                Without limiting the generality of Section 8.4(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on each of Pubco and Merger Sub, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), each of Pubco and Merger Sub shall not:

(i)                 approve a shareholder circular setting out resolutions to amend, waive or otherwise change, in any respect, its Organisational Documents;

(ii)               authorise for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other Equity Securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities, other than Pubco Ordinary Shares to be issued in connection with the (i) Warrant Instruments, (ii) the LNH SPA, (iii) the AA SPA, (iv) the Additional Warrants (v) the Additional PIPE Amount (vi) Pubco Options and (vii) the MWC Pubco Options;

(iii)             approve a shareholder circular setting out resolutions to split, combine, recapitalise or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)              incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v)                establish any Subsidiary or enter into any new line of business;

(vi)              acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organisation or any division thereof, or any material amount of assets in each case;

(vii)            make any capital expenditures;

(viii)          approve a shareholder circular setting out resolutions to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalisation or other reorganisation;

(ix)              enter into any agreement, understanding or arrangement with respect to its voting of Equity Securities;

(x)                take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions; or

(xi)              authorise or agree to do any of the foregoing actions.

8.5               Permitted Actions. Section 8.2 shall not operate so as to restrict or prevent:

(i)                 completion or performance of any obligation undertaken pursuant to any contract or arrangement entered into by or relating to the Company prior to the date of this Agreement;

(ii)               the management of the Tax affairs of the Company in the ordinary course of business;

(iii)             any matter required by the Agreement or any Ancillary Document or necessary to satisfy a condition to this Agreement;

(iv)              the provision of information to any regulatory body or Governmental Agency in the ordinary course of business provided that Purchaser is informed and consulted in advance of the provision of the information, to the extent lawful and practicable and otherwise informed as soon as lawful and reasonably practicable afterwards;

(v)                any matter undertaken at the written request, or with the written consent, of Purchaser.

8.6               Conduct of Business of the Company after the Relevant Date. In furtherance and not in limitation of Section 8.2, and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, during the period from the Relevant Date and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Share Acquisition Closing, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the other Target Companies (a) to manage their respective working capital in the ordinary course of business, and (b) not to incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business.

8.7               Consolidated Company Financials. As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Purchaser a true and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Target Companies for the fiscal year ended 31 December 2020, prepared in accordance with IFRS and audited in accordance with the PCAOB standards by PwC (or such other internationally recognised audit firm as is reasonably acceptable to Purchaser) (the “Consolidated Company Financials”).

8.8               Quarterly Management Accounts and Annual Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each quarter completed after the date hereof, the Company shall deliver to Purchaser an unaudited quarterly management account of the Target Companies for the applicable quarter. From the date hereof through the Share Acquisition Closing, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

8.9               Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply with applicable securities Laws and shall use reasonable endeavours prior to the Merger to maintain the listing of the Purchaser Ordinary Shares, the Purchaser Public Warrants and the Purchaser Public Units on NYSE.

8.10           No Trading. The Company, Pubco, Merger Sub and the Company Shareholders each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of Purchaser, will be advised), of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NYSE promulgated thereunder or otherwise (the “U.S. Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. Each of the Company, Pubco and the Company Shareholders hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.11           Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, the Company Shareholders): (a) fails to comply with any material covenant or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, the Company Shareholders) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is required in connection with the transactions contemplated by this Agreement, or (ii) any material non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, the Company Shareholders); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any material Action against such Party or any of its Affiliates (or, with respect to the Company, the Company Shareholders), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party (or, with respect to the Company, the Company Shareholders) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Merger Closing or the Share Acquisition Closing, as applicable, have been satisfied or in determining whether or not any of the warranties or covenants contained in this Agreement have been breached.

8.12           Endeavours.

(a)                Subject to the terms and conditions of this Agreement, each Party shall use reasonable endeavours, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)                In furtherance and not in limitation of Section 8.12(a), to the extent required under the HSR Act or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolisation or restraint of trade or that are designed to prohibit, restrict or regulate actions that may risk national security (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, including preparing and making an appropriate filing pursuant to the HSR Act, at such Party’s sole cost and expense (including the HSR Act filing fee), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the granting of approval or consent by the Governmental Authority, or the expiration or termination of the applicable waiting periods under Antitrust Laws, as soon as practicable, including by requesting early termination of the waiting period under the HSR Act and not agreeing to extend any waiting period or to refile under Antitrust Laws. Each Party shall, in connection with its endeavours to obtain all requisite approvals and authorisations for the transactions contemplated by this Agreement under any Antitrust Law, use reasonable endeavours to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable endeavours to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory, competitive or national security related argument, and/or responding to requests or objections made by any Governmental Authority.

(c)                As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable endeavours to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all reasonable endeavours to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company, any of the Company Shareholders) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Share Acquisition Closing or after the Merger Acquisition Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their reasonable endeavours to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable endeavours to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)                Prior to the Share Acquisition Closing, each Party shall use reasonable endeavours to obtain any Consents of Governmental Authorities or other third party as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such endeavours. With respect to Pubco, during the Interim Period, SF, Purchaser, Pubco and the Company shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b--4 and to maintain such status through the Share Acquisition Closing.

(e)                Prior to the Merger Closing, the Company shall use (and shall cause its Affiliates to use) reasonable endeavours to take the steps set forth on Schedule 8.12(e).

8.13           Further Assurances. The Parties shall further cooperate with each other and use their respective reasonable endeavours to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

8.14           The Registration Statement.

(a)                As promptly as practicable after the date hereof, Purchaser, the Company and Pubco shall jointly prepare, and Pubco shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Ordinary Shares and the Pubco Public Warrants to be issued under this Agreement to the holders of Purchaser Securities prior to the Merger Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from Purchaser’s shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing Purchaser’s shareholders an opportunity in accordance with Purchaser’s Organisational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser’s shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Special Shareholder Meeting”), in favour of resolutions approving (A) the adoption and approval of this Agreement and the Transactions by Purchaser’s shareholders in accordance with Purchaser’s Organisational Documents, the Cayman Companies Act (which shall include a special resolution as required under the Cayman Companies Act and the Purchaser’s Organisational Documents) and the rules and regulations of the SEC and NYSE, (B) the approval of the PIPE Investment, (C) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) to (C), collectively, the “Shareholder Approval Matters”), and (D) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(b)                Purchaser, acting through its board of directors (or a committee thereof), (i) shall make the Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement, (ii) shall use reasonable endeavours to solicit from its shareholders proxies or votes in favour of the approval of the Shareholder Approval Matters and (iii) shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Purchaser Recommendation. If, on the date for which the Special Shareholder Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Shareholder Meeting, provided, that the Special Shareholder Meeting, without the prior written consent of the Company, (x) may not be adjourned to a date that is more than ten (10) Business Days after the date for which the Special Shareholder Meeting was originally scheduled or the most recently adjourned Special Shareholder Meeting (excluding any adjournments required by applicable Law) and (y) is held no later than four (4) Business Days prior to the Outside Date. In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law, Purchaser’s Organisational Documents, the Cayman Companies Act and the rules and regulations of the SEC and NYSE.

(c)                Purchaser, the Company, Merger Sub and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption. Each of Purchaser, Pubco, Merger Sub and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, Merger Sub, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser, the Company, Merger Sub and Pubco shall amend or supplement the Registration Statement and Pubco shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organisational Documents.

(d)                Purchaser, the Company, Merger Sub and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use reasonable endeavours to cause the Registration Statement to “clear” comments from the SEC and become effective.

(e)                As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s shareholders and, Purchaser shall call the Special Shareholder Meeting in accordance with the Cayman Companies Act as soon as practicable following the effectiveness of the Registration Statement.

(f)                 Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of NYSE, Purchaser’s Organisational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting and the Redemption.

(g)                As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Company shall solicit a consent in writing or by electronic transmission from the Company Shareholders approving and adopting this Agreement, the Merger and, to the extent required by Law, the Transactions (the “Company Shareholder Approvals”).

8.15           Public Announcements.

(a)                The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable endeavours to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)                Purchaser and the Company shall as promptly as practicable after the execution of this Agreement (but in any event within two (2) Business Days thereafter), issue a press release in the Agreed Form announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by U.S. Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which provided to the Company for review and comment no later than two (2) Business Days prior to the Signing Filing). Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the Share Acquisition Closing (but in any event within two (2) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Merger Closing and/or Share Acquisition Closing as required by U.S. Securities Laws which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

8.16           Confidential Information.

(a)                The Company, Pubco, Merger Sub and the Company Shareholders agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, Merger Sub, the Company Shareholders or any of their respective Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of five (5) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that Purchaser may seek a protective Order or other remedy or waive compliance with this Section 8.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 8.16(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise reasonable endeavours to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, Merger Sub and the Company Shareholders shall, and shall cause their respective Affiliates and Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Pubco and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the U.S. Securities Laws, and (y) Pubco shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of Purchaser disclosed to such Person until such information ceases to be a Trade Secret.

(b)                Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XI, for a period of five (5) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of five (5) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek a protective Order or other remedy or waive compliance with this Section 8.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise reasonable endeavours to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the U.S. Securities Laws, and (y) Purchaser shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

8.17           Post-Closing Board of Directors and Officers of Pubco.

(a)                With effect from the Share Acquisition Closing, Pubco shall appoint SF, Vincent Casey, Michael Cervenka, Marcus Waley-Cohen and three (3) additional individuals to be appointed at the Company’s sole discretion as independent directors to the board of directors of Pubco. The Company shall consult in good faith with the Purchaser regarding such independent directors to be appointed to the board of directors of Pubco, however the Company shall retain sole discretion over the appointment of such directors.

(b)                Except as otherwise agreed in writing by the Company, Purchaser and the Company Shareholders prior to the Share Acquisition Closing, the Parties shall take all necessary action so that all of the members of the board of directors of Pubco in office prior to the Share Acquisition Closing resign effective as of the Share Acquisition Closing.

(c)                The Parties acknowledge and agree that, upon the Share Acquisition Closing, SF shall initially serve as the Chair of Pubco.

(d)                The Parties acknowledge and agree that the Sponsor shall be entitled to appoint one person to the board of directors of Pubco and shall, at any time and from time to time, be entitled to remove any such person appointed for any reason whatsoever and to appoint another person in his place, as the Sponsor deems (in its absolute discretion) necessary, subject to applicable law. Upon the Share Acquisition Closing such person shall be Marcus Waley-Cohen.

8.18           Indemnification of Directors and Officers; Tail Insurance.

(a)                The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favour of the current or former directors and officers of each Target Company, Pubco, and Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organisational Documents of each Target Company, Pubco and Purchaser or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and each Target Company, Pubco, Merger Sub and Purchaser, in each case as in effect on the date of this Agreement, shall survive the Share Acquisition Closing and continue in full force and effect for a period of six (6) years from the Share Acquisition Closing in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Merger Effective Time, Pubco shall cause the Organisational Documents of each Target Company, Pubco, and Purchaser to contain provisions no less favourable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organisational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.18 shall survive the Share Acquisition Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b)                For the benefit of Purchaser’s directors and officers, Purchaser shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy (at an aggregate cost that is borne by Purchaser of no higher than the annual premium of Purchaser’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement) that provides coverage for up to a six-year period from and after the Merger Effective Time for events occurring prior to the Merger Effective time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favourable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco shall for a period of six (6) years after the Merger Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honour the obligations thereunder, and Pubco shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

8.19           Purchaser Expenses; Trust Account Proceeds.

(a)                During the Interim Period, Purchaser shall keep the Company and the Company Shareholders Representative periodically informed of the total amount of deferred and accrued Expenses of Purchaser from time to time, and Purchaser shall consult with the Company and the Company Shareholders Representative (who, however, shall have no veto rights) each time the total amount of such Expenses exceeds any of the monetary thresholds set out in Schedule 8.19(a).

(b)                The Parties agree that, simultaneously with or as promptly as practicable after the Share Acquisition Closing, the funds held by Purchaser either in or outside of the Trust Account, after taking into account payments by Purchaser for the Redemption (collectively, the “Closing Cash”), shall be used to pay (i) first, Purchaser’s accrued Expenses, including Purchaser’s deferred Expenses of the IPO, without double-counting with any Expenses that have already been paid prior to the Share Acquisition Closing and (ii) second, any loans owed by Purchaser to the Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Share Acquisition Closing. Any remaining cash will be used for working capital and general corporate purposes of the Target Companies, or for any other use as directed by Pubco.

8.20           New Registration Rights Agreement. By no later than the Merger Closing Date, (i) Purchaser, the Holders (as defined in the Sponsor Registration Rights Agreement) and the Sponsor shall terminate the Sponsor Registration Rights Agreement, and (ii) Pubco, the Company Shareholders, the Holders (as defined in the Sponsor Registration Rights Agreement) and the Sponsor shall enter into a registration rights agreement in substantially the form attached as Exhibit A hereto (the “New Registration Rights Agreement”), in each case effective as of the Share Acquisition Closing.

8.21           Lock-Up Agreements. At the Share Acquisition Closing, (i) the Company Shareholders shall each enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.1 hereto, (ii) the Sponsor shall enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.2, (iii) AA shall enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.3, (iv) each Loan Note Holder shall enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.4 and (v) each Avolon Warrantholder shall enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.5 (each, a “Lock-Up Agreement”).

8.22           Pubco Equity Incentive Plan. Prior to the Share Acquisition Closing, Pubco will approve and, subject to approval of the shareholders of Pubco, adopt an equity incentive plan in substantially the form attached hereto as Exhibit E, with such changes or modifications thereto as the Company and Pubco may mutually agree (subject to Section 8.4) (the “Pubco Equity Incentive Plan”). Within seven (7) Business Days following the expiration of the 60 day period following the date Pubco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Pubco will file an effective registration statement on Form S-8 (or other applicable form) with respect to Pubco Ordinary Shares issuable under the Pubco Equity Incentive Plan.

8.23           Avolon Warrant Instrument. Immediately following the Share Acquisition Closing, Pubco will enter into the Avolon Warrant Instrument, issue Warrant A1 and Warrant A2 (each as defined in the Avolon Warrant Instrument) and fulfil its obligations thereunder.

8.24           American Warrant Instrument. Immediately following the Share Acquisition Closing, Pubco will enter into the American Warrant Instrument, issue Warrant A (as defined in the American Warrant Instrument) and fulfil its obligations thereunder.

8.25           MWC Pubco Options. On the Share Acquisition Closing, Pubco shall grant to Marcus Waley-Cohen options over two million (2,000,000) Pubco Ordinary Shares of equivalent value and on equivalent terms as the Purchaser Private Warrants except that in each case they shall represent the right to acquire Pubco Ordinary Shares (the “MWC Pubco Options”).

8.26           Further Actions. As soon as practicable after the date of this Agreement, the Company shall use reasonable endeavours, and shall reasonably cooperate with Purchaser and its Representatives, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to align its business practices with certain recommendations made by Purchaser.

Article IX
SURVIVAL

9.1               Survival. No warranties and covenants of Pubco, Merger Sub, Purchaser, the Company and the Company Shareholders contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof) shall survive the Share Acquisition Closing, except that Fraud Claims shall survive the Share Acquisition Closing indefinitely.

Article X
CONDITIONS TO OBLIGATIONS OF THE PARTIES

10.1           Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a)                Required Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of Purchaser’s shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of Purchaser’s shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and the applicable provisions of the Cayman Companies Act (the “Required Shareholder Approval”).

(b)                No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

(c)                Net Tangible Assets. Upon the Share Acquisition Closing, after giving effect to the Redemption, Purchaser shall have net tangible assets of at least five million and one Dollar ($5,000,001) (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(d)                Pubco Charter Amendment. The shareholders of Pubco shall have amended and restated the Pubco Charter in a form to be agreed between Pubco, the Company and the Purchaser as soon as practicable after the date of this Agreement and in any event prior to the Share Acquisition Closing (the “Amended Pubco Charter”).

(e)                Governmental Approvals. The Parties shall have received all Consents of or with any Governmental Authority as set forth in Schedules 4.3, 5.3 and 6.5.

(f)                 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

10.2           Conditions to Obligations of the Company and the Company Shareholders. In addition to the conditions specified in Section 10.1, the obligations of the Company and the Company Shareholders to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)                Warranties.

(i)                 All of the Purchaser Fundamental Warranties and all of the Pubco and Merger Sub Fundamental Warranties shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date).

(ii)               The warranties of Purchaser in Section 4.5 (Capitalisation), the warranties of Pubco in Section 5.5 (Pubco Capitalisation) and the warranties of Merger Sub in Section 5.6 (Merger Sub Capitalisation) shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date).

(iii)             All of the other warranties of Purchaser, Pubco and Merger Sub set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (x) those warranties that address matters only as of a particular date (which warranties shall have been true correct as of such date), and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser, Pubco or Merger Sub, as applicable.

(b)                Agreements and Covenants. Each of Purchaser, Pubco and Merger Sub shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Merger Closing Date.

(c)                Resignations. The directors and officers of Pubco listed on Schedule 10.2(c) shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Share Acquisition.

(d)                Listing. The Pubco Ordinary Shares and the Pubco Public Warrants shall have been approved for listing on NYSE, subject only to official notice thereof.

(e)                Officer’s Certificate. The Purchaser shall have delivered to the Company and the Company Shareholders’ Representative a certificate, duly executed by an authorised officer of the Purchaser, dated as of Merger Closing Date, confirming that the conditions set out in Sections 10.2(a) and 10.2(b) have been satisfied.

(f)                 Closing Cash. After taking into account (i) payments by Purchaser for the Redemption and (ii) the PIPE Investment Amount (but excluding the Purchaser Transaction Expenses), Purchaser and Pubco shall have at least an aggregate of two hundred and forty million Dollars ($240,000,000) of cash held either in or outside of the Trust Account, and Purchaser shall have made arrangements prior to the Share Acquisition Closing Date for any portion of such cash held in the Trust Account to be released from the Trust Account in connection with the Share Acquisition Closing.

10.3           Conditions to Obligations of Purchaser, Pubco and Merger Sub. In addition to the conditions specified in Section 10.1, the obligations of Purchaser, Pubco and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a)                Warranties.

(i)                 All of the Company Fundamental Warranties and the Company Shareholders Fundamental Warranties shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date).

(ii)               The warranties of the Company in Section 6.3 (Capitalisation) shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date).

(iii)             All of the other warranties of the Company and the Company Shareholders set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (x) those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date), and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to any Target Company or the Company Shareholders, as applicable.

(b)                Agreements and Covenants. The Company and the Company Shareholders shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Merger Closing Date.

(c)                Share Acquisition Closing Deliveries. The Company Shareholders shall have delivered to Pubco copies of the documents listed in Section 2.3(a) (save to the extent waived by Purchaser, acting reasonably).

(d)                Officer’s Certificate. The Company Shareholders and the Company shall have delivered to the Purchaser a certificate, duly executed by the Company Shareholders’ Representative and an authorised officer of the Company, dated as of Merger Closing Date, confirming that the conditions set out in Sections 10.3(a) and 10.3(b) have been satisfied by the Company Shareholders and the Company respectively.

10.4           Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, or the Company Shareholders) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article XI
TERMINATION AND EXPENSES

11.1           Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Share Acquisition Closing as follows:

(a)                by mutual written consent of Purchaser and the Company;

(b)                by written notice by either Purchaser or the Company to the other if any of the conditions set forth in Article X have not been satisfied or waived by 1 December 2021 (as extended pursuant to the next proviso, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Company Shareholders) of any warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Share Acquisition Closing to occur on or before the Outside Date;

(c)                by written notice by either Purchaser or the Company to the other if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Company Shareholders) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)                by written notice by the Company to Purchaser if (i) there has been a material breach by Purchaser, Pubco or Merger Sub of any of its warranties, covenants or agreements contained in this Agreement, or if any warranty of Purchaser, Pubco or Merger Sub shall have become untrue or materially inaccurate, in each case which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Share Acquisition Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) Business Days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time any of the Company or the Company Shareholders is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.3(a) or Section 10.3(b) from being satisfied;

(e)                by written notice by Purchaser to the Company if (i) there has been a material breach by the Company or the Company Shareholders of any of their respective warranties, covenants or agreements contained in this Agreement, or if any warranty of such Parties shall have become untrue or inaccurate, in each case which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Merger Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) Business Days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if at such time Purchaser, Pubco or Merger Sub is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.2(a) or Section 10.2(b) from being satisfied; or

(f)                 by written notice by either Purchaser or the Company to the other if the Special Shareholders Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Shareholders Approval was not obtained;

(g)                by written notice from the Company to Purchaser if the Purchaser Recommendation is publicly withdrawn, modified or changed in any manner that is adverse to the Company or the Company Shareholder Approvals; or

(h)                by written notice from Purchaser to the Company if the Company Shareholder Approvals have not been obtained within ten (10) Business Days following the date that the Company solicits consent from the Company Shareholders pursuant to Section 8.14(g).

11.2           Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (i) the provisions of Sections 8.15, 8.16, 11.3, 12.1, Article XIII and this Section 11.2 shall remain in full force and effect and (ii) nothing in this Section 11.2 shall be deemed to (A) release any Party from any Liability for any breach by such Party of any term of this Agreement prior to the date of termination or in respect of any Fraud Claim or (B) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement prior to the valid termination of this Agreement; provided, further, that nothing in this Section 11.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 12.1.

11.3           Fees and Expenses. Subject to Section 12.1, unless otherwise provided for in this Agreement, all Expenses incurred in connection with entering into this Agreement shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorisation, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO incurred as of consummation of the Business Combination. On the Share Acquisition Closing Date, Pubco shall pay any unpaid Company Transaction Expenses incurred by the Company and Purchaser Transaction Expenses incurred by Purchaser or, in respect of any Stamp Duty, Pubco.

Article XII
WAIVERS AND RELEASES

12.1           Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, Pubco and the Company Shareholders hereby warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s shareholders and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to Purchaser’s shareholders in the event they elect to redeem their shares of Purchaser Ordinary Shares (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to Purchaser’s Organisational Documents to extend Purchaser’s deadline to consummate a Business Combination; (b) to Purchaser’s shareholders if Purchaser fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to further extension by amendment to Purchaser’s Organisational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes; and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, and the Company Shareholders hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco and the Company Shareholders nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco or the Company Shareholders or any of their respective Affiliates or Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco and the Company Shareholders, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser). The Company, Pubco and the Company Shareholders each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser to induce Purchaser to enter in this Agreement, and each of the Company, Pubco and the Company Shareholders further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco or the Company Shareholders or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Pubco and the Company Shareholders hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 12.1 shall survive termination of this Agreement for any reason.

12.2           Release and Covenant Not to Sue. Without prejudice to Section 8.17(a), effective as of the Share Acquisition Closing, to the fullest extent permitted by applicable Law, each Company Shareholder, on behalf of itself and its Affiliates (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Share Acquisition Closing or on account of or arising out of any matter occurring on or prior to the Share Acquisition Closing, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organisational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Share Acquisition Closing. From and after the Share Acquisition Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

Article XIII
MISCELLANEOUS

13.1           Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, nationally recognised overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Share Acquisition Closing, to:

Broadstone Acquisition Corp.

7 Portman Mews South, Marylebone, London W1H 6AY, United Kingdom

Attn: Edward Hawkes and Marc Jonas

Email: edward.hawkes@suncap.co.uk and marc@suncap.co.uk

with a copy (which will not constitute notice) to:

Winston & Strawn London LLP

CityPoint, One Ropemaker Street, London EC2Y 9AW, United Kingdom

Attn: Paul Amiss and Nicholas Usher

Email: pamiss@winston.com and nusher@winston.com

If to the Sponsor and Purchaser Representative to:

Broadstone Sponsor LLP

7 Portman Mews South, Marylebone, London W1H 6AY, United Kingdom

Attn: Edward Hawkes and Marc Jonas

Email: edward.hawkes@suncap.co.uk and marc@suncap.co.uk

with a copy (which will not constitute notice) to:

Winston & Strawn London LLP

CityPoint, One Ropemaker Street, London EC2Y 9AW, United Kingdom

Attn: Paul Amiss and Nicholas Usher

Email: pamiss@winston.com and nusher@winston.com

If to Pubco at or prior to the Share Acquisition Closing, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street, London, W8 4BN, United Kingdom Email: vinny.casey@vertical-aerospace.com with a copy (which will not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate, London, EC2M 3XF, United Kingdom

Attn: David Stewart and Robbie McLaren

Email: j.david.stewart@lw.com and robbie.mclaren@lw.com

If to Merger Sub prior to the Share Acquisition Closing, to: Vertical Merger Sub Ltd. 140-142 Kensington Church Street, London, W8 4BN, United Kingdom Email: vinny.casey@vertical-aerospace.com with a copy (which will not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate, London, EC2M 3XF, United Kingdom

Attn: David Stewart and Robbie McLaren

Email: j.david.stewart@lw.com and robbie.mclaren@lw.com

If to the Company at or prior to the Share Acquisition Closing, to:

Vertical Aerospace Group Ltd.

140-142 Kensington Church Street, London, W8 4BN, United Kingdom

Email: vinny.casey@vertical-aerospace.com

with a copy (which will not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate, London, EC2M 3XF, United Kingdom

Attn: David Stewart and Robbie McLaren

Email: j.david.stewart@lw.com and robbie.mclaren@lw.com

If to the Company Shareholders Representative or the Company Shareholders, to: Vincent Casey 140-142 Kensington Church Street, London, W8 4BN, United Kingdom Email: vinny.casey@vertical-aerospace.com with a copy (which will not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate, London, EC2M 3XF, United Kingdom

Attn: David Stewart and Robbie McLaren

Email: j.david.stewart@lw.com and robbie.mclaren@lw.com

If to Pubco, Merger Sub or the Company after the Share Acquisition Closing, to:

Vertical Aerospace Ltd.

140-142 Kensington Church Street, London, W8 4BN, United Kingdom

Email: vinny.casey@vertical-aerospace.com

with a copy (which will not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate, London, EC2M 3XF, United Kingdom

Attn: David Stewart and Robbie McLaren

Email: j.david.stewart@lw.com and robbie.mclaren@lw.com

13.2           Binding Effect; Assignment. Subject to Section 13.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco, Merger Sub and the Company (and after the Share Acquisition Closing, the Purchaser Representative and the Company Shareholders Representative), and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

13.3           Third Parties. Except for (i) the rights of the D&O Indemnified Persons and the Target Companies set forth in Section 8.18 and Section 12.2, respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement (ii) Avolon Warrantholders, solely with respect to Section 8.23 and no other section, each of which the Parties acknowledge and agree is an express third party beneficiary of Section 8.23, (iii) AA, solely with respect to Section 8.24 and no other section, which the Parties acknowledge and agree is an express third party beneficiary of Section 8.24 and (iv) Marcus Waley-Cohen, solely with respect to Section 8.25 and no other section, who the Parties acknowledge and agree is an express third party beneficiary of Section 8.25, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

13.4           Governing Law; Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to hear, determine and settle any Disputes and, for such purposes, irrevocably submit to the jurisdiction of such courts, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

For the purposes of this Section 13.4, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

13.5           Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognises and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

13.6           Exclusive Remedy. Save as expressly set out in this Agreement, the only right or remedy of Purchaser in relation to any statement, warranty, undertaking, assurance, promise, understanding or other provision set out in this Agreement or any Ancillary Document shall be for breach of this Agreement or the relevant Ancillary Document to the exclusion of all other rights and remedies (including those in tort or arising under statute) and, in respect of any breach of this Agreement or any Ancillary Document, the only remedy shall be a claim for damages in respect of such breach. Save as expressly set out in this Agreement, Purchaser shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, whether before or after the Share Acquisition Closing, and Purchaser waives any rights of rescission or termination it may have. The rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law except as otherwise expressly provided. Nothing in this Section 13.6 shall have the effect of excluding or limiting any liability for or remedy in respect of a Fraud Claim.

13.7           Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.8           Amendment. Without prejudice to the appointment of any successor Company Shareholders Representative or Purchaser Representative in accordance with Section 13.14(d) and Section 13.15(c), respectively, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco, Merger Sub, the Company, the Purchaser Representative and the Company Shareholders Representative.

13.9           Waiver. Subject to the following sentence, each of Purchaser, Pubco, Merger Sub and the Company, on behalf of itself and its Affiliates, and the Company Shareholders Representative, on behalf of the Company Shareholders, may seek to (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Share Acquisition Closing by Pubco or Purchaser shall also require the prior written consent of the Purchaser Representative and the Company Shareholders Representative.

13.10        Entire Agreement. This Agreement and the Ancillary Documents together set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement or the Ancillary Document, supersede and extinguish any prior drafts, agreements, undertakings, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. Each Party confirms that it has not entered into this Agreement or any Ancillary Document on the basis of any warranty, undertaking or other statement whatsoever by another Party which is not expressly incorporated into this Agreement or the relevant Ancillary Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any Ancillary Document other than pursuant to this Agreement or the relevant Ancillary Document. Nothing in this Section 13.10 shall have the effect of excluding or limiting any liability for or remedy in respect of a Fraud Claim.

13.11        Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:

(a)              references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(b)              references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(c)              reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(d)              any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with IFRS, or any other accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles;

(e)              general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(f)               the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(g)              the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

(h)              the term “or” means “and/or”;

(i)               the word “day” means calendar day unless Business Day is expressly specified;

(j)               every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the Share Acquisition Closing provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(k)              references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America and references to “sterling” or “£” are references to the lawful currency from time to time of the United Kingdom;

(l)               for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date;

(m)             references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(n)              references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(o)              references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(p)              words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

(q)              Each of the exhibits to this Agreement shall form part of this Agreement;

(r)               all warranties, indemnities, covenants, agreements and obligations given or entered into by more than one Company Shareholder under this Agreement are given or entered into severally (and thus not jointly and not jointly and severally) and accordingly the liability of each Company Shareholder in respect of any breach of any such obligation, undertaking or liability shall extend only to any loss or damage arising from its own breach;

(s)              reference to “in the ordinary course of business” means the ordinary and usual course of business of the relevant Party, consistent in all material respects during the period of twelve (12) months immediately prior to the date of this Agreement, including for the avoidance of doubt the relevant Company’s conduct in response to COVID-19; and

(t)               any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

13.12        Counterparts. This Agreement may be executed and delivered (including by email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.13        No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation.

13.14        Company Shareholders Representative.

(a)              By execution and delivery of this Agreement, all of the Company Shareholders collectively and irrevocably hereby appoint Vincent Casey (the “Company Shareholders Representative”) as their agent, attorney-in-fact and representative to act from and after the date hereof and to do any and all things and execute any and all documents which the Company Shareholders Representative determine may be necessary, convenient or appropriate in connection with the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Company Shareholders Representative hereunder, including: (i) execution of any documents and certificates pursuant to this Agreement; (ii) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) giving or agreeing to, on behalf of all or any of the Company Shareholders, any and all consents, waivers, amendments, modifications, extension or termination deemed by the Company Shareholders Representative, in its sole and absolute discretion, to be necessary or appropriate under or pursuant to this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) (A) disputing or refraining from disputing, on behalf of the Company Shareholders relative to any amounts to be received or paid by the Company Shareholders under this Agreement or any agreement contemplated hereby, any claim made by Purchaser, Purchaser Representative, Merger Sub or Pubco under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each the Company Shareholders, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of the Company Shareholders, any settlement agreement, release or other document with respect to such dispute or remedy; and (vi) engaging attorneys, accountants, agents or consultants on behalf of the Company Shareholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. The provisions of this Section 13.14 are irrevocable and coupled with an interest. The Company Shareholders Representative hereby accepts its appointment and authorisation as the Company Shareholders Representative under this Agreement.

(b)              The Purchaser Representative, Purchaser, Pubco and Merger Sub may conclusively and absolutely rely, without inquiry, upon any actions of the Company Shareholders Representative as the acts of the Company Shareholders hereunder or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise have rights in such capacity. The Purchaser Representative and Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Company Shareholders Representative as to (i) any payment instructions provided by the Company Shareholders Representative or (ii) any other actions required or permitted to be taken by the Company Shareholders Representative hereunder, and no Company Shareholder shall have any cause of action against the Purchaser Representative, Pubco, Merger Sub, Purchaser, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Company Shareholders Representative. The Purchaser Representative and Purchaser shall not have any Liability to the Company Shareholders for any allocation or distribution among the Company Shareholders of payments made to or at the direction of the Company Shareholders Representative. All notices or other communications required to be made or delivered to the Company Shareholders under this Agreement or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise has rights in such capacity shall be made to the Company Shareholders Representative for the benefit of the Company Shareholders, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to the Company Shareholders with respect thereto.

(c)              The Company Shareholders Representative, in its capacity as such, shall not have any personal liability for any amount owed to Purchaser, Merger Sub or Pubco pursuant to this Agreement. The Company Shareholders Representative shall not be personally liable to the Company Shareholders, in his or its capacity as the Company Shareholders Representative, for any personal liability of the Company Shareholders or otherwise, or for any error of judgment, or any act done or step taken or omitted by it, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement.

(d)              If the Company Shareholders Representative shall die, become disabled, dissolve (in the case of an entity), resign or otherwise be unable or unwilling to fulfil his, her or its responsibilities as representative and agent of Company Shareholders, or should the Company Shareholders Representative be revoked by mutual agreement of the Company Shareholders, then the Company Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation, revocation or other event, appoint a successor Company Shareholders Representative and notify the Purchaser Representative and/or Purchaser and Pubco in writing of the identity of such successor. Any such successor so appointed shall become a “Company Shareholders Representative” for purposes of this Agreement.

13.15        Purchaser Representative.

(a)              By execution and delivery of this Agreement, Purchaser, on behalf of itself and its successors and assigns, hereby irrevocably appoints the Sponsor as the Purchaser Representative and as its agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of Purchaser, to act on behalf of Purchaser from and after the Share Acquisition Closing in connection with: (i) terminating, amending or waiving on behalf of Purchaser any provision of this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (ii) signing on behalf of Purchaser any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Share Acquisition Closing consideration adjustment or indemnification claim; and (v) otherwise enforcing the rights and obligations of any Purchasers under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including giving and receiving all notices and communications hereunder or thereunder on behalf of Purchaser. All decisions and actions by the Purchaser Representative shall be binding upon Purchaser and its successors and assigns, and neither Purchaser nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.15 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorisation as the Purchaser Representative under this Agreement.

(b)              The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser as the Purchaser Representative while acting in good faith and without wilful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all losses incurred without gross negligence, bad faith or wilful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 13.15 shall survive the Share Acquisition Closing and continue indefinitely.

(c)              The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to Pubco, Merger Sub, Purchaser and the Company Shareholders Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

Article XIV
DEFINITIONS

14.1           Certain Definitions. For purpose of this Agreement, the following capitalised terms have the following meanings:

“Accounting Principles” means in accordance with IFRS, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Relevant Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and/or the Target Companies in the preparation of the audited Consolidated Company Financials for the calendar year ended 31 December 2020.

“Additional PIPE Amount” means up to $50.0 million of Pubco Ordinary Shares to be issued pursuant to subscriptions on substantially the same form as the Subscription Agreements and to be consummated simultaneously with the PIPE Subscriptions.

“Additional Warrants” means redeemable warrants of Pubco in an amount not to exceed 5.0% of the total enterprise value of Pubco, calculated as of immediately following the Transactions.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Share Acquisition Closing.

“Agreed Forms” means, in relation to any document, the form of that document which has been agreed in writing (including by e-mail) by or on behalf of the Purchaser and the Company to be the agreed form of such document, with such changes as Purchaser and the Company may mutually agree in writing (including by e-mail) before the Share Acquisition Closing.

“Ancillary Documents” means each agreement, instrument or document including the Purchaser Disclosure Schedules, Company Disclosures Schedules, Lock-Up Agreements, the Plan of Merger, Pubco Equity Incentive Plan, the Amended Purchaser Charter, the Amended Pubco Charter, the New Registration Rights Agreement, the Warrant Instruments and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering (including the Cayman Islands’ Anti-Corruption Act (As Revised)).

“Aviation Authority” means any Governmental Entity that is vested with the control and supervision of, or has jurisdiction over, the registration, airworthiness, design, production, operation or maintenance of any aircraft, or other matters relating to civil or military aviation, including the CAA and equivalent foreign governmental and quasi-governmental authorities, including civil aviation authorities in the relevant jurisdiction.

“Aviation Authorisations” means all type certificates, production certificates, parts manufacturing approvals, source approval requests, production verification audits, air carrier certificates, operator certificates, air agency certificates required to perform any work being performed by the Company or to engage in the operations conducted by the Company and other registrations, authorisations and certificates required by any Aviation Authority.

“Avolon Warrantholders” means each of (i) Chatsworth Aviation Limited, a company incorporated under the laws of Ireland with registered number 543646; and (ii) Maples Trustee Services (Cayman) Limited, a Cayman Islands company with registered number 239659.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalisation or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee (or their dependants) of such Person, or with respect to which such Person has or could have any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, London, England, or George Town, Cayman Islands, are authorised to close for business.

“Cayman Companies Act” means the Companies Act (As Revised), of the Cayman Islands.

“Cayman Merger Filing Documents” means the Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other law to make the Merger effective, including (i) in respect of Purchaser (a) the approval of the Merger by a majority of at least two-thirds of the votes of those shareholders of Purchaser entitled to vote and voting (in person or by proxy) at a duly convened and quorate meeting of the shareholders of Purchaser, (b) the approval of the Merger by the board of directors of Purchaser, (c) the declaration and undertaking by a director of the Purchaser in connection with the Merger in accordance with Section 233 of the Cayman Companies Act, and (d) a certificate of good standing of Purchaser dated as at a recent date; and (ii) in respect of Pubco, (a) the approval of the Merger by way of special resolution by SF as the sole shareholder of Pubco, (b) the approval of the Merger by the board of directors of Pubco, (c) the declaration and undertaking by a director of Pubco in connection with the Merger in accordance with Section 233 of the Cayman Companies Act, and (d) a certificate of good standing of Pubco dated as at a recent date.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986. Reference to a specific section of the Code shall include such section and any valid U.S. Treasury regulation promulgated thereunder (including proposed and temporary regulations).

“Company A Ordinary Shares” means the A ordinary shares of £0.00001 each in the capital of the Company.

“Company B Ordinary Shares” means the B ordinary shares of £0.00001 each in the capital of the Company.

“Company Z Ordinary Shares” means the Z ordinary shares of £0.00001 each in the capital of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, or the Company Shareholders or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, at the time of the disclosure to Purchaser or its Representatives (i) was generally available publicly and was not disclosed in breach of this Agreement, or (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Fundamental Warranties” means the warranties contained in Sections 6.1 (Organisation and Standing), 6.2 (Authorisation; Binding Agreement), 6.4 (Subsidiaries), 6.5 (Governmental Approvals), 6.6 (Non-Contravention), and 6.27 (Finders and Brokers).

“Company IP Licenses” means, collectively, (i) the Material Inbound Licenses and (ii) the Material Outbound Licenses.

“Company Loan Note Shares” means the 12,893 Company A Ordinary Shares which will be issued and fully paid immediately prior to the Share Acquisition Closing in accordance with the terms of the applicable Loan Notes.

“Company Options” means the 19,076 options issued by the Company.

“Company Shares” means the Company A Ordinary Shares, the Company B Ordinary Shares, excluding (i) the Company Loan Note Shares and (ii) the AA Shares.

“Company Owned IP” means the Intellectual Property owned or purported to be owned by the Target Companies including that listed in Schedule 6.13(a)(i) and (ii).

“Company Product” means each of the products and services (including all versions thereof) that have been or are currently being marketed, distributed, licensed, sold, offered, supported, made available or provided, or for which any material development has commenced, by or on behalf of any Target Company.

“Company Securities” means, collectively, the Company Shares and the Company Convertible Securities.

“Company Shareholders Fundamental Warranties” means the warranties contained in Sections 7.1 (Organisation and Standing), 7.2 (Authorisation; Binding Agreement), 7.3 (Ownership), 7.4 (Governmental Approvals), 7.5 (Non-Contravention), and 7.8 (Finders and Brokers).

“Company Software” means all Software owned or purported to be owned by the Target Companies.

“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of the Company, which the Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of the Company which the Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts.

“Consent” means any consent, approval, waiver, authorisation or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Convertible Loan Note Instrument” means the convertible loan note instrument of the Company dated 11 March 2021.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewals and extensions thereof, and non-registered copyrights.

“COVID-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any evolutions or mutations thereof.

“COVID-19 Measures” shall mean any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard”, shut down, closure, sequester directive, guideline or recommendation made by an applicable Governmental Authority or any other applicable Law in connection with or in response to COVID-19.

“Data Protection Laws” means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor laws arising out of the withdrawal of a member state from the European Union, including the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, the Data Protection Act (As Revised) of the Cayman Islands; and (c) any other data protection, privacy or cybersecurity Laws, regulations, or regulatory requirements, guidance and codes of practice applicable to the processing or security of personal data, in each case as amended and/or replaced from time to time.

“Data Room” means the electronic data room hosted by Intralinks titled “Project Vector – Data Room” made available to Purchaser no less than two Business Days prior to the date of this Agreement comprising the actual copies of documents and other information relating to the Target Companies made available to the Purchaser online, as itemised in the data room index in the Agreed Form.

“Environmental Law” means any Law in effect on or prior to the date hereof any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapour, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Rate” means with respect to a particular currency for a particular day, the closing mid-point spot rate of exchange for that currency into Dollars on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC Bank plc as at the close of business in London as at such date.

“Exchange Ratio” means one (1) Pubco Ordinary Share for one (1) Purchaser Class A Share.

“Exchange Shares” means 210,000,000 Pubco Ordinary Shares.

“Export Control Laws” means any Law or Order related to import and export controls administered and enforced by the European Union, the United Kingdom or United States, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations such other controls administered by the U.S. Customs and Border Protection.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“fairly disclosed” means disclosed by the Company Disclosure Schedules or the Purchaser Disclosure Schedules (as applicable) in such detail (taking into account, in respect of the Company Disclosure Schedules, specific documents in the Data Room specifically identified by the relevant specific disclosure in the Company Disclosure Schedules, if applicable) as would reasonably be required by a reasonable person to make an assessment of the nature and extent of the matter disclosed.

“Fraud Claim” means any claim based in whole or in part upon fraud.

“Fully Diluted Shares” means the aggregate number of Company Shares, Company Loan Note Shares and AA Shares.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any national or supra-national, federal, state, local or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body of any jurisdiction.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mould, and urea formaldehyde insulation.

“Health and Safety Laws” means any and all Laws concerning health and safety matters and any and all regulations or orders made or issued under any such Laws and any relevant codes of practice, guidance notes and the like issued by government agencies.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Immaterial Licenses” means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) permitted use right to confidential information in a non-disclosure agreement; (b) license, assignment, covenant not to sue, or waiver of rights with any current and former founders, employees, consultants or independent contractors of such Target Company for the benefit of the Target Companies; (c) any non-exclusive license with end-users; and (d) any non-exclusive license that is not material to the businesses of the Target Companies and is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a non-exclusive license to use the trademarks of an Target Company for the purposes of promoting the goods or services of the Target Companies; (ii) vendor Contract that includes permission for the vendor to identify a Target Company as a customer of the vendor; (iii) Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property rights that are not material to the business of the Target Company; or (iv) license for the use of Software that is preconfigured, preinstalled, or embedded on hardware or other equipment and is not included in any Company Product.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest),

(b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not,

(c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case, whether or not drawn,

(d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS, or any other accounting principles used by such Person,

(e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled,

(f) all obligations of such Person in respect of acceptances issued or created,

(g) all derivative, hedging, interest rate, currency, swap or similar arrangements, including swaps, caps, collars, hedges or similar agreements under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency,

(h) all obligations secured by a Lien on any property or asset of such Person,

(i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person,

(j) any severance payments trigged prior to the Share Acquisition Closing, defined benefit pension liabilities or deferred compensation or other compensation or benefit liabilities (including any employer, Tax or social security contributions and payroll Taxes payable in connection therewith) and

(k) all obligations described in clauses (a) through (j) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude the Company Transaction Expenses and the Purchaser Transaction Expenses, as applicable.

“Infringement” or “Infringe” shall mean that a given item or activity directly or indirectly (including secondarily, contributorily, by inducement or otherwise) infringes, misappropriates, dilutes, constitutes unauthorised use of, or otherwise violates the Intellectual Property of, or right of publicity of, any Person.

“Intellectual Property” means all rights in Patents, utility models, Trademarks, internet domain names, social media accounts and handles, Copyright (including rights in computer software), design rights, moral rights, database rights, topography rights, Trade Secrets, confidential information and knowledge (including know how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), intellectual property rights in Software, databases and collections of data and data analytics and rights protecting goodwill and reputation, in all cases whether registered or unregistered; all other forms of protection having a similar nature or effect in any jurisdiction throughout the world, to any of the foregoing and applications for or registrations of any of the foregoing rights.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IPO” means the initial public offering of the Purchaser Ordinary Shares and the Purchaser Public Warrants pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of 10 September 2020, and filed with the SEC on 14 September 2020 (File No. 333-245663).

“IT Systems” means all computer hardware and peripherals, telecommunications and network equipment, and all Software (in source code and object code forms), including all documentation and associated proprietary materials and services associated with or necessary to any of the foregoing, owned, used, leased or licensed in by or to any Target Company (including for hosting or colocation).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Key Employees” means S. Fitzpatrick, V. Casey, M. Cervenka, E. Samson, E. Dominguez Puerta, T. Williams, L. Somerville, M. Bhabuta, P. Harper, V. Terry, M. Gascoyne and L. Blakeley.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of the executive officers, directors or secretary of the Company and any Target Companies, having read and carefully considered the relevant provision, or (b) any other Party, (i) if an entity, the actual knowledge of its executive officers, directors or secretary, having read and carefully considered the relevant provision, or (ii) if a natural person, the actual knowledge of such Party, having read and carefully considered the relevant provision. No Party shall be deemed to have any other actual, imputed or constructive knowledge regarding the subject matter of any of the relevant provisions.

“Law” means any national or supra-national, federal, state, local, municipal or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favour of another Person, or any filing or agreement to file a financing statement as debtor under applicable Law.

“Loan Note Holders” means Microsoft Corporation and Rocket Internet SE.

“Material Adverse Effect” means, with respect to any specified Person, any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: has had a material adverse effect on (a) the business, assets, financial condition or results of operations of Person and its Subsidiaries; or (b) would reasonably be expected to prevent or materially delay or materially impede the ability of such Person or any of its Subsidiaries to consummate the Transactions on a timely basis; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Material Adverse Effect pursuant to clause (a) has occurred: (i) war (whether or not declared), acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, tsunamis, pandemics (including COVID-19 or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or other natural or man-made disasters; (iii) changes attributable to the public announcement, pendency or completion of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (v) changes or proposed changes in GAAP, IFRS or other applicable accounting principles (or any interpretation thereof) after the date of this Agreement; (vi) general, global, national, regional, state or local economic, regulatory, political or social conditions, or conditions generally affecting the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which the Subsidiary or any of its Subsidiaries operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Material Adverse Effect; (ix) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); or (x) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement, or (B) taken with the prior written consent of or at the prior written request of Pubco, Purchaser and Merger Sub; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above materially and disproportionately adversely affect the business, assets, financial condition or results of operations of such Person or any of its Subsidiaries relative to similarly situated Persons in the industries in which such Person or any of its Subsidiaries conducts its operations, then such impact may be taken into account in determining whether a Material Adverse Effect has occurred.

“Material Supplier” means any Person who supplies goods or services to the Target Group which involves an annual liability for the Target Group in excess of $2,000,000.

“NIS Directive” means Directive (EU) 2016/1148 concerning measures for a high common level of security of network and information systems across the European Union, and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements the foregoing directive, including the UK Network and Information Systems Regulations 2008, in each case as amended, consolidated, re-enacted or replaced from time to time.

“NYSE” means the New York Stock Exchange.

“Open Source Materials” means Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms—including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), Server Side Public License (SSPL), Redis Source Available License Agreement, European Union Public License (EUPL), BSD licenses, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License, any “sharealike” Creative Commons licenses (such as CC-BY-SA 4.0), any license that includes the Commons Clause and any license that is approved by, or substantially similar to a license approved by, the Open Source Initiative (www.opensource.org/licenses).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organisational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar documents which governs its establishment and/or its governance or organisation, in each case, as amended.

“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, re-examinations, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorisations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, IFRS or other applicable accounting principles with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, company, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organisation, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Portion” means, with respect to each Company Shareholder, following the conversion of the Loan Notes and as of immediately prior to the Share Acquisition Closing, the quotient (rounded down to the nearest fourth decimal place) of: (a) the number of Company Shares held by such Shareholder, respectively, divided by (b) the Fully Diluted Shares.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Companies Act.

“Pubco and Merger Sub Fundamental Warranties” means the warranties contained in Sections 5.1 (Organisation and Standing), 5.2 (Authorisation; Binding Agreement), 5.3 (Governmental Approvals), 5.4 (Non-Contravention) and 5.8 (Finders and Brokers).

“Pubco Ordinary Shares” means the ordinary shares, with a par value of US$0.0001, of Pubco.

“Pubco Public Warrant” means each one (1) warrant of Pubco entitling the holder thereof to purchase one (1) Pubco Ordinary Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the public warrants of Purchaser.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Public Warrants, collectively.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, at the time of the disclosure to the Company, Pubco, the Company Shareholders or any of their respective Affiliates or Representatives, (i) was generally available publicly and was not disclosed in breach of this Agreement, or (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Share Acquisition Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Fundamental Warranties” means the warranties contained in Sections 4.1 (Organisation and Standing), 4.2 (Authorisation; Binding Agreement), 4.3 (Governmental Approvals), 4.4 (Non-Contravention) and 4.16 (Finders and Brokers).

“Purchaser Class A Shares” means a Class A ordinary share of a par value of $0.0001 in the share capital of Purchaser.

“Purchaser Class B Shares” means a Class B ordinary share of a par value of $0.0001 in the share capital of Purchaser.

“Purchaser Ordinary Shares” means the Purchaser Class A Shares and the Purchaser Class B Shares.

“Purchaser Private Warrant” means each one (1) warrant of Purchaser entitling the holder thereof to purchase one (1) Purchaser Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the private warrants of Purchaser.

“Purchaser Public Units” means the units of Purchaser, each unit consisting of one (1) ordinary share and one-half of one (1) warrant of Purchaser.

“Purchaser Public Warrant” means each one (1) warrant of Purchaser entitling the holder thereof to purchase one (1) Purchaser Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the public warrants of Purchaser.

“Purchaser Securities” means the Purchaser Ordinary Shares, the Purchaser Public Warrants and the Purchaser Private Warrants, collectively.

“Purchaser Transaction Expenses” means the aggregate amount of (a) all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of Purchaser, which Purchaser has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of Purchaser which Purchaser has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts and (b) any Stamp Duty payable by Pubco.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Relevant Date” means (a) the Share Acquisition Closing Date, if the Share Acquisition Closing is occurring on the last day of a calendar month, or (b) the date falling on the last day of the calendar month immediately prior to the Share Acquisition Closing Date, if the Share Acquisition Closing is not occurring on the last day of a calendar month.

“Remedial Action” means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sanctioned Country” means any country or region that is targeted by comprehensive export, import, financial or investment embargo under any Sanctions Laws (which currently comprise Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means: (i) any Person included on any restricted party list administered by the European Union, the United Kingdom, or the United States, including, without limitation, the UK Consolidated List of Financial Sanctions Targets, the Consolidated List of Persons, Groups, or Entities Subject to EU Financial Sanctions, and the U.S. Specially Designated Nationals and Block Persons List; (ii) any Person that is ordinarily resident in or organized under the laws of a Sanctioned Country; or (iii) any Governmental Entity of a Sanctioned Country; or (iv) any Person that is owned or controlled by one or more persons described in (i), (ii), or (iii) above.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury of the United Kingdom, or (v) United Kingdom sanctions extended to the Cayman Islands by Orders of Her Majesty in Council and sanctions imposed by Cayman Islands authorities, under Cayman Islands legislation.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933.

“Software” means any computer software programs or firmware, in source code and object code form, including application programming interfaces, development tools, user interfaces, any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, all media and other tangible property necessary for the delivery or transfer thereof, and all documentation related thereto.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002.

“Stamp Duty” means all stamp duty and any other transfer Taxes arising as a result of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, all of the Company and its direct and indirect Subsidiaries and “Target Company” means any of them.

“Tax Authority” means any Governmental Authority responsible for the collection, imposition or administration of Taxes or Tax Returns.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto and regardless of whether such taxes, penalties, charges, costs and interest are directly or primarily chargeable against or attributable to any other person but are instead imposed upon any secondarily liable person by operation of Law.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, algorithms, source code, formulae, know-how, data, mask works, discoveries, inventions, invention disclosures, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, getup, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewals and extensions thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of 10 September 2020, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.

“UK Companies Act” means the Companies Act of 2006.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalisation or other similar transaction during such period.

“Warrant Instrument” means each of the Avolon Warrant Instrument and the American Warrant Instrument.

14.2           Section References

. The following capitalised terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AA Shares	Recitals
AA SPA	Recitals
Agreement	Preamble
Amended Pubco Charter	10.1(d)
Amended Purchaser Charter	1.4
American Warrant Instrument	Recitals
Antitrust Laws	8.12(b)
Avolon Warrant Instrument	Recitals
Business Combination	12.1
Business Intellectual Property	6.13(b)
Closing Cash	8.19(b)
Closing Filing	8.15(b)
Closing Press Release	8.15(b)
Company	Preamble
Company Benefit Plan	6.20(a)
Company Certificate	2.3(a)(ii)
Company Disclosure Schedules	Article VI
Company Material Contract	6.12(a)
Company Permits	6.10
Company Real Property Leases	0
Company Registered IP	6.13(a)
Company Shareholder Approvals	8.14(g)
Company Shareholders	Preamble
Company Shareholders Representative	13.14(a)
Consolidated Company Financials	8.7
Contributor	6.13(e)
D&O Indemnified Persons	8.18(a)
D&O Tail Insurance	8.18(b)
Dispute	13.4
Enforceability Exceptions	4.2
Environmental Permits	6.21(a)
Expenses	11.3, 11.3, 11.3
HMRC	2.4

Term	Section

Intended Tax Treatment	1.15
Interim Period	8.1(a)
LNH SPA	Recitals
Loan Notes	Recitals
Lock-Up Agreement	8.21
Management Accounts	6.7(a)
Material Inbound Licenses	6.12(a)(x)
Material Outbound Licenses	6.12(a)(xi)
Merger	Recitals
Merger Closing	3.1
Merger Closing Date	3.1
Merger Effective Time	1.2
Merger Sub	Preamble
New Registration Rights Agreement	8.20
Non-Recourse Parties	13.13
OFAC	4.17(c)
Outside Date	11.1(b)
Parties	Preamble
Party	Preamble
PIPE Investment Amount	4.18
PIPE Subscriptions	Recitals
Plan of Merger	1.1
Proxy Statement	8.14(a)
Pubco	Preamble
Pubco Equity Incentive Plan	8.22
Pubco Options	2.4
Purchaser	Preamble
Purchaser Disclosure Schedules	Article IV
Purchaser Financials	4.6(c)
Purchaser Material Contract	4.13(a)
Purchaser Recommendation	4.2
Purchaser Representative	Preamble
Redemption	8.14(a)
Registration Statement	8.14(a)
Related Person	6.22
Released Claims	12.1
Releasing Persons	12.2
Required Shareholder Approval	10.1(a)
SEC Reports	4.6(a)
SF	Recitals
Share Acquisition	Recitals
Share Acquisition Closing	3.1
Share Acquisition Closing Date	3.1
Shareholder Approval Matters	8.14(a)
Shareholder Support Letters	Recitals
Signing Filing	8.15(b)
Signing Press Release	8.15(b)
Special Shareholder Meeting	8.14(a)
Sponsor	Preamble
Sponsor Registration Rights Agreement	Recitals
Sponsor Support Letters	Recitals
STFs	2.3(a)(i)
Subscribers	Recitals
Subscription Agreements	Recitals
Surviving Company	1.1
Transactions	Recitals
Transfer Agent	2.8
U.S. Securities Laws	8.10

SCHEDULE 1

Company Shareholder	Class of Share Held	Number of Company Shares Held
Stephen Fitzpatrick	Company A Ordinary Shares	123,220
Mark Yemm	Company B Ordinary shares	4,714
Samuel Sugden	Company B Ordinary shares	118

[Signature Pages Follow]

EXHIBIT A

Form of New Registration Rights Agreement

See attached.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement is entered into as of [ ● ] 2021, by and among (i) Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability (the “Company”), (ii) the parties listed on Schedule A hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”), and (iii) for the limited purpose set forth in Section 5.5 of this Agreement, Broadstone Acquisition Corp., a Cayman Islands exempted company (“Broadstone”). Certain capitalized terms used and not otherwise defined herein are defined in Article 1 hereof.

RECITALS

WHEREAS, (i) the Company; (ii) Broadstone; (iii) Sponsor; (iv) Vertical Merger Sub Ltd., a Cayman Islands exempted company incorporated with limited liability (“Merger Sub”); (v) Vertical Aerospace Group Ltd., a company limited by shares incorporated in England under registration number 12590994 (“Vertical”); (vi) Vincent Casey, a British citizen; and (vii) the Company Shareholders (as defined in the Business Combination Agreement) have entered into that certain Business Combination Agreement dated as of June [ ● ], 2021 (the “Business Combination Agreement”), pursuant to which, among other things, Broadstone will merge with and into Merger Sub (the “Merger”) and the Company will acquire all of the issued and outstanding shares of Vertical (the “Share Acquisition”);

WHEREAS, pursuant to the Business Combination Agreement, the Avolon Warrant Instrument and/or the American Warrant Instrument, as of the date hereof, the Holders are the holders of the Ordinary Shares (or warrants representing such Ordinary Shares) set forth in Schedule A to this Agreement; and

WHEREAS, on or about the date hereof, each Holder is entering into a lock-up agreement with the Company (each a “Lock-Up Agreement”), pursuant to which, among other things, each Holder agrees not to transfer Ordinary Shares for a certain period of time following the Closing, subject to certain exceptions specified therein;

WHEREAS, Broadstone and Sponsor entered into that certain Registration Rights Agreement, dated as of September 10, 2020 (the “Prior Agreement”);

WHEREAS, Broadstone and Sponsor wish to terminate the Prior Agreement, with such termination effective as of the date hereof, in order to provide for the terms and conditions included herein;

WHEREAS, the parties hereto are entering into this Agreement concurrently with, and contingent upon, the Closing.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS

1.1	Definitions. The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“AA Securities” means the securities of the Company that are registrable pursuant to the AA SPA.

“AA SPA” shall have the meaning ascribed to such term in the Business Combination Agreement.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall mean this Registration Rights Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“American Warrant Instrument” shall mean the American Warrant Instrument dated on or around the date hereof.

“American Warrants” shall have the meaning given to the term “Warrants” in the American Warrant Instrument.

“Automatic Shelf Registration Statement” shall have the meaning given in Section 2.3.1.

“Avolon Warrant Instrument” shall mean the Avolon Warrant Instrument dated on or around the date hereof.

“Avolon Warrants” shall have the meaning given to the term “Warrants” in the Avolon Warrant Instrument.

“Board” shall mean the Board of Directors of the Company.

“Broadstone” shall have the meaning given in the Preamble hereto.

“Broadstone IPO Prospectus” shall mean the final prospectus of Broadstone, dated as of September 10, 2020, and filed with the SEC on September 14, 2020 (File No. 333-245663).

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall mean the closing of the Merger and the Share Acquisition in accordance with the terms of the Business Combination Agreement.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto.

“Demand Registration” shall have the meaning given in Section 2.1.1.

“Demanding Holder” shall have the meaning given in Section 2.1.1.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as it may be amended from time to time.

“Holders” shall have the meaning given in the Preamble hereto.

“LNH Securities” means the securities of the Company that are registrable pursuant to the LNH SPA.

“LNH SPA” shall have the meaning ascribed to such term in the Business Combination Agreement.

“Lock-Up Agreement” shall have the meaning given in the Recitals hereto.

“Long Form Registration” shall have the meaning given in Section 2.1.1.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.4.

“Merger” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement not misleading or, in the case of a Prospectus, not misleading in the light of the circumstances under which they were made.

“Ordinary Shares” shall mean the ordinary shares, with a par value of US$0.0001, of the Company.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the lock-up period in the applicable Lock-Up Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“PIPE Subscription Agreements” means those certain subscription agreements, each dated June [●], 2021, entered into by and among the Company and the persons identified therein as “Subscribers”.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean the Ordinary Shares and securities set forth on Schedule A (including any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Ordinary Shares); provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses relating to a Registration, including, without limitation, the following:

(a)         all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(b)        fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters, if any, in connection with blue sky qualifications of Registrable Securities);

(c)         printing, messenger, telephone and delivery expenses;

(d)         reasonable fees and disbursements of counsel for the Company;

(e)         reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f)         reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in Section 2.1.1.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Share Acquisition” shall have the meaning given in the Recitals hereto.

“Shelf Registration” and “Shelf Registration Statement” shall have the meaning given in Section 2.3.1.

“Shelf Offering”, “Shelf Offering Request” and “Shelf Offering Notice” shall have the meaning given in Section 2.3.1.

“Short Form Registration” shall have the meaning given in Section 2.3.

“Sponsor” shall mean Broadstone Sponsor LLP, a United Kingdom limited liability partnership, with registered number OC431761 and whose registered office is at 2nd Floor, 7 Portman Mews South, London, United Kingdom W1H 6AY.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to one or more Underwriters in a firm commitment underwriting for distribution to the public.

2.	REGISTRATIONS

2.1	Demand Registration.

(a)	Request for Registration. Subject to the provisions of Section 2.1.4 hereof, at any time and from time to time on or after the date hereof, Holders of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within twenty (20) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within three (3) business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than one (1) Registration pursuant to a Demand Registration in any six (6) month period under this Section 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form F-1 or any similar long-form registration statement that may be available at such time (“Long Form Registration”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Long Form Registration have been sold, in accordance with Section 3.1 of this Agreement. Each Holder agrees that such Holder shall treat as confidential the receipt of the notice of Demand Registration and shall not disclose or use the information contained in such notice of Demand Registration without the prior written consent of the Company or until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement.

(b)	Effective Registration. Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided further that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently enjoined by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing of such election not later than five (5) days following such removal, rescinding or termination; provided further that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

(c)	Underwritten Offering. Subject to the provisions of Section 2.1.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

(d)	Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advise the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

(e)	Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least three (3) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least five (5) business days prior to the time of pricing of the applicable offering).

2.2	Piggyback Registration.(a)Piggyback Rights. If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of persons other than the Holders of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a registered offering not involving a “road show” or other substantial marketing efforts or a widespread distribution of securities, such as a “registered direct” offering (whether or not underwritten), (v) for an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, or (vi) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than five (5) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) business days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The Company shall have the right to terminate or withdraw any Registration Statement initiated by it under this Section 2.2.1 before the effective date of such Registration, whether or not any Holder has elected to include Registrable Securities in such Registration.

(b)	Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advise the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Ordinary Shares that the Company desires to sell, taken together with (i) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(i)	If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration: (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, pro rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to Section 2.2.1 hereof, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(ii)	If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration: (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to Section 2.2.1 hereof, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

(c)	Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

(d)	Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3	Short Form Registrations. Subject to the provisions of Section 2.1.4 hereof, the Holders of Registrable Securities may, on no more than one (1) occasion in any six (6) month period, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form F-3 or similar short form registration statement that may be available at such time (“Short Form Registration”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. The Holders making a Demand Registration may request that the registration be made pursuant to Rule 415 under the Securities Act (a “Shelf Registration”) and, if the Company is a “well known seasoned issuer” as defined under Rule 405 at the time any request for a Demand Registration is submitted to the Company, that such Shelf Registration be an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “Automatic Shelf Registration Statement”). Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Short Form Registration, the Company shall, as promptly as is reasonably practicable, give written notice of the proposed Short Form Registration to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Short Form Registration shall so notify the Company, in writing, within three (3) business days after the receipt by the Holder of the notice from the Company. As soon as reasonably practicable thereafter, but not more than fifteen (15) days after the Company’s initial receipt of such written request for a Short Form Registration, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to this Section 2.3 if: (i) Short Form Registration is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000. (a)Shelf Registrations.

(i)	Subject to the availability of financial information required by applicable securities laws, as promptly as practicable after the Company receives written notice of a request for a Shelf Registration, but in any event within sixty (60) days of the mailing of the Company’s notice pursuant to Section 2.3 (provided that all necessary documents for such registration can be obtained and prepared within such 60-day period), the Company shall file with the Commission a registration statement under the Securities Act for the Shelf Registration (a “Shelf Registration Statement”). The Company shall use its reasonable best efforts to cause any Shelf Registration Statement to be declared effective under the Securities Act as soon as practicable after the initial filing of such Shelf Registration Statement, and once effective, the Company shall cause such Shelf Registration Statement to remain continuously effective for such time period as is specified in the request by the Holders, but for no time period longer than the period ending on the earliest of (A) the third anniversary of the initial effective date of such Shelf Registration Statement, (B) the date on which all Registrable Securities covered by such Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement, and (C) the date as of which there are no longer any Registrable Securities covered by such Shelf Registration Statement in existence. Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to prepare a Shelf Registration Statement with respect to all of the Registrable Securities owned by or issuable to the Holders requesting such Shelf Registration to enable and cause such Shelf Registration Statement to be filed and maintained with the Commission as soon as practicable after the Company is eligible to file a Shelf Registration Statement for a Short Form Registration. In order for any Holder to be named as a selling securityholder in such Shelf Registration Statement, the Company may require such Holder to deliver all information about such Holder that is required to be included in such Shelf Registration Statement in accordance with applicable law, including Item 507 of Regulation S-K promulgated under the Securities Act.

(ii)	In the event that a Shelf Registration Statement is effective, Holders of Registrable Securities shall have the right at any time or from time to time to elect to sell pursuant to an offering (including an underwritten offering (an “Underwritten Takedown”)) Registrable Securities available for sale pursuant to such registration statement (“Shelf Registrable Securities”), so long as the Shelf Registration Statement remains in effect. The applicable Holders shall make such election by delivering to the Company a written request (a “Shelf Offering Request”) for such offering specifying the number of Shelf Registrable Securities that such Holders desire to sell pursuant to such offering (the “Shelf Offering”). In the case of an Underwritten Takedown, as promptly as practicable, but no later than two (2) Business Days after receipt of a Shelf Offering Request, the Company shall give written notice (the “Shelf Offering Notice”) of such Shelf Offering Request to all other Holders of Shelf Registrable Securities. The Company shall include in such Shelf Offering the Shelf Registrable Securities of any other Holder that shall have made a written request to the Company for inclusion in such Shelf Offering (which request shall specify the maximum number of Shelf Registrable Securities intended to be sold by such Holder) within five (5) Business Days after the receipt of the Shelf Offering Notice. The Company shall, as expeditiously as possible (and in any event within ten (10) Business Days after the receipt of a Shelf Offering Request, unless a longer period is agreed to by the Holders of the Registrable Securities that made the Shelf Offering Request), use its reasonable best efforts to facilitate such Shelf Offering.

(iii)	Notwithstanding the foregoing, if any Holder desires to effect a sale of Shelf Registrable Securities that does not constitute an Underwritten Takedown, the Holder shall deliver to the Company a Shelf Offering Request no later than two (2) Business Days prior to the expected date of the sale of such Shelf Registrable Securities, and subject to the limitations set forth in Section 2.3.1(a), the Company shall file and effect an amendment or supplement to its Shelf Registration Statement for such purpose as soon as reasonably practicable.

(iv)	The Company shall, at the request of Holders of the Registrable Securities covered by a Shelf Registration Statement, file any prospectus supplement or, if the applicable Shelf Registration Statement is an Automatic Shelf Registration Statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by such Holders to effect such Shelf Offering.

(b)	Priority on Shelf Offerings. Subject to the provisions of Section 2.1.4 hereof, if the number of Registrable Securities which can be included on a Shelf Registration Statement is otherwise limited by Instruction I.B.5 to Form F-3 (or any successor provision thereto), the Company shall include in such registration or offering prior to the inclusion of any securities which are not Registrable Securities the number of Registrable Securities requested to be included which can be included on such Shelf Registration Statement in accordance with the requirements of Form F-3, pro rata among the respective Holders thereof on the basis of the amount of Registrable Securities owned by each such Holder that such Holder of Registrable Securities shall have requested to be included therein.

2.4	Restrictions on Registration Rights. If: (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Demand Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board or another authorized representative of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than forty-five (45) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

3.	COMPANY PROCEDURES

3.1	General Procedures. If at any time on or after the date hereof the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible:

(a)	prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective for a period of up to one hundred eighty (180) days or, if earlier, until all Registrable Securities covered by such Registration Statement have been sold;

(b)	prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c)	prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d)	prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e)	cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(f)	provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g)	advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h)	at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference into such Registration Statement or Prospectus) furnish a copy thereof to each seller of such Registrable Securities or its counsel;

(i)	notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

(j)	permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriters to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(k)	obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

(l)	on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

(m)	in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering;

(n)	make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

(o)	if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

(p)	otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Holders in connection with such Registration.

3.2	Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company; provided, however, that the Company shall not be required to pay for more than one (1) registration proceeding with respect to a registration request begun pursuant to Section 2.1 by the Demanding Holders, if such registration request is subsequently withdrawn at the request of the Demanding Holders. Any Registration Expenses of Registrations not borne by the Company pursuant to the immediately preceding sentence shall be borne by the Demanding Holders pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3	Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4	Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5	Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

4.	INDEMNIFICATION AND CONTRIBUTION

4.1	Indemnification.

(a)	In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this Section 4.1.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed.

(b)	In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) and any other Holder of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

(c)	Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which he, she or it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)	The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

(e)	If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

5.	MISCELLANEOUS

5.1	Notices. All notices, demands, requests, consents, approvals or waivers and other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, nationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):To the Company:

Vertical Aerospace Ltd.

140-142 Kensington Church Street, London W8 4BN, United Kingdom

vinny.casey@vertical-aerospace.com

To Broadstone:

Broadstone Acquisition Corp.

7 Portman Mew South, Marylebone, London W1H 6AY, United Kingdom

Attn: Edward Hawkes and Marc Jonas

Email: edward.hawkes@suncap.co.uk and marc@suncap.co.uk

To a Holder: to the address set forth beside such Holder’s name on Schedule A hereto.

5.2	Assignment; No Third Party Beneficiaries.

(a)	This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b)	Prior to the expiration of the lock-up period in the applicable Lock-Up Agreement, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee assumes such Holder’s rights and obligations under this Agreement upon its, his or her execution and delivery of a joinder agreement, in form and substance reasonably acceptable to the Company agreeing to be bound by the terms and conditions of this Agreement as if such person were a Holder party hereto; whereupon such person will be treated for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as such Holder with respect to the transferred Registrable Securities.

(c)	This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

(d)	This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

(e)	No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3	Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable. .

5.4	Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5	Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. Without limiting the generality of the foregoing, Broadstone and Sponsor hereby agree that the Prior Agreement is hereby terminated and of no further force or effect.

5.6	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 5.6 or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 5.1 and that nothing in this Section 5.6 shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

5.7	WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE HOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.8	Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected provided further that no consent of any Piggyback Registration Rights Holder shall be required with respect to any such waiver, amendment or modification, except with respect to any waiver, amendment or modification that adversely affects such Piggyback Registration Rights Holder, solely in its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity). No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.8 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

5.9	Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.10	Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.111	Remedies Cumulative. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.12	Other Registration Rights. The Company represents and warrants that no person, other than a holder of (i) Registrable Securities, (ii) securities of the Company that are registrable pursuant to the PIPE Subscription Agreements, (iii) securities of the Company that are registrable pursuant to the Avolon Warrant Instrument, (iv) a holder of securities of the Company that are registrable pursuant to the American Warrant Instrument, (v) a holder of AA Securities and (vi) a holder of LNH Securities has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that, except with respect to the PIPE Subscription Agreements, the Avolon Warrants, the American Warrants, the AA Securities and the LNH Securities, this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. Notwithstanding the foregoing, the Company and the Holders hereby acknowledge that the Company has granted resale registration rights to certain holders of Company securities in the PIPE Subscription Agreements, the Avolon Warrant Instrument, the American Warrant Instrument, the AA SPA and the LNH SPA, and that nothing herein shall restrict the ability of the Company to fulfil its resale registration obligations under such agreements.

5.13	Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date as of which no Registrable Securities remain outstanding. The provisions of Section 3.5 and Article 4 shall survive any termination.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

VERTICAL AEROSPACE LTD.

By:
Name:	[ ● ]
Title:	[ ● ]

BROADSTONE:

BROADSTONE ACQUISITION CORP.

By:
Name:	Edward Hawkes
Title:	Chief Financial Officer

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS:

BROADSTONE SPONSOR LLP

By:
Name:	James Mount
Title:	Designated Member

AMERICAN AIRLINES, INC.

By:
Name:
Title:

CHATSWORTH AVIATION LIMITED

By:
Name:
Title:

MAPLES TRUSTEE SERVICES (CAYMAN) LIMITED

By:
Name:
Title:

STEPHEN FITZPATRICK

MARK YEMM

SAMUEL SUGDEN

[Signature Page to Registration Rights Agreement]

SCHEDULE A

Holder	Address	Number of Ordinary Shares or securities

Broadstone Sponsor LLP, a United Kingdom limited liability partnership, with registered number OC431761 and whose registered office is at 2nd Floor 7 Portman Mews South, London, United Kingdom, W1H 6AY

	7 Portman Mews South, London, United Kingdom W1H 6AY.	[ ● ] ordinary shares
American Airlines, Inc.	1 Skyview Drive Fort Worth, Texas 76155 United States	[ ● ] ordinary shares represented by warrants to be issued in accordance with the American Warrant Instrument
Chatsworth Aviation Limited, a company incorporated under the laws of Ireland with registered number 543646		[ ● ] ordinary shares represented by warrants to be issued in accordance with the Avolon Warrant Instrument
Maples Trustee Services (Cayman) Limited, a Cayman Islands company with registered number 239659		[ ● ] ordinary shares represented by warrants to be issued in accordance with the Avolon Warrant Instrument
Stephen Fitzpatrick	78 Lansdowne Road London W11 2LS United Kingdom	[ ● ] ordinary shares
Samuel Sugden	81c Railton Road London SE24 0LR United Kingdom	[ ● ] ordinary shares
Mark Yemm	108 Humphries Road Mount Eliza Victoria 3930 Australia	[ ● ] ordinary shares

EXHIBIT B.1

Form of Lock-Up Agreement (Company Shareholders)

See attached.

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of [ ● ], 2021 between [NAME OF HOLDER] (the “Holder”) and Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN, Pubco and Broadstone Acquisition Corp. and the Holder, among others, entered into a business combination agreement, dated June [ ● ], 2021 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions and upon consummation of such transaction the Holder will hold such number of Pubco Ordinary Shares set forth in column B on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the (i) the Shares and (ii) the number of Pubco Ordinary Shares held by the Holder immediately following consummation of the Transactions and set forth in column C on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Earnout Restricted Securities”) shall become subject to the limitations on disposition and other restrictions as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.                   For purposes of this Agreement:

(a)                 the term “Closing Date” means the date on which the Share Acquisition Closing takes place;

(b)                the term “First Earnout Threshold Date” means the date on which the sale price of the Pubco Ordinary Shares equals or exceeds $15.00 per share for any twenty (20) trading days within any thirty (30) trading day period;

(c)                 the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;

(d)                the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date;

(e)                 the term “Lock-up Shares” means the Pubco Ordinary Shares held by the Holder immediately following the Share Acquisition Closing (for the avoidance of any doubt, (x) including the Shares, and (y) excluding (1) Pubco Ordinary Shares acquired in the public market after the Closing Date (2) Pubco Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition and (3) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act), together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted;

(f)                  the term “Long Stop Date” means the date that is five (5) years after the Closing Date;

(g)                the term “Other Lock-Up Agreement” means any other lock-up agreement with respect to Pubco Ordinary Shares to be entered into in connection with the transactions contemplated by the Business Combination Agreement;

(h)                the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 2(a);

(i)                  the term “Restricted Period” means the period beginning on the Closing Date and ending on the earlier of (i) the Second Earnout Threshold Date and (ii) the Long Stop Date;

(j)                  the term “Second Earnout Threshold Date” means the date on which the sale price of the Pubco Ordinary Shares equals or exceeds $20.00 per share for any twenty (20) trading days within any thirty (30) trading day period; and

(k)                the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

2.                   Lock-Up Provisions.

(a)                 Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period: (i) to the Holder’s officers or directors; (ii) to any Affiliate(s) of the Holder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual or pursuant to operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; (v) in the case of a Holder (or any Permitted Transferee) that is a corporation, partnership, limited liability company, trust or other business entity, to any partners (general or limited), members, managers, shareholders or holders of similar equity interests in the Holder (or, in each case, its nominee or custodian) or any of their Affiliates; (vi) by virtue of any binding law or order of a governmental entity or by virtue of the Holder’s organizational documents upon liquidation or dissolution of the Holder; (vii) for the purposes of granting a pledge(s) of Lock-Up Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers); or (viii) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Pubco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction) provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Holder’s shares shall remain subject to the provisions of Section 2(b).

(b)                The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)	the Transfer Restriction shall expire with respect to ten percent (10%) of the Lock-Up Shares (the “First Tranche”) on the date hereof (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche after such date);

(ii)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Second Tranche”) on the date that is one (1) year after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche and the Second Tranche after such date);

(iii)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Third Tranche”) on the date that is two (2) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche, the Second Tranche and the Third Tranche after such date); and

(iv)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares on the date that is three (3) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to any Lock-Up Shares after such date).

(c)                 Notwithstanding the foregoing, if at any time the sale price of the Pubco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for share capital subdivisions, mergers, consolidations, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period that commences at least two (2) years after the Closing Date, then the Transfer Restrictions with respect to all Lock-Up Shares shall cease to apply.

(d)                During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the Transfer Restriction ceasing to apply in respect of a particular tranche of Lock-Up Shares in accordance with Section 2(b), Pubco shall take all reasonable steps required to remove such legend from the certificates evidencing the relevant Lock-Up Shares, including issuing new share certificates in respect of the relevant Lock-Up Shares.

(e)                 For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

3.                   Restrictive Provisions.

(a)                 The Holder hereby agrees that it shall not Transfer any Earnout Restricted Securities during the Restricted Period (the “Earnout Restriction”), except in accordance with the following:

(i)	the Earnout Restriction shall expire with respect to fifty percent (50%) of the Earnout Restricted Securities (the “First Earnout Tranche”) on the First Earnout Threshold Date; and

(ii)	the Earnout Restriction shall expire with respect to an additional fifty percent (50%) of the Earnout Restricted Securities (the “Second Earnout Tranche”) on the Second Earnout Threshold Date (for the avoidance of doubt no Earnout Restriction shall apply to any Earnout Restricted Securities following the Second Earnout Threshold Date).

(b)                Notwithstanding the foregoing, if the First Earnout Threshold Date and the Second Earnout Threshold Date does not occur prior to the Long Stop Date, then on the Long Stop Date all Earnout Restricted Securities will be irrevocably forfeited and surrendered to Pubco for cancellation and for nil consideration. Holder hereby irrevocably consents to such surrender and undertakes to take all reasonable actions necessary to effect such surrender as may be requested by Pubco.

(c)                 During the Restricted Period, each certificate (if any are issued) evidencing any Earnout Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING, DIVIDENDS AND OTHER RIGHTS SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)                During the Restricted Period, the Earnout Restricted Securities that are subject to an Earnout Restriction do not entitle the Holder (or any transferee thereof) to any voting rights, pre-emption rights, dividends or other rights as a shareholder of Pubco prior to expiration of the applicable Earnout Restriction in accordance with Section 3(a), The restrictions set forth in this Section 3 shall only apply with respect to the Earnout Restricted Securities and shall not apply to any other Pubco Ordinary Shares the Holder may hold.

(e)                 Notwithstanding the foregoing and for the avoidance of any doubt, the First Earnout Tranche and the Second Earnout Tranche shall remain subject to the Transfer Restrictions, to the extent that such are applicable at the First Earnout Threshold Date and at the Second Earnout Threshold Date, as applicable.

4.                   Miscellaneous.

(a)                Adjustment. The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(b)                Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares or Restricted Securities, as applicable, as one of its equity holders for any purpose. In order to enforce this Section 4(b), Pubco may impose stop-transfer instructions with respect to any relevant Lock-Up Shares or Earnout Restricted Securities (and any permitted transferees and assigns thereof), as applicable, until the end of the Lock-Up Period or the Restricted Period, as applicable.

(c)                Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(d)                Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(e)                 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(f)                  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 4(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 4(i) and that nothing in this Section 4(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

(g)                WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(g).

(h)                Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)                 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street London, England W8 4BN United Kingdom vinny.casey@vertical-aerospace.com

With a copy to (which shall not constitute notice):

Latham & Watkins (London) LLP

99 Bishopsgate

London, EC2M 3XF

United Kingdom

Attn: David Stewart and Robbie McLaren

Email: j.david.stewart@lw.com and robbie.mclaren@lw.com

If to the Holder, to: [ ● ]	With a copy to (which shall not constitute notice): [ ● ]

(j)                 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k)                Other Lock-Up Agreements. Pubco hereby agrees that: (i) if, after the date hereof, any Other Lock-Up Agreement is amended, modified or waived in a manner favorable to any other party to any Other Lock-Up Agreement and a similar amendment, modification or waiver would also be favorable to the Holder in relation to the terms of this Agreement, this Agreement shall be contemporaneously amended in the same manner and Pubco shall provide prompt notice thereof to the Holder; and (ii) if any other party to any Other Lock-Up Agreement is released (including through the termination of the relevant Other Lock-Up Agreement) from any or all of the lock-up restrictions under its respective Other Lock-Up Agreement, other than in accordance with the terms of such Other Lock-Up Agreement, the Holder will be similarly and contemporaneously released from the applicable lock-up restrictions hereunder and Pubco shall provide prompt notice hereof to the Holder.

(l)                 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(m)               Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(n)                Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

(o)                Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(p)                Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

SCHEDULE 1

(A) Name Of Holder	(B) Number Of Shares[1]	(C) Number Of Restricted Securities[2]
[ ● ]	[ ● ]	[ ● ]

1 Note to draft: Number to represent all shares Holder receives pursuant to BCA.

2 Note to draft: Number to represent earnout shares (i.e., 20% of shares Holder receives pursuant to BCA).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOLDER:

[ ● ]

By:
Name:
Title:

PUBCO:

VERTICAL AEROSPACE LTD.

By:
Name:
Title:

EXHIBIT B.2

Form of Lock-Up Agreement (Sponsor)

See attached.

FORM OF SPONSOR LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of [ ● ], 2021 between Broadstone Sponsor LLP, a United Kingdom limited liability partnership, with registered number OC431761 and whose registered office is at 2nd Floor 7 Portman Mews South, London, United Kingdom, W1H 6AY (the “Holder”) and Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Vertical Aerospace Group Ltd., Pubco and Broadstone Acquisition Corp. and the Holder, among others, entered into a business combination agreement, dated June [ ● ], 2021 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions and upon consummation of such transaction the Holder will hold such number of Pubco Ordinary Shares set forth in column B on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Shares shall become subject to the limitations on disposition and other restrictions as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

5.                   For purposes of this Agreement:

(a)                the term “Closing Date” means the date on which the Share Acquisition Closing takes place;

(b)                the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;

(c)                the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date;

(d)                the term “Lock-Up Shares” means the Shares and for the avoidance of any doubt shall exclude (1) Pubco Ordinary Shares acquired in the public market after the Closing Date (2) Pubco Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition and (3) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act;

(e)                the term “Other Lock-Up Agreement” means any other lock-up agreement with respect to Pubco Ordinary Shares to be entered into in connection with the transactions contemplated by the Business Combination Agreement;

(f)                 the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(a); and

(g)                the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

6.                   Lock-Up Provisions.

(a)                Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period (i) to the Holder’s officers, directors, management committee members or members, (ii) to any Affiliates of the Holder or any Affiliates of Holder’s officers, directors, management committee members or members; (iii) in the case of an individual referred to in (i) and (ii) above, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization or by virtue of laws of descent and distribution upon death of such individual; (iv) any personalized portfolio bond issued by an insurance company that is beneficially owned by any individual referred to in (i) and (ii) above and in relation to which such person has the ability to direct the management of assets comprising the bond portfolio; (v) by virtue of the laws of the State of New York or the Cayman Islands, provided, however, that in the case of clauses or (vi) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Pubco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction) (i) through (vi) these Permitted Transferees must enter into a written agreement agreeing to be bound by the provisions set forth in Section 2(b).

(b)                The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)	the Transfer Restriction shall expire with respect to ten percent (10%) of the Lock-Up Shares (the “First Tranche”) on the date hereof (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche after such date);

(ii)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Second Tranche”) on the date that is one (1) year after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche and the Second Tranche after such date);

(iii)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Third Tranche”) on the date that is two (2) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche, the Second Tranche and the Third Tranche after such date); and

(iv)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares on the date that is three (3) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to any Lock-Up Shares after such date).

(c)                Notwithstanding the foregoing, if at any time the sale price of the Pubco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for share capital subdivisions, mergers, consolidations, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period that commences at least two (2) years after the Closing Date, then the Transfer Restrictions with respect to all Lock-Up Shares shall cease to apply.

(d)                During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the Transfer Restriction ceasing to apply in respect of a particular tranche of Lock-Up Shares in accordance with Section 2(b), Pubco shall take all reasonable steps required to remove such legend from the certificates evidencing the relevant Lock-Up Shares, including issuing new share certificates in respect of the relevant Lock-Up Shares.

(e)                For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

7.                   Miscellaneous.

(a)                Adjustment. The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(b)                Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares, as one of its equity holders for any purpose. In order to enforce this Section 3(b), Pubco may impose stop-transfer instructions with respect to any relevant Lock-Up Shares (and any permitted transferees and assigns thereof), as applicable, until the end of the Lock-Up Period.

(c)                Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(d)                Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(e)                Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(f)                 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 3(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 3(i) and that nothing in this Section 3(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

(g)                WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(g).

(h)                Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)                  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street, London, England W8 4BN, United Kingdom Attn: Vinny Casey Email: vinny.casey@vertical-aerospace.com

With a copy to (which shall not constitute notice):

Latham & Watkins (London) LLP

99 Bishopsgate, London, EC2M 3XF, United Kingdom

Attn: David Stewart and Robbie McLaren

Email: j.david.stewart@lw.com and robbie.mclaren@lw.com

If to the Holder, to: Broadstone Sponsor LLP 7 Portman Mews South, Marylebone, London W1H 6AY, United Kingdom Attn: Edward Hawkes and Marc Jonas Email: edward.hawkes@suncap.co.uk and marc@suncap.co.uk

With a copy to (which shall not constitute notice):

Winston & Strawn London LLP

CityPoint, One Ropemaker Street, London EC2Y 9AW, United Kingdom

Attn: Paul Amiss and Nicholas Usher

Email: pamiss@winston.com and nusher@winston.com

(j)                 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k)                Other Lock-Up Agreements. Pubco hereby agrees that: (i) if, after the date hereof, any Other Lock-Up Agreement is amended, modified or waived in a manner favorable to any other party to any Other Lock-Up Agreement and a similar amendment, modification or waiver would also be favorable to the Holder in relation to the terms of this Agreement, this Agreement shall be contemporaneously amended in the same manner and Pubco shall provide prompt notice thereof to the Holder; and (ii) if any other party to any Other Lock-Up Agreement is released (including through the termination of the relevant Other Lock-Up Agreement) from any or all of the lock-up restrictions under its respective Other Lock-Up Agreement, other than in accordance with the terms of such Other Lock-Up Agreement, the Holder will be similarly and contemporaneously released from the applicable lock-up restrictions hereunder and Pubco shall provide prompt notice hereof to the Holder.

(l)                 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(m)               Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(n)                Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

(o)                Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(p)                Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

SCHEDULE 1

(A) Name of Holder	(B) Number of Shares
Broadstone Sponsor LLP	7,632,575

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOLDER:

BROADSTONE SPONSOR LLP

By:
Name:
Title:

PUBCO:

VERTICAL AEROSPACE LTD.

By:
Name:
Title:

BROADSTONE ACQUISITION CORP.

By:
Name:
Title:

EXHIBIT B.3

Form of Lock-Up Agreement (American)

See attached.

Agreed Form

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of [ ● ], 2021 between American Airlines, Inc. (the “Holder”) and Vertical Aerospace Ltd., a Cayman Islands company limited by shares (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN (the “Company”), Pubco and Broadstone Acquisition Corp. (“Broadstone”) among others, entered into a business combination agreement, dated June [ ● ], 2021 (the “Business Combination Agreement”);

WHEREAS, Holder and Pubco entered into a share purchase agreement dated June [ ● ], 2021, pursuant to which Holder agreed to sell and transfer, and Pubco agreed to purchase, 100% of the A Ordinary Shares held by the Holder (the “SPA”);

WHEREAS, upon consummation of the transactions contemplated by the Business Combination Agreement and the SPA, the Holder will hold such number of Pubco Ordinary Shares set forth in column B on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and

WHEREAS, pursuant to the SPA, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Shares shall become subject to the limitations on disposition and other restrictions as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	For purposes of this Agreement:

(a)                 The term “A Ordinary Shares” means A ordinary shares of £0.00001 each in the capital of the Company;

(b)                the term “Closing Date” means the date on which the Share Acquisition Closing takes place;

(c)                 the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;

(d)                the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is four (4) years after the Closing Date;

(e)                 the term “Lock-up Shares” means the Shares (for the avoidance of any doubt, excluding (1) Pubco Ordinary Shares acquired in the public market after the Closing Date (2) Pubco Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition and (3) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act);

(f)                  the term “Other Lock-Up Agreement” means any other lock-up agreement with respect to Pubco Ordinary Shares (or warrants representing Pubco Ordinary Shares) to be issued in connection with the transactions contemplated by the Business Combination Agreement;

(g)                the term “Other Restrictions” means restrictions in any Other Lock-Up Agreement that are on substantially the same terms as the Transfer Restriction of this Agreement, except that the transfer restriction in such Other Lock-Up Agreement expires with respect to (i) 10% of a holder’s shares immediately and (ii) 30% of a holder’s shares on each anniversary of such Other Lock-Up Agreement;

(h)                the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 2(a);

(i)                  the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

2.                   Lock-Up Provisions.

(a)                 Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period: (i) to the Holder’s officers or directors; (ii) to any Affiliate(s) of the Holder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family, an Affiliate of such individual or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual or pursuant to operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; (v) in the case of a Holder (or any Permitted Transferee) that is a corporation, partnership, limited liability company, trust or other business entity, to any partners (general or limited), beneficiaries, members, managers, shareholders or holders of similar equity interests in the Holder (or, in each case, its nominee or custodian) or any of their Affiliates; (vi) by virtue of any binding law or order of a governmental entity or by virtue of the Holder’s organizational documents upon liquidation or dissolution of the Holder; (vii) for the purposes of granting a pledge(s) of Lock-Up Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers); or (viii) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Pubco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction) provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Holder’s shares shall remain subject to the provisions of Section 2(b), provided further, that in the case of clauses (i) through (viii), these Permitted Transferees must enter into a written agreement agreeing to be bound by the provisions set forth in Section 2(b).

(b)                The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)	the Transfer Restriction shall expire with respect to twenty-five percent (25%) of the Lock-Up Shares (the “First Tranche”) on the date that is one (1) year after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche after such date);

(ii)	the Transfer Restriction shall expire with respect to an additional twenty-five percent (25%) of the Lock-Up Shares (the “Second Tranche”) on the date that is two (2) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche and the Second Tranche after such date);

(iii)	the Transfer Restriction shall expire with respect to an additional twenty-five percent (25%) of the Lock-Up Shares (the “Third Tranche”) on the date that is three (3) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche, the Second Tranche and the Third Tranche after such date); and

(iv)	the Transfer Restriction shall expire with respect to an additional twenty-five percent (25%) of the Lock-Up Shares on the date that is four (4) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to any Lock-Up Shares after such date).

(c)                 During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)                For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

(e)                 No Other Lock-Up Agreement contains lock-up restrictions that are materially less restrictive than the lock-up restrictions applicable to Holder under this Agreement, provided, however, that the Other Restrictions are deemed to be lock-up restrictions that are not materially less restrictive for purposes of this Section 2(e).

(f)                  Pubco hereby agrees that: (i) if, after the date hereof, any Other Lock-Up Agreement is amended, modified or waived in a manner favorable to a Company Shareholder or the Sponsor (as applicable) and a similar amendment, modification or waiver would also be favorable to the Holder in relation to the terms of this Agreement, this Agreement shall be contemporaneously amended in the same manner and Pubco shall provide prompt notice thereof to the Holder; and (ii) if any Company Shareholder or the Sponsor (as applicable) is released (including through the termination of the relevant Other Lock-Up Agreement) from any or all of the lock-up restrictions under its respective Other Lock-Up Agreement, other than in accordance with the terms of such Other Lock-Up Agreement, the Holder will be similarly and contemporaneously released from the applicable lock-up restrictions hereunder and Pubco shall provide prompt notice hereof to the Holder.

3.                   Miscellaneous.

(a)                 Adjustment. The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(b)                Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 3(b), Pubco may impose stop-transfer instructions with respect to the Lock-Up Shares (and any permitted transferees and assigns thereof), as applicable, until the end of the Lock-Up Period.

(c)                 Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(d)                Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(e)                 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(f)                  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 3(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 3(i) and that nothing in this Section 3(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

(g)                WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(g).

(h)                Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)                  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street London, England W8 4BN United Kingdom vinny.casey@vertical-aerospace.com

With a copy to (which shall not constitute notice):

Latham & Watkins (London) LLP

99 Bishopsgate

London, EC2M 3XF

United Kingdom

Attn: David Stewart and Robbie McLaren

Email: j.david.stewart@lw.com and robbie.mclaren@lw.com

If to the Holder, to: American Airlines, Inc. 1 Skyview Drive, MD 8B361 Fort Worth, Texas, 76155	With a copy to (which shall not constitute notice): Sidley Austin LLP 2021 McKinney Avenue Suite 2000 Dallas, Texas 75201 Attention: Bart J. Biggers Email: bart.biggers@sidley.com

(j)                  Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k)                Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(l)                  Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(m)               Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

(n)                Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(o)                Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

SCHEDULE 1

(A) Name Of Holder	(B) Number Of Shares[3]
American Airlines, Inc.	[6,125,000]

3 Note to draft: Number to represent all Pubco Ordinary Shares Holder receives pursuant to the SPA.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOLDER:

AMERICAN AIRLINES, INC.

By:
Name:
Title:

PUBCO:

VERTICAL AEROSPACE LTD.

By:
Name:
Title:

EXHIBIT B.4

Form of Lock-Up Agreement (Loan Note Holder)

See attached.

Agreed Form

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of [ ● ], 2021 between [NAME OF HOLDER] (the “Holder”) and Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN (the “Company”), Pubco and Broadstone Acquisition Corp., a Cayman Islands exempted company (“Broadstone”) among others, entered into a business combination agreement, dated June [ ● ], 2021 (the “Business Combination Agreement”);

WHEREAS, Holder and Pubco entered into a share purchase agreement dated June [ ● ], 2021, pursuant to which Holder agreed to sell and transfer, and Pubco agreed to purchase, 100% of the A Ordinary Shares held by the Holder (the “SPA”);

WHEREAS, upon consummation of the transactions contemplated by the Business Combination Agreement and the SPA, the Holder will hold such number of Pubco Ordinary Shares set forth in column B on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and

WHEREAS, pursuant to the SPA, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which (i) the Shares and (ii) the number of Pubco Ordinary Shares held by the Holder immediately following consummation of the Transactions and set forth in column C on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Earnout Restricted Securities”) shall become subject to the limitations on disposition and other restrictions as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

4.                   For the purposes of this Agreement:

(a)                 The term “A Ordinary Shares” means A ordinary shares of £0.00001 each in the capital of the Company;

(b)                the term “Closing Date” means the date on which the Share Acquisition Closing takes place;

(c)                 the term “First Earnout Threshold Date” means the date on which the sale price of the Pubco Ordinary Shares equals or exceeds $15.00 per share for any twenty (20) trading days within any thirty (30) trading day period;

(d)                the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;

(e)                 the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date;

(f)                  the term “Lock-Up Shares” means the Pubco Ordinary Shares held by the Holder immediately following the Share Acquisition Closing (for the avoidance of any doubt, (x) including the Shares, and (y) excluding (1) Pubco Ordinary Shares acquired in the public market after the Closing Date (2) Pubco Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition and (3) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act), together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted;

(g)                the term “Long Stop Date” means the date that is five (5) years after the Closing Date;

(h)                the term “Other Lock-Up Agreement” means any other lock-up agreement with respect to Pubco Ordinary Shares or those convertible in to such shares to be entered into in connection with the transactions contemplated by the Business Combination Agreement;

(i)                  the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(a);

(j)                  the term “Restricted Period” means the period beginning on the Closing Date and ending on the earlier of (i) the Second Earnout Threshold Date and (ii) the Long Stop Date;

(k)                the term “Second Earnout Threshold Date” means the date on which the sale price of the Pubco Ordinary Shares equals or exceeds $20.00 per share for any twenty (20) trading days within any thirty (30) trading day period; and

(l)                  the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

5.                   Lock-Up Provisions.

(a)                 Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period: (i) to the Holder’s officers or directors; (ii) to any Affiliate(s) of the Holder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual or pursuant to operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; (v) in the case of a Holder (or any Permitted Transferee) that is a corporation, partnership, limited liability company, trust or other business entity, to any partners (general or limited), beneficiaries, members, managers, shareholders or holders of similar equity interests in the Holder (or, in each case, its nominee or custodian) or any of their Affiliates; (vi) by virtue of any binding law or order of a governmental entity or by virtue of the Holder’s organizational documents upon liquidation or dissolution of the Holder; (vii) for the purposes of granting a pledge(s) of Lock-Up Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers); or (viii) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Pubco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction) provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Holder’s shares shall remain subject to the provisions of Section 2(b).

(b)                The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)	the Transfer Restriction shall expire with respect to ten percent (10%) of the Lock-Up Shares (the “First Tranche”) on the date hereof (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche after such date);

(ii)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Second Tranche”) on the date that is one (1) year after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche and the Second Tranche after such date);

(iii)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Third Tranche”) on the date that is two (2) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche, the Second Tranche and the Third Tranche after such date); and

(iv)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares on the date that is three (3) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to any Lock-Up Shares after such date).

(c)                 Notwithstanding the foregoing, if at any time the closing price of the Pubco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for share capital subdivisions, mergers, consolidations, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period that commences at least two (2) years after the Closing Date, then the Transfer Restrictions with respect to all Lock-Up Shares shall cease to apply.

(d)                During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the Transfer Restriction ceasing to apply in respect of a particular tranche of Lock-Up Shares in accordance with Section 2(b), Pubco shall take all reasonable steps required to remove such legend from the certificates evidencing the relevant Lock-Up Shares, including issuing new share certificates in respect of the relevant Lock-Up Shares.

(e)                 For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Shares.

6.                   Restrictive Provisions.

(a)                 The Holder hereby agrees that it shall not Transfer any Earnout Restricted Securities during the Restricted Period (the “Earnout Restriction”), except in accordance with the following:

(i)	the Earnout Restriction shall expire with respect to fifty percent (50%) of the Earnout Restricted Securities (the “First Earnout Tranche”) on the First Earnout Threshold Date; and

(ii)	the Earnout Restriction shall expire with respect to an additional fifty percent (50%) of the Earnout Restricted Securities (the “Second Earnout Tranche”) on the Second Earnout Threshold Date (for the avoidance of doubt no Earnout Restriction shall apply to any Earnout Restricted Securities following the Second Earnout Threshold Date).

(b)                Notwithstanding the foregoing, if the First Earnout Threshold Date and the Second Earnout Threshold Date do not occur prior to the Long Stop Date, then on the Long Stop Date all Earnout Restricted Securities will be irrevocably forfeited and surrendered to Pubco for cancellation and for nil consideration. Holder hereby irrevocably consents to such surrender and undertakes to take all reasonable actions necessary to effect such surrender as may be requested by Pubco.

(c)                 During the Restricted Period, each certificate (if any are issued) evidencing any Earnout Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING, DIVIDENDS AND OTHER RIGHTS SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)                During the Restricted Period, the Earnout Restricted Securities that are subject to an Earnout Restriction do not entitle the Holder (or any transferee thereof) to any voting rights, pre-emption rights, dividends or other rights as a shareholder of Pubco prior to expiration of the applicable Earnout Restriction in accordance with Section 3(a). The restrictions set forth in this Section 3 shall only apply with respect to the Earnout Restricted Securities and shall not apply to any other Pubco Ordinary Shares the Holder may hold.

(e)                 Notwithstanding the foregoing and for the avoidance of any doubt, the First Earnout Tranche and the Second Earnout Tranche shall remain subject to the Transfer Restrictions, to the extent that such are applicable at the First Earnout Threshold Date and at the Second Earnout Threshold Date, as applicable.

7.                   Miscellaneous.

(a)                 Adjustment. The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(b)                Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares or Restricted Securities, as applicable, as one of its equity holders for any purpose. In order to enforce this Section 4(b), Pubco may impose stop-transfer instructions with respect to any relevant Lock-Up Shares or Earnout Restricted Securities (and any permitted transferees and assigns thereof), as applicable, until the end of the Lock-Up Period or the Restricted Period, as applicable.

(c)                 Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(d)                Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(e)                 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(f)                  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 4(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 4(i) and that nothing in this Section 4(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

(g)                WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(g).

(h)                Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)                  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street London, England W8 4BN United Kingdom vinny.casey@vertical-aerospace.com

With a copy to (which shall not constitute notice):

Latham & Watkins (London) LLP

99 Bishopsgate

London, EC2M 3XF

United Kingdom

Attn: David Stewart and Robbie McLaren

Email: j.david.stewart@lw.com and robbie.mclaren@lw.com

If to the Holder, to: [ ● ]	With a copy to (which shall not constitute notice): [ ● ]

(j)                  Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k)                Other Lock-Up Agreements. Pubco hereby agrees that: (i) if, after the date hereof, any Other Lock-Up Agreement is amended, modified or waived in a manner favorable to any other party to any Other Lock-Up Agreement and a similar amendment, modification or waiver would also be favorable to the Holder in relation to the terms of this Agreement, this Agreement shall be contemporaneously amended in the same manner and Pubco shall provide prompt notice thereof to the Holder; and (ii) if any other party to any Other Lock-Up Agreement is released (including through the termination of the relevant Other Lock-Up Agreement) from any or all of the lock-up restrictions under its respective Other Lock-Up Agreement, other than in accordance with the terms of such Other Lock-Up Agreement, the Holder will be similarly and contemporaneously released from the applicable lock-up restrictions hereunder and Pubco shall provide prompt notice hereof to the Holder.

(l)                  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(m)               Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(n)                Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

(o)                Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(p)                Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

SCHEDULE 1

(A) Name Of Holder	(B) Number Of Shares[4]	(C) Number of Restricted Securities[5]
[ ● ]	[ ● ]	[ ● ]

4 Note to draft: Number to represent all Pubco Ordinary Shares that Holder receives pursuant to the SPA.

5 Note to draft: Number to represent earnout shares (i.e., 20% of Pubco Ordinary Shares that Holder receives pursuant to the SPA).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOLDER:

[ ● ]

By:
Name:
Title:

PUBCO:

VERTICAL AEROSPACE LTD.

By:
Name:
Title:

EXHIBIT B.5

Form of Lock-Up Agreement (Avolon Warrantholders)

See attached.

Agreed Form

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of [ ● ], 2021 between [NAME OF HOLDER] (the “Holder”) and Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN (the “Company”), Pubco and Broadstone Acquisition Corp., a Cayman Islands exempted company (“Broadstone”) among others, entered into a business combination agreement, dated June [ ● ], 2021 (the “Business Combination Agreement”).

WHEREAS, Avolon Aerospace Leasing Limited, registered number MC-236969 and whose registered office is at Number One Ballsbridge, Building One, Shelbourne Rd, Ballsbridge, Dublin 4 (“AALL”) and the Company entered into a partnership agreement dated 16 March 2021 (the “Partnership Agreement”) pursuant to which, among other things, the Company agreed to issue certain equity warrants to AALL.

WHEREAS, AALL subsequently assigned certain of its rights and obligations in the Partnership Agreement to Avolon e Limited, an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands, whose principal place of business is at Number One Ballsbridge, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland (“Avolon”).

WHEREAS, to give effect to the Company’s commitments under the Partnership Agreement, Pubco has, by resolution of its directors passed on or around the date hereof, resolved to create and issue Pubco warrants (the “Warrants”) to the Holder on the terms set out in the Avolon Warrant Instrument, dated as of the date hereof.

WHEREAS, upon consummation of the transactions contemplated by the Business Combination Agreement and the Avolon Warrant Instrument, the Holder will hold an entitlement under Warrant A1/A2 (as defined in the Avolon Warrant Instrument) to subscribe for [ ● ]6 Pubco Ordinary Shares (together with any securities paid as dividends or distributions with respect to such Pubco Ordinary Shares (for the avoidance of any doubt, excluding (1) Pubco Ordinary Shares acquired in the public market after the Closing Date (2) Pubco Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition, (3) Pubco Ordinary Shares subscribed for pursuant to the other Warrants issued under the Avolon Warrant Instrument and (4) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act), the “Warrant Shares”).

WHEREAS, pursuant to the Partnership Agreement and the Avolon Warrant Instrument, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Lock-Up Shares (as defined below) shall become subject to the limitations on disposition and other restrictions as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

8.                   For the purposes of this Agreement:

(a)                 the term “Closing Date” means the date on which the Share Acquisition Closing takes place;

6 Note to draft: Number to represent 100% of total Warrant A1/A2 Shares that Holder may subscribe for.

(b)                the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;

(c)                 the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date;

(d)                the term “Lock-Up Shares” means an amount of Pubco Ordinary Shares equal to ninety percent (90%) of the Warrant Shares, such number of Warrant Shares being set forth in column B on Schedule 1;

(e)                 the term “Other Lock-Up Agreement” means any other lock-up agreement with respect to Pubco Ordinary Shares to be entered into in connection with the transactions contemplated by the Business Combination Agreement;

(f)                  the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(a); and

(g)                the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

9.                   Lock-Up Provisions.

(a)                 Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period: (i) to the Holder’s officers or directors; (ii) to any Affiliate(s) of the Holder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual or pursuant to operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; (v) in the case of a Holder (or any Permitted Transferee) that is a corporation, partnership, limited liability company, trust or other business entity, to any partners (general or limited), beneficiaries, members, managers, shareholders or holders of similar equity interests in the Holder (or, in each case, its nominee or custodian) or any of their Affiliates; (vi) by virtue of any binding law or order of a governmental entity or by virtue of the Holder’s organizational documents upon liquidation or dissolution of the Holder; (vii) for the purposes of granting a pledge(s) of Lock-Up Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers); or (viii) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Pubco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction) provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Holder’s shares shall remain subject to the provisions of Section 2(b), provided further, that in the case of clauses (i) through (vii), these Permitted Transferees must enter into a written agreement agreeing to be bound by the provisions set forth in Section 2(b).

(b)                The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)	the Transfer Restriction shall expire with respect to [ ● ][7] Lock-Up Shares (together with any securities paid as dividends or distributions with respect to such Lock-Up Shares) (the “First Tranche”) on the date that is one (1) year after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche after such date);

(ii)	the Transfer Restriction shall expire with respect to an additional [ ● ][8] Lock-Up Shares (together with any securities paid as dividends or distributions with respect to such Lock-Up Shares) (the “Second Tranche”) on the date that is two (2) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche and the Second Tranche after such date);

(iii)	the Transfer Restriction shall expire with respect to an additional [ ● ][9] Lock-Up Shares (together with any securities paid as dividends or distributions with respect to such Lock-Up Shares) on the date that is three (3) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to any Lock-Up Shares after such date).

(c)                 Notwithstanding the foregoing, if at any time the closing price of the Pubco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for share capital subdivisions, mergers, consolidations, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period that commences at least two (2) years after the Closing Date, then the Transfer Restrictions with respect to all Lock-Up Shares shall cease to apply.

(d)                During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the Transfer Restriction ceasing to apply in respect of a particular tranche of Lock-Up Shares in accordance with Section 2(b), Pubco shall take all reasonable steps required to remove such legend from the certificates evidencing the relevant Lock-Up Shares, including issuing new share certificates in respect of the relevant Lock-Up Shares.

(e)                 For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Shares.

10.                Miscellaneous.

(a)                 Adjustment. The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

7 Note to draft: Number to represent 30% of total Warrant Shares.

8 Note to draft: Number to represent 30% of total Warrant Shares.

9 Note to draft: Number to represent 30% of total Warrant Shares.

(b)                Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 3(b), Pubco may impose stop-transfer instructions with respect to any relevant Lock-Up Shares (and any permitted transferees and assigns thereof), as applicable, until the end of the Lock-Up Period.

(c)                 Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(d)                Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(e)                 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(f)                  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 3(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 3(i) and that nothing in this Section 3(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

(g)                WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(g).

(h)                Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)                  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to:	With a copy to (which shall not constitute notice):

Vertical Aerospace Ltd.	Latham & Watkins (London) LLP
140-142 Kensington Church Street	99 Bishopsgate
London, England W8 4BN	London, EC2M 3XF
United Kingdom	United Kingdom
vinny.casey@vertical-aerospace.com	Attn: David Stewart and Robbie McLaren
Email: j.david.stewart@lw.com and robbie.mclaren@lw.com

If to the Holder, to:	With a copy to (which shall not constitute notice):

[ ● ]	[ ● ]

(j)                  Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k)                Other Lock-Up Agreements. Pubco hereby agrees that: (i) if, after the date hereof, any Other Lock-Up Agreement is amended, modified or waived in a manner favorable to a Company Shareholder or the Sponsor (as applicable) and a similar amendment, modification or waiver would also be favorable to the Holder in relation to the terms of this Agreement, this Agreement shall be contemporaneously amended in the same manner and Pubco shall provide prompt notice thereof to the Holder; and (ii) if any Company Shareholder or the Sponsor (as applicable) is released (including through the termination of the relevant Other Lock-Up Agreement) from any or all of the lock-up restrictions under its respective Other Lock-Up Agreement, other than in accordance with the terms of such Other Lock-Up Agreement, the Holder will be similarly and contemporaneously released from the applicable lock-up restrictions hereunder and Pubco shall provide prompt notice hereof to the Holder.

(l)                  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(m)               Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(n)                Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

(o)                Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(p)                Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

SCHEDULE 1

(A) Name of Holder	(B) Number of Lock-Up Shares
[ ● ]	[ ● ]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOLDER:

[ ● ]

By:
Name:
Title:

PUBCO:

VERTICAL AEROSPACE LTD.

By:
Name:
Title:

EXHIBIT C

Form of Subscription Agreement

See attached.

Agreed Form

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this [ ˜ ], day of June, 2021, by and among Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability (the “Issuer”), Broadstone Acquisition Corp., a Cayman Islands exempted company (“Broadstone”) and the undersigned (“Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).

WHEREAS, the Issuer, Vertical Aerospace Group Ltd. (the “Company”), Broadstone, Vertical Merger Sub Ltd., a Cayman Islands exempted company incorporated with limited liability and wholly owned subsidiary of the Issuer (“Merger Sub”) and the other parties named therein, will, immediately following the execution of this Subscription Agreement, enter into that certain Business Combination Agreement, dated as of the date hereof substantially in the form provided to the Subscriber (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, inter alia, (i) Merger Sub will be merged with and into Broadstone, with Broadstone surviving as a wholly owned subsidiary of the Issuer (the “Merger”) and (ii) the Issuer will acquire all of the issued and outstanding shares of the Company, with the Company becoming a wholly owned subsidiary of the Issuer (the “Business Combination”), on the terms and subject to the conditions set forth therein (the Merger and the Business Combination, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer that number of ordinary shares of the Issuer, par value $0.0001 per share (the “Issuer Shares”), set forth on Subscriber’s signature page hereto (the “Shares”) for a purchase price of $10.00 per share (the “Per Share Purchase Price”), and for the aggregate purchase price set forth on Subscriber’s signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein; and

WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or institutional “accredited investors” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) (each, an “Other Subscriber”) have, severally and not jointly, entered into separate subscription agreements with the Issuer (the “Other Subscription Agreements”) substantially similar to this Subscription Agreement, pursuant to which such Other Subscribers have agreed to purchase Issuer Shares on the Closing Date (as defined below) at the Per Share Purchase Price, and the aggregate amount of securities to be sold by the Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof, 8,900,000 shares of Issuer Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.	SUBSCRIPTION. SUBJECT TO THE TERMS AND CONDITIONS HEREOF, AT THE CLOSING, SUBSCRIBER HEREBY IRREVOCABLY AGREES TO SUBSCRIBE FOR AND PURCHASE, AND THE ISSUER HEREBY IRREVOCABLY AGREES TO ISSUE AND SELL TO SUBSCRIBER, UPON THE PAYMENT OF THE PURCHASE PRICE, THE SHARES (SUCH SUBSCRIPTION AND ISSUANCE, THE “SUBSCRIPTION”).

Article II.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

Section	2.01 Subscriber’s Representations, Warranties and Agreements. To induce the Issuer to issue the Shares to Subscriber, Subscriber hereby represents and warrants to the Issuer and Broadstone and acknowledges and agrees with the Issuer and Broadstone, as of the date hereof and as of the Closing, as follows:

(a)	Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation (if such concept exists in such jurisdiction), with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)	This Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber and, assuming that this Subscription Agreement has been duly authorized, executed and delivered by the Issuer and Broadstone, shall constitute the valid and binding obligation of Subscriber, and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts).

(c)	The execution, delivery and performance by Subscriber of this Subscription Agreement (including compliance by Subscriber with all of the provisions hereof) and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber, or (iii) result in any violation of any law, statute or any judgment, order, rule or regulation or any other legally enforceable requirement of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that has a material adverse effect on the legal authority of Subscriber to enter into and timely perform its obligations under this Subscription Agreement.

(d)	Subscriber is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement.

(e)	Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) satisfying the applicable requirements set forth on Schedule I and it is an “institutional account” as defined in FINRA Rule 4512(c), (ii) is an investor in one of the categories set forth in Schedule I and satisfies the applicable requirements set forth on Schedule I, and by signing below confirms that it is fully familiar, following advice of its own legal counsel, with the implications of being such an investor who is investing in the Shares, (iii) if resident in a member state of the European Economic Area, is a “qualified investor” within the meaning of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (the “EU Prospectus Regulation”), (iv) if resident in the United Kingdom, is a “qualified investor” within the meaning of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”) who: (a) has professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (b) is a high net worth entity or other person falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (c) is any other person to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) may otherwise lawfully be made under the Financial Promotion Order, (v) is acquiring the Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in the Securities Act) or an accredited investor (within the meaning of Rule 501(a) of Regulation D under the Securities Act), and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, for investment purposes only and not with a view to any distribution of the Shares in any manner that would violate the federal securities laws of the United States or any other applicable jurisdiction (and shall provide the requested information on Schedule I hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Shares.

(f)	Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, or any “offer of securities to the public” within the meaning of the EU Prospectus Regulation or the UK Prospectus Regulation, and that the Shares have not been registered under the Securities Act. Subscriber understands that (A) the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, (B) the Shares may be subject to transfer restrictions under applicable laws and (C) any certificates or book entries representing the Shares shall contain a legend to such effect. Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Shares will be subject to the foregoing restrictions and, as a result of these restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber acknowledges that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

(g)	Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Issuer. Subscriber further acknowledges that (i) there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer, Broadstone, the Company, the Placement Agents (as defined below) or any of their respective affiliates, officers or directors, expressly or by implication, in connection with Subscriber’s subscription for the Shares, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement, and (ii) Subscriber is not relying on any representations, warranties or covenants other than those expressly set forth in this Subscription Agreement in connection with Subscriber’s subscription for the Shares,.

(h)	Subscriber represents and warrants that it (i) is purchasing the Shares for investment, (ii) has no current plan or intention to dispose of or otherwise transfer the Shares and (iii) is under no binding agreement to dispose of or otherwise transfer the Shares.

(i)	In making its decision to purchase the Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) and each of the Issuer’s and Broadstone’s express representations, warranties and agreements in this Subscription Agreement. Without limiting the generality of the foregoing, Subscriber has not otherwise relied on any representations, warranties, statements or other information provided by anyone other than the Issuer and Broadstone concerning the Issuer, Broadstone, the Company or the Shares or the offer and resale of the Shares. Subscriber acknowledges and agrees that Subscriber (i) has received access to and has had an adequate opportunity to review, such financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares (including with respect to the Issuer, Broadstone, the Company and the Transactions), (ii) has made its own assessment and (iii) is satisfied concerning the relevant tax and other economic considerations relevant to the Subscriber’s investment in the Shares. Subscriber acknowledges that it has reviewed the documents made available to the Subscriber in the electronic data room hosted by the Issuer in connection with the transactions contemplated by this Subscription Agreement (the “Disclosure Package”) and any documents made available by Broadstone on EDGAR. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber acknowledges that Citigroup Global Markets Inc. and Barclays Capital Inc. (collectively, the “Placement Agents”) and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Issuer, Broadstone, the Company or the Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Issuer, Broadstone or the Company. Subscriber acknowledges that (a) it has not relied on any statements or other information provided by any Placement Agent or any of the Placement Agents’ respective affiliates with respect to its decision to invest in the Shares (including information related to the Issuer, Broadstone, the Company, or the Shares) and the offer and sale of the Shares, and (b) none of the Placement Agents or any of their respective affiliates has prepared any disclosure or offering document in connection with the offer and sale of the Shares. Subscriber further acknowledges that the information provided to Subscriber is preliminary and subject to change, and that any changes to such information, including any changes based on updated information, shall in no way affect the Subscriber’s obligation to purchase the Shares hereunder; provided, that the foregoing shall not affect Subscriber’s rights under any other provision of this Subscription Agreement.

(j)	Subscriber became aware of this offering of the Shares solely by means of direct contact between Subscriber and the Company, the Issuer, Broadstone or their respective representatives (including the Placement Agents). Subscriber has a pre-existing substantive relationship (as interpreted in guidance from the Securities and Exchange Commission (the “Commission”) under the Securities Act) with the Issuer, Broadstone, the Company or their respective representatives (including the Placement Agents), and the Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, the Issuer, Broadstone or its representatives, or the Placement Agents. Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Placement Agents have not acted as its financial advisor or fiduciary. Subscriber acknowledges that the Shares (i) were not offered to it by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, and (ii) to its knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(k)	Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. Subscriber is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares. Subscriber acknowledges that Subscriber shall be responsible for any of the Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of the Company, Broadstone, the Issuer, or any of their respective agents (including the Placement Agents) or affiliates, have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement. Subscriber understands and acknowledges that the purchase and sale of the Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(l)	Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

(m)	Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares, nor upon the accuracy or adequacy of the Company’s, Broadstone’s or Issuer’s reports, schedules, forms, statements and other documents required to be filed by the Company, Broadstone and Issuer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof.

(n)	Subscriber acknowledges and agrees that (i) the Staff of the Commission issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), (ii) Broadstone continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Documents and (iii) any restatement, revision or other modification of the SEC Documents in connection with such review of the Statement or any subsequent related agreements or other guidance from the Staff of the Commission shall be deemed not material for purposes of this Subscription Agreement and shall not be, or be deemed to have caused, a Broadstone Material Adverse Effect.

(o)	Except as permitted by applicable law, none of the Subscriber or any of its respective subsidiaries nor, to the knowledge of the Subscriber, any director, officer, agent, or employee of the Subscriber or any of its respective subsidiaries is a person that is, or is controlled or owned 50 percent or more, individually or in the aggregate, by one or more persons that are currently the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”), nor is the Subscriber or any of its respective subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions (currently, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria). None of the Subscriber or any of its respective subsidiaries nor, to the knowledge of the Subscriber, any director, officer, agent, or employee of the Subscriber or any of its respective subsidiaries has received notice of, or is otherwise aware of, any claim, action, suit, proceedings or investigation involving it with respect to Sanctions. The Subscriber and each of its subsidiaries have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Sanctions. Notwithstanding the foregoing, the operation by the Subscriber to, from and in Cuba, including entering into necessary agreements to do so and retaining or stationing employees or other agents in Cuba in connection with the same, in each case, in compliance with the requirements of the U.S. Department of Transportation and the U.S. Department of the Treasury and all other applicable laws, is not, and shall be deemed not to constitute, a violation of any of the foregoing.

(p)	If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that neither the Issuer nor any of its affiliates (collectively, the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares.

(q)	Except as a result of the entry into this Subscription Agreement (if relevant), Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of (i) a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision) and (ii) a group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(r)	No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Issuer as a result of the purchase of the Shares by the Subscriber such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Closing as a result of the purchase and sale of Shares hereunder.

(s)	Subscriber has, and on each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3 will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3. Subscriber is an entity that will have total liquid assets and net assets in excess of the Purchase Price as of each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.

(t)	Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including the Company, any of its affiliates or any of its or their respective control persons, officers, directors or employees), other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees that no other subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s share capital (including the controlling persons, officers, directors, partners, agents or employees of any such subscriber) shall be liable to Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s share capital for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares hereunder.

(u)	The Subscriber hereby acknowledges and agrees that (a) each of the Placement Agents is each acting solely as Placement Agent in connection with the Transactions and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the undersigned, the Company or any other person or entity in connection with the Transactions, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Transactions, (c) the Placement Agents will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transactions or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Transactions, (d) the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Subscriber, the Company or any other person or entity), whether in contract, tort or otherwise, to the Subscriber, or to any person claiming through the Subscriber, in respect of the Transactions, (e) Barclays Capital Inc. and or its affiliate is acting as capital markets advisor and financial advisor to the Company, and (f) Citigroup Global Markets Inc. or its affiliate is acting as financial advisor to Broadstone.

(v)	None of the Placement Agents nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to the Issuer, Broadstone or any of their respective subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Issuer or Broadstone.

(w)	The Subscriber agrees not to commence any litigation or bring any claim against any of the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, this Subscription Agreement. This undertaking is given freely and after obtaining independent legal advice.

(x)	The Subscriber acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Subscriber acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.

(y)	No broker, finder, or other financial consultant has acted on behalf of or at the direction of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer, Broadstone, the Company, the Placement Agents or any of their respective subsidiaries.

(z)	Subscriber understands and agrees that, prior to the Closing the Issuer may, at its sole discretion, issue additional redeemable warrants of the Issuer in an amount not to exceed 5.0% of the total enterprise value of the Issuer calculated as of immediately following the Transactions. Additionally, the Subscriber understands and agrees that the Issuer may, at its sole discretion, issue an additional $50.0 million of Issuer Shares to additional subscribers prior to the Closing and pursuant to a subscription agreement on the same form as this Subscription Agreement and at the same Per Share Purchase Price.

Section	2.02 Issuer’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Shares, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:

(a)	The Issuer is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)	The issue of the Shares has been duly authorized and, when issued and to Subscriber against full payment for the Shares in accordance with the terms of this Subscription Agreement and the memorandum and articles of association of the Issuer (as amended from time to time) and following the updates to the register of members of the Company in respect of such Shares in accordance with the Companies Act (As Revised) of the Cayman Islands, the Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Agreement, the Business Combination Agreement or any applicable laws) and will not have been issued in violation of, or subject to any preemptive or similar rights created under, the Issuer’s memorandum and articles of association (as amended from time to time) or under the Companies Act (As Revised) of the Cayman Islands.

(c)	This Subscription Agreement has been duly authorized and validly executed and delivered by the Issuer and, assuming that this Subscription Agreement has been duly authorized, executed and delivered by Subscriber and Broadstone, shall constitute the valid and binding obligation of the Issuer and is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts).

(d)	The execution, delivery and performance of this Subscription Agreement by the Issuer (including compliance by the Issuer with all of the provisions hereof) and the issuance and sale of the Shares and the consummation of certain other transactions contemplated herein, do not and will not (i) conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the property or assets of the Issuer or any of its subsidiaries, as applicable, pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries, as applicable, is a party or by which the Issuer or any of its subsidiaries, as applicable, is bound or to which any of the property or assets of the Issuer or any of its subsidiaries, as applicable, is subject, (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries, as applicable, or (iii) result in any violation of any law, statute or any judgment, order, rule, regulation or other legally enforceable requirement of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer, the Company or any of their respective subsidiaries, as applicable, or any of their respective properties that, in the case of clauses (i) and (iii), would reasonably be expected, individually or in the aggregate, to have an Issuer Material Adverse Effect. For purposes of this Subscription Agreement, an “Issuer Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Issuer that has a material adverse effect on (x) the assets, business, stockholders’ or shareholders’ equity, results of operation or financial operations of the Issuer and its subsidiaries, taken as a whole (including the combined company after giving effect to the Transactions), (y) the validity of the Shares, or (z) the legal authority of the Issuer to enter into and timely perform its obligations under this Subscription Agreement.

(e)	Except as set forth in the Business Combination Agreement and the other agreements and arrangements referred to therein, as of the date hereof there are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares, or (ii) any shares of the Issuer to be issued pursuant to the other Transactions, in each case, that have not been or will not be validly waived or terminated prior to the Closing Date.

(f)	As of the date of this Subscription Agreement and immediately prior to the Closing (prior to giving effect to the consummation of the Transactions and the transactions contemplated by this Subscription Agreement), the authorized share capital of the Issuer consist of 50,000 ordinary shares, $0.0001 par value per share and one (1) ordinary share is issued and outstanding.

(g)	Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber.

(h)	Neither the Issuer nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any securities of Issuer or solicited any offers to buy any securities of Issuer under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares under the Securities Act.

(i)	Neither the Issuer, nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Shares and neither the Issuer, nor any person acting on its behalf has offered any of the Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(j)	The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than filings (i) with the Commission of the Registration Statement (as defined below), (ii) required by applicable state or federal securities laws, (iii) required in accordance with the Business Combination Agreement, (iv) required by the New York Stock Exchange (the “NYSE”) and (v) the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

(k)	As of the Closing, the Issuer’s ordinary shares will be registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “EVTL”. There is no suit, action, proceeding or investigation pending or to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the Commission with respect to any intention by such entity to deregister the ordinary shares or prohibit or terminate the listing of ordinary shares on the NYSE. The Issuer has taken no action that is designed to intentionally terminate the registration of the Issuer’s ordinary shares under the Exchange Act.

(l)	Other than the Placement Agents, no broker, finder or other financial consultant has acted on the Issuer’s behalf in connection with this Subscription Agreement or the transactions contemplated hereby.

(m)	The Issuer is in compliance with all applicable laws, except where such non-compliance would not have an Issuer Material Adverse Effect. The Issuer has not received any written, or to its knowledge, other communication from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, have an Issuer Material Adverse Effect.

(n)	Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, an Issuer Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending against the Issuer, or, to the knowledge of the Issuer, threatened against the Issuer or pending or threatened against the Company, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer or, to the knowledge of the Issuer, the Company.

(o)	The Issuer is not, and immediately after receipt of payment for the Shares and consummation of the Other Transactions will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(p)	No Other Subscription Agreement includes terms and conditions that are more favorable to any such Other Investor than Subscriber hereunder, and such Other Subscription Agreements reflect the same Per Share Purchase Price. The Other Subscription Agreements have not been amended, waived or modified in any manner to benefit the Other Subscribers thereunder (unless the Subscriber was offered substantially the same benefit) following the date of this Subscription Agreement.

(q)	Since its formation, neither the Issuer or, to the Issuer’s knowledge, the Company nor any of their respective representatives, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, or (iii) made any other unlawful payment. Since its formation, neither the Issuer nor, to the Issuer’s knowledge, the Company nor any of their respective representatives has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder any of the Issuer or the Company or assist any of the Issuer or the Company in connection with any actual or proposed transaction. Since its formation, the operations of each of the Issuer and, to the Issuer’s knowledge, the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (as defined in the Business Combination Agreement) that have jurisdiction over the Issuer or the Company. Neither the Issuer nor, to the Issuer’s knowledge, the Company nor any of their respective directors or officers, or any other representative acting on behalf of each of them, is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently the subject or target of any sanctions administered by OFAC (as defined in the Business Combination Agreement), the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine), or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by one or more persons identified in (i) or (ii); and neither the Issuer or its officers or directors nor, to the Issuer’s knowledge, the Company, has directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other person, in connection with any sales or operations in any country comprehensively sanctioned by OFAC or other applicable Governmental Authority (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or for the purpose of financing the activities of any person currently subject to, or otherwise in violation of, any sanctions administered by OFAC or the U.S. Department of State or other applicable Governmental Authority in the last five (5) fiscal years. Neither the Issuer nor, to the Issuer’s knowledge, the Company, nor any of their respective directors or officers, or any other representative acting on behalf of the Issuer or the Company has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority. No Action (as defined in the Business Combination Agreement) involving the Issuer or the Company with respect to the any of the foregoing is pending or, to the Issuer’s knowledge, threatened.

Section	2.03 Broadstone’s Representations, Warranties, and Agreements. To induce Subscriber to purchase the Shares, Broadstone hereby represents and warrants to Subscriber and agrees with Subscriber as follows:

(a)	Broadstone is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Broadstone has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)	This Subscription Agreement has been duly authorized, executed and delivered by Broadstone and, assuming that this Subscription Agreement has been duly authorized, executed and delivered by Subscriber and the Issuer, shall constitute the valid and binding obligation of Broadstone and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity (including concepts of materiality, reasonableness, good faith, and fair dealing with respect to those jurisdictions that recognize such concepts).

(c)	The execution, delivery, and performance of this Subscription Agreement by Broadstone (including compliance by Broadstone with all of the provisions hereof) and the issuance and sale of the Shares, and the consummation of certain other transactions contemplated herein, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of Broadstone pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license, or other agreement or instrument to which Broadstone is a party or by which Broadstone is bound or to which any of the property or assets of Broadstone is subject, (ii) result in any violation of the provisions of the organizational documents of Broadstone, or (iii) result in any violation of any law, statute or any judgment, order, rule, regulation or other legally enforceable requirement of any court or governmental agency or body, domestic or foreign, having jurisdiction over Broadstone or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Broadstone Material Adverse Effect. For purposes of this Subscription Agreement, a “Broadstone Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Broadstone that has a material adverse effect on (x) the assets, business, stockholders’ or shareholders’ equity, results of operation or financial operations of Broadstone and its subsidiaries, taken as a whole (including the combined company after giving effect to the Transactions) or (y) the legal authority of Broadstone to enter into and timely perform its obligations under this Subscription Agreement.

(d)	As of the date of this Subscription Agreement and as of immediately prior to the Closing, the authorized share capital of Broadstone consists of (i) 200,000,000 shares of Class A ordinary shares, par value $0.0001 per share (“Class A Shares”); (ii) 20,000,000 shares of Class B ordinary shares, par value of $0.0001 per share (“Class B Shares”) and (iii) 1,000,000 shares of preference shares, par value $0.0001 per share (“Preference Shares”). As of the date hereof: (i) 30,530,301 Class A Shares are issued and outstanding; (ii) 7,632,575 Class B Shares are issued and outstanding; (iii) no Preference Shares are issued and outstanding; and (iv) 23,371,210 warrants, each exercisable to purchase one Class A Share at $11.50 per share, are outstanding. As of the date of this Subscription Agreement, and immediately prior to Closing, there are no outstanding (1) shares, equity interests or voting securities of Broadstone, (2) securities of Broadstone convertible into or exchangeable for shares or other equity interests or voting securities of Broadstone, or (3) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of Broadstone to acquire from any individual, entity or other person, and no obligation of Broadstone to issue, any shares or other equity interests or voting securities of Broadstone (collectively, the “Broadstone Equity Interests”) or securities convertible into or exchangeable or exercisable for Broadstone Equity Interests. As of the date of this Subscription Agreement, Broadstone has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder or shareholder agreements, voting trusts or other agreements or understandings to which Broadstone is a party or by which it is bound relating to the voting of any securities of Broadstone, other than (A) as set forth in the SEC Documents (as defined below) and (B) as contemplated by the Business Combination Agreement.

(e)	Broadstone has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct, and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement, and other documents filed by Broadstone with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”) which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Broadstone has timely filed each SEC Document that Broadstone was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are, and upon Closing there shall be, no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.

(f)	Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber. Neither Broadstone nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Shares.

(g)	Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Broadstone Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending against Broadstone, or, to the knowledge of Broadstone, threatened against Broadstone or pending or threatened against the Company, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Broadstone or, to the knowledge of Broadstone, the Company.

(h)	Broadstone is in compliance with all applicable laws, except where such non-compliance would not have a Broadstone Material Adverse Effect. Neither Broadstone, nor to its knowledge, the Company, has received any written communication from a governmental authority that alleges that Broadstone or the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably expected to have, individually or in the aggregate, a Broadstone Material Adverse Effect.

(i)	Broadstone is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or self-regulatory organization in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the Commission, (ii) filings required by applicable state securities laws, (iii) any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or similar antitrust laws, (iv) filings required by NYSE, (v) those required to consummate the Transactions as provided under the Business Combination Agreement.

(j)	The description of the business and financial information of the Company to be included in the proxy statement/prospectus to be provided to the shareholders of Broadstone in connection with the Transactions shall not be materially inconsistent with the information included in the Disclosure Package.

(k)	No Other Subscription Agreement includes terms and conditions that are more favorable to any such Other Investor than Subscriber hereunder, and such Other Subscription Agreements reflect the same Per Share Purchase Price. The Oher Subscription Agreements have not been amended, waived or modified in any manner to benefit the Other Subscribers thereunder (unless the Subscriber was offered substantially the same benefit) following the date of this Subscription Agreement.

(l)	Other than to the Placement Agents, no broker, finder, or other financial consultant has acted on behalf of or at the direction of Broadstone in connection with this Subscription Agreement or the transactions contemplated hereby.

Article III.	SETTLEMENT DATE, DELIVERY AND CLOSING.

Section	3.01 Subject to the satisfaction or waiver of the conditions set in Section 3.2 and Section 3.3, the closing of the Subscription contemplated hereby (the “Closing”) shall occur substantially concurrently with the consummation of the Transactions (the “Closing Date”). Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least five (5) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions (including the conditions set forth in Section 3.2 hereof) to be satisfied or waived (the “Expected Closing Date”), Subscriber shall deliver to the Issuer at least two (2) Business Days prior to the Expected Closing Date, (x) the Purchase Price for the Shares, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer or its designees in escrow until the Closing and (y) such information as is reasonably requested in the Closing Notice in order for the Issuer to issue the Shares to Subscriber, including the legal name of the person in whose name the Shares are to be issued. On or prior to the Closing Date, the Issuer shall issue the Shares to Subscriber and subsequently cause the Shares to be registered in book entry form by updating the register of members of the Issuer, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein or in any other agreement between the Issuer and the Subscriber), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, on Issuer’s register of members (which book entry records shall contain an appropriate notation concerning transfer restrictions of the Shares, in accordance with applicable securities laws of the states of the United States and other applicable jurisdictions), and will provide to Subscriber evidence of such issuance from the Issuer’s transfer agent. In the event that the consummation of the Transactions does not occur within five (5) Business Days after the Expected Closing Date, unless otherwise agreed to in writing by the Issuer and the Subscriber, the Issuer shall promptly (but in no event later than four (4) Business Days after the Expected Closing Date) return the Purchase Price so delivered by Subscriber (which shall not include, for the avoidance of doubt, the accrual of any interest) to the Issuer by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed repurchased and cancelled. Notwithstanding such return, repurchase or cancellation, (i) Subscriber acknowledges and agrees that a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date and (ii) unless and until this Subscription Agreement is terminated in accordance with Section 5 herein, Subscriber shall remain obligated (A) to redeliver funds to the Issuer in escrow following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing on the Closing Date (as set forth in such new Closing Notice). For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized to close in the State of New York.

Section	3.02 Conditions to Closing of the Issuer. The Issuer’s obligations to sell and issue the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Issuer, on or prior to the Closing Date, of each of the following conditions:

(a)	The representations and warranties made by the Subscriber in Section 2.1 hereof shall be true and correct in all material respects as of the Closing (or, if such representation and warranties speak as of another date, as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be so true and correct in all respects as of the Closing (or, if such representation and warranties speak as of another date, as of such date)), but, in each case without giving effect to consummation of the Transactions, and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations and warranties of Subscriber in this Subscription Agreement as of the Closing.

(b)	Subscriber shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Subscriber to consummate the Closing.

(c)	There shall not be in force any order, law, rule, regulation, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority enjoining or prohibiting the consummation of the Subscription.

(d)	All conditions precedent to each of the Issuer’s, the Company’s and Broadstone’s obligations to consummate, or cause to be consummated, the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and the Transactions set forth in the Business Combination Agreement shall have been or will be consummated substantially concurrently with the Closing.

Section	3.03 Conditions to Closing of Subscriber. Subscriber’s obligation to purchase the Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing, of each of the following conditions:

(a)	The representations and warranties made by the Issuer in Section 2.2 hereof and the representations and warranties made by Broadstone in Section 2.3 hereof shall be true and correct in all material respects as of the Closing (or, if such representation and warranties speak as of another date, as of such date) (other than representations and warranties that are qualified as to materiality, Issuer Material Adverse Effect or Broadstone Material Adverse Effect, which representations and warranties shall be so true and correct in all respects as of the Closing (or, if such representation and warranties speak as of another date, as of such date)), but, in each case without giving effect to consummation of the Transactions, and consummation of the Closing shall constitute a reaffirmation by the Issuer of each of the representations and warranties of the Issuer in this Subscription Agreement as of the Closing.

(b)	Each of the Issuer and Broadstone shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer and Broadstone at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing.

(c)	There shall not be in force any order, judgment or injunction by or with any governmental authority in the United States enjoining or prohibiting the consummation of the Subscription or the Transactions set forth in the Business Combination Agreement.

(d)	The Shares shall have been approved for listing on the NYSE and there shall not have occurred any suspension of the Shares for sale or trading on the NYSE and, to knowledge of Issuer and Broadstone, no proceedings for any such purpose shall have been initiated or threatened.

(e)	The Transactions set forth in the Business Combination Agreement shall have been or will be consummated concurrently with the Closing, provided that, in the event such Transactions have not been or would not reasonably be expected to be consummated due to (i) the assertion by the Company that any of the conditions set forth in Sections 10.1 or 10.2 of the Business Combination Agreement has not been or would not be satisfied or (ii) the assertion by Broadstone or the Issuer that the condition set forth in Section 10.3(a)(iii) of the Business Combination Agreement has not been or would not be satisfied, each of the Issuer and Broadstone acknowledges and agrees that the Subscriber shall not have any obligation to consummate the Closing or any liability with respect thereto; and provided further that, subject to Section 5 hereof, if the Issuer, Broadstone and the Company subsequently consummate the Transactions despite the assertion set forth in clause (i), the foregoing shall no longer apply; and the terms of the Business Combination Agreement (including the conditions thereto) shall not have been amended, and the Company shall not have waived any such term, in a manner that is materially adverse to the Subscriber (in its capacity as such).

(f)	There shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially benefits the Other Subscribers thereunder unless Subscriber has been offered substantially the same benefits.

Article IV. REGISTRATION STATEMENT.

For purposes of this Section 4, the Shares included in the Registration Statement shall include, as of any date of determination, the Shares and any other equity security of the Issuer issued or issuable with respect to the Shares by way of share division, stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

Section	4.01 The Issuer agrees that, within thirty (30) calendar days after the consummation of the Transactions (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Shares (the “Registrable Securities”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but not later than the earlier of (i) sixty (60) calendar days following the consummation of the Transactions, (ii) ninety (90) calendar days following the consummation of the Transactions if the Commission notifies the Issuer that it will “review” the Registration Statement or (iii) ten (10) Business Days after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholder’s questionnaire in customary form to the Issuer that contains the information required by the Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder; provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities. Any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 4. Unless required under applicable laws and Commission rules, in no event shall Subscriber be identified as a statutory underwriter in the Registration Statement; provided, that if Subscriber is required to be so identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw its Shares from the Registration Statement.

Section	4.02 In the case of registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:

(a)	except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Registrable Securities, (ii) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two (2) years from the Effectiveness Date;

(b)	advise Subscriber as promptly as practicable, but in any event within five (5) Business Days:

(i)	when the Registration Statement or any post-effective amendment thereto has become effective;

(ii)	after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)	of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)	subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) of this Section 4.2.2 constitutes material, nonpublic information regarding the Issuer;

(c)	use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d)	upon the occurrence of any event contemplated in Section 4.2.2, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of the Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)	use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Issuer’s Shares are then listed;

(f)	use its commercially reasonable efforts to allow the Subscriber to review disclosure regarding the Subscriber in the Registration Statement and consider in good faith proposed revisions from the Subscriber; and

(g)	use its commercially reasonable efforts to (x) take all other steps reasonably necessary to effect the registration of the Shares contemplated herein and (y) take such further action as Subscriber may reasonably request, all to the extent required from time to time to enable Subscriber to sell Shares held by such Subscriber without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Issuer).

Section	4.03 Notwithstanding anything to the contrary in this Subscription Agreement, if the Commission prevents the Issuer from including in the Registration Statement any or all of the Issuer Shares due to limitations on the use of Rule 415 of the Securities Act for the resale of the Issuer Shares by Subscriber, the Registration Statement shall register for resale such number of Issuer Shares which is equal to the maximum number of Issuer Shares as is permitted by the Commission. In such event, the number of Issuer Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholder and as promptly as practicable after being permitted to register additional Issuer Shares under Rule 415 under the Securities Act, the Issuer shall use commercially reasonable efforts to amend the Registration Statement or file a new Registration Statement to register such Issuer Shares not included in the initial Registration Statement.

Section	4.04 Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if it determines that in order for the Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act and is materially prejudicial or onerous for the Issuer to include or (ii) the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Issuer’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house counsel), would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, upon the advice of legal counsel (which may be in-house counsel), to cause the Registration Statement to fail to comply with applicable disclosure requirements or (iii) in the good faith judgment of the majority of the Issuer’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Issuer and the majority of the board of directors of the Issuer concludes as a result that it is essential to defer such filing because it would (x) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act (each such circumstance in subclauses (i) – (iii), a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than three (3) occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer except for disclosure to Subscriber’s employees, agents and professional advisors who need to know such information and are obligated to keep it confidential, unless otherwise required by law or subpoena. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

Section	4.05 Indemnification.

(a)                The Issuer agrees to indemnify and hold harmless, to the extent permitted by law, the Subscriber, its directors, officers, employees, advisers and agents, and each person who controls the Subscriber (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Subscriber (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Issuer by or on behalf of the Subscriber expressly for use therein.

(b)                The Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements or any other selling shareholder under the Registration Statement, to indemnify and hold harmless the Issuer, its directors and officers and agents and each person who controls the Issuer (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Subscriber expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Shares giving rise to such indemnification obligation.

(c)                Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)                The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

(e)                If the indemnification provided under this Section 4.5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 4.5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5.5 from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Subscriber (together with any indemnification obligation under this Section 4.5) be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Shares giving rise to such contribution obligation.

Article	V. TERMINATION. EXCEPT FOR THE PROVISIONS OF THIS SECTION 5 AND SECTION 6, WHICH SHALL SURVIVE ANY TERMINATION HEREUNDER, THIS SUBSCRIPTION AGREEMENT SHALL TERMINATE AND BE VOID AND OF NO FURTHER FORCE AND EFFECT, AND ALL RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL TERMINATE WITHOUT ANY FURTHER LIABILITY ON THE PART OF ANY PARTY IN RESPECT THEREOF, UPON THE EARLIER TO OCCUR OF (I) SUCH DATE AND TIME AS THE BUSINESS COMBINATION AGREEMENT IS VALIDLY TERMINATED IN ACCORDANCE WITH ITS TERMS, (II) UPON THE MUTUAL WRITTEN AGREEMENT OF EACH OF THE PARTIES HERETO TO TERMINATE THIS SUBSCRIPTION AGREEMENT, (III) IF THE CONDITIONS TO CLOSING SET FORTH IN SECTION 3 OF THIS SUBSCRIPTION AGREEMENT ARE NOT SATISFIED AT, OR ARE NOT CAPABLE OF BEING SATISFIED ON OR PRIOR TO, THE CLOSING AND, AS A RESULT THEREOF, THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT WILL NOT BE OR ARE NOT CONSUMMATED AT THE CLOSING AND (IV) DECEMBER 1, 2021 IF THE CLOSING OF THE TRANSACTION HAS NOT OCCURRED ON OR BEFORE SUCH DATE; PROVIDED, THAT NOTHING HEREIN WILL RELIEVE ANY PARTY FROM LIABILITY FOR ANY WILLFUL BREACH HEREOF PRIOR TO THE TIME OF TERMINATION, AND EACH PARTY WILL BE ENTITLED TO ANY REMEDIES AT LAW OR IN EQUITY TO RECOVER LOSSES, LIABILITIES OR DAMAGES ARISING FROM SUCH BREACH. THE ISSUER SHALL PROMPTLY NOTIFY SUBSCRIBER OF THE TERMINATION OF THE BUSINESS COMBINATION AGREEMENT PROMPTLY (AND, IN ANY EVENT, WITHIN THREE (3) BUSINESS DAYS) AFTER THE TERMINATION OF SUCH AGREEMENT (IF APPLICABLE) AND ANY MONIES PAID BY THE SUBSCRIBER TO THE ISSUER PURSUANT TO THIS SUBSCRIPTION AGREEMENT SHALL PROMPTLY BE RETURNED TO SUBSCRIBER.

Article	VI. MISCELLANEOUS.

Section	6.01	Further Assurances.

(a)	Subscriber acknowledges that the Issuer, the Company, Broadstone and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer, the Company, the Placement Agents and Broadstone if any of the acknowledgments, understandings, agreements, representations and warranties made by Subscriber set forth herein are no longer accurate in all material respects. Subscriber further acknowledges and agrees that each Placement Agent is a third-party beneficiary of the representations and warranties of the Subscriber contained in this Subscription Agreement.

(b)	The Issuer and Broadstone acknowledge and agree that the Subscriber and each of the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Issuer and Broadstone agree to promptly notify Subscriber and the Placement Agents if any of the agreements, representations and warranties of the Issuer or Broadstone set forth herein are no longer accurate in all material respects.

(c)	Each of the Issuer, Subscriber, the Company, the Placement Agents and Broadstone is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d)	The Issuer and Broadstone may request from Subscriber such additional information as the Issuer and Broadstone may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent available and to the extent consistent with its internal policies and procedures, and provided that Issuer and Broadstone agree to keep any such information provided by Subscriber confidential, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request.

(e)	Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(f)	Each of Subscriber, the Issuer and Broadstone shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper, practical or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described herein no later than immediately prior to the consummation of the Transactions.

Section	6.02 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(a)	if to Subscriber, to such address or addresses set forth on Subscriber’s signature page hereto;

(b)	if to the Issuer, to:

Vertical Aerospace Ltd. 140-142 Kensington Church Street London, England W8 4BN Email: vinny.casey@vertical-aerospace.com with a copy (which shall not constitute notice) to:

Latham & Watkins (London) LLP
99 Bishopsgate
London, EC2M 3XF
United Kingdom
Attn: David Stewart and Robbie McLaren
Email: j.david.stewart@lw.com and robbie.mclaren@lw.com

(c)	if to the Company, to:

Vertical Aerospace Group Ltd. 140-142 Kensington Church Street London, England W8 4BN

with a copy to (which shall not constitute notice) to:

Latham & Watkins (London) LLP
99 Bishopsgate
London, EC2M 3XF
United Kingdom
Attn: David Stewart and Robbie McLaren
Email: j.david.stewart@lw.com and robbie.mclaren@lw.com

(d)	if to Broadstone, to:

Broadstone Acquisition Corp.
7 Portman Mews South
Marylebone, London W1H 6AY
United Kingdom
Attention:	Chief Executive Officer
Email:	marc@suncap.co.uk

with a copy (which shall not constitute notice) to:

Winston & Strawn London LLP / Winston & Strawn LLP CityPoint, One Ropemaker Street
London, EC2Y 9AW United Kingdom
Attention:	Paul Amiss
Nicholas Usher Michael Blankenship
Email:	pamiss@winston.com
nusher@winston.com mblankenship@winston.com

Section	6.03 Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

Section	6.04 Modifications; Amendments; Waivers. This Subscription Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by each of the parties hereto and (ii) without the prior written consent of the Company, provided that in each case Section 2, Section 6.1.1, this Section 6.4 and Section 6.6 of this Subscription Agreement may not be modified or terminated in a manner that is material and adverse to the Placement Agents without the prior written consent of the Placement Agents. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereto or the exercise of any other right or power.

Section	6.05 Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of each of the Company and the other parties hereto (other than the Shares acquired hereunder, if any, and then only in accordance with this Subscription Agreement); provided that upon prior written notice to the Issuer, the Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates; provided further that no such assignment shall relieve the Subscriber of its obligations hereunder.

Section	6.06 Benefit.

(a)	Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns. The parties hereto agree that each of the Company and its subsidiaries are express third-party beneficiaries (the “Beneficiaries”) of this Subscription Agreement. Each of the parties hereto acknowledge and agree that (i) each of the Beneficiaries shall be entitled to seek equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause the Issuer to cause, or directly cause, Subscriber to fund the Purchase Price and cause the Closing to occur substantially concurrently with the Transactions, and (ii) without in any way limiting the foregoing, the Company is an express-third party beneficiary of Sections 3 (Settlement Date, Delivery and Closing), 5, (Termination), 6.1 (Further Assurances), 6.4 (Modifications and Amendments), 6.5 (Assignment), 6.11 (Remedies) and 7 (Cleansing Statement; Disclosure) and shall be entitled to seek equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of its rights referenced therein. Each party hereto further agrees that each of the Beneficiaries is an express third-party beneficiary of this Section 6.6 and that none of the parties hereto or any of the Beneficiaries shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.6.1, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond of similar instrument.

(b)	Each of the Issuer and Subscriber acknowledges and agrees that (i) this Subscription Agreement is being entered into in order to induce each of the parties to the Business Combination Agreement to execute and deliver the Business Combination Agreement and without the representations, warranties, covenants, and agreements of the Issuer and Subscriber hereunder, the Company would not enter into the Business Combination Agreement, and (ii) each representation, warranty, covenant, and agreement of the Issuer and Subscriber hereunder is being made also for the benefit of the Company and the Beneficiaries.

(c)	Each of the Issuer and Subscriber further acknowledge and agree that the Placement Agents are third-party beneficiaries of the representations and warranties of the Issuer and Subscriber contained in this Subscription Agreement.

Section	6.07 Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, including its statute of limitations, without giving effect to principles or rules of conflicts of law thereof, to the extent they would require or permit the application of laws or statute of limitations of another jurisdiction.

Section	6.08 Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (the “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by New York law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.8, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section	6.09 Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

Section	6.10 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

Section	6.11 Remedies.

(a)	The parties agree that irreparable damage would occur if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies may not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto and each of the Beneficiaries shall be entitled to seek equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement may include the right of the Issuer or Broadstone to cause Subscriber and the right of Broadstone of the Subscriber to cause Issuer to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement (including, for the avoidance of doubt, the right to directly enforce each of the covenants and agreements of Subscriber under this Subscription Agreement). The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(b)	The parties acknowledge and agree that this Section 6.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

(c)	In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument, or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the reasonable and documented out-of-pocket costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument, or certificate contemplated hereby, and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument, or certificate contemplated hereby or thereby.

Section	6.12 Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms, if a shorter period. For the avoidance of doubt, if for any reason the Closing does not occur immediately prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

Section	6.13 Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

Section	6.14 Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, email or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

Section	6.15 Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any share division, stock split, stock or share dividend, stock combination, recapitalization or the like occurring after the date hereof.

Section	6.16 Mutual Drafting. This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

Article	VII. CLEANSING STATEMENT; CONSENT TO DISCLOSURE.

Section	7.01 Broadstone shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one (1) or more press releases or file with the Commission a Current Report on Form 8-K disclosing all material terms of the transactions contemplated hereby, and by the Other Subscription Agreements and the Transactions. From and after the publication of such Form 8-K, the Subscriber shall not be in possession of any material, non-public information received from the Company, Broadstone, the Issuer or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Subscription Agreement and the Transactions.

Section	7.02 Subscriber hereby consents to the publication and disclosure in (i) any press release issued by Broadstone, the Issuer or the Company or the Form 8-K filed by Broadstone with the Commission in connection with the execution and delivery of the Business Combination Agreement, the proxy statement, or any other filing with the Commission pursuant to applicable securities laws, in each case as and to the extent required by the federal securities laws or the Commission or any other securities authorities and (ii) any other documents or communications provided by Broadstone, the Issuer or the Company to any governmental authority or to securityholders of the Issuer, in each case, as and to the extent required by applicable law or the Commission or any other governmental authority, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed required or appropriate by Broadstone, the Issuer and/or the Company, a form (excluding details specific and personal to Subscriber) of this Subscription Agreement; provided that, in the case of such disclosures by the Issuer, Broadstone or the Company, the Issuer, Broadstone or the Company, as applicable, shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure, in each case, to the extent such disclosure specifically names Subscriber. Other than in the Registration Statement contemplated by Section 4 of this Subscription Agreement, as required by any laws, rules or regulations (including, without limitation, securities laws, rules or regulations), at the request of the staff of the Commission or any regulatory agency or as set forth in the immediately preceding sentence, without Subscriber’s prior written consent (including by email), none of the Issuer, Broadstone or the Company shall, and shall cause their respective officers, directors, affiliates, and agents (including the Placements Agents) not to, publicly disclose the name of the Subscriber or any of its affiliates or investment advisers (i) in any press release or marketing materials or (ii) in any filing with the Commission or any regulatory agency or trading market other than as set forth above, except to the Issuer’s securityholders, lawyers, independent accountants and other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Subscriber will promptly provide any information reasonably requested by Broadstone, the Issuer and/or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).

Article	VIII. TRUST ACCOUNT WAIVER. SUBSCRIBER ACKNOWLEDGES THAT IT HAS READ THE INVESTMENT MANAGEMENT TRUST AGREEMENT, DATED AS OF SEPTEMBER 10, 2020, BY AND BETWEEN BROADSTONE AND CONTINENTAL STOCK TRANSFER & TRUST COMPANY, A NEW YORK CORPORATION, AND UNDERSTANDS THAT BROADSTONE HAS ESTABLISHED THE TRUST ACCOUNT DESCRIBED THEREIN (THE “TRUST ACCOUNT”). SUBSCRIBER AGREES THAT (I) IT HAS NO RIGHT, TITLE, INTEREST, OR CLAIM OF ANY KIND IN OR TO ANY MONIES HELD IN THE TRUST ACCOUNT, AND (II) IT SHALL HAVE NO RIGHT OF SET-OFF OR ANY RIGHT, TITLE, INTEREST, OR CLAIM OF ANY KIND (“CLAIM”) TO, OR TO ANY MONIES IN, THE TRUST ACCOUNT, IN EACH CASE IN CONNECTION WITH THIS SUBSCRIPTION AGREEMENT, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM TO, OR TO ANY MONIES IN, THE TRUST ACCOUNT THAT IT MAY HAVE IN CONNECTION WITH THIS SUBSCRIPTION AGREEMENT; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 8 SHALL BE DEEMED TO LIMIT SUBSCRIBER’S RIGHT, TITLE, INTEREST, OR CLAIM TO THE TRUST ACCOUNT BY VIRTUE OF SUCH SUBSCRIBER’S RECORD OR BENEFICIAL OWNERSHIP OF SECURITIES OF BROADSTONE ACQUIRED BY ANY MEANS OTHER THAN PURSUANT TO THIS SUBSCRIPTION AGREEMENT, INCLUDING ANY REDEMPTION RIGHT WITH RESPECT TO ANY SUCH SECURITIES OF BROADSTONE. IN THE EVENT SUBSCRIBER HAS ANY CLAIM AGAINST BROADSTONE UNDER THIS SUBSCRIPTION AGREEMENT, SUBSCRIBER SHALL PURSUE SUCH CLAIM SOLELY AGAINST BROADSTONE AND ITS ASSETS OUTSIDE THE TRUST ACCOUNT AND NOT AGAINST THE PROPERTY OR ANY MONIES IN THE TRUST ACCOUNT. SUBSCRIBER AGREES AND ACKNOWLEDGES THAT SUCH WAIVER IS MATERIAL TO THIS SUBSCRIPTION AGREEMENT AND HAS BEEN SPECIFICALLY RELIED UPON BY BROADSTONE TO INDUCE BROADSTONE TO ENTER INTO THIS SUBSCRIPTION AGREEMENT AND SUBSCRIBER FURTHER INTENDS AND UNDERSTANDS SUCH WAIVER TO BE VALID, BINDING, AND ENFORCEABLE UNDER APPLICABLE LAW. IN THE EVENT SUBSCRIBER, IN CONNECTION WITH THIS SUBSCRIPTION AGREEMENT, COMMENCES ANY ACTION OR PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, RELIEF AGAINST THE FUNDS HELD IN THE TRUST ACCOUNT OR DISTRIBUTIONS THEREFROM OR ANY OF BROADSTONE’S SHAREHOLDERS, WHETHER IN THE FORM OF MONETARY DAMAGES OR INJUNCTIVE RELIEF, SUBSCRIBER SHALL BE OBLIGATED TO PAY TO BROADSTONE ALL OF ITS LEGAL FEES AND COSTS IN CONNECTION WITH ANY SUCH ACTION IN THE EVENT THAT BROADSTONE PREVAILS IN SUCH ACTION OR PROCEEDING.

Article	IX. RULE 144.

Section	9.01 From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell the securities of the Issuer to the public without registration are available to holders of the Issuer’s ordinary shares and for so long as the Subscriber holds the Shares, the Issuer shall, at its expense:

(a)	make and keep public information available, as those terms are understood and defined in Rule 144;

(b)	use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable Subscriber to sell the Shares under Rule 144 for so long as the Subscriber holds any Shares; and

(c)	furnish to Subscriber, promptly upon Subscriber’s reasonable request, (i) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer, and (iii) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

Section	9.02 In connection with any sale or other disposition of the Shares by the Subscriber pursuant to Rule 144 and upon compliance by the Subscriber with the requirements of this Section 9.2, if requested by the Subscriber and if in the opinion of counsel to the Issuer, it is then permissible to do so, the Issuer shall cause the transfer agent for the Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within five (5) trading days of any such request therefor from the Subscriber; provided that the Issuer and the Transfer Agent have timely received from the Subscriber customary representations and other documentation reasonably acceptable to the Issuer and the Transfer Agent in connection therewith. Subject to receipt from the Subscriber by the Issuer and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Issuer and the Transfer Agent in connection therewith, the Subscriber may request that the Issuer remove any legend from the book entry position evidencing its Shares and the Issuer will, if reasonably required by the Transfer Agent and at Issuer’s sole expense, use its commercially reasonable efforts cause an opinion of the Issuer’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Shares (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144. If restrictive legends are no longer required for such Shares pursuant to the foregoing, the Issuer shall, in accordance with the provisions of this Section 9.2 and within five (5) trading days of any request therefor from the Subscriber accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. Notwithstanding the foregoing, the Issuer will not be required to deliver any such opinion, authorization, certificate, or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.

[Signature Page Follows]

Agreed Form

IN WITNESS WHEREOF, each of the Issuer, Broadstone and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

ISSUER:

VERTICAL AEROSPACE LTD.

By:
Name:
Title:

BROADSTONE:

BROADSTONE ACQUISITION CORP

By:
Name:
Title:

Accepted and agreed this __ day of June, 2021.
SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:
By:	By:
Name:	Name:
Title:	Title:

Date:

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)	(Please print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
Subscriber’s EIN:	Joint Subscriber’s EIN:
Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Aggregate Number of Shares subscribed for: __________________________
Aggregate Purchase Price: $______________

You must pay the Purchase Price by wire transfer of U.S. dollars ($) in immediately available funds, to be held in escrow until the Closing, to the account specified by the Issuer in the Closing Notice.

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

1.	☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

2.	☐	We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.	☐	We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐	We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

“QUALIFIED INSTITUTIONAL BUYER” STATUS

The Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to the Subscriber (Please check the applicable subparagraphs):

☐	The Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and:

☐	is an insurance company as defined in section 2(a)(13) of the Securities Act;

☐	is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;

☐	is a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”) or any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act of 1972 (“Consolidated Farm and Rural Development Act”);

☐	is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

☐	is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

☐	is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;

☐	is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

☐	is an organization described in section 501(c)(3) of the Code, corporation (other than a bank as defined in section 3(a)(2) of the Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Act, or a foreign bank or savings and loan association or equivalent institution), partnership, limited liability company, or Massachusetts or similar business trust;

☐	is an investment adviser registered under the Investment Advisers Act; or

☐	is an institutional accredited investor, as defined below, that does not qualify for any other category of “Qualified Institutional Buyer” listed herein.

☐	The Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with the Subscriber;

☐	The Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

☐	The Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies[10] which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;

☐	The Subscriber is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or

☐	The Subscriber is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.

Rule 501(a) of Regulation D under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

10 “Family of investment companies” means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor); provided that, (a) each series of a series company (as defined in Rule 18f-2 under the Investment Company Act) shall be deemed to be a separate investment company and (b) investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company’s adviser (or depositor) is a majority-owned subsidiary of the other investment company’s adviser (or depositor)

☐	Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐	Any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state;

☐	Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940;

☐	Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐	Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act;

☐	Any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	Any employee benefit plan within the meaning of ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;

☐	Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, partnership, or limited liability company, or (iii) organization described in section 501(c)(3) of the Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐	Any entity in which all of the equity owners are institutional “accredited investors”;

☐	Any entity, of a type not listed in paragraphs a(1), a(2), a(3), a(7), or (a)(8) of Rule 501(a) of Regulation D under the Securities Act, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; or

☐	Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

EXHIBIT D.1

Form of Shareholder Support Letter

See attached.

[Signature Page to Sponsor Letter Agreement]

EXHIBIT D.2

Form of Sponsor Support Letter

See attached

EXHIBIT E

Form of Pubco Equity Incentive Plan

See attached.

VERTICAL AEROSPACE LTD.
2021 INCENTIVE AWARD PLAN

ARTICLE	1. PURPOSE

The purpose of the Vertical Aerospace Limited 2021 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Vertical Aerospace Limited, a Cayman Islands company (the “Company”) by linking the individual interests of Directors, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Directors, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE	2. DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1              “Administrator” shall mean the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

2.2              “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3              “Applicable Law” shall mean any applicable law, including, without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.4              “Automatic Exercise Date” shall mean, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth (10th) anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year (10 year) Option Term or Stock Appreciation Right Term, as applicable).

2.5              “Award” shall mean an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award, an Other Stock or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan.

2.6              “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium (which may be limited to notation on the books and records of the Company) and, with the approval of the Administrator, which need not be signed by a representative of the Company or a recipient, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.7              “Board” shall mean the Board of Directors of the Company.

2.8              “Change in Control” shall mean and includes each of the following:

(a)               A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with Sections 2.8(c)(i), 2.8(c)(ii) or 2.8(c)(iii); or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder);

(b)              The Incumbent Directors cease for any reason to constitute a majority of the Board; or

(c)               The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)                          which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)                         after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii)                        after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

2.9              “Cause” shall mean any of the Company or any parent of the Company or a Subsidiary having “Cause” to terminate Holder’s employment or services, as such term is defined in any relevant employment or services agreement between Holder and the Company (or any parent of the Company or a Subsidiary, as applicable); provided that, in the absence of such agreement containing such definition, the Company (or any parent of the Company or a Subsidiary, as applicable) shall have “Cause” to terminate Holder’s employment or services upon: (i) gross neglect or willful misconduct by Holder of Holder’s duties or Holder’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board; (ii) conviction of Holder of a criminal offence (other than in connection with a traffic violation that does not result in imprisonment); (iii) Holder’s habitual unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or a parent of the Company’s or a Subsidiary’s) premises or while performing Holder’s duties and responsibilities; (iv) Holder’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (v) Holder’s material breach of an Award Agreement or any other confidentiality, non-compete or non-solicitation covenant with the Company (or a parent of the Company or a Subsidiary, as applicable); provided that the Company (or a parent of the Company or a Subsidiary, as applicable) shall provide Holder with fifteen (15) days prior written notice before any termination due to (i) or (v) (other than to the extent that (i) relates to any fraud or intentional misconduct) with an opportunity to meet with the Board and discuss or cure any such alleged violation.

2.10          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.11          “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board which may be comprised of one or more Directors and/or executive officers of the Company as appointed by the Board, to the extent permitted in accordance with Applicable Law.

2.12          “Common Stock” shall mean the common stock of the Company.

2.13          “Company” shall have the meaning set forth in Article 1.

2.14          “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any parent of the Company or Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.15          “Director” shall mean a member of the Board, as constituted from time to time.

2.16          “Director Limit” shall have the meaning set forth in Section 4.6.

2.17          “Disability” shall mean, except as otherwise provided in an Award Agreement, that the Holder is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company. For purposes of the Plan, a Holder shall be deemed to have incurred a Disability if the Holder is determined to be totally disabled by the Social Security Administration or in accordance with the applicable disability insurance program of the Company’s, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this definition.

2.18          “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.

2.19          “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.20          “Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval of the Plan by the Company’s stockholders.

2.21          “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.22          “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any parent of the Company or Subsidiary.

2.23          “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

2.24          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.25          “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)            If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. Notwithstanding the foregoing, if the Committee determines in its discretion that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the Award Agreement. Such alternative definition may include a price that is based on the opening, actual, high, low, or average selling prices of a Share on the applicable securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date, or an average of trading days.

(b)            If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

(c)            If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in its discretion.

2.26          “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.27          “Holder” shall mean a person who has been granted an Award.

2.28          “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.29          “Incumbent Directors” shall mean for any period of 24 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or 2.8(c)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 24-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.30          “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.31          “Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.

2.32          “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.33          “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.34          “Option Term” shall have the meaning set forth in Section 5.4.

2.35          “Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.36          “Other Stock or Cash Based Award” shall mean a cash payment, cash bonus award, stock payment, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1, which may include, without limitation, deferred stock, deferred stock units, performance awards, retainers, committee fees, and meeting-based fees.

2.37          “Performance Criteria” shall mean the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period. The Performance Criteria that may be used to establish Performance Goals may include, but are not limited to, the following: (i) net earnings or losses (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital (or invested capital) and cost of capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs, reductions in costs and cost control measures; (xiv) expenses; (xv) working capital; (xvi) earnings or loss per share; (xvii) adjusted earnings or loss per share; (xviii) price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xix) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); (xx) implementation or completion of critical projects; (xxi) market share; (xxii) economic value; and (xxiii) individual employee performance, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or other employees or to market performance indicators or indices.

2.38          “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined with reference to Applicable Accounting Standards or other methodology as determined appropriate by the Administrator.

2.39          “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, vesting of, and/or the payment in respect of, an Award.

2.40          “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.41          “Plan” shall have the meaning set forth in Article 1.

2.42          “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.43          “Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.44          “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 8.

2.45          “SAR Term” shall have the meaning set forth in Section 5.4.

2.46          “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

2.47          “Securities Act” shall mean the Securities Act of 1933, as amended.

2.48          “Shares” shall mean shares of Common Stock.

2.49          “Stock Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying (i) the difference obtained by subtracting (x) the exercise price per share of such Award from (y) the Fair Market Value on the date of exercise of such Award by (ii) the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.50          “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.51          “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.52          “Termination of Service” shall mean the date the Holder ceases to be an Eligible Individual. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE	3. SHARES SUBJECT TO THE PLAN

3.1	Number of Shares.

(a)	Subject to Sections 3.1(b) and 12.2, Awards may be made under the Plan covering an aggregate number of Shares equal to the sum of: (i) 5% of the Shares outstanding (on an as-converted basis) on the date the Plan is adopted by the Board, and (ii) an annual increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2032, equal to the lesser of (A) 5.0% of the Shares outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Board; provided, however, no more than [●] Shares may be issued upon the exercise of Incentive Stock Options. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

(b)	If any Shares subject to an Award are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder), the Shares subject to such Award shall, to the extent of such forfeiture, expiration, termination without distribution of Shares or cash settlement, again be available for future grants of Awards under the Plan. In addition, the following Shares shall be added to the Shares authorized for grant under Section 3.1(a) and shall again be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right or other stock-settled Award (including Awards that may be settled in cash or stock) that are not issued in connection with the settlement or exercise, as applicable, of the Stock Appreciation Right or other stock-settled Award; and (iv) Shares purchased on the open market by the Company with the cash proceeds received from the exercise of Options. Any Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder so that such Shares are returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code. For the avoidance of doubt, Shares underlying Awards that are subject to the achievement of performance goals shall be counted against the Share reserve based on the target value of such Awards unless and until such time as such Awards become vested and settled in Shares.

(c)	Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code, and Shares subject to such Substitute Awards shall not be added to the Shares available for Awards under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in this Section 3.1(c)); provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

ARTICLE	4. GRANTING OF AWARDS

4.1	Participation. The Administrator may, from time to time, select from among all Eligible Individuals those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy as described in Section 4.6, no Eligible Individual or other person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other person shall participate in the Plan.

4.2	Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The Administrator, in its sole discretion, may grant Awards to Eligible Individuals that are based on one or more Performance Criteria or achievement of one or more Performance Goals or any such other criteria or goals as the Administrator shall establish.

4.3	Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional requirements or limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4	At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5	Foreign Holders. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the Applicable Law in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 3.1 or the Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

4.6	Non-Employee Director Awards.

(a)	Non-Employee Director Equity Compensation Policy. The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time.

(b)	Director Limit. Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the sum of the grant date fair value of Awards and the amount of any other fees granted to a Non-Employee Director during any calendar year shall not exceed $500,000 (the “Director Limit”). The Administrator may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

GRANTING OF OPTIONS AND STOCK APPRECIATION RIGHTS

4.1            Granting of Options and Stock Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan, including any limitations in the Plan that apply to Incentive Stock Options.

4.2            Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including, without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

4.3            Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award granted following a transaction described in Code Section 424(a), the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and Section 409A of the Code and the applicable Treasury regulations.

4.4           Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Stock Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual (other than a Greater Than 10% Stockholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4 and without limiting the Company’s rights under Section 10.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 10.7 and 12.1, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.

4.5            Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Stock Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) with respect to which the applicable exercise price per Share is greater than the Fair Market Value of a Share as of such date, (a) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (b) Shares may not be purchased or sold by the applicable Holder due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten-year (10 year) term of the applicable Option or Stock Appreciation Right. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (i) no portion of an Option or Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (ii) the portion of an Option or Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.

4.6            Substitution of Stock Appreciation Rights; Early Exercise of Options. The Administrator may provide in the applicable Program or Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining term as the substituted Option. The Administrator may provide in the terms of an Award Agreement that the Holder may exercise an Option in whole or in part prior to the full vesting of the Option in exchange for unvested shares of Restricted Stock with respect to any unvested portion of the Option so exercised. Shares of Restricted Stock acquired upon the exercise of any unvested portion of an Option shall be subject to such terms and conditions as the Administrator shall determine.

ARTICLE 6.

EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

6.1	Exercise and Payment. An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, unless the Administrator otherwise determines, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 6 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

6.2	Manner of Exercise. Except as set forth in Section 6.3, all or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)	A written notice of exercise in a form the Administrator approves (which may be electronic) complying with the applicable rules established by the Administrator. The notice shall be signed or otherwise acknowledge electronically by the Holder or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;

(b)	Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

(c)	In the event that the Option shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d)	Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2.

6.3	Expiration of Option Term or SAR Term: Automatic Exercise of In-The-Money Options and Stock Appreciation Rights. If provided by the Administrator in an Award Agreement or otherwise or as otherwise directed by an Option or Stock Appreciation Rights Holder in writing to the Company, a vested and exercisable Option and Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per Share that is less than the Fair Market Value per Share as of such date may automatically and without further action by the Option or Stock Appreciation Rights Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 10.1(b) or 10.1(c) and the Company or any Subsidiary shall be entitled to deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 10.2. For the avoidance of doubt, no Option or Stock Appreciation Right with an exercise price per Share that is equal to or greater than the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 6.3.

6.4	Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition or other transfers (other than in connection with a Change in Control) of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one (1) year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.

ARTICLE 7.

AWARD OF RESTRICTED STOCK

7.1	Award of Restricted Stock. The Administrator is authorized to grant Restricted Stock, or the right to purchase Restricted Stock, to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

7.2	Rights as Stockholders. Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all of the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Restricted Stock are granted becomes the record holder of such Restricted Stock; provided, however, that, in the sole discretion of the Administrator, any extraordinary dividends or distributions with respect to the Shares may be subject to the restrictions set forth in Section 7.3. In addition, notwithstanding anything to the contrary herein, with respect to a share of Restricted Stock, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the share of Restricted Stock vests.

7.3	Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) and, unless the Administrator provides otherwise, any property (other than cash) transferred to Holders in connection with an extraordinary dividend or distribution shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement.

7.4	Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement.

7.5	Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxed under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

AWARD OF RESTRICTED STOCK UNITS

7.6	Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. A Holder will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

7.7	Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Goals or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

7.8	Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third (3rd) month following the end of the calendar year in which the applicable portion of the Restricted Stock Unit vests; and (b) the 15th day of the third (3rd) month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 10.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Shares as determined by the Administrator.

AWARD OF OTHER STOCK OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS

7.9	Other Stock or Cash Based Awards. The Administrator is authorized to grant Other Stock or Cash Based Awards, including Awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock or Cash Based Award, including the term of the Award, any exercise or purchase price, Performance Criteria and Performance Goals, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Stock or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

7.10	Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the Award vests.

ADDITIONAL TERMS OF AWARDS

7.11	Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash, wire transfer of immediately available funds or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

7.12	Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by allowing such Holder to elect to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares that may be so withheld or surrendered shall be limited to the number of Shares that have a Fair Market Value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the Fair Market Value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

7.13	Transferability of Awards.

(a)	Except as otherwise provided in Sections 10.3(b) and 10.3(c):

(i)	No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)	No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i); and

(iii)	During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-Applicable Laws of descent and distribution.

(b)	Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Holder); (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) the transfer of an Award to a Permitted Transferee shall be without consideration. In addition, and further notwithstanding Section 10.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c)	Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

7.14	Conditions to Issuance of Shares.

(a)	The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b)	All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

(c)	The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)	Unless the Administrator otherwise determines, no fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e)	The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Shares.

(f)	Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company may choose not to deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.15	Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

7.16	Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares.

7.17	Amendment of Awards. Subject to Applicable Law, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Section 12.2 or 12.10).

7.18	Lock-Up Period. The Company may, in connection with registering the offering of any Company securities under the Securities Act, prohibit Holders from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty (180) days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter. In order to enforce the foregoing, the Company shall have the right to place restrictive legends on the certificates of any securities of the Company held by the Holder and to impose stop transfer instructions with the Company’s transfer agent with respect to any securities of the Company held by the Holder until the end of such period.

7.19	Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 10.9 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

ADMINISTRATION

7.20	Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). To the extent required to comply with the provisions of Rule 16b-3 of the Exchange Act, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

7.21	Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.7 or Section 12.10. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

7.22	Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. Neither the Administrator nor any member or delegate thereof shall have any liability to any person (including any Holder) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award.

7.23	Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a)	Designate Eligible Individuals to receive Awards;

(b)	Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

(c)	Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)	Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any Performance Criteria and/or Performance Goals, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)	Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)	Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)	Decide all other matters that must be determined in connection with an Award;

(h)	Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)	Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

(j)	Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

7.24	Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all persons.

7.25	Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more Directors or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

7.26	Acceleration. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to accelerate, wholly or partially, the vesting or lapse of restrictions (and, if applicable, the Company shall cease to have a right of repurchase) of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.2.

ARTICLE 8.

MISCELLANEOUS PROVISIONS

8.1	Amendment, Suspension or Termination of the Plan.

(a)	Except as otherwise provided in Section 12.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 10.7 and Section 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b)	Notwithstanding Section 12.1(a), the Board may not, except as provided in Section 12.2, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 11.6, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 10.6.

(c)	No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Incentive Stock Option be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board and (ii) the date the Plan was approved by the Company’s stockholders. The annual increase to the aggregate number of Shares that may be issued or transferred pursuant to Awards under the Plan (set forth in Section 3.1(a) hereof) shall terminate on the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board and (ii) the date the Plan was approved by the Company’s stockholders and, from and after such tenth (10th) anniversary, no additional share increases shall occur pursuant to Section 3.1(a) hereof.

8.2	Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)	In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable Performance Criteria and Performance Goals with respect thereto); (iv) the grant or exercise price per share for any outstanding Awards under the Plan; and (v) the number and kind of Shares (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to any Non-Employee Director Compensation Policy adopted in accordance with Section 4.6.

(b)	In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i)	To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

(ii)	To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iii)	To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)	To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement;

(v)	To replace such Award with other rights or property selected by the Administrator; and/or

(vi)	To provide that the Award cannot vest, be exercised or become payable after such event.

(c)	In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):

(i)	The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 12.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

(ii)	The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitation in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan).

(d)	Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless the Administrator elects to (i) terminate an Award in exchange for cash, rights or property, or (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 12.2, (A) such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award (which may include, without limitation, an Award settled in cash) substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator’s discretion. In the event an Award continues in effect or is assumed or an equivalent Award substituted, and a Holder incurs a Termination of Service without “Cause” (as such term is defined in Section 2.9, or as set forth in the Award Agreement relating to such Award) upon or within twelve (12) months following the Change in Control, then, without limiting any other applicable provision set forth in any employment agreement or offer letter entered into by the Holder and the Company or a successor, such Holder shall be fully vested in such continued, assumed or substituted Award.

(e)	In the event that the successor corporation in a Change in Control refuses to assume or provide a substitute for an Award, the Administrator may cause (i) any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 12.2(b)(i) or (ii) any or all of such Award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

(f)	For the purposes of this Section 12.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.

(g)	The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h)	Unless otherwise determined by the Administrator, no adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent it would (i) cause the Plan to violate Section 422(b)(1) of the Code, (ii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iii) cause an Award to fail to be exempt from or comply with Section 409A.

(i)	The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(j)	In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to six (6) months prior to the consummation of any such transaction.

8.3	Approval of Plan by Stockholders. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan.

8.4	No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

8.5	Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

8.6	Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

8.7	Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

8.8	Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

8.9	Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

8.10	Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Holder’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month (6 month) period measured from the date of the Holder’s Termination of Service, or (ii) the date of the Holder’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Holder of an Award pursuant to the Plan, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 12.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

8.11	Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

8.12	Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator (and each delegate thereof pursuant to Section 11.6) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan or any Award Agreement and against and from any and all amounts paid by him or her, with the Board’s approval, in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf and, once the Company gives notice of its intent to assume such defense, the Company shall have sole control over such defense with counsel of the Company’s choosing. The foregoing right of indemnification shall not be available to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of the person seeking indemnity giving rise to the indemnification claim resulted from such person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

8.13	Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

8.14	Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Vertical Aerospace Limited on ____________ __, 2021.

* * * * *

I hereby certify that the foregoing Plan was approved by the stockholders of Vertical Aerospace Limited on ____________ __, 2021.

Executed on this ____ day of _______________, 2021.

Corporate Secretary

EXHIBIT F

Form of Plan of Merger

See attached.

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the "Plan of Merger") is made on [insert date] between Broadstone Acquisition Corp. (the "Surviving Company") and Vertical Merger Sub Ltd (the "Merging Company").

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the "Statute").

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the "Merger").

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated [insert date] and made between, amongst others, the Surviving Company and the Merging Company (the "Merger Agreement") a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1.	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2.	The surviving company (as defined in the Statute) is the Surviving Company.

3.	The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4.	Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have [insert number] ordinary shares in issue.

5.	Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$[TBC] divided into [TBC] ordinary shares of a par value of US$[•] each and the Merging Company will have [TBC] ordinary shares in issue.

6.	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the "Effective Date").

7.	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8.	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9.	The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

10.	There are no amounts or benefits, which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11.	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12.	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13.	The names and addresses of each director of the surviving company (as defined in the Statute) are:

a.	Rory Cullinan of 7 Portman Mews South, Marylebone, London, W1H 6AY, United Kingdom;

b.	Philip Basset of 7 Portman Mews South, Marylebone, London, W1H 6AY, United Kingdom;

c.	Edward Hawkes of 7 Portman Mews South, Marylebone, London, W1H 6AY, United Kingdom;

d.	Ian Cormack of 7 Portman Mews South, Marylebone, London, W1H 6AY, United Kingdom;

e.	Hugh Osmond of 13 Devonshire Place, London, W1G 6HU, United Kingdom; and

f.	Marc Jonas of 7 Portman Mews South, Marylebone, London, W1H 6AY, United Kingdom.

14.	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15.	This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute. This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

16.	At any time prior to the Effective Date, this Plan of Merger may be:

a.	terminated by the board of directors of either the Surviving Company or the Merging Company;

b.	amended by the board of directors of both the Surviving Company and the Merging Company to:

i.	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

ii.	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17.	This Plan of Merger may be executed in counterparts.

18.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

Broadstone Acquisition Corp.	)

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

Vertical Merger Sub Ltd	)

Annexure 1

Merger Agreement

EXHIBIT G.1

Form of Avolon Warrant Instrument

See attached.

Agreed Form

Date: ___________ 2021

VERTICAL AEROSPACE LTD.

AVOLON WARRANT INSTRUMENT

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44.20.7710.1000
www.lw.com

Agreed Form

Page

1.	DEFINITIONS AND INTERPRETATION	2
2.	EFFECTIVENESS AND CONDITIONS	7
3.	ISSUE OF THE WARRANTS	7
4.	EXERCISE OF SUBSCRIPTION RIGHTS	8
5.	EXERCISE OF SUBSCRIPTION RIGHTS IN CONNECTION WITH AN AIRCRAFT COMMITMENT	9
6.	REGISTRATION RIGHTS	9
7.	ADJUSTMENTS	14
8.	NO RIGHTS AS A SHAREHOLDER UNTIL EXERCISE	16
9.	WARRANTIES	16
10.	UNDERTAKINGS OF THE COMPANY	17
11.	LIQUIDATION	17
12.	VARIATION OF RIGHTS	18
13.	TRANSFER	18
14.	TERMINATION	18
15.	CONFIDENTIALITY	18
16.	NOTICES	19
17.	ELECTRONIC EXECUTION	19
18.	INVALIDITY	19
19.	REMEDIES AND WAIVERS	20
20.	PROCESS AGENT	20
21.	GOVERNING LAW AND JURISDICTION	20
22.	THIRD PARTY RIGHTS	20

SCHEDULE 1 FORM OF CERTIFICATE AND NOTICE OF EXERCISE	21
SCHEDULE 2 REGISTER AND NOTICES	24
SCHEDULE 3 FORM OF LOCK-UP AGREEMENT	27
SCHEDULE 4	1

i

This Avolon Warrant Instrument (the “Deed”) is made on _______________ 2021

BY:

VERTICAL AEROSPACE LTD., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”)

WHEREAS

(1)	(1) the Company; (2) Broadstone Acquisition Corp., a Cayman Islands exempted company (“Purchaser”); (3) Broadstone Sponsor LLP, a United Kingdom limited liability partnership, solely in its capacity as the Purchaser Representative; (4) Vertical Merger Sub Ltd., a Cayman Islands exempted company incorporated with limited liability (“Merger Sub”); (5) Vertical Aerospace Group Ltd., a company limited by shares incorporated in England under registration number 12590994 (“Target”); (6) Vincent Casey; and (7) the Company Shareholders (as defined in the BCA) entered into a business combination agreement (the “BCA”) on [●] June 2021, pursuant to which, among other things, (a) Purchaser will merge with and into Merger Sub (the “Merger”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company and (ii) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time (as defined in the BCA) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of the Company, and (b) Purchaser will acquire all of the issued and outstanding securities of Target in exchange for the right of the holders thereof to receive a substantially equivalent security of the Company (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by the BCA, the “Transactions”).

(2)	Avolon Aerospace Leasing Limited, registered number MC-236969 and whose registered office is at Number One Ballsbridge, Building One, Shelbourne Rd, Ballsbridge, Dublin 4 (“AALL”) and Target entered into a partnership agreement dated 16 March 2021 (the “Partnership Agreement”) pursuant to which, among other things, Target agreed to issue certain equity warrants to AALL.

(3)	AALL subsequently assigned certain of its rights and obligations in the Partnership Agreement to Avolon e Limited, an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands, whose principal place of business is at Number One Ballsbridge, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland (“Avolon”).

(4)	In connection with the Transactions, and to give effect to Target’s commitments under the Partnership Agreement, the Company has, by resolution of the Directors passed on or around the date hereof, resolved to create and issue the Warrants to the Warrantholders to subscribe for the Warrant Shares on the terms set out in this Deed.

(5)	The requisite number of Shareholders have irrevocably waived all pre-emption rights conferred on them (whether by the Act, the Articles or otherwise) in relation to the Company’s issue of the Warrants to the Warrantholders to subscribe for the Warrant Shares and the Company’s Shareholder(s) have given the Directors authority to allot the Warrant Shares, in each case on the terms set out in this Deed.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed, unless the context otherwise requires, each of the following words and expressions shall have the following meanings:

“Act” means the Companies Act (as revised) of the Cayman Island;

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person and, in respect of Avolon, includes any member of the Avolon Group;

“Aircraft” means any VA-X4 aircraft or derivative or successor aircraft developed by the Company Group;

“Aircraft Commitment” means one or more firm, legally-binding commitment(s) entered into on or before the Second Commitment Date pursuant to which Avolon or any of its Affiliates has placed with an airline (or an entity that proposes to operate the Aircraft), either directly, or by facilitating the acquisition by such person directly, from the Company (or another member of the Company Group), an aggregate of not less than one hundred (100) Aircraft;

“Aircraft Commitment Notice” has the meaning ascribed to such term in Clause 3.2;

“Articles” means the articles of association of the Company (as amended from time to time);

“Avolon” means Avolon e Limited, an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands, whose principal place of business is at Number One Ballsbridge, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland;

“Avolon Group” means Avolon Holdings Limited and each of its subsidiaries from time to time;

“Beneficially Own” and “Beneficial Owner” have the meaning given to such terms in Rule 13d-3 under the Exchange Act;

“Binding Commitment” means a firm, legally-binding commitment pursuant to which Avolon or any of its Affiliates has placed a firm order for Aircraft;

“Binding Commitment Amount” means the aggregate dollar amount of all Binding Commitments entered into within a particular Warrant C Period;

“Binding Commitment Notice” has the meaning ascribed to such term in Clause 3.4;

“Business Day” means a day on which the English clearing banks are ordinarily open for the transaction of normal banking business in the City of London (other than a Saturday or Sunday);

“Certificate” means a certificate evidencing a Warrantholder’s entitlement to Warrant A1, Warrant A2, Warrant B1, Warrant B2, a Warrant C1 or a Warrant C2 (as applicable) (together with the Subscription Rights and all additional rights attached thereto) in the form, or substantially in the form, set out in Part 1 of Schedule 1;

“Change of Control” means the occurrence of any of the following: (a) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of any person or Group, becoming in a single transaction or a series of transactions, by way of merger, consolidation or other business combination, purchase or otherwise, the Beneficial Owner of more than 50.0% of the voting power of all of the Company’s then-outstanding capital stock; or (b) the consummation of (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any person or Group or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Shares is exchanged for, converted into, acquired for or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any transaction in which the Company or any direct or indirect parent entity of the Company becomes a subsidiary of another person, or any transaction described in clause (b)(2) above, will not constitute a Change of Control if the persons beneficially owning all of the voting power of the common equity of the Company or such parent entity immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, more than 50.0% of all voting power of the common equity of the Company or such parent entity or the surviving, continuing or acquiring company or other transferee, as applicable, immediately following the consummation of such transaction, in substantially the same proportions vis-à-vis each other immediately before such transaction (other than changes to such proportions solely as a result of the exercise of stock and/or cash elections in any merger or combination providing for elections), provided that, any transaction or event described in both clause (a) and in clause (b)(1) or (b)(2) of this definition will be deemed to occur solely pursuant to clause (b);

“Chatsworth” means Chatsworth Aviation Limited, a company incorporated under the laws of Ireland with registered number 543646;

“Commission” means the U.S. Securities and Exchange Commission;

“Commitment Date Notice” means a notice in writing, to be sent by the Company to the Warrantholders notifying them of the New First Commitment Date, pursuant to Clause 5.1;

“Company Group” means the Company and each of its subsidiaries from time to time;

“Completion” means completion of the Share Acquisition Closing pursuant to the BCA;

“Completion Date” means the Share Acquisition Closing Date;

“Control” of the relevant entity means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to: (i) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the relevant entity; (ii) appoint or remove all, or the majority, of the directors or other equivalent officers of the relevant entity; or (iii) give directions with respect to the operating and financial policies of the relevant entity with which the directors or other equivalent officers of such relevant entity are obliged to comply;

“Directors” means the duly appointed directors of the Company from time to time;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Expected Certification Date” has the meaning ascribed to such term in Clause 5.3(a);

“Fair Market Value” of any asset as of any date of determination means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction;

“First Commitment Date” means 30 September 2022 or such other date as is notified by the Company to the Warrantholders in a Commitment Date Notice pursuant to Clause 5.1;

“Group” shall mean any group of one or more persons if such group would be deemed a “group” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act;

“Holder” means the holder of a Registrable Security;

“Indemnity” means, where a Certificate has been mutilated, defaced, lost, stolen or destroyed, an indemnity in the place thereof in a form as the Directors may decide (in their sole discretion) against all losses which may be suffered or incurred directly or indirectly in connection with the mutilation, defacement, loss, theft or destruction of such Certificate;

“Initial Registrable Securities” has the meaning ascribed to such term in Clause 6.2;

“Maples” means Maples Trustee Services (Cayman) Limited, a Cayman Islands company with registered number 239659;

“New First Commitment Date” has the meaning ascribed to such term in Clause 5.1;

“Notice of Exercise” means a notice in the form set out in Part 2 of Schedule 1;

“Ordinary Shares” means the ordinary shares, with $0.0001 par value, in the capital of the Company from time to time having the rights set out in the Articles;

“Outstanding Options” means, at the relevant time, all outstanding options, warrants or other outstanding rights (whether or not conditional or contingent and assuming full performance of any performance linked rights), to subscribe for equity shares of the Company or securities which are convertible into equity shares of the Company, including any agreement or commitment of the Company to issue or grant any such options, warrants or right;

“Person” means an individual, company, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organisation, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof;

“Pro Rata Amount” means a percentage of Warrant C1 Shares or Warrant C2 Shares (as applicable) that is equal to the ratio of (i) the Binding Commitment Amount to (ii) $1.25 billion;

“Register” means the register of the Warrants maintained by the Company at its Registered Office;

“Registered Office” means the registered office of the Company from time to time;

“Registrable Security” shall mean the Warrant Shares (including any shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Warrant Shares); provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction;

“Registration Expenses” shall mean the out-of-pocket expenses relating to a Registration, including, without limitation, the following:

a)	all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

b)	fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters, if any, in connection with blue sky qualifications of Registrable Securities);

c)	printing, messenger, telephone and delivery expenses;

d)	reasonable fees and disbursements of counsel for the Company;

e)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

f)	reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration;

“Second Commitment Date” means the date that is six (6) months after the First Commitment Date;

“Shareholder(s)” means all of the registered holders of the Shares from time to time;

“Shares” means the issued share capital of the Company from time to time;

“Share Acquisition Closing” has the meaning ascribed to such term in the BCA;

“Share Acquisition Closing Date” has the meaning ascribed to such term in the BCA;

“Subscription Price” means $0.0001 per Warrant Share subject to any adjustments pursuant to Clause 7.1;

“Subscription Rights” means, in the case of: (i) Warrant A1, the right to subscribe in cash at the Subscription Price for the Warrant A1 Shares; (ii) Warrant A2, the right to subscribe in cash at the Subscription Price for the Warrant A2 Shares; (iii) Warrant B1, the right to subscribe in cash at the Subscription Price for the Warrant B1 Shares; (iv) Warrant B2, the right to subscribe in cash at the Subscription Price for the Warrant B2 Shares; (v) a Warrant C1, the right to subscribe in cash at the Subscription Price for such number of Warrant C1 Shares as is indicated on the Certificate representing such warrant; and (vi) a Warrant C2, the right to subscribe in cash at the Subscription Price for such number of Warrant C2 Shares as is indicated on the Certificate representing such warrant;

“Type Certification” means type certification by the European Union Aviation Safety Agency of the Aircraft as a small category (up to nine (9) passengers and a MTOW of 3,175 kilograms/7,000 pounds) vertical take-off and landing aircraft powered by an electric propulsion system;

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities;

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to one or more Underwriters in a firm commitment underwriting for distribution to the public;

“Warrant A1” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant A1 Shares;

“Warrant A1 Shares” means 3,827,000 Ordinary Shares;

“Warrant A2” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant A2 Shares;

“Warrant A2 Shares” means 2,551,600 Ordinary Shares;

“Warrant B1” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant B1 Shares;

“Warrant B1 Shares” means 2,259,000 Ordinary Shares;

“Warrant B2” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant B2 Shares;

“Warrant B2 Shares” means 1,506,000 Ordinary Shares;

“Warrant C Period” means every three-month period, the first of which shall be the three-month period beginning on the Completion Date;

“Warrant C1” means each warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of such number of Warrant C1 Shares as is indicated on the Certificate representing such warrant;

“Warrant C1 Shares” means 2,259,000 Ordinary Shares;

“Warrant C2” means each warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of such number of Warrant C2 Shares as is indicated on the Certificate representing such warrant;

“Warrant C2 Shares” means 1,506,000 Ordinary Shares;

“Warrant Shares” means, in the case of: (i) Warrant A1, the Warrant A1 Shares; (ii) Warrant A2, the Warrant A2 Shares; (iii) Warrant B1, the Warrant B1 Shares; (iv) Warrant B2, the Warrant B2 Shares; (v) each Warrant C1, the Warrant C1 Shares represented by such warrant; and (vi) each Warrant C2, the Warrant C2 Shares represented by such warrant;

“Warrantholder(s)” means the relevant person(s) whose name(s) appear(s) in the Register as the respective holder(s) of the Warrants (as applicable) and, for any period during which the Warrants are not issued and outstanding under this Deed, means Chatsworth and Maples; and

“Warrants” means Warrant A1, Warrant A2, Warrant B1, Warrant B2, each Warrant C1 and each Warrant C2.

1.2	In this Deed, unless the context otherwise requires:

(a)	references to:

(i)	statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation;

(ii)	“dollars” or “$” are references to the lawful currency from time to time of the United States of America;

(iii)	clauses and schedules are references to clauses of, and the schedules to, this Deed;

(iv)	writing shall include any modes of reproducing words in a legible and non-transitory form; and

(v)	this Deed include this Deed as amended or varied in accordance with its terms;

(b)	the index to and the headings to clauses and paragraphs of this Deed are for information only and shall not form part of the operative provisions of, and shall be ignored in construing, this Deed;

(c)	words denoting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and unincorporated, associations, partnerships and individuals;

(d)	the schedules form part of the operative provisions of this Deed and references to this Deed shall include references to the schedules;

(e)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(f)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

2.	EFFECTIVENESS AND CONDITIONS

2.1	The issuance of the Warrants and the Warrantholders’ right to exercise the Subscription Rights under the terms and subject to the conditions of this Deed shall be conditional upon (i) Completion and (ii) each Warrantholder entering into a lock-up agreement in respect of certain of the Warrant A1 Shares and the Warrant A2 Shares substantially in the form set out in Schedule 3.

2.2	The Warrants are issued subject to the Articles and the terms and conditions of this Deed, which are binding upon the Company and the Warrantholders. In the event of a conflict between the terms and conditions of this Deed and the Articles, this Deed shall prevail.

3.	ISSUE OF THE WARRANTS

Warrant A1 and Warrant A2

3.1	Subject to Clause 2.1, immediately after Completion, the Company shall:

(a)	issue Warrant A1 to Maples and Warrant A2 to Chatsworth, in each case with the Subscription Rights attached thereto;

(b)	provide each Warrantholder with a copy of the Articles and copies of Director and Shareholder resolutions and consents regarding:

(i)	the Shareholders’ waiver of all pre-emption rights in relation to the Company’s issue of the Warrants; and

(ii)	the Directors’ authority to issue the Warrants;

(c)	enter the name of (i) Maples in the Register as the holder of the Warrant A1 and (ii) Chatsworth in the Register as the holder of the Warrant A2; and

(d)	within five (5) Business Days of entering the name of each Warrantholder in the Register: (i) deliver to each Warrantholder a copy of the Register; and (ii) issue to each Warrantholder, without charge, a Certificate which shall be evidence of the entitlement to all rights attaching to Warrant A1 and Warrant A2 (as applicable).

Warrant B1 and Warrant B2

3.2	Within ten (10) Business Days of an Aircraft Commitment being entered into, Avolon shall send to the Company notice: (i) specifying the date on which the Aircraft Commitment was entered into; and (ii) a copy of the Aircraft Commitment (such notice, the “Aircraft Commitment Notice”).

3.3	Within five (5) Business Days of receipt of the Aircraft Commitment Notice, the Company shall:

(a)	issue Warrant B1 to Maples and Warrant B2 to Chatsworth, in each case with the Subscription Rights attached thereto;

(b)	enter the name of (i) Maples in the Register as the holder of the Warrant B1 and (ii) Chatsworth in the Register as the holder of the Warrant B2; and

(c)	(i) deliver to each Warrantholder a copy of the Register; and (ii) issue to each Warrantholder, without charge, a Certificate which shall be evidence of the entitlement to all rights attaching to Warrant B1 and Warrant B2 (as applicable).

Warrant C1 and Warrant C2

3.4	Within ten (10) Business Days of the end of a Warrant C Period during which a Binding Commitment(s) is entered into, Avolon shall send to the Company notice specifying the date on which the Binding Commitment(s) was entered into and the Binding Commitment Amount for such Warrant C Period with proof of the Binding Commitment(s) (the “Binding Commitment Notice”).

3.5	Within five (5) Business Days of receipt of a Binding Commitment Notice, the Company shall:

(a)	issue a Warrant C1 to Maples and a Warrant C2 to Chatsworth, in each case with the Subscription Rights attached thereto being calculated on the basis of the Pro Rata Amount for the relevant Warrant C Period;

(b)	enter the name of (i) Maples in the Register as the holder of such Warrant C1 and (ii) Chatsworth in the Register as the holder of such Warrant C2; and

(c)	(i) deliver to each Warrantholder a copy of the Register; and (ii) issue to each Warrantholder, without charge, a Certificate which shall be evidence of the entitlement to all rights attaching to such Warrant C1 and such Warrant C2 (as applicable).

4.	EXERCISE OF SUBSCRIPTION RIGHTS

4.1	Subject to and in accordance with Clause 5 (in respect of Warrant B1 and Warrant B2), the Subscription Rights in respect of each Warrant, shall become exercisable immediately upon receipt of the relevant Certificate in respect of such Warrant pursuant to Clause 3.

4.2	Each Warrantholder agrees that it shall exercise the Subscription Rights in respect of each Warrant (as applicable) within ten (10) Business Days of the Subscription Rights becoming exercisable in respect of such Warrant pursuant to Clause 4.1.

4.3	For the avoidance of any doubt, the maximum amount of Warrant C1 Shares and Warrant C2 Shares exercisable in respect of all Warrant C1s and all Warrant C2s across all Warrant C Periods shall not exceed the aggregate Warrant C1 Shares and Warrant C2 Shares.

4.4	If and to the extent unexercised, the Subscription Rights in respect of all Warrants shall automatically be deemed to lapse on the date that is five (5) years after the Completion Date, and the Warrants shall automatically be deemed to be cancelled upon termination of this Deed.

4.5	Subject to the terms of this Deed, the Warrantholders may exercise the Subscription Rights in respect of a Warrant by:

(a)	delivering to the Registered Office: (i) a duly completed and irrevocable Notice of Exercise in order to exercise the Subscription Rights in respect of the Warrants (as applicable); and (ii) its Certificate, or, as the case may be, an Indemnity in respect thereof; and

(b)	paying the Subscription Price payable for the Warrant Shares in cash to the Company by such mode as the Company and the Warrantholder shall have previously agreed (including, but not limited to, wire transfer), the delivery and payment of which is irrevocable.

4.6	Within five (5) Business Days of receipt of the Notice of Exercise, the Company shall instruct the transfer agent for the Shares (the “Transfer Agent”) to record the issuance of the Warrant Shares subscribed for pursuant to the Notice of Exercise to the Warrantholder in book-entry form pursuant to the Transfer Agent’s regular procedures. The Warrant Shares will be deemed to have been issued, and the Warrantholder will be deemed to have become a holder of record of such shares for all purposes, as of the date the Transfer Agent records such issuance.

5.	EXERCISE OF SUBSCRIPTION RIGHTS IN CONNECTION WITH AN AIRCRAFT COMMITMENT

5.1	The Subscription Rights in respect of Warrant B1 and Warrant B2, shall be exercised as follows:

(a)	with respect to all of the Warrant B1 Shares and all of the Warrant B2 Shares, where an Aircraft Commitment has been entered into prior to or on the First Commitment Date; and

(b)	with respect to 50% of the Warrant B1 Shares and 50% of the Warrant B2 Shares, where an Aircraft Commitment has been entered into after the First Commitment Date and prior to the Second Commitment Date.

5.2	The First Commitment Date shall be adjusted to a later date if:

(a)	the Company publicly announces or discloses a change to the expected date of Type Certification, which, as at the date of this Deed, is 31 December 2024; and/or

(b)	the Company’s board of directors determine, acting in good faith, that a change to the expected date of Type Certification is reasonably likely.

5.3	Within five (5) Business Days of the date of any announcement, disclosure and/or determination (as applicable) referred to in Clause 5.2, the Company shall send the Warrantholders a Commitment Date Notice specifying:

(a)	the new expected date of Type Certification (the “Expected Certification Date”); and

(b)	the new First Commitment Date, which shall be the date that is twenty-seven (27) months prior to the Expected Certification Date (the “New First Commitment Date”).

5.4	Upon receipt of the Commitment Date Notice all references to “First Commitment Date” in this Deed shall be replaced by “New First Commitment Date”.

5.5	For the purpose of making any announcement, disclosure and/or determination pursuant to Clause 5.2 about any change to the expected date of Type Certification, the Company’s board of directors shall monitor and actively consider any potential changes to the expected date of Type Certification. Furthermore, the Expected Certification Date shall be consistent with the most recent public announcements or disclosures made by the Company in respect of the date of Type Certification.

5.6	If a Warrantholder disagrees with: (i) the Company’s assessment of the expected date of the Type Certification; (ii) an announcement, disclosure and/or determination made by the Company’s board of directors pursuant to Clause 5.2; or (iii) the Expected Certification Date set out in a Commitment Date Notice, the Warrantholder and the Company shall jointly appoint a suitably qualified independent assessor (who shall act as an expert and not an arbitrator) to determine the Expected Certification Date and, if the assessor’s determination is different to that of the Company’s board of directors, the Company’s board of directors shall be required to accept such assessor’s determination in recording and agreeing the Expected Certification Date pursuant to this Clause 5.

6.	REGISTRATION RIGHTS

6.1	For purposes of this Clause 6, the Warrant A1 Shares and the Warrant A2 Shares included in the Registration Statement shall include, as of any date of determination, the Warrant A1 Shares and the Warrant A2 Shares and any other equity security of the Company issued or issuable with respect to the Warrant A1 Shares and the Warrant A2 Shares by way of share division, stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

6.2	The Company agrees that, within thirty (30) calendar days after Completion (the “Filing Date”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Warrant A1 Shares and the Warrant A2 Shares (the “Initial Registrable Securities”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but not later than the earlier of: (i) sixty (60) calendar days following the consummation of the Transactions; and (ii) ninety (90) calendar days following the consummation of the Transactions if the Commission notifies the Company that it will “review” the Registration Statement (such date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Initial Registrable Securities in the Registration Statement are contingent upon the holders of the Warrant A1 Shares and the holders of the Warrant A2 Shares (together, the “Warrant A Shareholders”) furnishing a completed and executed selling shareholders questionnaire in customary form to the Company that contains the information required by Commission rules for a Registration Statement regarding the Warrant A Shareholders, the securities of the Company held by the Warrant A Shareholders, and the intended method of disposition of the Initial Registrable Securities to effect the registration of the Initial Registrable Securities, and the Warrant A Shareholders shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder; provided that Warrant A Shareholders shall not, in connection with the foregoing, be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Initial Registrable Securities, except that certain of the Warrant A1 Shares and the Warrant A2 Shares shall be subject to a lockup period. Any failure by the Company to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth above in this Clause 6. Unless required under applicable laws and Commission rules, in no event shall the Warrant A Shareholders be identified as a statutory underwriter in the Registration Statement; provided, that if the Warrant A Shareholders are required to be so identified as a statutory underwriter in the Registration Statement, each Warrant A Shareholder will have an opportunity to withdraw its Initial Registrable Securities from the Registration Statement.

6.3	In the case of registration effected by the Company pursuant to this Deed, the Company shall, upon reasonable request, inform the Warrant A Shareholders as to the status of such registration. At its expense, the Company shall:

(a)	except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption, or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to the Warrant A Shareholders, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) each Warrant A Shareholder ceases to hold any Initial Registrable Securities; (ii) the date all Initial Registrable Securities held by each Warrant A Shareholder may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and (iii) two (2) years from the date of the effectiveness of the Registration Statement;

(b)	advise each Warrant A Shareholder as promptly as practicable, but in any event within five (5) Business Days:

(i)	when a Registration Statement or any post-effective amendment thereto has become effective;

(ii)	after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)	of the receipt by the Company of any notification with respect to the suspension of the qualification of the Initial Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)	subject to the provisions in this Deed, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Warrant A Shareholders of such events, provide the Warrant A Shareholders with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Warrant A Shareholders of the occurrence of the events listed in (i) through (iv) above may constitute material, nonpublic information regarding the Company; the Warrant A Shareholders hereby consent to receipt of any material, non-public information with respect to the occurrence of the events listed in (i) through (iv) of this Clause 6.3(b);

(c)	use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d)	upon the occurrence of any event contemplated in Clause 6.3(b), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document, so that, as thereafter delivered to purchasers of the Initial Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)	use its commercially reasonable efforts to cause all Shares (including the Warrant A1 Shares and the Warrant A2 Shares) to be listed on each securities exchange or market, if any, on which the Company’s Ordinary Shares are then listed;

(f)	use its commercially reasonable efforts to allow any Warrant A Shareholder to review disclosure regarding such Warrant A Shareholder in the Registration Statement and consider in good faith proposed revisions from such Warrant A Shareholder (provided, that the use of such revisions in the Registration Statement shall always remain at the sole discretion of the Company); and

(g)	use its commercially reasonable efforts to (x) take all other steps reasonably necessary to effect the registration of the Initial Registrable Securities contemplated herein and (y) take such further action as any Warrant A Shareholder may reasonably request, all to the extent required from time to time to enable such Warrant A Shareholder to sell Ordinary Shares (including the Warrant A1 Shares and the Warrant A2 Shares) held by such Warrant A Shareholder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company).

6.4	Notwithstanding anything to the contrary in this Deed, if the Commission prevents the Company from including in the Registration Statement any or all of the Shares due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the Warrant A Shareholders, the Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholder and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, the Company shall use commercially reasonable efforts to amend the Registration Statement or file a new Registration Statement to register such Shares not included in the initial Registration Statement.

6.5	Notwithstanding anything to the contrary in this Deed, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Warrant A Shareholders not to sell under the Registration Statement or to suspend the effectiveness thereof, (i) if it determines that in order for the Registration Statement to not contain any untrue statement of a material fact or omission of a material fact necessary to make the statements contained therein not misleading, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act and is materially prejudicial or onerous for the Company to include, (ii) if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred (which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house counsel), would require additional disclosure by the Company in the Registration Statement of material information) that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel (which may be in-house counsel), to cause the Registration Statement to fail to comply with applicable disclosure requirements or (iii) in the good faith judgment of the majority of the Company’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Company and the majority of the Company’s board of directors conclude as a result that it is essential to defer such filing because it would (x) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act (each such circumstance in subclauses (i) – (iii), a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than three (3) occasions or for more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12) month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Warrant A Shareholder agrees that (a) it will immediately discontinue offers and sales of the Shares under the Registration Statement until such Warrant A Shareholder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (b) it will maintain the confidentiality of any information included in such written notice delivered by the Company, except for disclosure to any Warrant A Shareholder’s employees, agents and professional advisors who need to know such information and are obligated to keep it confidential, unless otherwise required by law or court order. If so directed by the Company, each Warrant A Shareholder will deliver to the Company or, in such Warrant A Shareholder’s sole discretion destroy, all copies of the prospectus covering the Shares in such Warrant A Shareholder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (1) to the extent such Warrant A Shareholder is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory, or professional requirements, or (B) in accordance with a bona fide pre-existing document retention policy, or (2) to copies stored electronically on archival servers as a result of automatic data back-up.

6.6	Indemnification.

(a)	The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Warrantholder, its directors, officers, employees, advisers and agents, and each person who controls such Warrantholder (within the meaning of the Securities Act or the Exchange Act) and each affiliate of such Warrantholder (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Warrantholder expressly for use therein.

(b)	Each Warrantholder agrees, severally and not jointly with any other selling shareholder under the Registration Statement, to indemnify and hold harmless the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Warrantholder expressly for use therein. In no event shall the liability of such Warrantholder be greater in amount than the dollar amount of the net proceeds received by such Warrantholder upon the sale of the Shares giving rise to such indemnification obligation.

(c)	Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)	The indemnification provided for under this Deed shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares received pursuant to this Deed.

(e)	If the indemnification provided under this Clause 6.6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Clause 6.6, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Clause 6.6(e) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of a Warrantholder (together with any indemnification obligation under this Clause 6.6) be greater in amount than the dollar amount of the net proceeds received by such Warrantholder upon the sale of the Shares giving rise to such contribution obligation.

7.	ADJUSTMENTS

7.1	Stock Dividends, Subdivision, Combinations and Consolidations. If the Company, at any time on or after the date of this Deed: (i) pays a stock dividend or makes a distribution on the Shares in the form of Shares, (ii) subdivides outstanding Shares into a larger number of shares, or (iii) combines or consolidates (including, without limitation, by reverse stock split) outstanding Shares into a smaller number of shares, then, in each case, the number of Shares issuable after such event upon exercise of the Subscription Rights in respect of the Warrants will be equal to the number of Shares issuable upon exercise of the Subscription Rights in respect of the Warrants prior to such event multiplied by a fraction of which the numerator will be the number of Shares outstanding immediately after such event and of which the denominator will be the number of Shares outstanding immediately before such event, and the Subscription Price will be proportionately adjusted such that the aggregate Subscription Price of the Warrant Shares will remain unchanged, provided that the Subscription Price shall not be less than the par value of the Shares. Any adjustment made pursuant to this Clause 7.1 shall be certified in writing by the Company’s auditors (at the Company’s expense) and the Warrantholders and will become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and will become effective immediately after the effective date in the case of a subdivision, combination or consolidation. The Company shall procure that the Register is updated accordingly within ten (10) Business Days of the date on which the adjustment became effective.

7.2	The Company shall procure that its auditors carry out the certification referred to in Clause 7.1 and that in carrying out the certification: (i) the Company’s auditors shall act as an expert and not an arbitrator; (ii) the costs of the Company’s auditors shall be borne by the Company; and (iii) the certification of the Company’s auditors shall, except in the case of manifest error, be final and binding on the Company and the Warrantholders.

7.3	Reclassifications, Reorganizations, Consolidations and Mergers. In the event of (i) any capital reorganization of the Company, (ii) any reclassification or recapitalization of the stock of the Company (other than (A) a change in par value or from par value to no par value or from no par value to par value or (B) as a result of a stock dividend, subdivision, combination or consolidation of shares as to which Clause 7.1 will apply), or (iii) any Change of Control, consolidation or merger of the Company with or into another Person (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Shares then issuable upon exercise of the Subscription Rights in respect of the Warrants), the Warrants will, after such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, be exercisable for the kind and number of shares of stock or other securities or property (“Alternate Consideration”) of the Company or of the successor corporation resulting from such consolidation or surviving such merger, if any (and/or the issuer of the Alternate Consideration, as applicable) to which the holder of the number of Shares underlying the Warrants (at the time of such reorganization, reclassification, recapitalization, consolidation or merger) would have been entitled upon such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger. In such event, the aggregate Subscription Price otherwise payable for the Shares issuable upon exercise of the Subscription Rights in respect of the Warrants will be allocated among the Alternate Consideration receivable as a result of such reorganization, reclassification, recapitalization, Change of Control, consolidation, or merger in proportion to the respective Fair Market Value of such Alternate Consideration, but in a manner in which the aggregate Subscription Price of the Warrant Shares will remain materially unchanged. If and to the extent that the holders of Shares have the right to elect the kind or amount of consideration receivable upon consummation of such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, then the consideration that the Warrantholders will be entitled to receive upon exercise will be specified by each Warrantholder, which specification will be made by the Warrantholders by the later of (A) ten (10) Business Days after the Warrantholders are provided with a final version of all material information concerning such choice as is provided to the holders of Shares and (B) the last time at which the holders of Shares are permitted to make their specifications known to the Company; provided, however, that if a Warrantholder fails to make any specification within such time period, such Warrantholder’s choice will be deemed to be whatever choice is made by a plurality of all holders of Shares that are not affiliated with the Company (or, in the case of a consolidation or merger, any other party thereto) and affirmatively make an election (or of all such holders if none of them makes an election). From and after any such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, all references to “Warrant Shares” and similar references herein will be deemed to refer to the Alternate Consideration to which the Warrantholders are entitled pursuant to this Clause 7.3. In the event of any Change of Control, consolidation or merger in which the Company is not the continuing or surviving corporation or entity (or is not the issuer of the Alternate Consideration), proper provision will be made so that such continuing or surviving corporation or entity (and/or the issuer of the Alternate Consideration) will agree to carry out and observe the obligations of the Company under the Warrants such that the provisions of this Clause 7.3 will similarly apply with respect to the Alternate Consideration and similarly apply to successive reorganizations, reclassifications, recapitalizations, Change of Control, consolidations, or mergers.

7.4	Calculations. All calculations under this Clause 7 will be made to the nearest cent or the nearest 1/100th of a Share, as the case may be. For the purposes of this Clause 7, the number of Shares deemed to be issued and outstanding as of a given date will be the sum of the number of Shares (excluding treasury shares, if any) issued and outstanding on such date.

7.5	Notice of adjustment. The Company shall send the Warrantholders notice of any adjustment made pursuant to Clause 7.1 as soon as practicable (and in any event within thirty (30) calendar days) following the relevant resolution of the Directors giving effect to or sanctioning the adjustment.

8.	NO RIGHTS AS A SHAREHOLDER UNTIL EXERCISE

Except as expressly set forth in this Deed, the Warrants do not entitle the Warrantholders to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise of the Subscription Rights in respect of the Warrants as set forth in Clause 4.

9.	WARRANTIES

9.1	The Company warrants to each Warrantholder that, as at the date of this Deed:

(a)	the Company is validly incorporated, in existence and duly registered under the laws of the Cayman Islands;

(b)	the Company’s board of directors has authorised the execution of this Deed and has obtained the requisite authority, pursuant to the Act and the Articles, to issue the Warrants and to allot and issue the Warrant Shares as fully paid in accordance with its terms and, pursuant to that authorisation, the Company’s board of directors may allot and issue the Warrant Shares as fully paid and free from pre-emption rights and any other Encumbrance (other than in relation to the lock-up agreement in respect of certain of the Warrant A1 Shares and the Warrant A2 Shares) upon exercise of the Subscription Rights;

(c)	immediately following Completion, and assuming no redemptions in connection with the Merger: (1) the entire issued equity share capital of the Company; and (2) all of those shares in the capital of the Company which the Company is obliged to issue upon the exercise in full of all Outstanding Options shall be as set forth in columns 1 and 2, respectively, on Schedule 4; and

(d)	the copies of the Articles provided to the Warrantholders are true, accurate and complete.

10.	UNDERTAKINGS OF THE COMPANY

10.1	For so long as the Subscription Rights have not lapsed, the Company undertakes to:

(a)	comply with the terms and conditions of this Deed and specifically, but without limitation, to do all such things and execute all such documents so far as it is lawfully able to the extent legally required in order to give effect to the Subscription Rights in accordance with the terms of this Deed;

(b)	ensure that the Company has all necessary authorisations and approvals as will enable the Subscription Rights of the Warrantholders to be satisfied in full at any time;

(c)	ensure that the Company’s board of directors have the requisite authority from time to time to allot, free from pre-emption rights and any other Encumbrance (other than in relation to the lock-up agreement in respect of certain of the Warrant A1 Shares and the Warrant A2 Shares) or Outstanding Options such number of Shares from time to time required in order to satisfy the exercise of all outstanding Subscription Rights in respect of the Warrants in full;

(d)	allot and issue any Warrant Shares pursuant to the terms and conditions of this Deed as fully paid, when subscribed for on the terms and conditions of this deed, and free from pre-emption rights and any other Encumbrances;

(e)	maintain the Register in accordance with the provisions of Schedule 2;

(f)	replace, without charge, a Certificate at the request of a Warrantholder if it is mutilated, defaced, lost, stolen or destroyed, provided that:

(i)	the Warrantholder provides the Company with such evidence in respect of the mutilation, defacement, loss, theft or destruction as the Company may reasonably require;

(ii)	the mutilated or defaced Certificate in respect of which a replacement is being sought is surrendered; and

(iii)	the Warrantholder shall indemnify the Company on demand through the delivery of an Indemnity;

(g)	not modify the rights attached to any Warrant Shares or Shares in a way which could reasonably be expected to have a material adverse effect on the rights of the Warrantholders relative to the rights of the other Shareholders or the value of the Warrants or of the Warrant Shares;

(h)	notify the Warrantholders prior to allotting, issuing or granting any right to subscribe for, or to convert securities into, equity share capital of the Company not less than five (5) Business Days prior to such date;

(i)	notify the Warrantholders prior to passing an effective resolution for liquidating, winding up or dissolving the Company not less than five (5) Business Days prior to such date; and

(j)	not purchase, and procure that no member of the Company Group will purchase, Warrants unless an offer to purchase is made pro rata to all Warrantholders.

11.	LIQUIDATION

If, prior to the exercise of the Subscription Rights, an effective resolution is passed for winding up or dissolution of the Company, then the Warrantholders: (i) will be treated as if, immediately before the date of such order or resolution, the Warrantholders had exercised all the Subscription Rights; and (ii) shall be entitled to receive out of the assets, which would otherwise be available in the liquidation, such sum (if any) as the Warrantholders would have received had the exercise in full of the Subscription Rights entitled the Warrantholders to subscribe for Warrant Shares, after deducting from such sum an amount equal to the Subscription Price which would have been payable upon such exercise.

12.	VARIATION OF RIGHTS

12.1	Subject to Clause 12.2, none of the rights attached to the Warrants (including the Subscription Rights) nor any other provision of this Deed may (whether or not the Company is being wound up) be altered or abrogated without the prior written consent of the Company and the Warrantholders. An agreed alteration may be effected by an instrument by way of deed executed by the Company and expressed to be supplemental to this Deed.

12.2	Modifications to this Deed which are of a purely formal, minor or technical nature which do not prejudice in any way the rights of the Warrantholders, may be made by deed and signed as a deed by the Company, and a copy of such deed shall be provided to the Warrantholders within five (5) Business Days of the date of its execution.

13.	TRANSFER

The Warrantholder may not sell, assign, transfer, pledge or dispose of any portion of the Warrant without the prior written consent of the Company.

14.	TERMINATION

14.1	Subject to Clause 14.2 below, this Deed shall cease and terminate immediately upon the earlier of:

(a)	the date that is five (5) years from the Completion Date;

(b)	the date the Subscription Rights lapse and/or the Warrants are cancelled pursuant to the terms of this Deed or as otherwise agreed in writing by the Company and the Warrantholders; or

(c)	the date the Warrantholders receive the sum (if any) it would be entitled to pursuant to Clause 11 or notice that such sum is nil.

14.2	Any cessation and determination pursuant to Clause 14.1 shall:

(a)	be without prejudice to the rights, obligations or liabilities of any party which shall have accrued or arisen prior to such cessation and determination; and

(b)	not affect the rights and obligations of the Company or the Warrantholders under Clauses 1, 14, 15, 16, 19, 21, and 22.

15.	CONFIDENTIALITY

15.1	The Warrantholders shall not use any confidential information relating to the Company for any purpose other than to perform its obligations, or to exercise their rights, under this Deed.

15.2	The Warrantholders shall keep confidential any information received by them in their capacity as Warrantholders which is of a confidential nature, including the existence of or contents of this Deed, or any confidential information relating to the business, affairs, customers, clients or suppliers of the Company or the Group except:

(a)	to the extent the information is in the public domain through no fault of the Warrantholders;

(b)	as shall be required by law or by any regulatory authority to which the Warrantholders are subject or by the rules of any stock exchange upon which the Warrantholders’ securities are listed or traded;

(c)	to the beneficiaries of any trust or nominee arrangement on whose behalf the Warrants may be held; and

(d)	as shall be required by:

(i)	any lender to the Company;

(ii)	the Company’s auditors and/or any other professional advisers of the Company; and

(iii)	the Warrantholders’ professional advisers and to the professional advisers of any person to whom the Warrantholders are entitled to disclose information pursuant to this Deed,

provided that the recipient is subject to an obligation to keep the information confidential on the same basis as is required by the Warrantholders pursuant to this Deed.

15.3	The Company shall keep confidential any information received by it in connection with this Deed, or any confidential information relating to a Warrantholder except:

(a)	as shall be required by law or by any regulatory authority to which the Company is subject or by the rules of any stock exchange upon which the Company’s securities are listed or traded; and

(b)	as shall be required by:

(i)	any lender to the Company;

(ii)	the Company’s auditors and/or any other professional advisers of the Company; and

(iii)	the professional advisers of any person to whom the Company is entitled to disclose information pursuant to this Deed, provided that the recipient is subject to an obligation to keep the information confidential on the same basis as is required by the Company pursuant to this Deed.

16.	NOTICES

Any notice to be given to or by a party for the purposes of this Deed shall be given in accordance with the provisions of Schedule 2.

17.	ELECTRONIC EXECUTION

This Deed and any Certificate issued hereunder may be executed by way of third party internationally recognised electronic signature software programs, such as DocuSign.

18.	INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, then such provision shall be deemed to be severed from this Deed and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the Company and the Warrantholders and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Deed.

19.	REMEDIES AND WAIVERS

Except as otherwise provided under this Deed, no failure to exercise, nor any delay in exercising, on the part of any party, any right or remedy under this Deed shall operate as a waiver of any such right or remedy or constitute an election to affirm this Deed. No election to affirm this Deed on the part of any party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

20.	PROCESS AGENT

20.1	Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Deed shall be duly served upon:

(a)	the Company if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to Vertical Aerospace Group Ltd., 140-142 Kensington Church Street, London, England W8 4BN, marked for the attention of Legal Department or such other person and address in England or Wales as such party shall notify the Warrantholders in writing from time to time; and

(b)	a Warrantholder if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to the Warrantholder Process Agent (as defined in Schedule 2 attached hereto) of such Warrantholder entered into the Register or such other person and address in England or Wales as such party shall notify the Company in writing from time to time, in each case whether or not such claim form, notice or other document is forwarded to the relevant party or received by such party.

21.	GOVERNING LAW AND JURISDICTION

This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum. For the purposes of this Clause 21, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Deed or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

22.	THIRD PARTY RIGHTS

Save for the Warrantholders, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed except and to the extent (if any) that this Deed expressly provides for such act to apply to any of its terms.

Schedule 1
FORM OF CERTIFICATE AND NOTICE OF EXERCISE

Part 1

FORM OF CERTIFICATE

VERTICAL AEROSPACE LTD.

(the “Company”)

WARRANT CERTIFICATE

WARRANT [A1][A2][B1][B2][C1][C2]

Warrant Certificate Number ____

This is to certify that the person named below is the Warrantholder for the purpose of the warrant instrument issued by the Company on ................................ 2021 (the “Warrant Instrument”) and has the right to subscribe in cash at the Subscription Price for [ ● ]11 Warrant [A1][A2][B1][B2][C1][C2] Shares on the terms set out in the Warrant Instrument. This Warrant [A1][A2][B1][B2][C1][C2] is issued with the benefit of, and subject to, the provisions contained in the Warrant Instrument. Unless the context otherwise requires, terms defined in the Warrant Instrument shall have the same meanings in this certificate.

Warrantholder in respect of Warrant [A1][A2][B1][B2][C1][C2]:

Name:

[Maples Trustee Services (Cayman) Limited, a Cayman Islands company with registered number 239659]

[Chatsworth Aviation Limited, a company incorporated under the laws of Ireland with registered number 543646]

Address:

[PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands]

[Number One Ballsbridge, Building 1, Shelbourne Rd, Ballsbridge, Dublin 4]

Date of Issue:	2021

EXECUTED and DELIVERED as a DEED by VERTICAL
AEROSPACE LTD., acting by two directors:

[● ] Director	[ ● ] Director

11 Note to draft: Number of Warrant Shares to be included here.

Notes:

(1)       The Subscription Rights are not transferable except in accordance with the Warrant Instrument.

(2)       A copy of the Warrant Instrument may be obtained on request from Vertical Aerospace Ltd. at the Registered Office.

(3)       THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR ANY U.S. STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, REPRESENTS, ACKNOWLEDGES AND AGREES FOR THE BENEFIT OF THE COMPANY THAT: (I) IT HAS ACQUIRED A “RESTRICTED” SECURITY WHICH HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT; (II) IT WILL OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY ONLY (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION (AS DEFINED IN RULE 902 UNDER THE SECURITIES ACT) MEETING THE REQUIREMENTS OF RULE 904 OF THE SECURITIES ACT, (C) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; AND (III) IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THIS SECURITY OF THE RESALE RESTRICTIONS SET FORTH IN (II) ABOVE. EACH OFFER, SALE OR OTHER DISPOSITION PURSUANT TO THE FOREGOING CLAUSES (II) (B), (C) AND (D) IS SUBJECT TO THE RIGHT OF THE COMPANY TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS OR OTHER INFORMATION ACCEPTABLE TO IT IN FORM AND SUBSTANCE.

Part 2

FORM OF EXERCISE NOTICE

NOTICE OF EXERCISE

To:      The Directors

VERTICAL AEROSPACE LTD.

140-142 Kensington Church Street, London, England W8 4BN

Capitalised terms used but not defined in this Notice of Exercise shall have the meaning given to them in the warrant instrument issued by the Company on ................................  2021.

We hereby exercise the Subscription Rights in respect of the Warrant [A1][A2][B1][B2][C1][C2] Shares represented by the Certificate (or an indemnity in the place thereof in a form as the Directors may decide (in their sole discretion)) appended hereto and attach [insert method of payment agreed by the Company] for [$] being the aggregate Subscription Price payable in respect of the Subscription Rights we are exercising. We agree that the Warrant [A1][A2][B1][B2][C1][C2] Shares are accepted subject to the Articles.

We direct the Company to allot to us the ordinary shares to be issued pursuant to this exercise in the following numbers:

No of Ordinary Shares	Name of Warrantholder	Address of Warrantholder

[We request that a Certificate for any balance of our Warrants be sent to [address], marked for the attention of [name].]

Signed
Print Name
Address

Schedule 2
REGISTER AND NOTICES

1.	REGISTER

1.1	The Company shall keep the Register at the Registered Office, or such other location as it may in its absolute discretion determine, and enter in the Register:

(a)	the names, addresses and email addresses of the Warrantholders;

(b)	the name and address of each Warrantholder’s process agent located in England or Wales (a “Warrantholder Process Agent”) as notified to the Company in writing prior to receipt of a Certificate, which shall be used for the service of any claim form, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Deed;

(c)	the number of the Warrants held by the Warrantholders (as applicable);

(d)	the number of Warrant Shares to which the Warrantholders are entitled if the Subscription Rights were exercised (as applicable) as adjusted in accordance with this Deed from time to time;

(e)	the date on which the names of the Warrantholders are entered in the Register in respect of the Warrants (as applicable);

(f)	the date on which the Warrantholder exercises the Subscription Rights; and

(g)	any transfer of the Warrants duly made in accordance with this Deed (as applicable).

1.2	Any change in the name or address of the Warrantholders shall be notified as soon as practicable to the Company, which shall cause the Register to be altered accordingly. The Warrantholders or any person authorised by the Warrantholders shall be at liberty at all reasonable times during office hours and upon five (5) Business Days’ notice to inspect the Register and to take copies of it.

1.3	The Company shall be entitled to treat the persons whose names are shown in the Register as the absolute owners of the Warrants (as applicable) and, accordingly, shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to, or interest in, the Warrants (as applicable) on the part of any other person whether or not it shall have express or other notice thereof.

1.4	Every Warrantholder shall be recognised by the Company as entitled to his/her Warrants free from any equity, set off or cross claim on the part of the Company against the original or any intermediate holder of such Warrants.

2.	NOTICES

2.1	Any notice to be given under this Deed shall be in writing, in English and shall be delivered by hand, by courier or by e-mail to:

(a)	if within the United Kingdom, by first class pre-paid post, in which case it shall be deemed to have been given two (2) Business Days after the date of posting;

(b)	if from or to any place outside the United Kingdom, by air courier, in which case it shall be deemed to have been given two (2) Business Days after its delivery to a representative of the courier; and

(c)	by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt,

provided that in the case of any notice despatched other than on a Business Day between the hours of 9:30 a.m. to 5:30 p.m. London time shall be deemed to have been given at 9:30 a.m. on the next Business Day.

2.2	Notices under this Deed shall be sent for the attention of the person and to the address, or e-mail address, subject to paragraph 2.3 of this Schedule 2, as set out below:

(a)                in the case of the Company:

Name:	[ ● ]

For the attention of:	[ ● ]

Address:	[ ● ]

E-mail address:	[ ● ]

(b)	in the case of the Warrantholders (as applicable), to the address of the Warrantholders shown in the Register or, if no address is shown in the Register, to their last known place of business or residence.

2.3	The Company may notify the Warrantholders, and the Warrantholders may notify the Company, of any change to their address or other details specified in this paragraph 2 of Schedule 2 provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

2.4	If no address has been notified to the Company by the Warrantholders, any notice, demand or other communication given or made under or in connection with the matters contemplated by this Deed may be given to such Warrantholder by the Company by exhibiting it for three (3) Business Days at the Registered Office.

2.5	Any person who becomes entitled to the Warrants (as applicable) (whether by operation of law, transfer or otherwise) shall be bound by every notice given in respect of the Warrants before its name and address is entered on the Register.

Schedule 3
FORM OF LOCK-UP AGREEMENT

[●]

Schedule 4

	(1) Issued	(2) Outstanding Options
Shares	257,062,500	38,795,000

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and DELIVERED as a DEED by VERTICAL AEROSPACE LTD., acting by two directors:
[●] Director	[●] Director

EXHIBIT G.2

Form of American Warrant Instrument

See attached.

Date: ___________ 2021
VERTICAL AEROSPACE LTD.
AMERICAN WARRANT INSTRUMENT
99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44.20.7710.1000 www.lw.com

Page

1.	DEFINITIONS AND INTERPRETATION	1
2.	EFFECTIVENESS AND CONDITIONS	6
3.	ISSUE OF THE WARRANTS	6
4.	EXERCISE OF SUBSCRIPTION RIGHTS	7
5.	ADJUSTMENT OF LONG STOP DATE	8
6.	REGISTRATION RIGHTS	8
7.	ADJUSTMENTS	17
8.	NO RIGHTS AS A SHAREHOLDER UNTIL EXERCISE	19
9.	WARRANTIES	19
10.	UNDERTAKINGS OF THE COMPANY	19
11.	LIQUIDATION	20
12.	VARIATION OF RIGHTS	20
13.	TRANSFER	21
14.	TERMINATION	21
15.	CONFIDENTIALITY	21
16.	NOTICES	22
17.	ELECTRONIC EXECUTION	22
18.	INVALIDITY	22
19.	REMEDIES AND WAIVERS	22
20.	PROCESS AGENT	23
21.	GOVERNING LAW AND JURISDICTION	23
22.	THIRD PARTY RIGHTS	23

SCHEDULE 1 FORM OF CERTIFICATE AND NOTICE OF EXERCISE	24
SCHEDULE 2 REGISTER AND NOTICES	27
SCHEDULE 3	29

This instrument (the “Deed”) is made on _______________ 2021

BY:

VERTICAL AEROSPACE LTD., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”)

WHEREAS

(1)	(1) the Company; (2) Broadstone Acquisition Corp., a Cayman Islands exempted company (“Purchaser”); (3) Broadstone Sponsor LLP, a United Kingdom limited liability partnership, solely in its capacity as the Purchaser Representative; (4) Vertical Merger Sub Ltd., a Cayman Islands exempted company incorporated with limited liability (“Merger Sub”); (5) Vertical Aerospace Group Ltd., a company limited by shares incorporated in England under registration number 12590994 (“Target”); (6) Vincent Casey; and (7) the Company Shareholders (as defined in the BCA) entered into a business combination agreement (the “BCA”) on [●] June 2021, pursuant to which, among other things, (a) Purchaser will merge with and into Merger Sub (the “Merger”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company and (ii) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time (as defined in the BCA) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of the Company, and (b) Purchaser will acquire all of the issued and outstanding securities of Target in exchange for the right of the holders thereof to receive a substantially equivalent security of the Company (the “Share Acquisition”).

(2)	American Airlines Inc., a Delaware corporation (“AA”), and Target entered into an aircraft purchase agreement dated [●] 2021 (the “Aircraft Purchase Agreement”), in connection with which, among other things, Target agreed to issue certain equity warrants to AA.

(3)	In connection with the transactions contemplated by the BCA, AA has agreed to subscribe for equity in the Company pursuant to a subscription agreement dated [●] June 2021 (the “PIPE” and, together with the Merger, the Share Acquisition and the other transactions contemplated by the BCA, the “Transactions”).

(4)	In connection with the Transactions, the Company has, by resolution of the Directors passed on or around the date hereof, resolved to create and issue the Warrants to the Warrantholder to subscribe for the Warrant Shares on the terms set out in this Deed.

(5)	The requisite number of Shareholders have irrevocably waived all pre-emption rights conferred on them (whether by the Act, the Articles or otherwise) in relation to the Company’s issue of the Warrants to the Warrantholder to subscribe for the Warrant Shares and the Company’s Shareholder(s) have given the Directors authority to allot the Warrant Shares, in each case on the terms set out in this Deed.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed, unless the context otherwise requires, each of the following words and expressions shall have the following meanings:

“Act” means the Companies Act (as revised) of the Cayman Island;

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person;

“Aircraft” means any VA-X4 aircraft or derivative or successor aircraft developed by the Company Group;

“Aircraft Purchase Agreement” has the meaning set forth in Recital B above;

“Articles” means the articles of association of the Company (as amended from time to time);

“Beneficially Own” and “Beneficial Owner” have the meaning given to such terms in Rule 13d-3 under the Exchange Act;

“Binding Commitment” means a firm, legally-binding commitment pursuant to which AA or any of its Affiliates has placed a firm order for fifty (50) Aircraft, or any combination of such commitments that results in an order, without duplication, for fifty (50) Aircraft, in each case pursuant to the terms and conditions of the Aircraft Purchase Agreement;

“Binding Commitment Notice” has the meaning ascribed to such term in Clause 3.2;

“Business Day” means a day on which the English clearing banks are ordinarily open for the transaction of normal banking business in the City of London and New York, New York, U.S.A. (other than a Saturday or Sunday);

“Certificate” means a certificate evidencing a Warrantholder’s entitlement to Warrant A, Warrant B, Warrant C, Warrant D, Warrant E or Warrant F (as applicable) (together with the Subscription Rights and all additional rights attached thereto) in the form, or substantially in the form, set out in Part 1 of Schedule 1;

“Certification Date Notice” means a notice in writing, to be sent by the Company to the Warrantholders notifying them of the Expected Certification Date, pursuant to Clause 5.2

“Change of Control” means the occurrence of any of the following: (a) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of any person or Group, becoming in a single transaction or a series of transactions, by way of merger, consolidation or other business combination, purchase or otherwise, the Beneficial Owner of more than 50.0% of the voting power of all of the Company’s then-outstanding capital stock; or (b) the consummation of (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any person or Group or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Shares is exchanged for, converted into, acquired for or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any transaction in which the Company or any direct or indirect parent entity of the Company becomes a subsidiary of another person, or any transaction described in clause (b)(2) above, will not constitute a Change of Control if the persons beneficially owning all of the voting power of the common equity of the Company or such parent entity immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, more than 50.0% of all voting power of the common equity of the Company or such parent entity or the surviving, continuing or acquiring company or other transferee, as applicable, immediately following the consummation of such transaction, in substantially the same proportions vis-à-vis each other immediately before such transaction (other than changes to such proportions solely as a result of the exercise of stock and/or cash elections in any merger or combination providing for elections), provided that, any transaction or event described in both clause (a) and in clause (b)(1) or (b)(2) of this definition will be deemed to occur solely pursuant to clause (b);

“Commercial Warrant” means each of Warrant B, Warrant C, Warrant D, Warrant E and Warrant F;

“Commission” means the U.S. Securities and Exchange Commission;

“Company Group” means the Company and each of its subsidiaries from time to time;

“Completion” means completion of the Share Acquisition Closing pursuant to the BCA;

“Completion Date” means the Share Acquisition Closing Date;

“Control” of the relevant entity means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to: (i) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the relevant entity; (ii) appoint or remove all, or the majority, of the directors or other equivalent officers of the relevant entity; or (iii) give directions with respect to the operating and financial policies of the relevant entity with which the directors or other equivalent officers of such relevant entity are obliged to comply;

“Directors” means the duly appointed directors of the Company from time to time;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Expected Certification Date” has the meaning ascribed to such term in Clause 5.2(a);

“Fair Market Value” of any asset as of any date of determination means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction;

“Group” shall mean any group of one or more persons if such group would be deemed a “group” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act;

“Holder” means the holder of a Registrable Security;

“Indemnity” means, where a Certificate has been mutilated, defaced, lost, stolen or destroyed, an indemnity in the place thereof in a form as the Directors may decide (in their sole discretion) against all losses which may be suffered or incurred directly or indirectly in connection with the mutilation, defacement, loss, theft or destruction of such Certificate;

“Initial Registrable Securities” has the meaning ascribed to such term in Clause 6.2;

“Long Stop Date” has the meaning ascribed to such term in Clause 4.3;

“New Long Stop Date” has the meaning ascribed to such term in Clause 5.2;

“Notice of Exercise” means a notice in the form set out in Part 2 of Schedule 1;

“Ordinary Shares” means the ordinary shares, with $0.0001 par value, in the capital of the Company from time to time having the rights set out in the Articles;

“Outstanding Options” means, at the relevant time, all outstanding options, warrants or other outstanding rights (whether or not conditional or contingent and assuming full performance of any performance linked rights), to subscribe for equity shares of the Company or securities which are convertible into equity shares of the Company, including any agreement or commitment of the Company to issue or grant any such options, warrants or right;

“Person” means an individual, company, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organisation, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof;

“Register” means the register of the Warrants maintained by the Company at its Registered Office;

“Registered Office” means the registered office of the Company from time to time;

“Registrable Security” shall mean the Warrant Shares (including any shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Warrant Shares); provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction;

“Registration Expenses” shall mean the out-of-pocket expenses relating to a Registration, including, without limitation, the following:

g)	all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

h)	fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters, if any, in connection with blue sky qualifications of Registrable Securities);

i)	printing, messenger, telephone and delivery expenses;

j)	reasonable fees and disbursements of counsel for the Company;

k)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

l)	reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration;

“Shareholder(s)” means all of the registered holders of the Shares from time to time;

“Shares” means the issued share capital of the Company from time to time;

“Share Acquisition Closing” has the meaning ascribed to such term in the BCA;

“Share Acquisition Closing Date” has the meaning ascribed to such term in the BCA;

“Subscription Price” means $0.0001 per Warrant Share subject to any adjustments pursuant to Clause 7.1;

“Subscription Rights” means, in the case of: (i) Warrant A, the right to subscribe in cash at the Subscription Price for the Warrant A Shares; (ii) Warrant B, the right to subscribe in cash at the Subscription Price for the Warrant B Shares; (iii) Warrant C, the right to subscribe in cash at the Subscription Price for the Warrant C Shares; (iv) Warrant D, the right to subscribe in cash at the Subscription Price for the Warrant D Shares; (v) Warrant E, the right to subscribe in cash at the Subscription Price for the Warrant E Shares; and (vi) Warrant F, the right to subscribe in cash at the Subscription Price for the Warrant F Shares;

“Type Certification” means type certification by the European Union Aviation Safety Agency of the Aircraft as a small category (up to nine (9) passengers and a MTOW of 3,175 kilograms/7,000 pounds) vertical take-off and landing aircraft powered by an electric propulsion system;

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities;

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to one or more Underwriters in a firm commitment underwriting for distribution to the public;

“Warrant A” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant A Shares;

“Warrant A Shares” means 2,625,000 Ordinary Shares;

“Warrant B” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant B Shares;

“Warrant B Shares” means 1,750,000 Ordinary Shares;

“Warrant C” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant C Shares;

“Warrant C Shares” means 1,750,000 Ordinary Shares;

“Warrant D” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant D Shares;

“Warrant D Shares” means 1,750,000 Ordinary Shares;

“Warrant E” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant E Shares;

“Warrant E Shares” means 1,750,000 Ordinary Shares;

“Warrant F” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant F Shares;

“Warrant F Shares” means 1,750,000 Ordinary Shares;

“Warrant Shares” means, in the case of: (i) Warrant A, the Warrant A Shares; (ii) Warrant B, the Warrant B Shares; (iii) Warrant C, the Warrant C Shares; (iv) Warrant D, the Warrant D Shares; (v) Warrant E, the Warrant E Shares; and (vi) Warrant F, the Warrant F Shares;

“Warrantholder(s)” means the relevant person(s) whose name(s) appear(s) in the Register as the respective holder(s) of the Warrants (as applicable) and, for any period during which the Warrants are not issued and outstanding under this Deed, means AA; and

“Warrants” means Warrant A, Warrant B, Warrant C, Warrant D, Warrant E and Warrant F.

1.2	In this Deed, unless the context otherwise requires:

(a)	references to:

(i)	statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation;

(ii)	“dollars” or “$” are references to the lawful currency from time to time of the United States of America;

(iii)	clauses and schedules are references to clauses of, and the schedules to, this Deed;

(iv)	writing shall include any modes of reproducing words in a legible and non-transitory form; and

(v)	this Deed include this Deed as amended or varied in accordance with its terms;

(b)	the index to and the headings to clauses and paragraphs of this Deed are for information only and shall not form part of the operative provisions of, and shall be ignored in construing, this Deed;

(c)	words denoting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and unincorporated, associations, partnerships and individuals;

(d)	the schedules form part of the operative provisions of this Deed and references to this Deed shall include references to the schedules;

(e)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(f)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

2.	EFFECTIVENESS AND CONDITIONS

2.1	The issuance of the Warrants and the Warrantholders’ right to exercise the Subscription Rights shall be subject to the terms and conditions of this Deed.

2.2	When issued, the Warrants are subject to the Articles and the terms and conditions of this Deed, which are binding upon the Company and the Warrantholders. In the event of a conflict between the terms and conditions of this Deed and the Articles, this Deed shall prevail.

3.	ISSUE OF THE WARRANTS

Warrant A

3.1	Subject to Clause 2.1, immediately after Completion, the Company shall:

(a)	issue Warrant A to AA, in each case with the Subscription Rights attached thereto;

(b)	provide AA with a copy of the Articles and copies of Director and Shareholder resolutions and consents regarding:

(i)	the Shareholders’ waiver of all pre-emption rights in relation to the Company’s issue of Warrant A; and

(ii)	the Directors’ authority to issue Warrant A;

(c)	enter the name of AA in the Register as the holder of Warrant A; and

(d)	within five (5) Business Days of entering the name of AA in the Register: (i) deliver to AA a copy of the Register; and (ii) issue to AA, without charge, a Certificate which shall be evidence of the entitlement to all rights attaching to Warrant A.

Commercial Warrants

3.2	Within ten (10) Business Days of a Binding Commitment being entered into, AA shall send to the Company notice specifying the date on which the Binding Commitment was entered into with proof of the Binding Commitment (the “Binding Commitment Notice”). Failure to send the Company the Binding Commitment Notice within such 10 Business Day period shall not cause AA to lose the right to receive any portion of the Commercial Warrant.

3.3	Within five (5) Business Days of receipt of a Binding Commitment Notice, the Company shall:

(a)	issue a Commercial Warrant to AA with the Subscription Rights attached thereto as follows:

(i)	with respect to the first Binding Commitment Notice, Warrant B shall be issued;

(ii)	with respect to the second Binding Commitment Notice, Warrant C shall be issued;

(iii)	with respect to the third Binding Commitment Notice, Warrant D shall be issued;

(iv)	with respect to the fourth Binding Commitment Notice, Warrant E shall be issued; and

(v)	with respect to the fifth Binding Commitment Notice, Warrant F shall be issued;

(b)	enter the name of AA in the Register as the holder of the Commercial Warrant issued; and

(c)	(i) deliver to AA a copy of the Register; and (ii) issue to AA, without charge, a Certificate which shall be evidence of the entitlement to all rights attaching to such Commercial Warrant (as applicable).

4.	EXERCISE OF SUBSCRIPTION RIGHTS

4.1	The Subscription Rights in respect of each Warrant, shall become exercisable immediately upon receipt of the relevant Certificate in respect of such Warrant pursuant to Clause 3.

4.2	Each Warrantholder agrees that it shall exercise the Subscription Rights in respect of each Warrant (as applicable) within ten (10) Business Days of the Subscription Rights becoming exercisable in respect of such Warrant pursuant to Clause 3.

4.3	Subject to the extension of the Long Stop Date to the New Long Stop Date in accordance with Clause 5, if and to the extent unexercised, the Subscription Rights in respect of all Warrants shall automatically be deemed to lapse on the date that is five (5) years after the date of Type Certification (the “Long Stop Date”), and the Warrants shall automatically be deemed to be cancelled upon termination of this Deed.

4.4	Subject to the terms of this Deed, the Warrantholders may exercise the Subscription Rights in respect of a Warrant by:

(a)	delivering to the Registered Office: (i) a duly completed and irrevocable Notice of Exercise in order to exercise the Subscription Rights in respect of the Warrants (as applicable); and (ii) its Certificate, or, as the case may be, an Indemnity in respect thereof; and

(b)	paying the Subscription Price payable for the Warrant Shares in cash to the Company by such mode as the Company and the Warrantholder shall have previously agreed (including, but not limited to, wire transfer), the delivery and payment of which is irrevocable.

4.5	Within five (5) Business Days of receipt of the Notice of Exercise, the Company shall instruct the transfer agent for the Shares (the “Transfer Agent”) to record the issuance of the Warrant Shares subscribed for pursuant to the Notice of Exercise to the Warrantholder in book-entry form pursuant to the Transfer Agent’s regular procedures. The Warrant Shares will be deemed to have been issued, and the Warrantholder will be deemed to have become a holder of record of such shares for all purposes, as of the date the Transfer Agent records such issuance.

5.	ADJUSTMENT OF LONG STOP DATE

5.1	The Long Stop Date shall be adjusted to a later date if:

(a)	the Company publicly announces or discloses a change to the expected date of Type Certification, which, as at the date of this Deed, is 31 December 2024; and/or

(b)	the Company’s board of directors determine, acting in good faith, that a change to the expected date of Type Certification is reasonably likely.

5.2	Within five (5) Business Days of the date of any announcement, disclosure and/or determination (as applicable) referred to in Clause 5.1, the Company shall send the Warrantholders a Certification Date Notice specifying:

(a)	the new expected date of Type Certification (the “Expected Certification Date”); and

(b)	the new Long Stop Date, which shall be the date that is twenty-seven (27) months after the Expected Certification Date (the “New Long Stop Date”).

5.3	Upon receipt of the Certification Date Notice all references to “Long Stop Date” in this Deed shall be replaced by “New Long Stop Date”.

5.4	For the purpose of making any announcement, disclosure and/or determination pursuant to Clause 5.1 about any change to the expected date of Type Certification, the Company’s board of directors shall monitor and actively consider any potential changes to the expected date of Type Certification. Furthermore, the Expected Certification Date shall be consistent with the most recent public announcements or disclosures made by the Company in respect of the date of Type Certification.

5.5	If a Warrantholder disagrees with: (i) the Company’s assessment of the expected date of the Type Certification; (ii) an announcement, disclosure and/or determination made by the Company’s board of directors pursuant to Clause 5.1; or (iii) the Expected Certification Date set out in a Certification Date Notice, the Warrantholder and the Company shall jointly appoint a suitably qualified independent assessor (who shall act as an expert and not an arbitrator) to determine the Expected Certification Date and, if the assessor’s determination is different to that of the Company’s board of directors, the Company’s board of directors shall be required to accept such assessor’s determination in recording and agreeing the Expected Certification Date pursuant to this Clause 5.

6.	REGISTRATION RIGHTS

6.1	For purposes of this Clause 6, the Warrant A Shares included in the Registration Statement shall include, as of any date of determination, the Warrant A and any other equity security of the Company issued or issuable with respect to the Warrant A Shares by way of share division, stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

6.2	The Company agrees that, within thirty (30) calendar days after Completion (the “Filing Date”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Warrant A Shares (the “Initial Registrable Securities”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but not later than the earlier of: (i) sixty (60) calendar days following the consummation of the Transactions; and (ii) ninety (90) calendar days following the consummation of the Transactions if the Commission notifies the Company that it will “review” the Registration Statement (such date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Initial Registrable Securities in the Registration Statement are contingent upon the holders of the Warrant A Shares (the “Warrant A Shareholders”) furnishing a completed and executed selling shareholders questionnaire in customary form to the Company that contains the information required by Commission rules for a Registration Statement regarding the Warrant A Shareholders, the securities of the Company held by the Warrant A Shareholders, and the intended method of disposition of the Initial Registrable Securities to effect the registration of the Initial Registrable Securities, and the Warrant A Shareholders shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder; provided that Warrant A Shareholders shall not, in connection with the foregoing, be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Initial Registrable Securities. Any failure by the Company to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth above in this Clause 6. Unless required under applicable laws and Commission rules, in no event shall the Warrant A Shareholders be identified as a statutory underwriter in the Registration Statement; provided, that if the Warrant A Shareholders are required to be so identified as a statutory underwriter in the Registration Statement, each Warrant A Shareholder will have an opportunity to withdraw its Initial Registrable Securities from the Registration Statement.

6.3	In the case of registration effected by the Company pursuant to this Deed, the Company shall, upon reasonable request, inform the Warrant A Shareholders as to the status of such registration. At its expense, the Company shall:

(a)	except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption, or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to the Warrant A Shareholders, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) each Warrant A Shareholder ceases to hold any Initial Registrable Securities; (ii) the date all Initial Registrable Securities held by each Warrant A Shareholder may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and (iii) two (2) years from the date of the effectiveness of the Registration Statement;

(b)	advise each Warrant A Shareholder as promptly as practicable, but in any event within five (5) Business Days:

(i)	when a Registration Statement or any post-effective amendment thereto has become effective;

(ii)	after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)	of the receipt by the Company of any notification with respect to the suspension of the qualification of the Initial Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)	subject to the provisions in this Deed, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Warrant A Shareholders of such events, provide the Warrant A Shareholders with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Warrant A Shareholders of the occurrence of the events listed in (i) through (iv) above may constitute material, nonpublic information regarding the Company; the Warrant A Shareholders hereby consent to receipt of any material, non-public information with respect to the occurrence of the events listed in (i) through (iv) of this Clause 6.3(b);

(c)	use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d)	upon the occurrence of any event contemplated in Clause 6.3(b), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document, so that, as thereafter delivered to purchasers of the Initial Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)	use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Company’s Ordinary Shares are then listed;

(f)	use its commercially reasonable efforts to allow any Warrant A Shareholder to review disclosure regarding such Warrant A Shareholder in the Registration Statement and consider in good faith proposed revisions from such Warrant A Shareholder (provided, that the use of such revisions in the Registration Statement shall always remain at the sole discretion of the Company); and

(g)	use its commercially reasonable efforts to (x) take all other steps reasonably necessary to effect the registration of the Initial Registrable Securities contemplated herein and (y) take such further action as any Warrant A Shareholder may reasonably request, all to the extent required from time to time to enable such Warrant A Shareholder to sell Ordinary Shares held by such Warrant A Shareholder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company).

6.4	Notwithstanding anything to the contrary in this Deed, if the Commission prevents the Company from including in the Registration Statement any or all of the Shares due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the Warrant A Shareholders, the Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, the Company shall use commercially reasonable efforts to amend the Registration Statement or file a new Registration Statement to register such Shares not included in the initial Registration Statement.

6.5	Notwithstanding anything to the contrary in this Deed, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Warrant A Shareholders not to sell under the Registration Statement or to suspend the effectiveness thereof, (i) if it determines that in order for the Registration Statement to not contain any untrue statement of a material fact or omission of a material fact necessary to make the statements contained therein not misleading, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act and is materially prejudicial or onerous for the Company to include, (ii) if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred (which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house counsel), would require additional disclosure by the Company in the Registration Statement of material information) that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel (which may be in-house counsel), to cause the Registration Statement to fail to comply with applicable disclosure requirements or (iii) in the good faith judgment of the majority of the Company’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Company and the majority of the Company’s board of directors conclude as a result that it is essential to defer such filing because it would (x) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act (each such circumstance in subclauses (i) – (iii), a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than three (3) occasions or for more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12) month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Warrant A Shareholder agrees that (a) it will immediately discontinue offers and sales of the Shares under the Registration Statement until such Warrant A Shareholder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (b) it will maintain the confidentiality of any information included in such written notice delivered by the Company, except for disclosure to any Warrant A Shareholder’s employees, agents and professional advisors who need to know such information and are obligated to keep it confidential, unless otherwise required by law or court order. If so directed by the Company, each Warrant A Shareholder will deliver to the Company or, in such Warrant A Shareholder’s sole discretion destroy, all copies of the prospectus covering the Shares in such Warrant A Shareholder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (1) to the extent such Warrant A Shareholder is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory, or professional requirements, or (B) in accordance with a bona fide pre-existing document retention policy, or (2) to copies stored electronically on archival servers as a result of automatic data back-up.

6.6	Indemnification.

(a)	The Company agrees to indemnify and hold harmless, to the extent permitted by law, the Warrantholder, its directors, officers, employees, advisers and agents, and each person who controls the Warrantholder (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Warrantholder (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are contained in any information furnished in writing to the Company by or on behalf of the Warrantholder expressly for use therein.

(b)	The Warrantholder agrees, severally and not jointly with any other selling shareholder under the Registration Statement, to indemnify and hold harmless the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Warrantholder expressly for use therein. In no event shall the liability of the Warrantholder be greater in amount than the dollar amount of the net proceeds received by the Warrantholder upon the sale of the Shares giving rise to such indemnification obligation.

(c)	Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)	The indemnification provided for under this Deed shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares received pursuant to this Deed.

(e)	If the indemnification provided under this Clause 6.6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Clause 6.6, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Clause 6.6(e) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Warrantholder (together with any indemnification obligation under this Clause 6.6) be greater in amount than the dollar amount of the net proceeds received by the Warrantholder upon the sale of the Shares giving rise to such contribution obligation.

7.	ADJUSTMENTS

7.1	Stock Dividends, Subdivision, Combinations and Consolidations. If the Company, at any time on or after the date of this Deed: (i) pays a stock dividend or makes a distribution on the Shares in the form of Shares, (ii) subdivides outstanding Shares into a larger number of shares, or (iii) combines or consolidates (including, without limitation, by reverse stock split) outstanding Shares into a smaller number of shares, then, in each case, the number of Shares issuable after such event upon exercise of the Subscription Rights in respect of the Warrants will be equal to the number of Shares issuable upon exercise of the Subscription Rights in respect of the Warrants prior to such event multiplied by a fraction of which the numerator will be the number of Shares outstanding immediately after such event and of which the denominator will be the number of Shares outstanding immediately before such event, and the Subscription Price will be proportionately adjusted such that the aggregate Subscription Price of the Warrant Shares will remain unchanged. Any adjustment made pursuant to this Clause 7.1 shall be certified in writing by the Company’s auditors (at the Company’s expense) and the Warrantholders and will become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and will become effective immediately after the effective date in the case of a subdivision, combination or consolidation. The Company shall procure that the Register is updated accordingly within ten (10) Business Days of the date on which the adjustment became effective.

7.2	The Company shall procure that its auditors carry out the certification referred to in Clause 7.1 and that in carrying out the certification: (i) the Company’s auditors shall act as an expert and not an arbitrator; (ii) the costs of the Company’s auditors shall be borne by the Company; and (iii) the certification of the Company’s auditors shall, except in the case of manifest error, be final and binding on the Company and the Warrantholders.

7.3	Reclassifications, Reorganizations, Consolidations and Mergers. In the event of (i) any capital reorganization of the Company, (ii) any reclassification or recapitalization of the stock of the Company (other than (A) a change in par value or from par value to no par value or from no par value to par value or (B) as a result of a stock dividend, subdivision, combination or consolidation of shares as to which Clause 7.1 will apply), or (iii) any Change of Control, consolidation or merger of the Company with or into another Person (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Shares then issuable upon exercise of the Subscription Rights in respect of the Warrants), the Warrants will, after such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, be exercisable for the kind and number of shares of stock or other securities or property (“Alternate Consideration”) of the Company or of the successor corporation resulting from such consolidation or surviving such merger, if any (and/or the issuer of the Alternate Consideration, as applicable) to which the holder of the number of Shares underlying the Warrants (at the time of such reorganization, reclassification, recapitalization, consolidation or merger) would have been entitled upon such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger. In such event, the aggregate Subscription Price otherwise payable for the Shares issuable upon exercise of the Subscription Rights in respect of the Warrants will be allocated among the Alternate Consideration receivable as a result of such reorganization, reclassification, recapitalization, Change of Control, consolidation, or merger in proportion to the respective Fair Market Value of such Alternate Consideration, but in a manner in which the aggregate Subscription Price of the Warrant Shares will remain materially unchanged. If and to the extent that the holders of Shares have the right to elect the kind or amount of consideration receivable upon consummation of such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, then the consideration that the Warrantholders will be entitled to receive upon exercise will be specified by each Warrantholder, which specification will be made by the Warrantholders by the later of (A) ten (10) Business Days after the Warrantholders are provided with a final version of all material information concerning such choice as is provided to the holders of Shares and (B) the last time at which the holders of Shares are permitted to make their specifications known to the Company; provided, however, that if a Warrantholder fails to make any specification within such time period, such Warrantholder’s choice will be deemed to be whatever choice is made by a plurality of all holders of Shares that are not affiliated with the Company (or, in the case of a consolidation or merger, any other party thereto) and affirmatively make an election (or of all such holders if none of them makes an election). From and after any such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, all references to “Warrant Shares” and similar references herein will be deemed to refer to the Alternate Consideration to which the Warrantholders are entitled pursuant to this Clause 7.3. In the event of any Change of Control, consolidation or merger in which the Company is not the continuing or surviving corporation or entity (or is not the issuer of the Alternate Consideration), proper provision will be made so that such continuing or surviving corporation or entity (and/or the issuer of the Alternate Consideration) will agree to carry out and observe the obligations of the Company under the Warrants such that the provisions of this Clause 7.3 will similarly apply with respect to the Alternate Consideration and similarly apply to successive reorganizations, reclassifications, recapitalizations, Change of Control, consolidations, or mergers.

7.4	Calculations. All calculations under this Clause 7 will be made to the nearest cent or the nearest 1/100th of a Share, as the case may be. For the purposes of this Clause 7, the number of Shares deemed to be issued and outstanding as of a given date will be the sum of the number of Shares (excluding treasury shares, if any) issued and outstanding on such date.

7.5	Notice of adjustment. The Company shall send the Warrantholders notice of any adjustment made pursuant to Clause 7.1 as soon as practicable (and in any event within thirty (30) calendar days) following the relevant resolution of the Directors giving effect to or sanctioning the adjustment.

8.	NO RIGHTS AS A SHAREHOLDER UNTIL EXERCISE

Except as expressly set forth in this Deed, the Warrants do not entitle the Warrantholders to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise of the Subscription Rights in respect of the Warrants as set forth in Clause 4.

9.	WARRANTIES

9.1	The Company warrants to the Warrantholder that, as at the date of this Deed:

(a)	the Company is validly incorporated, in existence and duly registered under the laws of the Cayman Islands;

(b)	the Company’s board of directors has authorised the execution of this Deed and has obtained the requisite authority, pursuant to the Act and the Articles, to issue the Warrants and to allot and issue the Warrant Shares as fully paid in accordance with its terms and, pursuant to that authorisation, the Company’s board of directors may allot and issue the Warrant Shares as fully paid and free from pre-emption rights and any other Encumbrance upon exercise of the Subscription Rights;

(a)                immediately following Completion, and assuming no redemptions in connection with the Merger: (1) the entire issued equity share capital of the Company; and (2) all of those shares in the capital of the Company which the Company is obliged to issue upon the exercise in full of all Outstanding Options shall be as set forth in columns 1 and 2, respectively on Schedule 3; and

(b)	the copies of the Articles provided to the Warrantholders are true, accurate and complete.

10.	UNDERTAKINGS OF THE COMPANY

10.1	For so long as the Subscription Rights have not lapsed, the Company undertakes to:

(a)	comply with the terms and conditions of this Deed and specifically, but without limitation, to do all such things and execute all such documents so far as it is lawfully able to the extent legally required in order to give effect to the Subscription Rights in accordance with the terms of this Deed;

(b)	ensure that the Company has all necessary authorisations and approvals as will enable the Subscription Rights of the Warrantholders to be satisfied in full at any time;

(c)	ensure that the Company’s board of directors have the requisite authority from time to time to allot, free from pre-emption rights and any other Encumbrance or Outstanding Options such number of Shares from time to time required in order to satisfy the exercise of all outstanding Subscription Rights in respect of the Warrants in full;

(d)	maintain the Register in accordance with the provisions of Schedule 2;

(e)	replace, without charge, a Certificate at the request of a Warrantholder if it is mutilated, defaced, lost, stolen or destroyed, provided that:

(i)	the Warrantholder provides the Company with such evidence in respect of the mutilation, defacement, loss, theft or destruction as the Company may reasonably require;

(ii)	the mutilated or defaced Certificate in respect of which a replacement is being sought is surrendered; and

(iii)	the Warrantholder shall indemnify the Company on demand through the delivery of an Indemnity;

(f)	not modify the rights attached to any Warrant Shares or Shares in a way which could reasonably be expected to have a material adverse effect on the rights of the Warrantholders relative to the rights of the other Shareholders or the value of the Warrants or of the Warrant Shares;

(g)	notify the Warrantholders prior to allotting, issuing or granting any right to subscribe for, or to convert securities into, equity share capital of the Company not less than five (5) Business Days prior to such date;

(h)	notify the Warrantholders prior to passing an effective resolution for liquidating, winding up or dissolving the Company not less than five (5) Business Days prior to such date; and

(i)	not purchase, and procure that no member of the Company Group will purchase, Warrants unless an offer to purchase is made pro rata to all Warrantholders.

11.	LIQUIDATION

If, prior to the exercise of the Subscription Rights, an effective resolution is passed for winding up or dissolution of the Company, then the Warrantholders: (i) will be treated as if, immediately before the date of such order or resolution, the Warrantholders had exercised all the Subscription Rights; and (ii) shall be entitled to receive out of the assets, which would otherwise be available in the liquidation, such sum (if any) as the Warrantholders would have received had the exercise in full of the Subscription Rights entitled the Warrantholders to subscribe for Warrant Shares, after deducting from such sum an amount equal to the Subscription Price which would have been payable upon such exercise.

12.	VARIATION OF RIGHTS[12]

12.1	Subject to Clause 12.2, none of the rights attached to the Warrants (including the Subscription Rights) nor any other provision of this Deed may (whether or not the Company is being wound up) be altered or abrogated without the prior written consent of the Company and the Warrantholders. An agreed alteration may be effected by an instrument by way of deed executed by the Company and expressed to be supplemental to this Deed.

12.2	Modifications to this Deed which are of a purely formal, minor or technical nature which do not prejudice in any way the rights of the Warrantholders, may be made by deed and signed as a deed by the Company, and a copy of such deed shall be provided to the Warrantholders within five (5) Business Days of the date of its execution.

12 Note to Vertical: MFN rights in favour of AA with respect to the Warrant remains an open issue.

13.	TRANSFER

13.1	Upon prior written notice to the Company, the Warrantholder may sell, assign, transfer, pledge or dispose of all or any portion of any Warrant hereunder: (i) to any Affiliate of the Warrantholder; (ii) for the purposes of granting a pledge or as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Warrantholder; or (iii) to any assignee of the Warrantholder (or its Affiliate) under the Aircraft Purchase Agreement.

13.2	Upon the prior written consent of the Company, which such consent shall not be unreasonably withheld, conditioned or delayed, the Warrantholder may sell, assign, transfer, pledge or dispose of all or any portion of any Warrant hereunder to a bona fide business partner of the Warrantholder.

14.	TERMINATION

14.1	Subject to Clause 14.2 below, this Deed shall cease and terminate immediately upon the earlier of:

(a)	the date that is five (5) years after the date of Type Certification;

(b)	the date the Subscription Rights lapse and/or the Warrants are cancelled pursuant to the terms of this Deed or as otherwise agreed in writing by the Company and the Warrantholders; or

(c)	the date the Warrantholders receive the sum (if any) it would be entitled to pursuant to Clause 11 or notice that such sum is nil.

14.2	Any cessation and determination pursuant to Clause 14.1 shall:

(a)	be without prejudice to the rights, obligations or liabilities of any party which shall have accrued or arisen prior to such cessation and determination; and

(b)	not affect the rights and obligations of the Company or the Warrantholders under Clauses 1, 14, 15, 16, 19, 21, and 22.

15.	CONFIDENTIALITY

15.1	The Warrantholders shall not use any confidential information relating to the Company for any purpose other than to perform its obligations, or to exercise their rights, under this Deed.

15.2	The Warrantholders shall keep confidential any information received by them in their capacity as Warrantholders which is of a confidential nature, including the existence of or contents of this Deed, or any confidential information relating to the business, affairs, customers, clients or suppliers of the Company or the Group except:

(a)	to the extent the information is in the public domain through no fault of the Warrantholders;

(b)	as shall be required by law or by any regulatory authority to which the Warrantholders are subject or by the rules of any stock exchange upon which the Warrantholders’ securities are listed or traded;

(c)	to the beneficiaries of any trust or nominee arrangement on whose behalf the Warrants may be held; and

(d)	as shall be required by:

(i)	any lender to the Company;

(ii)	the Company’s auditors and/or any other professional advisers of the Company; and

(iii)	the Warrantholders’ professional advisers and to the professional advisers of any person to whom the Warrantholders are entitled to disclose information pursuant to this Deed,

provided that the recipient is subject to an obligation to keep the information confidential on the same basis as is required by the Warrantholders pursuant to this Deed.

15.3	The Company shall keep confidential any information received by it in connection with this Deed, or any confidential information relating to a Warrantholder except:

(a)	as shall be required by law or by any regulatory authority to which the Company is subject or by the rules of any stock exchange upon which the Company’s securities are listed or traded; and

(b)	as shall be required by:

(i)	any lender to the Company;

(ii)	the Company’s auditors and/or any other professional advisers of the Company; and

(iii)	the professional advisers of any person to whom the Company is entitled to disclose information pursuant to this Deed,

provided that the recipient is subject to an obligation to keep the information confidential on the same basis as is required by the Company pursuant to this Deed.

16.	NOTICES

Any notice to be given to or by a party for the purposes of this Deed shall be given in accordance with the provisions of Schedule 2.

17.	ELECTRONIC EXECUTION

This Deed and any Certificate issued hereunder may be executed by way of third party internationally recognised electronic signature software programs, such as DocuSign.

18.	INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, then such provision shall be deemed to be severed from this Deed and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the Company and the Warrantholders and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Deed.

19.	REMEDIES AND WAIVERS

Except as otherwise provided under this Deed, no failure to exercise, nor any delay in exercising, on the part of any party, any right or remedy under this Deed shall operate as a waiver of any such right or remedy or constitute an election to affirm this Deed. No election to affirm this Deed on the part of any party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

20.	PROCESS AGENT

20.1	Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Deed shall be duly served upon:

(a)	the Company if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to Vertical Aerospace Group Ltd., 140-142 Kensington Church Street, London, England W8 4BN, marked for the attention of Legal Department or such other person and address in England or Wales as such party shall notify the Warrantholders in writing from time to time; and

(b)	a Warrantholder if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to the Warrantholder Process Agent (as defined in Schedule 2 attached hereto) of such Warrantholder entered into the Register or such other person and address in England or Wales as such party shall notify the Company in writing from time to time, in each case whether or not such claim form, notice or other document is forwarded to the relevant party or received by such party.

21.	GOVERNING LAW AND JURISDICTION

This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum. For the purposes of this Clause 21, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Deed or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

22.	THIRD PARTY RIGHTS

Save for the Warrantholders, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed except and to the extent (if any) that this Deed expressly provides for such act to apply to any of its terms.

Schedule 5
FORM OF CERTIFICATE AND NOTICE OF EXERCISE

Part 1

FORM OF CERTIFICATE

VERTICAL AEROSPACE LTD.

(the “Company”)

WARRANT CERTIFICATE

WARRANT [A][B][C][D][E][F]

Warrant Certificate Number ____

This is to certify that the person named below is the Warrantholder for the purpose of the warrant instrument issued by the Company on                      2021 (the “Warrant Instrument”) and has the right to subscribe in cash at the Subscription Price for [●]13 Warrant [A][B][C][D][E][F] Shares on the terms set out in the Warrant Instrument. This Warrant [A][B][C][D][E][F] is issued with the benefit of, and subject to, the provisions contained in the Warrant Instrument. Unless the context otherwise requires, terms defined in the Warrant Instrument shall have the same meanings in this certificate.

Warrantholder in respect of Warrant [A][B][C][D][E][F]:

Name:

American Airlines Inc., a Delaware corporation

Address:

[1 Skyview Drive, Fort Worth, Texas 76155, United States of America]

Date of Issue:	2021

EXECUTED and DELIVERED as a DEED by VERTICAL AEROSPACE LTD., acting by two directors:
[●] Director	[●] Director

13 Note to draft: Number of Warrant Shares to be included here.

Notes:

(1)       The Subscription Rights are not transferable except in accordance with the Warrant Instrument.

(2)       A copy of the Warrant Instrument may be obtained on request from Vertical Aerospace Ltd. at the Registered Office.

(3)       THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR ANY U.S. STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, REPRESENTS, ACKNOWLEDGES AND AGREES FOR THE BENEFIT OF THE COMPANY THAT: (I) IT HAS ACQUIRED A “RESTRICTED” SECURITY WHICH HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT; (II) IT WILL OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY ONLY (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION (AS DEFINED IN RULE 902 UNDER THE SECURITIES ACT) MEETING THE REQUIREMENTS OF RULE 904 OF THE SECURITIES ACT, (C) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; AND (III) IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THIS SECURITY OF THE RESALE RESTRICTIONS SET FORTH IN (II) ABOVE. EACH OFFER, SALE OR OTHER DISPOSITION PURSUANT TO THE FOREGOING CLAUSES (II) (B), (C) AND (D) IS SUBJECT TO THE RIGHT OF THE COMPANY TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS OR OTHER INFORMATION ACCEPTABLE TO IT IN FORM AND SUBSTANCE.

Part 2

FORM OF EXERCISE NOTICE

NOTICE OF EXERCISE

To:    The Directors

VERTICAL AEROSPACE LTD.

140-142 Kensington Church Street, London, England W8 4BN

Capitalised terms used but not defined in this Notice of Exercise shall have the meaning given to them in the warrant instrument issued by the Company on                            2021.

We hereby exercise the Subscription Rights in respect of the Warrant [A][B][C][D][E][F] Shares represented by the Certificate (or an indemnity in the place thereof in a form as the Directors may decide (in their sole discretion)) appended hereto and attach [insert method of payment agreed by the Company] for [$] being the aggregate Subscription Price payable in respect of the Subscription Rights we are exercising. We agree that the Warrant [A][B][C][D][E][F] Shares are accepted subject to the Articles.

We direct the Company to allot to us the ordinary shares to be issued pursuant to this exercise in the following numbers:

No of Ordinary Shares	Name of Warrantholder	Address of Warrantholder
	American Airlines Inc.	[1 Skyview Drive, Fort Worth, Texas 76155, United States of America]

[We request that a Certificate for any balance of our Warrants be sent to [address], marked for the attention of [name].]

Signed

Print Name

Address

Schedule 6
REGISTER AND NOTICES

1.	REGISTER

1.1	The Company shall keep the Register at the Registered Office, or such other location as it may in its absolute discretion determine, and enter in the Register:

(a)	the names, addresses and email addresses of the Warrantholder;

(b)	the name and address of the Warrantholder’s process agent located in England or Wales (a “Warrantholder Process Agent”) as notified to the Company in writing prior to receipt of a Certificate, which shall be used for the service of any claim form, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Deed;

(c)	the number of the Warrants held by the Warrantholder;

(d)	the number of Warrant Shares to which the Warrantholder is entitled if the Subscription Rights were exercised as adjusted in accordance with this Deed from time to time;

(e)	the date on which the name of the Warrantholder is entered in the Register in respect of the Warrants (as applicable);

(f)	the date on which the Warrantholder exercises the Subscription Rights; and

(g)	any transfer of the Warrants duly made in accordance with this Deed (as applicable).

1.2	Any change in the name or address of the Warrantholder shall be notified as soon as practicable to the Company, which shall cause the Register to be altered accordingly. The Warrantholder or any person authorised by the Warrantholder shall be at liberty at all reasonable times during office hours and upon five (5) Business Days’ notice to inspect the Register and to take copies of it.

1.3	The Company shall be entitled to treat the persons whose names are shown in the Register as the absolute owners of the Warrants (as applicable) and, accordingly, shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to, or interest in, the Warrants (as applicable) on the part of any other person whether or not it shall have express or other notice thereof.

1.4	The Warrantholder shall be recognised by the Company as entitled to his/her Warrants free from any equity, set off or cross claim on the part of the Company against the original or any intermediate holder of such Warrants.

2.	NOTICES

2.1	Any notice to be given under this Deed shall be in writing, in English and shall be delivered by hand, by courier or by e-mail to:

(a)	if within the United Kingdom, by first class pre-paid post, in which case it shall be deemed to have been given two (2) Business Days after the date of posting;

(b)	if from or to any place outside the United Kingdom, by air courier, in which case it shall be deemed to have been given two (2) Business Days after its delivery to a representative of the courier; and

(c)	by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt,

provided that in the case of any notice despatched other than on a Business Day between the hours of 9:30 a.m. to 5:30 p.m. London time shall be deemed to have been given at 9:30 a.m. on the next Business Day.

2.2	Notices under this Deed shall be sent for the attention of the person and to the address, or e-mail address, subject to paragraph 2.3 of this Schedule 2, as set out below:

(b)                in the case of the Company:

Name:	[●]

For the attention of:	[●]

Address:	[●]

E-mail address:	[●]

(c)                in the case of the Warrantholder, to the address of the Warrantholder shown in the Register or, if no address is shown in the Register, to their last known place of business or residence.

2.3	The Company may notify the Warrantholder, and the Warrantholder may notify the Company, of any change to their address or other details specified in this paragraph 2 of Schedule 2 provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

2.4	If no address has been notified to the Company by the Warrantholder, any notice, demand or other communication given or made under or in connection with the matters contemplated by this Deed may be given to the Warrantholder by the Company by exhibiting it for three (3) Business Days at the Registered Office.

2.5	Any person who becomes entitled to the Warrants (as applicable) (whether by operation of law, transfer or otherwise) shall be bound by every notice given in respect of the Warrants before its name and address is entered on the Register.

Schedule 7

	(1) Issued	(2) Outstanding Options
Shares	[ ˜ ]	[ ˜ ]

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and DELIVERED as a DEED by VERTICAL AEROSPACE LTD., acting by two directors:

[ ˜ ] Director	[ ˜ ] Director

EXHIBIT H.1

Form of LNH SPA

See attached.

SHARE PURCHASE AGREEMENT

THIS DEED is made on 10 June 2021

BETWEEN

(1)	THE PERSONS whose details are set out in Schedule 1 (together the “Sellers” and each a “Seller”); and

(2)	VERTICAL AEROSPACE LTD., a Cayman Islands limited by shares with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”).

WHEREAS

(A)	Concurrently with the execution of this Deed, (1) Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 (the “Company”); (2) Broadstone Acquisition Corp., a Cayman Islands exempted company (“Broadstone”); (3) Broadstone Sponsor LLP, a United Kingdom limited liability partnership (the “Sponsor”); (4) Vertical Merger Sub Ltd., a Cayman Islands company limited by shares (“Merger Sub”); (5) Pubco; (6) Vincent Casey; and (7) the Company Shareholders (as defined in the BCA) shall enter into a business combination agreement (the “BCA”) pursuant to which, among other things, (a) Broadstone will merge with and into Merger Sub (the “Merger”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and Broadstone shall continue as the surviving company and (ii) each issued and outstanding security of Broadstone immediately prior to the Merger Effective Time (as defined in the BCA) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding securities of the Company in exchange for the right of the holders thereof to receive a substantially equivalent security of Pubco (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by the BCA, the “Transactions”).

(B)	The Company has issued, and the Sellers have subscribed for, loan notes convertible into A Ordinary Shares pursuant to a convertible loan note instrument (the “Convertible Loan Note Instrument”) and a related subscription agreement, each dated 11 March 2021 (the “Notes”).

(C)	In connection with the Transactions, (i) the Notes will convert into A Ordinary Shares pursuant to the Deeds of Noteholders, in accordance with the terms therein, immediately prior to the Share Acquisition Closing, such that each Seller is the holder of A Ordinary Shares and (ii) each Seller shall sell, and Pubco shall acquire, all the A Ordinary Shares held by each Seller subject to the terms and conditions of this Deed with such sale to be consummated concurrently with the Transactions.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed, unless the context otherwise requires:

“A Ordinary Shares” means A ordinary shares of £0.00001 each in the capital of the Company;

“Affiliate” means, in relation to a body corporate, any subsidiary or holding company of such body corporate, and any subsidiary of any such holding company, in each case from time to time;

“Agreed Form” means, in relation to any document, the form of that document which has been mutually agreed by the parties;

1

“BCA” has the meaning given in Recital A;

“Business Day” means a day (other than a Saturday or Sunday) on which banks in (i) New York City, USA, (ii) London, England, and (iii) George Town, Cayman Islands are open for ordinary banking business;

“Commission” means the Securities and Exchange Commission;

“Company” has the meaning given in Recital A;

“Completion” means completion of the sale and purchase of the A Ordinary Shares in accordance with Clause 4;

“Confidential Information” has the meaning given in Clause 7.1;

“Consideration” has the meaning given in Clause 3;

“Deed” means this deed;

“Deed of Noteholder” means each deed of noteholder entered into by each Seller on the date hereof;

“Effectiveness Date” has the meaning given in Clause 6.1;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Exchange Shares” means the ordinary shares, with $1.00 par value, of Pubco;

“Filing Date” has the meaning given in Clause 6.1;

“Lock-Up Agreement” means the lock-up agreement in substantially the form attached hereto as Schedule 2, to be entered into at Completion;

“Outstanding Options” means, at the relevant time, all outstanding options, warrants or other outstanding rights (whether or not conditional or contingent and assuming full performance of any performance linked rights), to subscribe for equity shares of Pubco or securities which are convertible into equity shares of the Pubco;

“Registrable Securities” has the meaning given in Clause 6.1;

“Registration Statement” has the meaning given in Clause 6.1;

“Representatives” means, in relation to a party, its Affiliates and their respective directors, officers, employees, agents, consultants and advisers;

“Sale Shares” has the meaning given in Clause 3.1;

“Securities Act” means the U.S. Securities Act of 1933, as amended;

“Share Acquisition Closing” has the meaning given in the BCA;

“Suspension Event” has the meaning given in Clause 6.4;

2

“Sale Transaction” means the transactions contemplated by this Deed and/or the other Transaction Documents or any part thereof;

“Transaction Documents” means this Deed, the Deeds of Noteholder and any other documents entered into by the parties in connection with the Sale Transaction;

“Transfer Agent” has the meaning given in the BCA; and

“Working Hours” means 9:30 am to 5:30 pm on a Business Day based on the time at the location of the address of the recipient of the relevant notice.

1.2	In this Deed, unless the context otherwise requires:

(a)	“holding company” and “subsidiary” mean “holding company” and “subsidiary” respectively as defined in section 1159 of the Companies Act 2006;

(b)	every reference to a particular law shall be construed also as a reference to all other laws made under the law referred to and to all such laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Deed to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(c)	references to clauses, recitals and schedules are references to Clauses and Recitals of and Schedules to this Deed, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Deed include the Schedules;

(d)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(e)	references to a “party” means a party to this Deed and includes its successors in title, personal representatives and permitted assigns;

(f)	references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(g)	references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(h)	references to “£” are references to the lawful currency from time to time of the United Kingdom;

(i)	references to times of the day are to London time unless otherwise stated;

(j)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(k)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

3

(l)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(m)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

1.3	The headings and sub-headings in this Deed are inserted for convenience only and shall not affect the construction of this Deed.

1.4	The schedule to this Deed shall form part of this Deed.

1.5	References to this Deed include this Deed as amended or varied in accordance with its terms.

2.	SALE OF A ORDINARY SHARES

On the terms set out in this Deed, each Seller shall sell and transfer to Pubco, and Pubco shall purchase from each Seller with effect from Completion the number of A Ordinary Shares as set out next to the name of each Seller in column (C) of Schedule 1, with all of the legal and beneficial title to such A Ordinary Shares with full title guarantee, free from all Encumbrances, together with all rights attaching to such A Ordinary Shares as at Completion (including all dividends and distributions declared, paid or made in respect of the A Ordinary Shares after Completion).

3.	CONSIDERATION

3.1	Subject to and upon the terms and conditions of this Deed, in full payment for the A Ordinary Shares, Pubco shall, without duplication, issue and deliver to the Sellers free from all Encumbrances the number of Exchange Shares as set out next to the name of each Seller in column (D) of Schedule 1 at Completion (the “Sale Shares”).

3.2	Prior to Completion, the Sellers shall provide written instructions to Pubco and its Transfer Agent to issue and deliver the Sale Shares in accordance with Schedule 1.

3.3	Pubco shall (a) cause the offer and sale of the Sale Shares to be registered under the Securities Act with the U.S. Securities and Exchange Commission (the “SEC”) and (b) cause the Sale Shares to be listed on the New York Stock Exchange (“NYSE”), in each case in accordance with the terms of this Deed.

4.	COMPLETION

4.1	During the period beginning on the date of this Deed and ending on the earliest of (i) Completion, (ii) termination of this Deed and (iii) the date on which the BCA is terminated in accordance with its terms, each Seller agrees not to sell, transfer, assign, novate or otherwise dispose of the Notes or the loans made pursuant to the Convertible Loan Note Instrument or create an Encumbrance over them without the prior written consent of Pubco.

4.2	Completion shall take place concurrently with the Share Acquisition Closing. Pubco shall notify the Sellers as soon as commercially practicable, but in no event later than two (2) Business Days prior to the Share Acquisition Closing of the time and date of the Share Acquisition Closing.

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4.3	At Completion:

(a)	each Seller shall deliver to Pubco or procure the delivery to Pubco of:

(i)	all documents, duly executed and/or endorsed where required, required to enable title to all of the A Ordinary Shares held by that Seller to pass into the name of Pubco (or its nominees); and

(ii)	a copy of any power of attorney in Agreed Form under which any document to be executed by that Seller under this Deed has been executed; and

(b)	Pubco shall cause the Sale Shares to be issued and delivered to the Sellers in accordance with Clauses 3.1 and 3.2; and

(c)	Pubco and each Seller shall enter into the Lock-Up Agreement.

4.4	Without prejudice to any other rights and remedies Pubco may have, Pubco shall not be obliged to complete the sale and purchase of any of the A Ordinary Shares pursuant to this Deed unless the sale and purchase of all of the A Ordinary Shares hereunder is completed simultaneously.

5.	WARRANTIES

5.1	Each Seller, solely on behalf of itself, hereby warrants severally (not jointly and not jointly and severally) to Pubco as at the date of this Deed:

(a)	it is the sole legal and beneficial owner of Notes and the loans made pursuant to the Convertible Loan Note Instrument (as applicable) in the amount set out next to the name of that Seller in column (B) of Schedule 1; and

(b)	it has completed its independent inquiry and has relied fully upon the advice of legal counsel, tax, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Deed and the transactions contemplated hereby and the suitability of this Deed and the transactions contemplated hereby for itself and its particular circumstances, and, except as set forth herein, it has not relied upon any representations or advice by Pubco, the Company or their relevant Representatives.

5.2	Each Seller, solely on behalf of itself, hereby warrants severally (not jointly and not jointly and severally) to Pubco as at Completion:

(a)	the A Ordinary Shares set out opposite its name in column (C) of Schedule 1 are fully paid and free from all Encumbrances;

(b)	the A Ordinary Shares sold by it pursuant to this Deed are the only shares held by it in the Company, it is not a party to any agreement or arrangement pursuant to which it may receive additional shares in the Company (including but not limited to as a result of a subscription for, purchase, allotment or issue of shares, or conversion of any instrument or right into shares), nor is it contemplated that it will in the future become a party to any such agreement or arrangement;

(c)	it is the sole legal and beneficial owner of the A Ordinary Shares set out opposite its name in column (C) of Schedule 1 and it is entitled to transfer the full ownership of such A Ordinary Shares on the terms set out in this Deed;

(d)	no commitment has been given by such Seller to create an Encumbrance affecting the A Ordinary Shares (or any unissued shares or debentures or other unissued securities of the Company) and, to the knowledge of such Seller, no person has claimed any rights in connection with any of those things;

(e)	any and all amounts to be paid to or by the Sellers in connection with the Notes and the loans made pursuant to the Convertible Loan Note Instrument (including pursuant to applicable tax laws) have been paid and/or provided for, such that no claims associated with such Notes and loans can be asserted by or against the Sellers;

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(f)	there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which it is a party or by which it is bound, with respect to the voting or transfer of any of the A Ordinary Shares other than this Deed and the Deed of Noteholder; and

(g)	it does not have any contract, agreement or arrangement with any person to sell, transfer or grant participations to such person, or to any third party, with respect to the Sale Shares.

5.3	Each party, solely on behalf of itself, hereby warrants severally (not jointly and not jointly and severally) to each other party as at the date of this Deed and as of Completion that:

(a)	it is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted;

(b)	it has taken all necessary action and has all requisite power and authority to enter into and perform this Deed in accordance with its terms;

(c)	this Deed has been delivered, duly and validly executed;

(d)	this Deed constitutes (or shall constitute when executed) valid, legal and binding obligations on it in accordance with its terms;

(e)	the performance of and compliance with the terms and provisions of this Deed will not conflict with or result in a breach of, or constitute a default under, any agreement or instrument by which it is bound, or any law, order or judgment that applies to or binds it or any of its property;

(f)	no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any competent governmental, administrative or supervisory authority is required to be obtained, or made, by it to authorise the execution or performance of this Deed by it; and

(g)	there is no pending or, to its knowledge, threatened litigation or claim, nor any outstanding governmental order, against or involving it, whether at law or equity, before or by any governmental authority, which would reasonably be expected to materially and adversely affect its ability to consummate the Transaction.

5.4	Pubco hereby warrants to each Seller as at Completion that:

(a)	the Sale Shares issued to each Seller are duly authorized, validly issued, fully paid and nonassessable and free of all Encumbrances; and

(b)	immediately following Completion, and assuming no redemptions in connection with the Merger: (1) the entire issued equity share capital of Pubco; and (2) all of those shares in the capital of Pubco which Pubco is obliged to issue upon the exercise in full of all Outstanding Options shall be as follows:

	(1) Issued	(2) Outstanding Options
Shares	257,062,500	298,482,500

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5.5	Each of the warranties in Clauses 5.1, 5.3, 5.3 and 5.4 is separate and independent and, unless otherwise specifically provided, shall not be restricted or limited by reference to any other warranty or term of this Deed.

6.	REGISTRATION STATEMENT.

For purposes of this Clause 6, the Sale Shares included in the Registration Statement shall include, as of any date of determination, the Sale Shares and any other equity security of Pubco issued or issuable with respect to the Sale Shares by way of share division, stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

6.1	Pubco agrees that, within thirty (30) calendar days after the consummation of the Transactions (the “Filing Date”), Pubco will file with the Commission (at Pubco’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Sale Shares (the “Registrable Securities”), and Pubco shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but not later than the earlier of (i) sixty (60) calendar days following the consummation of the Transactions, (ii) ninety (90) calendar days following the consummation of the Transactions if the Commission notifies Pubco that it will “review” the Registration Statement or (iii) ten (10) Business Days after the date Pubco is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Date”); provided, however, that Pubco’s obligations to include the Registrable Securities in the Registration Statement are contingent upon a Seller (as applicable) furnishing a completed and executed selling shareholder’s questionnaire in customary form to Pubco that contains the information required by the Commission rules for a Registration Statement regarding such Seller, the securities of Pubco held by such Seller and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and such Seller shall execute such documents in connection with such registration as Pubco may reasonably request that are customary of a selling shareholder in similar situations, including providing that Pubco shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder; provided that such Seller shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities (excluding any such restrictions under the Lock-Up Agreement). Any failure by Pubco to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Pubco of its obligations to file or effect the Registration Statement as set forth above in this Clause 6. Unless required under applicable laws and Commission rules, in no event shall a Seller be identified as a statutory underwriter in the Registration Statement; provided, that if a Seller is required to be so identified as a statutory underwriter in the Registration Statement, such Seller will have an opportunity to withdraw its Sale Shares from the Registration Statement.

6.2	In the case of registration effected by Pubco pursuant to this Deed, Pubco shall, upon reasonable request, inform the Seller as to the status of such registration. At its expense Pubco shall:

(a)	except for such times as Pubco is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Pubco determines to obtain, continuously effective with respect to such Seller, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) such Seller ceases to hold any Registrable Securities, (ii) the date all Registrable Securities held by such Seller may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Pubco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two (2) years from the Effectiveness Date;

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(b)	advise each Seller as promptly as practicable, but in any event within five (5) Business Days:

(i)	when the Registration Statement or any post-effective amendment thereto has become effective;

(ii)	after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)	of the receipt by Pubco of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)	subject to the provisions in this Deed, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Pubco shall not, when so advising such Seller of such events, provide such Seller with any material, nonpublic information regarding Pubco other than to the extent that providing notice to such Seller of the occurrence of the events listed in (i) through (iv) of this Clause 6.2(b) constitutes material, nonpublic information regarding Pubco;

(c)	use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d)	upon the occurrence of any event contemplated in Clause 6.2(b), except for such times as Pubco is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of the Registration Statement, Pubco shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)	use its commercially reasonable efforts to cause all Sale Shares to be listed on each securities exchange or market, if any, on which the Exchange Shares are then listed;

(f)	use its commercially reasonable efforts to allow a Seller (as applicable) to review disclosure regarding such Seller in the Registration Statement and consider in good faith proposed revisions from such Seller; and

(g)	use its commercially reasonable efforts to (x) take all other steps reasonably necessary to effect the registration of the Sale Shares contemplated herein and (y) take such further action as such Seller may reasonably request, all to the extent required from time to time to enable such Seller to sell such Seller’s Sale Shares held by such Seller without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to Pubco).

6.3	Notwithstanding anything to the contrary in this Deed, if the Commission prevents Pubco from including in the Registration Statement any or all of Pubco Shares due to limitations on the use of Rule 415 of the Securities Act for the resale of Exchange Shares by a Seller (as applicable), the Registration Statement shall register for resale such number of Exchange Shares which is equal to the maximum number of Exchange Shares as is permitted by the Commission. In such event, the number of Exchange Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholder and as promptly as practicable after being permitted to register additional Exchange Shares under Rule 415 under the Securities Act, Pubco shall use commercially reasonable efforts to amend the Registration Statement or file a new Registration Statement to register such Exchange Shares not included in the initial Registration Statement.

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6.4	Notwithstanding anything to the contrary in this Deed, Pubco shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require a Seller (as applicable) not to sell under the Registration Statement or to suspend the effectiveness thereof, if it determines that in order for the Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act and is materially prejudicial or onerous for Pubco to include or (ii) the negotiation or consummation of a transaction by Pubco or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Pubco’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house counsel), would require additional disclosure by Pubco in the Registration Statement of material information that Pubco has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Pubco’s board of directors, upon the advice of legal counsel (which may be in-house counsel), to cause the Registration Statement to fail to comply with applicable disclosure requirements or (iii) in the good faith judgment of the majority of Pubco’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to Pubco and the majority of the board of directors of Pubco concludes as a result that it is essential to defer such filing because it would (x) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act (each such circumstance in subclauses (i) – (iii), a “Suspension Event”); provided, however, that Pubco may not delay or suspend the Registration Statement on more than three (3) occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period. Upon receipt of any written notice from Pubco of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Seller agrees that (i) it will immediately discontinue offers and sales of the Sale Shares under the Registration Statement until such Seller receives copies of a supplemental or amended prospectus (which Pubco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Pubco that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Pubco except for disclosure to such Seller’s employees, agents and professional advisors who need to know such information and are obligated to keep it confidential, unless otherwise required by law or subpoena. If so directed by Pubco, such Seller will deliver to Pubco or, in such Seller’s sole discretion destroy, all copies of the prospectus covering the Sale Shares in such Seller’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Sale Shares shall not apply (i) to the extent such Seller is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

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6.5	Indemnification.

(a)	Pubco agrees to indemnify and hold harmless, to the extent permitted by law, each Seller, its directors, officers, employees, advisers and agents, and each person who controls such Seller (within the meaning of the Securities Act or the Exchange Act) and each affiliate of each Seller (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Pubco by or on behalf of such Seller expressly for use therein.

(b)	Each Seller agrees, severally and not jointly with any other selling shareholder under the Registration Statement, to indemnify and hold harmless Pubco, its directors and officers and agents and each person who controls Pubco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Seller expressly for use therein. In no event shall the liability of such Seller be greater in amount than the dollar amount of the net proceeds received by such Seller upon the sale of the Sale Shares giving rise to such indemnification obligation.

(c)	Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)	The indemnification provided for under this Clause 6.5 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Sale Shares purchased pursuant to this Deed.

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(e)	If the indemnification provided under this Clause 6.5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Clause 6.5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Clause 6.5(e) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of a Seller (together with any indemnification obligation under this Clause 6.5) be greater in amount than the dollar amount of the net proceeds received by such Seller upon the sale of the Sale Shares giving rise to such contribution obligation.

7.	CONFIDENTIALITY AND ANNOUNCEMENTS

7.1	Subject to Clause 7.4, Pubco and each Seller:

(a)	shall treat as strictly confidential the provisions of this Deed and the other Transaction Documents and the process of their negotiation (the “Confidential Information”); and

(b)	shall not, except with the prior written consent of the other parties, make use of (save for the purposes of performing its obligations under this Deed and the BCA) or disclose to any person (other than its Representatives in accordance with Clause 7.2) any Confidential Information.

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7.2	Pubco and each Seller undertakes that it shall only disclose Confidential Information to its Representatives where it is reasonably required for the purposes of performing its obligations under this Deed or the other Transaction Documents and only where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 6 and instructed to comply with this Clause 6 as if they were a party to it.

7.3	Subject to Clause 7.4, neither Pubco nor any Seller shall make any announcement (including any communication to the public, to any customers or suppliers of the Company) concerning the subject matter of this Deed without the prior written consent of the other parties.

7.4	Clauses 7.1 and 7.3 shall not apply if and to the extent that such party using or disclosing Confidential Information or making such announcement can demonstrate that:

(a)	such disclosure or announcement is required by applicable law or by any stock exchange or any supervisory, regulatory, governmental or anti-trust body (including, for the avoidance of doubt, any tax authority) having applicable jurisdiction; or

(b)	the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 7.4.

7.5	The provisions of this Clause 6 shall survive termination of this Deed, and shall continue for a period of three (3) years from the date of this Deed is terminated in accordance with its terms.

8.	FURTHER ASSURANCE

Each party shall, at its own cost, promptly execute and deliver all such documents and do all such things and provide all such information and assistance, as the other parties may from time to time reasonably require for the purpose of giving full effect to the provisions of this Deed and to secure for the parties the full benefit of the rights, powers and remedies conferred upon it under this Deed.

9.	POWER OF ATTORNEY

9.1	From Completion and for so long after Completion as each Seller remains the registered holder of any A Ordinary Shares, it shall appoint Pubco to be its lawful attorney (the “Attorney”) to exercise all rights in relation to all such A Ordinary Shares as Pubco in its absolute discretion sees fit.

9.2	The power of attorney given in Clause 9.1 shall be irrevocable, save with the consent of Pubco, and is given by way of security to secure the proprietary interest of Pubco as purchaser of the relevant A Ordinary Shares, but shall expire on the date on which Pubco is entered in the register of members of the Company as holder of the relevant A Ordinary Shares.

9.3	For so long as the power of attorney given in Clause 9.1 remains in force, each Seller undertakes:

(a)	not to exercise any rights which attach to the relevant A Ordinary Shares or are exercisable in its capacity as registered holder of the relevant A Ordinary Shares without Pubco’s prior written consent;

(b)	to hold on trust for Pubco all dividends and other distributions of profits or assets received by such Seller in respect of the relevant A Ordinary Shares and to promptly notify Pubco as attorney of anything received by such Seller in its capacity as registered holder of the relevant A Ordinary Shares;

(c)	to act promptly in accordance with Pubco’s instructions in relation to any rights exercisable or anything received by it in its capacity as registered holder of the relevant A Ordinary Shares; and

(d)	to ratify whatever Pubco may do as attorney in its name or on its behalf in exercising the powers contained in this Clause 9.

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9.4	Nothing in Clause 9.3 shall require any Seller to take any action (or require it to omit to take any action) where such action or omission would breach any applicable laws.

9.5	Notwithstanding the foregoing, the power and authority granted pursuant to Clause 9.1 shall in no way authorize the Attorney to:

(a)	increase the obligations or alter or remove any existing rights of any Seller under the Convertible Loan Note Instrument or in connection with any securities issuable pursuant thereto (excluding the right to convert the Notes, which each Seller expressly authorizes); and

(b)	subject any Seller to any non-compete, non-investment or non-solicitation or similar clause or any unlimited liability (excluding fraud by the Seller).

10.	ENTIRE AGREEMENT AND REMEDIES

10.1	This Deed and the other Transaction Documents together set out the entire agreement between the parties relating to the sale and purchase of the A Ordinary Shares and, save to the extent expressly set out in this Deed or any other Transaction Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. This Clause shall not exclude any liability for or remedy in respect of fraudulent misrepresentation.

10.2	The rights, powers, privileges and remedies provided in this Deed are cumulative and not exclusive of any rights, powers, privileges or remedies provided by law.

10.3	This Deed shall automatically terminate and the Sale Transaction shall be abandoned immediately upon the termination of the BCA in accordance with the terms thereof. In the event of such termination, save where expressly stated to the contrary in this Deed, the rights and obligations of the parties hereunder shall be of no further force and effect, provided that nothing in this Clause 10.3 shall act so as to restrict the rights and liabilities of the parties in relation to a breach of this Deed prior to such termination. Furthermore, in the event of such termination, no Released Person (as such term is defined below) shall have any liability or any obligation of any nature to any Releasing Person (as such term is defined below) under this Deed. If the Completion does not take place concurrently with the Share Acquisition Closing, each Seller shall have the right to terminate all of its obligations under this Deed at any time by providing notice of such termination to Pubco.

11.	RELEASE

11.1	Effective as of termination of the BCA, to the fullest extent permitted by applicable law, each Seller, on behalf of itself and its Affiliates (the “Releasing Persons”), hereby releases and discharges Pubco, the Company, Broadstone, the Sponsor and Merger Sub, and each of their directors, officers, employees and Affiliates (the “Released Persons”), from and against any and all actions, both at law and in equity (excluding fraud), for any “loss of opportunity or chance” or similar cause of action in connection with this Deed and the BCA.

12.	WAIVER AND VARIATION

12.1	A failure or delay by a party to exercise any right or remedy provided under this Deed or by law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Deed or by law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

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12.2	A waiver of any right or remedy under this Deed shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

12.3	No variation or amendment of this Deed shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to this Deed. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Deed, nor shall it affect any rights or obligations under or pursuant to this Deed which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Deed shall remain in full force and effect except and only to the extent that they are varied or amended.

13.	INVALIDITY

Where any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction then such provision shall be deemed to be severed from this Deed and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Deed and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Deed.

14.	ASSIGNMENT

No person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Deed nor grant, declare, create or dispose of any right or interest in it, except to its Affiliates (an “Affiliate Transfer”). Prior to an Affiliate Transfer, the transferor shall give written notice to the other parties to this Deed.

15.	NOTICES

15.1	Any notice or other communication given under this Deed or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 15.2 and served:

(a)	by hand to the relevant address, in which case it shall be deemed to have been given upon delivery to that address provided that any notice delivered outside Working Hours shall be deemed given at the start of the next period of Working Hours;

(b)	by courier (or if from or to any place outside the United Kingdom, by reputable, nationally recognised overnight courier service) to the relevant address, in which case it shall be deemed to have been given two Business Days after its delivery to a representative of the courier; or

(c)	by e-mail to the relevant email address, in which case it shall, subject to no automated notification of delivery failure being received by the sender, be deemed to have been given when despatched provided that any email despatched outside Working Hours shall be deemed given at the start of the next period of Working Hours, provided, however, that notice given pursuant to Clauses 15.1(a) and 15.1(b) shall not be effective unless a duplicate copy of such notice is also given by hand or by e-mail.

15.2	Notices under this Deed shall be sent for the attention of the person and to the address or e-mail address, subject to Clause 15.3, as set out below:

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For the Sellers:

to the address set out on the signature page of the respective Seller;

For Pubco:

Name:	Pubco
For the attention of:	Vertical Aerospace Ltd.
Address:	140-142 Kensington Church StreetLondon, England W8 4BN
E-mail:	vinny.casey@vertical-aerospace.com

with a copy (which shall not constitute notice) to:

Name:	Latham & Watkins (London) LLP
For the attention of:	J. David Stewart and Robbie McLaren

Address:	99 Bishopsgate London, EC2M 3XF United Kingdom

E-mail:	j.david.stewart@lw.com and robbie.mclaren@lw.com

15.3	Any party to this Deed may notify each other party of any change to its address or other details specified in Clause 15.2 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

16.	COSTS

Except as otherwise provided in this Deed, each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Deed and all other Transaction Documents.

17.	RIGHTS OF THIRD PARTIES

Save where expressly provided in respect of a Released Person, a person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

18.	COUNTERPARTS

This Deed may be executed in any number of counterparts. Each counterpart shall constitute an original of this Deed but all the counterparts together shall constitute but one and the same instrument.

19.	GOVERNING LAW AND JURISDICTION

19.1	This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

19.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

19.3	For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Deed and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

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Schedule 8

THE SELLERS

(A) Seller	(B) Loan Amount	(C) A Ordinary Shares	(D) Exchange Shares
Microsoft Corporation	£15,000,000	7,736	9,420,621
Rocket Internet SE	£10,000,000	5,157	6,280,414

Schedule 9

LOCK-UP AGREEMENT

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

PUBCO:

EXECUTED and delivered	)

as a DEED by	)

VERTICAL AEROSPACE LTD.	)
/s/ Vinny Casey
acting by a person authorized to act on behalf of the company under the laws of the Cayman Islands	)	Name: Vinny Casey
)
in the presence of:

/s/ Jemma Casey
Jemma Casey		Signature of Witness

Name of Witness

Occupation of Witness

Address of Witness

[Signature page to Share Purchase Deed]

THE SELLERS:

EXECUTED and delivered	)

as a DEED by	)

MICROSOFT CORPORATION	)
/s/ Keith R. Dolliver
acting by a person authorized to act on behalf of the company under the laws of the state of Washington	)	Name: Keith R. Dolliver

)

Notice details for Microsoft Corporation

Name:	Microsoft Corporation
For the attention of:	Garrett Krueger
Address:	One Microsoft Way, Redmond, WA 98052-6399, USA
E-mail:	garrettk@microsoft.com
with a copy (which shall not constitute notice to)
Matthew Goldstein (matt.goldstein@m12.vc)
and
Michael Young (myoung@reedsmith.com)

[Signature page to Share Purchase Deed]

EXECUTED and delivered	)

as a DEED by	)

ROCKET INTERNET SE	)

acting by a person authorized to act on behalf of the company under the laws of Germany	)	/s/ Arnd Lodowicks
	)	Name: Arnd Lodowicks
in the presence of:

		Signature of Witness	/s/ Gregot Janknecht

Name of Witness Gregot Janknecht

Occupation of Witness Managing Director

Address of Witness

Notice details for Rocket Internet SE

Name:	Rocket Internet SE
For the attention of:	Inka Brunn
Address:	Charlottenstr. 4, 10969 Berlin, Germany
E-mail:	equity@rocket-internet.de
tamara@tlaspc.com
arnd.lodowicks@rocket-internet.de

[Signature page to Share Purchase Deed]

EXHIBIT I.1

Form of AA SPA

See attached.

THIS DEED is made on June __ 2021

BETWEEN

(1)	THE PERSON whose details are set out in Schedule 1 (the “Seller”); and

(2)	VERTICAL AEROSPACE LTD., a Cayman Islands limited by shares with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”).

WHEREAS

(A)	Concurrently with the execution of this Deed, (1) Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 (the “Company”); (2) Broadstone Acquisition Corp., a Cayman Islands exempted company (“Broadstone”); (3) Broadstone Sponsor LLP, a United Kingdom limited liability partnership (the “Sponsor”); (4) Vertical Merger Sub Ltd., a Cayman Islands company limited by shares (“Merger Sub”); (5) Pubco; (6) Vincent Casey; and (7) the Company Shareholders (as defined in the BCA) shall enter into a business combination agreement (the “BCA”) pursuant to which, among other things, (a) Broadstone will merge with and into Merger Sub (the “Merger”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and Broadstone shall continue as the surviving company and (ii) each issued and outstanding security of Broadstone immediately prior to the Merger Effective Time (as defined in the BCA) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding securities of the Company in exchange for the right of the holders thereof to receive a substantially equivalent security of Pubco (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by the BCA, the “Transactions”).

(B)	On the date hereof, the Company has issued, and the Seller has subscribed for, Z Ordinary Shares pursuant to the Subscription Agreement, in accordance with the terms therein.

(C)	The Seller shall sell, and Pubco shall acquire, all the Z Ordinary Shares held by the Seller subject to the terms and conditions of this Deed with such sale to be consummated concurrently with the Transactions.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed, unless the context otherwise requires:

“Z Ordinary Shares” means Z ordinary shares of £0.00001 each in the capital of the Company;

“Affiliate” means, in relation to a body corporate, any subsidiary or holding company of such body corporate, and any subsidiary of any such holding company, in each case from time to time;

“Agreed Form” means, in relation to any document, the form of that document which has been mutually agreed by the parties;

“BCA” has the meaning given in Recital A;

“Business Day” means a day (other than a Saturday or Sunday) on which banks in (i) New York City, USA, (ii) London, England, and (iii) George Town, Cayman Islands are open for ordinary banking business;

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“Call Option Agreement” means the call option agreement in substantially the form attached hereto as Schedule 4, to be entered into at Completion;

“Commission” means the Securities and Exchange Commission;

“Company” has the meaning given in Recital A;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with Clause 4;

“Confidential Information” has the meaning given in Clause 7.1;

“Consideration” has the meaning given in Clause 3;

“Deed” means this deed;

“Effectiveness Date” has the meaning given in Clause 6.1;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Exchange Shares” means the ordinary shares, with $0.0001 par value, of Pubco;

“Filing Date” has the meaning given in Clause 6.1;

“Lockup Agreement” means the lockup agreement in substantially the form attached hereto as Schedule 2, to be entered into at Completion;

“Outstanding Options” means, at the relevant time, all outstanding options, warrants or other outstanding rights (whether or not conditional or contingent and assuming full performance of any performance linked rights), to subscribe for equity shares of Pubco or securities which are convertible into equity shares of the Pubco;

“Registrable Securities” has the meaning given in Clause 6.1

“Registration Statement” has the meaning given in Clause 6.1

“Representatives” means, in relation to a party, its Affiliates and their respective directors, officers, employees, agents, consultants and advisers;

“Registration Statement” has the meaning given in the BCA;

“Sale Shares” has the meaning given in Clause 2;

“Securities Act” has the meaning given in Clause 3.3;

“Share Acquisition Closing” has the meaning given in the BCA;

“Suspension Event” has the meaning given in Clause 6.4;

“Subscription Agreement” means the subscription agreement dated as of the day hereof, pursuant to which the Seller subscribed for the Sale Shares;

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“Transaction” means the transactions contemplated by this Deed and/or the other Transaction Documents or any part thereof;

“Transaction Documents” means this Deed and any other documents entered into by the parties in connection with the Transaction;

“Transfer Agent” has the meaning given in the BCA; and

“Working Hours” means 9:30 am to 5:30 pm on a Business Day based on the time at the location of the address of the recipient of the relevant notice.

1.2	In this Deed, unless the context otherwise requires:

(a)	“holding company” and “subsidiary” mean “holding company” and “subsidiary” respectively as defined in section 1159 of the Companies Act 2006;

(b)	every reference to a particular law shall be construed also as a reference to all other laws made under the law referred to and to all such laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Deed to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(c)	references to clauses, recitals and schedules are references to Clauses and Recitals of and Schedules to this Deed, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Deed include the Schedules;

(d)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(e)	references to a “party” means a party to this Deed and includes its successors in title, personal representatives and permitted assigns;

(f)	references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(g)	references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(h)	references to “£” are references to the lawful currency from time to time of the United Kingdom;

(i)	references to times of the day are to London time unless otherwise stated;

(j)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(k)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

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(l)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(m)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

1.3	The headings and sub-headings in this Deed are inserted for convenience only and shall not affect the construction of this Deed.

1.4	The schedule to this Deed shall form part of this Deed.

1.5	References to this Deed include this Deed as amended or varied in accordance with its terms.

2.	SALE OF Z ORDINARY SHARES

On the terms set out in this Deed, the Seller shall sell and transfer to Pubco, and Pubco shall purchase from the Seller with effect from Completion the number of Z Ordinary Shares as set out next to the name of the Seller in column (B) of Schedule 1 (the “Sale Shares”), with all of the legal and beneficial title to the Sale Shares with full title guarantee, free from all Encumbrances, together with all rights attaching to the Sale Shares as at Completion (including all dividends and distributions declared, paid or made in respect of the Sale Shares after Completion).

3.	CONSIDERATION

3.1	Subject to and upon the terms and conditions of this Deed, in full payment for the Sale Shares, Pubco shall, without duplication, issue and deliver to the Seller free from all Encumbrances the number of Exchange Shares as set out next to the name of the Seller in column (C) of Schedule 1 at Completion (the “Exchange Shares”).

3.2	Prior to Completion, the Seller shall provide written instructions to Pubco and its Transfer Agent to issue and deliver the Exchange Shares in accordance with Schedule 1.

3.3	Pubco shall (a) cause the offer and sale of the Exchange Shares that are to be issued to the Seller pursuant to this Deed to be registered under the U.S. Securities Act of 1933 (as amended) (the “Securities Act”) with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Section 6 of this Deed and (b) cause the Exchange Shares that are to be issued to the Seller pursuant to this Deed to be listed on the New York Stock Exchange (“NYSE”).

4.	COMPLETION

4.1	During the period beginning on the date of this Deed and ending on the earliest of (i) Completion, (ii) termination of this Deed and (iii) the date on which the BCA is terminated in accordance with its terms, the Seller agrees not to sell, transfer, assign, novate or otherwise dispose of the Sale Shares or create an Encumbrance over the Sale Shares without the prior written consent of Pubco.

4.2	Completion shall take place concurrently with the Share Acquisition Closing. Pubco shall notify the Seller as soon as commercially practicable, but in no event later than two (2) Business Days prior to the Share Acquisition Closing of the time and date of the Share Acquisition Closing.

4.3	At Completion:

(a)	The Seller shall deliver to Pubco or procure the delivery to Pubco of:

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(i)	all documents, duly executed and/or endorsed where required, required to enable title to all of the Sale Shares held by that Seller to pass into the name of Pubco (or its nominees); and

(ii)	a copy of any power of attorney in Agreed Form under which any document to be executed by the Seller under this Deed has been executed; and

(b)	Pubco shall cause the Exchange Shares to be issued and delivered to the Seller in accordance with Clauses 3.1 and 3.2; and

(c)	Pubco and the Seller shall enter into the Lockup Agreement; and

(d)	Pubco and the Seller shall enter into the Call Option Agreement.

4.4	Without prejudice to any other rights and remedies Pubco may have, Pubco shall not be obliged to complete the sale and purchase of the Sale Shares pursuant to this Deed unless the Merger has been consummated.

5.	WARRANTIES

5.1	The Seller, solely on behalf of itself, hereby warrants severally (not jointly and not jointly and severally) to Pubco as of the date of this Deed:

(a)	it has completed its independent inquiry and has relied fully upon the advice of legal counsel, tax, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Deed and the transactions contemplated hereby and the suitability of this Deed and the transactions contemplated hereby for itself and its particular circumstances, and, except as set forth herein, it has not relied upon any representations or advice by Pubco, the Company or their relevant Representatives.

5.2	The Seller hereby warrants to Pubco as of the date of this Deed and as of Completion:

(a)	the Sale Shares are free from all Encumbrances;

(b)	(i) the Sale Shares are the only shares held by it in the Company and (ii) it is not a party to any agreement or arrangement pursuant to which it may receive additional shares in the Company (including but not limited to as a result of a subscription for, purchase, allotment or issue of shares, or conversion of any instrument or right into shares), nor is it contemplated that it will in the future become a party to any such agreement or arrangement, except in the case of item (ii) in this Section 5.2(b), as contemplated by the Subscription Agreement;

(c)	it is the sole legal and beneficial owner of the Sale Shares and it is entitled to transfer the full ownership of the Sale Shares on the terms set out in this Deed;

(d)	no commitment has been given by the Seller to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of the Company) and, to the knowledge of the Seller, no person has claimed any rights in connection with any of those things;

(e)	any and all amounts to be paid to or by the Seller in connection with the subscription for the Sale Shares (including pursuant to applicable tax laws) have been paid and/or provided for, such that no claims associated with the subscription for the Sale Shares can be asserted by or against the Seller;

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(f)	there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which it is a party or by which it is bound, with respect to the voting or transfer of the Sale Shares other than this Deed; and

(g)	it does not have any contract, agreement or arrangement with any person to sell, transfer or grant participations to such person, or to any third party, with respect to the Exchange Shares.

5.3	Each party, solely on behalf of itself, hereby warrants severally (not jointly and not jointly and severally) to each other party as of the date of this Deed and as of Completion that:

(a)	it is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, as applicable, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted;

(b)	it has taken all necessary action and has all requisite power and authority to enter into and perform this Deed in accordance with its terms;

(c)	this Deed has been delivered, duly and validly executed;

(d)	this Deed constitutes (or shall constitute when executed) valid, legal and binding obligations on it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts);

(e)	the performance of and compliance with the terms and provisions of this Deed will not conflict with or result in a breach of, or constitute a default under, any agreement or instrument by which it is bound, or any law, order or judgment that applies to or binds it or any of its property;

(f)	no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any competent governmental, administrative or supervisory authority is required to be obtained, or made, by it to authorise the execution or performance of this Deed by it; and

(g)	there is no pending or, to its knowledge, threatened litigation or claim, nor any outstanding governmental order, against or involving it, whether at law or equity, before or by any governmental authority, which would reasonably be expected to materially and adversely affect its ability to consummate the transactions contemplated by this Deed.

5.4	Pubco hereby warrants to the Seller as of Completion that:

(a)	the Exchange Shares issued to the Seller are duly authorized, validly issued, fully paid and nonassessable and free of all Encumbrances; and

(b)	immediately following Completion, and assuming no redemptions in connection with the Merger: (1) the entire issued equity share capital of Pubco; and (2) all of those shares in the capital of Pubco which Pubco is obliged to issue upon the exercise in full of all Outstanding Options shall be as set forth in columns 1 and 2, respectively, on Schedule 3.

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5.5	Each of the warranties in Clauses 5.1, 5.3, 5.3 and 5.4 is separate and independent and, unless otherwise specifically provided, shall not be restricted or limited by reference to any other warranty or term of this Deed.

6.	REGISTRATION STATEMENT.

For purposes of this Clause 6, the Exchange Shares included in the Registration Statement shall include, as of any date of determination, the Exchange Shares and any other equity security of Pubco issued or issuable with respect to the Exchange Shares by way of share division, stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

6.1	Pubco agrees that, within thirty (30) calendar days after the consummation of the Transactions (the “Filing Date”), Pubco will file with the Commission (at Pubco’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Exchange Shares (the “Registrable Securities”), and Pubco shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but not later than the earlier of (i) sixty (60) calendar days following the consummation of the Transactions, (ii) ninety (90) calendar days following the consummation of the Transactions if the Commission notifies Pubco that it will “review” the Registration Statement or (iii) ten (10) Business Days after the date Pubco is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Date”); provided, however, that Pubco’s obligations to include the Registrable Securities in the Registration Statement are contingent upon a Seller (as applicable) furnishing a completed and executed selling shareholder’s questionnaire in customary form to Pubco that contains the information required by the Commission rules for a Registration Statement regarding such Seller, the securities of Pubco held by such Seller and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and such Seller shall execute such documents in connection with such registration as Pubco may reasonably request that are customary of a selling shareholder in similar situations, including providing that Pubco shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder; provided that such Seller shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities (excluding any such restrictions under the Lock-Up Agreement). Any failure by Pubco to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Pubco of its obligations to file or effect the Registration Statement as set forth above in this Clause 6. Unless required under applicable laws and Commission rules, in no event shall a Seller be identified as a statutory underwriter in the Registration Statement; provided, that if a Seller is required to be so identified as a statutory underwriter in the Registration Statement, such Seller will have an opportunity to withdraw its Exchange Shares from the Registration Statement.

6.2	In the case of registration effected by Pubco pursuant to this Deed, Pubco shall, upon reasonable request, inform the Seller as to the status of such registration. At its expense Pubco shall:

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(a)	except for such times as Pubco is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Pubco determines to obtain, continuously effective with respect to such Seller, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) such Seller ceases to hold any Registrable Securities, (ii) the date all Registrable Securities held by such Seller may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Pubco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two (2) years from the Effectiveness Date;

(b)	advise each Seller as promptly as practicable, but in any event within five (5) Business Days:

(i)	when the Registration Statement or any post-effective amendment thereto has become effective;

(ii)	after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)	of the receipt by Pubco of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)	subject to the provisions in this Deed, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Pubco shall not, when so advising such Seller of such events, provide such Seller with any material, nonpublic information regarding Pubco other than to the extent that providing notice to such Seller of the occurrence of the events listed in (i) through (iv) of this Clause 6.2(b) constitutes material, nonpublic information regarding Pubco;

(c)	use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d)	upon the occurrence of any event contemplated in Clause 6.2(b), except for such times as Pubco is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of the Registration Statement, Pubco shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)	use its commercially reasonable efforts to cause all Exchange Shares to be listed on each securities exchange or market, if any, on which the Exchange Shares are then listed;

(f)	use its commercially reasonable efforts to allow a Seller (as applicable) to review disclosure regarding such Seller in the Registration Statement and consider in good faith proposed revisions from such Seller; and

(g)	use its commercially reasonable efforts to (x) take all other steps reasonably necessary to effect the registration of the Exchange Shares contemplated herein and (y) take such further action as such Seller may reasonably request, all to the extent required from time to time to enable such Seller to sell such Seller’s Exchange Shares held by such Seller without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to Pubco).

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6.3	Notwithstanding anything to the contrary in this Deed, if the Commission prevents Pubco from including in the Registration Statement any or all of the Exchange Shares due to limitations on the use of Rule 415 of the Securities Act for the resale of Exchange Shares by a Seller (as applicable), the Registration Statement shall register for resale such number of Exchange Shares which is equal to the maximum number of Exchange Shares as is permitted by the Commission. In such event, the number of Exchange Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Exchange Shares under Rule 415 under the Securities Act, Pubco shall use commercially reasonable efforts to amend the Registration Statement or file a new Registration Statement to register such Exchange Shares not included in the initial Registration Statement.

6.4	Notwithstanding anything to the contrary in this Deed, Pubco shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require a Seller (as applicable) not to sell under the Registration Statement or to suspend the effectiveness thereof, if it determines that in order for the Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act and is materially prejudicial or onerous for Pubco to include or (ii) the negotiation or consummation of a transaction by Pubco or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Pubco’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house counsel), would require additional disclosure by Pubco in the Registration Statement of material information that Pubco has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Pubco’s board of directors, upon the advice of legal counsel (which may be in-house counsel), to cause the Registration Statement to fail to comply with applicable disclosure requirements or (iii) in the good faith judgment of the majority of Pubco’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to Pubco and the majority of the board of directors of Pubco concludes as a result that it is essential to defer such filing because it would (x) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act (each such circumstance in subclauses (i) – (iii), a “Suspension Event”); provided, however, that Pubco may not delay or suspend the Registration Statement on more than three (3) occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period. Upon receipt of any written notice from Pubco of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Seller agrees that (i) it will immediately discontinue offers and sales of the Exchange Shares under the Registration Statement until such Seller receives copies of a supplemental or amended prospectus (which Pubco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Pubco that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Pubco except for disclosure to such Seller’s employees, agents and professional advisors who need to know such information and are obligated to keep it confidential, unless otherwise required by law or subpoena. If so directed by Pubco, such Seller will deliver to Pubco or, in such Seller’s sole discretion destroy, all copies of the prospectus covering the Exchange Shares in such Seller’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Exchange Shares shall not apply (i) to the extent such Seller is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

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6.5	Indemnification.

(a)	Pubco agrees to indemnify and hold harmless, to the extent permitted by law, each Seller, its directors, officers, employees, advisers and agents, and each person who controls such Seller (within the meaning of the Securities Act or the Exchange Act) and each affiliate of each Seller (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are contained in any information furnished in writing to Pubco by or on behalf of such Seller expressly for use therein.

(b)	Each Seller agrees, severally and not jointly with any other selling shareholder under the Registration Statement, to indemnify and hold harmless Pubco, its directors and officers and agents and each person who controls Pubco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Seller expressly for use therein. In no event shall the liability of such Seller be greater in amount than the dollar amount of the net proceeds received by such Seller upon the sale of the Exchange Shares giving rise to such indemnification obligation.

(c)	Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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(d)	The indemnification provided for under this Clause 6.5 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Exchange Shares purchased pursuant to this Deed.

(e)	If the indemnification provided under this Clause 6.5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Clause 6.5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Clause 6.5(e) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of a Seller (together with any indemnification obligation under this Clause 6.5) be greater in amount than the dollar amount of the net proceeds received by such Seller upon the sale of the Exchange Shares giving rise to such contribution obligation.

7.	CONFIDENTIALITY AND ANNOUNCEMENTS

7.1	Subject to Clause 7.4, Pubco and the Seller:

(a)	shall treat as strictly confidential the provisions of this Deed and the other Transaction Documents and the process of their negotiation (the “Confidential Information”); and

(b)	shall not, except with the prior written consent of the other parties, make use of (save for the purposes of performing its obligations under this Deed and the BCA) or disclose to any person (other than its Representatives in accordance with Clause 7.2) any Confidential Information.

7.2	Each of Pubco and the Seller undertakes that it shall only disclose Confidential Information to its Representatives where it is reasonably required for the purposes of performing its obligations under this Deed or the other Transaction Documents and only where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 6 and instructed to comply with this Clause 7 as if they were a party to it.

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7.3	Subject to Clause 7.4, neither Pubco nor the Seller shall make any announcement (including any communication to the public, to any customers or suppliers of the Company) concerning the subject matter of this Deed without the prior written consent of the other parties.

7.4	Clauses 7.1 and 7.3 shall not apply if and to the extent that such party using or disclosing Confidential Information or making such announcement can demonstrate that:

(a)	such disclosure or announcement is required by applicable law or by any stock exchange or any supervisory, regulatory, governmental or anti-trust body (including, for the avoidance of doubt, any tax authority) having applicable jurisdiction; or

(b)	the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 7.4.

7.5	The provisions of this Clause 6 shall survive termination of this Deed, and shall continue for a period of three (3) years from the date of this Deed is terminated in accordance with its terms.

8.	FURTHER ASSURANCE

Each party shall, at its own cost, promptly execute and deliver all such documents and do all such things and provide all such information and assistance, as the other parties may from time to time reasonably require for the purpose of giving full effect to the provisions of this Deed and to secure for the parties the full benefit of the rights, powers and remedies conferred upon it under this Deed.

9.	POWER OF ATTORNEY

9.1	From Completion and for so long after Completion as the Seller remains the registered holder of any Z Ordinary Shares, it shall appoint Pubco to be its lawful attorney (the “Attorney”) to exercise all rights in relation to all such Z Ordinary Shares as Pubco in its absolute discretion sees fit.

9.2	The power of attorney given in Clause 9.1 shall be irrevocable, save with the consent of Pubco, and is given by way of security to secure the proprietary interest of Pubco as purchaser of the Sale Shares, but shall expire on the date on which Pubco is entered in the register of members of the Company as holder of the Sale Shares.

9.3	For so long as the power of attorney given in Clause 9.1 remains in force, the Seller undertakes:

(a)	not to exercise any rights which attach to the Sale Shares or are exercisable in its capacity as registered holder of the Sale Shares without Pubco’s prior written consent;

(b)	to hold on trust for Pubco all dividends and other distributions of profits or assets received by the Seller in respect of the Sale Shares and to promptly notify Pubco as attorney of anything received by the Seller in its capacity as registered holder of the Sale Shares;

(c)	to act promptly in accordance with Pubco’s instructions in relation to any rights exercisable or anything received by it in its capacity as registered holder of the Sale Shares; and

(d)	to ratify whatever Pubco may do as attorney in its name or on its behalf in exercising the powers contained in this Clause 9.

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9.4	Nothing in Clause 9.3 shall require the Seller to take any action (or require it to omit to take any action) where such action or omission would breach any applicable laws.

9.5	Notwithstanding the foregoing, the power and authority granted pursuant to Clause 9.1 shall in no way authorize the Attorney to subject the Seller to any non-compete, non-investment or non-solicitation or similar clause or any unlimited liability (excluding fraud by the Seller).

10.	ENTIRE AGREEMENT AND REMEDIES

10.1	This Deed and the other Transaction Documents together set out the entire agreement between the parties relating to the sale and purchase of the Sale Shares and, save to the extent expressly set out in this Deed or any other Transaction Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. This Clause shall not exclude any liability for or remedy in respect of fraudulent misrepresentation.

10.2	The rights, powers, privileges and remedies provided in this Deed are cumulative and not exclusive of any rights, powers, privileges or remedies provided by law.

10.3	This Deed shall automatically terminate and the Transaction shall be abandoned immediately upon the termination of the BCA in accordance with the terms thereof. In the event of such termination, save where expressly stated to the contrary in this Deed, the rights and obligations of the parties hereunder shall be of no further force and effect, provided that nothing in this Clause 10.3 shall act so as to restrict the rights and liabilities of the parties in relation to a breach of this Deed prior to such termination. Furthermore, in the event of such termination, no Released Person (as such term is defined below) shall have any liability or any obligation of any nature to any Releasing Person (as such term is defined below) under this Deed. If the Completion does not take place concurrently with the Share Acquisition Closing, the Seller shall have the right to terminate all of its obligations under this Deed at any time by providing notice of such termination to Pubco.

11.	RELEASE

11.1	Effective as of termination of the BCA, to the fullest extent permitted by applicable law, the Seller, on behalf of itself and its Affiliates (the “Releasing Persons”), hereby releases and discharges Pubco, the Company, Broadstone, the Sponsor and Merger Sub, and each of their directors, officers, employees and Affiliates (the “Released Persons”), from and against any and all actions, both at law and in equity (excluding fraud), for any “loss of opportunity or chance” or similar cause of action in connection with this Deed and the BCA.

12.	WAIVER AND VARIATION

12.1	A failure or delay by a party to exercise any right or remedy provided under this Deed or by law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Deed or by law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

12.2	A waiver of any right or remedy under this Deed shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

12.3	No variation or amendment of this Deed shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to this Deed. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Deed, nor shall it affect any rights or obligations under or pursuant to this Deed which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Deed shall remain in full force and effect except and only to the extent that they are varied or amended.

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13.	INVALIDITY

Where any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction then such provision shall be deemed to be severed from this Deed and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Deed and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Deed.

14.	ASSIGNMENT

No person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Deed nor grant, declare, create or dispose of any right or interest in it, except to its Affiliates (an “Affiliate Transfer”). Prior to an Affiliate Transfer, the transferor shall give written notice to the other parties to this Deed.

15.	NOTICES

15.1	Any notice or other communication given under this Deed or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 15.2 and served:

(a)	by hand to the relevant address, in which case it shall be deemed to have been given upon delivery to that address provided that any notice delivered outside Working Hours shall be deemed given at the start of the next period of Working Hours;

(b)	by courier (or if from or to any place outside the United Kingdom, by reputable, nationally recognised overnight courier service) to the relevant address, in which case it shall be deemed to have been given two Business Days after its delivery to a representative of the courier; or

(c)	by e-mail to the relevant email address, in which case it shall, subject to no automated notification of delivery failure being received by the sender, be deemed to have been given when despatched provided that any email despatched outside Working Hours shall be deemed given at the start of the next period of Working Hours, provided, however, that notice given pursuant to Clauses 15.1(a) and 15.1(b) shall not be effective unless a duplicate copy of such notice is also given by hand or by e-mail.

15.2	Notices under this Deed shall be sent for the attention of the person and to the address or e-mail address, subject to Clause 15.3, as set out below:

For the Seller:

to the address set out on the signature page of the respective Seller;

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For Pubco:

Name:	Pubco
For the attention of:	Vertical Aerospace Ltd.
Address:	140-142 Kensington Church StreetLondon, England W8 4BN
E-mail:	vinny.casey@vertical-aerospace.com

with a copy (which shall not constitute notice) to:

Name:	Latham & Watkins (London) LLP
For the attention of:	J. David Stewart and Robbie McLaren
Address:	99 Bishopsgate
London, EC2M 3XF
United Kingdom
E-mail:	j.david.stewart@lw.com and robbie.mclaren@lw.com

15.3	Any party to this Deed may notify each other party of any change to its address or other details specified in Clause 15.2 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

16.	COSTS

Except as otherwise provided in this Deed, each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Deed and all other Transaction Documents.

17.	RIGHTS OF THIRD PARTIES

Save where expressly provided in respect of a Released Person, a person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

18.	COUNTERPARTS

This Deed may be executed in any number of counterparts. Each counterpart shall constitute an original of this Deed but all the counterparts together shall constitute but one and the same instrument.

19.	GOVERNING LAW AND JURISDICTION

19.1	This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

19.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

19.3	For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Deed and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

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Schedule 10

THE SELLER

(A) Seller	(B) Sale Shares	(c) Exchange Shares
American Airlines Inc.	5,804	6,125,000

Schedule 11

LOCKUP AGREEMENT

See attached.

Schedule 12

	(1) Issued	(2) Outstanding Options
Shares	257,062,500	38,795,000

Schedule 13

CALL OPTION AGREEMENT

See attached.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

PUBCO:

EXECUTED and delivered	)
/s/ Vinny Casey
as a DEED by	)	Name: Vinny Casey

VERTICAL AEROSPACE LTD.	)

acting by a director,	)

in the presence of:	)
/s/ Jemma Casey		Signature of Witness

Jemma Casey		Name of Witness

N/A		Occupation of Witness

THE SELLER:

EXECUTED and delivered	)
/s/ Derek Kerr
as a DEED by	)	Name: Derek Kerr

AMERICAN AIRLINES, INC.	)

acting by a person authorized to act on behalf of the company under the laws of the state of	)
Delaware,	)

in the presence of:

Signature of Witness

Name of Witness

Occupation of Witness

Notice details for American Airlines, Inc.

Name:	Seller
For the attention of:	American Airlines, Inc.
Address:	1 Skyview Drive, Fort Worth, Texas 76155, United States of America
Attention:	General Counsel
E-mail:	legal.notices@aa.com

[Signature Page to the Business Combination Agreement]

This Agreement has been entered into on the date stated at the beginning of it.

Purchaser:

BROADSTONE ACQUISITION CORP.

By:	/s/ Edward Hawkes
Name: Edward Hawkes Title: CFO

[Signature Page to the Business Combination Agreement]

As Sponsor and in its capacity as the Purchaser Representative:

BROADSTONE SPONSOR LLP

By:	/s/ Edward Hawkes
Name: Edward Hawkes Title: CFO

[Signature Page to the Business Combination Agreement]

Pubco:

VERTICAL AEROSPACE LTD.

By:	/s/ Vinny Casey

Name: Vinny Casey Title: Director

[Signature Page to the Business Combination Agreement]

Merger Sub:

VERTICAL MERGER SUB LTD.

By:	/s/ Vinny Casey
Name:	Vinny Casey
Title:	Director

[Signature Page to the Business Combination Agreement]

Company:

VERTICAL AEROSPACE GROUP LTD.

By:	/s/ Vinny Casey

Name:	Vincent Casey
Title:	Director

[Signature Page to the Business Combination Agreement]

solely in his capacity as the Company Shareholders Representative:

By:	/s/ Vinny Casey
Name:	Vincent Casey

[Signature Page to the Business Combination Agreement]

Company Shareholder:

By:	/s/ Stephen Fitzpatrick
Name: Stephen Fitzpatrick

[Signature Page to the Business Combination Agreement]

Company Shareholder:

By:	/s/ Mark Yemm
Name:	Mark Yemm

[Signature Page to the Business Combination Agreement]

Company Shareholder:

By:	/s/ Samuel Sugden
Name:	Samuel Sugden

[Signature Page to the Business Combination Agreement]